As filed with the Securities and Exchange Commission on January 26, 1998
                                                       Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                       PEGASUS COMMUNICATIONS CORPORATION
              (Exact name of registrant as specified in its charter
                                ---------------
                                      4833
            (Primary Standard Industrial Classification Code Number)
          DELAWARE                                    51-0374669
(State or Other Jurisdiction of          (I.R.S. Employer Identification Number)
 Incorporation of Organization)
                  c/o Pegasus Communications Management Company
                      Suite 454, 5 Radnor Corporate Center
                               100 Matsonford Road
                           Radnor, Pennsylvania 19087
                                 (610) 341-1801
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
            Marshall W. Pagon, President and Chief Executive Officer
                  c/o Pegasus Communications Management Company
                      Suite 454, 5 Radnor Corporate Center
                           Radnor, Pennsylvania 19087
                                 (610) 341-1801
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ---------------

                                                               Copies to:
             Ted S. Lodge, Esq.                         Michael B. Jordan, Esq.                    H. Bryan Ives, III, Esq.
     Pegasus Communications Corporation                  Scott A. Blank, Esq.                         C. Mark Kelly, Esq.
c/o Pegasus Communications Management Company         Drinker Biddle & Reath LLP          Nelson Mullins Riley & Scarborough, L.L.P.
    Suite 454, 5 Radnor Corporate Center       1100 Philadelphia National Bank Building        2600 Nationsbank Corporate Center
             100 Matsonford Road                         1345 Chestnut Street                       100 North Tryon Street
         Radnor, Pennsylvania 19087              Philadelphia, Pennsylvania 19107-3496       Charlotte, North Carolina 28202-4000
               (610) 341-1801                               (215) 988-2700                              (704) 417-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is ordered effective and all other conditions to the merger (the "Merger") of a subsidiary of the Registrant with Digital Television Services, Inc. ("DTS") pursuant to the Agreement and Plan of Merger described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.
                                ---------------
         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |__|
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__| ________
       If this form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|________

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
       Title of                                            Proposed                   Proposed
      Securities                  Amount                    Maximum                    Maximum                 Amount of
         to be                     to be                Offering Price                Aggregate              Registration
      Registered                Registered               Per Share(1)             Offering Price(1)             Fee(2)
--------------------------------------------------------------------------------------------------------------------------------
Class A Common                   5,500,000                   $4.91                   $27,016,618               $7,969.90
Stock
================================================================================================================================

(1) Calculated in accordance with Rule 457(f)(2) based upon the book value of the capital stock of the company to be acquired as of September 30, 1997.
(2) Paid by wire transfer.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       PEGASUS COMMUNICATIONS CORPORATION
                  c/o Pegasus Communications Management Company
                                    Suite 454
                            5 Radnor Corporate Center
                               100 Matsonford Road
                           Radnor, Pennsylvania 19087

                                                                January __, 1998


Dear Fellow Stockholder:

         You are cordially invited to attend the Special Meeting of Stockholders of Pegasus Communications Corporation (the "Company" or "Pegasus") on ______________, 1998, at _____ a.m., local time, at _______________________.

         At the Special Meeting, you will be asked to consider and vote upon, among other things, a proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Merger dated January 8, 1998 (the "Merger Agreement"), among Pegasus, Digital Television Services, Inc. ("DTS"), Pegasus DTS Merger Sub, Inc., a wholly-owned subsidiary of Pegasus (the "Merger Sub"), certain stockholders of Pegasus, and certain stockholders of DTS.

         Pursuant to the Merger Agreement, the Merger Sub will be merged (the "Merger") with and into DTS, and DTS will become a wholly-owned subsidiary of Pegasus. As a result of the Merger and the transactions contemplated thereby,
(a) with certain exceptions and subject to certain adjustments, all holders of
(i) DTS capital stock will have the right to receive shares of Pegasus Class A Common Stock, and (ii) DTS options and warrants will receive options and/or warrants to purchase Pegasus Class A Common Stock; (b) the Board of Directors of Pegasus will be increased to nine members, three of whom will be designated by certain stockholders of DTS or their affiliates; and (c) certain stockholders of DTS and certain of their affiliates, Marshall W. Pagon, Pegasus' President, Chief Executive Officer and Chairman of the Board, and certain affiliates of Mr. Pagon who hold all of the Pegasus Class B Common Stock will enter into a voting agreement with respect to the designation and election of directors. After giving effect to the Merger, the DTS stockholders will own approximately 48.9% of the issued and outstanding Class A Common Stock, which will represent approximately 34.8% of the common equity of Pegasus. After giving effect to the Merger and the voting rights of the Pegasus Class B Common Stock, the stockholders of DTS and Marshall W. Pagon will have voting power with respect to approximately 9.6% and 80.3%, respectively, of Pegasus' common stock, subject to the terms of the voting agreement.

         YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER WILL PROVIDE SIGNIFICANT VALUE TO PEGASUS AND ITS STOCKHOLDERS BY OFFERING OPPORTUNITIES FOR GROWTH AND HAS DETERMINED THAT THE MERGER IS, THEREFORE, IN THE BEST INTERESTS OF PEGASUS AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER PROPOSAL AND RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL.

         You should read carefully the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus for details of the Merger, the other proposals to be voted upon at the Special Meeting, and additional related information.

         It is important that your shares be represented at the Special Meeting whether or not you attend. I urge you to sign, date and return the enclosed proxy at your earliest convenience.

                    Sincerely,

                    MARSHALL W. PAGON
                    President, Chief Executive Officer and Chairman of the Board

                       PEGASUS COMMUNICATIONS CORPORATION
                  c/o Pegasus Communications Management Company
                                    Suite 454
                            5 Radnor Corporate Center
                               100 Matsonford Road
                           Radnor, Pennsylvania 19087


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON ______________, 1998

                                ---------------
To the Stockholders of Pegasus Communications Corporation:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Pegasus Communications Corporation ("Pegasus") will be held on ____________, 1998, at ____ a.m., at _________________________.

         The Special Meeting will be held for the following purposes:

         I. To consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Merger dated January 8, 1998 (the "Merger Agreement"), among Pegasus, Digital Television Services, Inc., a Delaware corporation ("DTS"), Pegasus DTS Merger Sub, Inc., a wholly-owned Delaware subsidiary of Pegasus (the "Merger Sub"), certain stockholders of Pegasus and certain stockholders of DTS, and the transactions contemplated thereby. Pursuant to the Merger Agreement, the Merger Sub will be merged with and into DTS (the "Merger"), and DTS will become a wholly-owned subsidiary of Pegasus. In the Merger, (a) with certain exceptions and subject to certain adjustments, all holders of (i) DTS capital stock will have the right to receive an aggregate of approximately 5.5 million shares of Pegasus Class A Common Stock and (ii) DTS options and warrants will receive options and/or warrants to purchase shares of Pegasus Class A Common Stock, (b) the Board of Directors of Pegasus will be increased to nine members, three of whom will be designated by certain stockholders of DTS or their affiliates and (c) certain stockholders of DTS and certain of their affiliates, Marshall W. Pagon, and certain affiliates of Mr. Pagon who hold all of the Pegasus Class B Common Stock will enter into a voting agreement (the "Voting Agreement") with respect to the designation and election of directors. After giving effect to the Merger, the DTS stockholders will own approximately 48.9% of the issued and outstanding Class A Common Stock, which will represent approximately 34.8% of the common equity of Pegasus. After giving effect to the Merger and the voting rights of the Pegasus Class B Common Stock, the stockholders of DTS and Marshall W. Pagon will have voting power with respect to approximately 9.6% and 80.3%, respectively of Pegasus' common stock, subject to the terms of the voting agreement.

         II. To amend the Pegasus Communications Restricted Stock Plan to increase the number of shares of Class A Common Stock that may be issued thereunder from 270,000 to 350,000.

         III. To amend the Pegasus Communications 1996 Stock Option Plan to increase the number of shares of Class A Common Stock that may be issued thereunder from 450,000 to 900,000 and to increase the maximum number of Shares of Class A Common Stock that may be issued under options granted to any executive officer from 275,000 to 550,000.

         IV. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

         Copies of the Merger Agreement, Voting Agreement and the proposed amendments to the Restricted Stock Plan and the Stock Option Plan are attached to the Proxy Statement/Prospectus as Annexes I through IV, respectively, and are incorporated herein by reference.

         The Merger Proposal will be voted upon as a single proposal. Failure of the Merger Proposal to be approved by the stockholders will result in the termination of the Merger Agreement, no right of the DTS stockholders to receive Pegasus securities, and no change in the Board of Directors.

         The Board of Directors of Pegasus has fixed January __, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. The affirmative vote of holders of a majority of the outstanding shares of Pegasus' common stock present in person or by proxy, at the Special Meeting and entitled to vote is necessary to approve and adopt the Merger Proposal and the other proposals to be voted upon at the Special Meeting. Holders of Pegasus' common stock are not entitled to appraisal rights under Delaware law in connection with the Merger.

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF THE PROXY IS MAILED IN THE UNITED STATES.

                   By Order of the Board of Directors,

                   MARSHALL W. PAGON
                   President, Chief Executive Officer and Chairman of the Board

Dated:  January ___, 1998

This Proxy Statement/Prospectus and the information contained herein are subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the Proxy Statement/Prospectus is delivered in final form. Under no circumstances shall this Proxy Statement/Prospectus constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

       PRELIMINARY COPY -- SUBJECT TO COMPLETION -- DATED JANUARY 26, 1998

                                 PROXY STATEMENT
                             FOR SPECIAL MEETING OF
               STOCKHOLDERS OF PEGASUS COMMUNICATIONS CORPORATION

                          TO BE HELD ____________, 1998

                                ---------------
                       PEGASUS COMMUNICATIONS CORPORATION

                                   PROSPECTUS

                    5,500,000 Shares of Class A Common Stock

                                ---------------

         This Proxy Statement/Prospectus is being furnished to holders of Class A common stock ("Class A Common Stock") and Class B common stock ("Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") of Pegasus Communications Corporation ("Pegasus" and together with its subsidiaries, the "Company") in connection with the solicitation of proxies by the Board of Directors of Pegasus (the "Pegasus Board") for use at the special meeting of stockholders of Pegasus to be held on ____________, 1998, or any adjournment or postponement thereof (the "Special Meeting").

         The Special Meeting has been called to consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated January 8, 1998, among Pegasus, Pegasus DTS Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pegasus ("Merger Sub"), certain of Pegasus' stockholders, Digital Television Services, Inc., a Delaware corporation ("DTS"), and certain stockholders of DTS, which provides for the merger of Merger Sub into DTS and the issuance of approximately 5.5 million shares of Class A Common Stock to the stockholders of DTS (the "Merger"). At the Special Meeting, holders of the Common Stock will also be asked to consider and approve proposals to amend (i) the Pegasus Communications Restricted Stock Plan (the "Restricted Stock Plan") to increase the number of shares of Class A Common Stock that may be issued thereunder from 270,000 to 350,000 and (ii) the Pegasus Communications 1996 Stock Option Plan (the "Stock Option Plan") to increase the number of shares that may be issued thereunder from 450,000 to 900,000 and to increase the maximum number of Shares of Class A Common Stock that may be issued under options granted to any executive officer from 275,000 to 550,000.

         As a result of the Merger, DTS will become a wholly owned subsidiary of Pegasus. The Merger is intended to be a tax-free reorganization and will be accounted for by the purchase method of accounting. The shares of Class A Common Stock to be issued in the Merger to holders of the outstanding DTS capital stock will constitute approximately 48.9% of the outstanding shares of Class A Common Stock after the Merger, which will represent approximately 34.8% of the common equity of Pegasus. After giving effect to the Merger and the voting rights of the Class B Common Stock, the stockholders of DTS and Marshall W. Pagon, Pegasus' President, Chief Executive Officer and Chairman of the Board of Directors, will have voting power with respect to approximately 9.6% and 80.3%, respectively, of the Common Stock.

         This Proxy Statement/Prospectus also constitutes the prospectus of Pegasus with respect to up to 5.5 million shares of Class A Common Stock that will be issued to holders of the outstanding DTS capital stock upon consummation of the Merger. See "THE MERGER -- The Merger Agreement" and "COMPARISON OF STOCKHOLDERS' RIGHTS."

         The Class A Common Stock is traded on the Nasdaq National Market under the symbol "PGTV." On January 20, 1998, the last reported sale price of the Class A Common Stock on the Nasdaq National Market was $20.125 per share.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 14.

         This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the stockholders of Pegasus on or about ________________, 1998. Stockholders of Pegasus are also being mailed the accompanying form of proxy.


  THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE
   NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
     OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
       OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Proxy Statement/Prospectus is __________, 1998.

                                TABLE OF CONTENTS


AVAILABLE INFORMATION......................................................... 4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................... 4

SUMMARY  ..................................................................... 5

RISK FACTORS..................................................................14
  Risks Relating to Forward-Looking Statements................................14
  Risk Factors Associated With the Merger.....................................14
  Risk Factors Relating to the Company's Business.............................15
    Substantial Indebtedness and High Degree of Leverage......................15
    Dependence on Network Affiliations........................................16
    Reliance on DBS Technology and DIRECTV....................................17
    Competition in the TV, DBS and Cable Businesses...........................17
    Risks Attendant to Acquisition Strategy...................................18
    Inability to Manage Growth Effectively....................................18
    Dependence on Key Personnel...............................................18
    Government Legislation, Regulation, Licenses and Franchises...............18
    Dividend Policy; Restrictions on Payment of Dividends.....................20
    Concentration of Share Ownership and Voting Control By Marshall W. Pagon..20
    Volatility of Stock Price.................................................20
    Potential Anti-Takeover Provisions; Change of Control.....................20
  Dependence on Third Party Programmer........................................21
    Risk of Signal Theft......................................................21
    Limited Consumer Adoption of Satellite Television.........................22
  Risk Factors Relating to DTS' Business......................................23
    Substantial Indebtedness and High Degree of Leverage......................23
    Limited Operating History, Negative Cash Flow.............................23

COMPARATIVE PER SHARE DATA....................................................24

MARKET PRICE INFORMATION AND DIVIDENDS........................................25
    Pegasus...................................................................25
    DTS.......................................................................25

THE SPECIAL MEETING...........................................................26
    Solicitation..............................................................26
    Voting Securities and Record Date.........................................26
    Quorum....................................................................26
    Purpose of the Special Meeting............................................26

PROPOSAL 1: APPROVAL OF MERGER................................................27
    Background of the Merger..................................................27
    Reasons for the Merger and Recommendations of the Pegasus Board...........28
    Opinion of Merrill Lynch..................................................28
    Interests of Certain Persons in the Merger................................32
    Ownership of Pegasus After the Merger.....................................33
    Management of Pegasus After the Merger....................................33

PROPOSAL 2: AMENDMENT TO RESTRICTED STOCK PLAN................................33

PROPOSAL 3: AMENDMENT TO STOCK OPTION PLAN....................................37

PROPOSAL 4: OTHER MATTERS.....................................................39

THE MERGER....................................................................39
  The Merger Agreement........................................................39
  Termination.................................................................42
  Voting Agreement............................................................44
  Registration Rights Agreement...............................................46
  Noncompetition Agreements...................................................46

Consequences Under Debt Agreements and Preferred Stock Terms..................47
  Certain Federal Income Tax Consequences.....................................47
  Accounting Treatment........................................................49
  Federal Securities Law Consequences.........................................49

DTS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............................49
  Overview ...................................................................50
  Digital Television Services, LLC............................................53
  Liquidity and Capital Resources.............................................56

BUSINESS OF THE COMPANY.......................................................60
  Recent Developments.........................................................60

BUSINESS OF DTS...............................................................61
  General.....................................................................61
  DBS -- DIRECTV..............................................................61
  DIRECTV Programming.........................................................61
  Acquisitions by DTS.........................................................63
  Sales and Distribution......................................................64
  Marketing...................................................................65
  Customer Service............................................................65
  DBS Agreements..............................................................66
  Competition.................................................................67
  DBS Industry Background.....................................................69
  Legislation and Regulation..................................................70
  Facilities..................................................................71
  Employees...................................................................71

CONPARISON OF STOCKHOLDERS' RIGHTS............................................72
  Authorized Capital..........................................................72
  Voting, Liquidation, and Other Rights.......................................72
  Dividend Rights.............................................................73
  Size and Make-up of the Board of Directors..................................74
  Preemptive Rights...........................................................74
  Change of Control...........................................................74
  Conversion Rights and Transfer Restrictions.................................74
  Rights of First Refusal.....................................................75
  Rights of Co-Sale...........................................................75
  Class Voting................................................................75

LEGAL MATTERS.................................................................76

EXPERTS  .....................................................................76

GLOSSARY OF DEFINED TERMS....................................................G-1

FINANCIAL STATEMENT INDEX....................................................F-1

ANNEX I - MERGER AGREEMENT...................................................I-1

ANNEX II - VOTING AGREEMENT.................................................II-1

ANNEX III - AMENDMENT TO RESTRICTED STOCK PLAN.............................III-1

ANNEX IV - AMENDMENT TO STOCK OPTION PLAN...................................IV-1

ANNEX V - MERRILL LYNCH OPINION..............................................V-1

ANNEX VI - FORM OF PROXY....................................................VI-1

         ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO THE COMPANY HAS BEEN SUPPLIED BY PEGASUS AND ALL SUCH INFORMATION RELATING TO DTS AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY DTS.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE SALE OF ANY SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR DTS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Any reports, proxy statements, information statements and other information filed under the Exchange Act may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy information statements and other information regarding registrants, like Pegasus, that file electronically with the Commission. The Company's Class A Common Stock is quoted on the Nasdaq National Market, and reports, proxy statements, information statements and other information concerning Pegasus may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006-1500.

         This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 (the "Registration Statement") of which this Proxy Statement/Prospectus is a part, including exhibits relating thereto, which has been filed with the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any referenced contract, agreement or other document are not necessarily complete, and each such statement shall be deemed qualified in its entirety by reference thereto. Copies of the Registration Statement and the exhibits and schedules, if any, thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge, at the office of the Commission or at the Commission's web site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by Pegasus with the Commission, are incorporated herein by reference: (i) Pegasus' Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) Pegasus' Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997; (iii) Pegasus' Current Reports on Form 8-K dated January 31, 1997, April 16, 1997, September 8, 1997 (as amended by Form 8-K/A filed October 31, 1997), November 5, 1997 and December 10, 1997; and (iv) Pegasus' Form 8-A dated September 18, 1996. Additionally, all documents filed by Pegasus with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Closing (as defined) shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Proxy Statement/Prospectus. All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

         This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents which are not specifically incorporated by reference into such documents) are available without charge, upon written or oral request by any person to whom this Proxy Statement/Prospectus has been delivered by telephone to (610) 341-1801 or in writing to Pegasus Communications Corporation c/o Pegasus Communications Management Company, Suite 454, 5 Radnor Corporate Center, 100 Matsonford Road, Radnor, Pennsylvania 19087, Attention:
Chief Financial Officer. In order to ensure timely delivery of the documents, any request should be made by a date at least five business days prior to the date on which the final investment decision must be made.

                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus or incorporated by reference herein and is qualified in its entirety by the more detailed information set forth elsewhere in this Proxy Statement/Prospectus and in the documents incorporated by reference herein, including the Company's and DTS' Consolidated Financial Statements and notes thereto. Unless otherwise indicated, the discussion below refers to and the information in this Proxy Statement/Prospectus gives effect to the Transactions, the DTS Transactions and the Pending DTS Acquisition (each as defined), which if not already completed are anticipated to occur in 1998. Portions of this Proxy Statement/Prospectus contain certain "forward looking" statements which involve risks and uncertainties. The Company's and DTS' actual results may differ significantly form the results discussed in the forward looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "RISK FACTORS," as well as factors discussed in other filings made with the Commission. Although the Company, with respect to statements about the Company, and DTS, with respect to statements about DTS, believe that the assumptions underlying the forward looking statements contained herein are reasonable, any of the assumptions could prove inaccurate, and therefore, there can be no assurance that the forward looking statements included herein will prove to be accurate. See "GLOSSARY OF DEFINED TERMS," which begins on page G-1 of this Proxy Statement/Prospectus for definitions of certain terms used in this Proxy Statement/Prospectus.


                                  The Companies

Pegasus.....................................         Pegasus Communications Corporation ("Pegasus" and together with its subsidiaries, the "Company") is a diversified company that operates in growing segments of the media and communications industries.  The Company owns and operates five TV stations affiliated with the Fox Broadcasting Company ("Fox") and has or plans to enter into local marketing agreements ("LMAs") to operate three television stations, two of which are to be affiliated with The
                                                     WB Television Network ("WB") and one affiliated with United
                                                     Paramount Network ("UPN").  The Company is the largest
                                                     independent provider of DIRECTV(R)("DIRECTV").  Giving effect to the Pending Pegasus DBS Acquisitions, which do not give effect to the Merger, the Company will have the exclusive right to provide
                                                     DIRECTV services to approximately 2.4 million U.S. television households in rural areas of 28 states serving a subscriber base, as of December 8, 1997, of approximately 150,400 DBS customers.
                                                     The Company also provides cable service to approximately 27,600 subscribers in Puerto Rico and approximately 15,200 subscribers in
                                                     New England.  The Company has entered into an agreement to sell its New England cable operations (the "New England Cable Sale").
                                                     Management's principal executive offices are located at Suite 454,
                                                     5 Radnor Corporate Center, 100 Matsonford Road, Radnor,
                                                     Pennsylvania 19087.  Its telephone number is (610) 341-1801.

DTS.........................................         Digital Television Services, Inc. ("DTS") is the second largest independent provider of DIRECTV.  After giving effect to the execution of a definitive agreement to acquire the rights to distribute
                                                     DIRECTV services in one rural DIRECTV service territory in
                                                     Georgia (the "Pending DTS Acquisition"), DTS will have the exclusive right to provide DIRECTV services to approximately 1.8 million U.S. television households in rural areas of 11 states serving a subscriber base, as of December 8, 1997, of approximately
                                                     124,100 DBS customers.  The principal executive offices of DTS are located at 880 Holcomb Bridge Road, Building C-200, Roswell,
                                                     Georgia  30076.  Its telephone number is (770) 645-4440.

                              The Special Meeting

Date, Time and Place
of the Special Meeting......................         The Special Meeting of holders of Common Stock will be held on
                                                     _____________, 1998, at ____ a.m., local time, at ____________.

Record Date; Shares
Entitled to Vote............................         Holders of record of Common Stock at the close of business on
                                                     January __, 1998, are entitled to notice of and to vote at the Special
                                                     Meeting.

Purpose of the
Special Meeting.............................         Holders of Common Stock will be asked to (a) consider and vote upon the Merger Proposal, (b) amend the Restricted Stock Plan to increase the number of shares to be issued thereunder from 270,000 to 350,000 (c) amend the Stock Option Plan to increase the number of shares to be issued thereunder from 450,000 to 900,000 and to increase the maximum number of Shares of Class A Common Stock that may be issued under options granted to any executive officer from 275,000 to 550,000, and (d) transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Votes Required;
Security Ownership
of Marshall W. Pagon........................         The affirmative vote of a majority of the votes represented by the shares of Class A Common Stock and Class B Common Stock
                                                     present in person or by proxy at the Special Meeting and entitled to vote, voting together as a single class, is required for approval of the Merger Proposal and the other proposals to be voted upon at the
                                                     Special Meeting.

                                                     As of the record date, there were outstanding ______ shares of
                                                     Class A Common Stock and 4,581,900 shares of Class B
                                                     Common Stock.  Each record holder of Class A Common Stock
                                                     will be entitled to one vote per share, and each record holder of
                                                     Class B Common Stock will be entitled to ten votes per share.  All of the shares of Class B Common Stock are owned beneficially by
                                                     Marshall W. Pagon, Pegasus' President, Chief Executive Officer
                                                     and Chairman of the Board.  Thus, Mr. Pagon has voting power to approve the Merger Proposal and the other proposals to be voted upon at the Special Meeting without the vote of any other
                                                     stockholder.  Mr. Pagon has advised the Company that he intends to cause the record holders of the Class B Common Stock to vote in favor of all such proposals.  Such record holders are obligated by the terms of the Merger Agreement to vote in favor of the
                                                     Merger Proposal.

General.....................................         At the Effective Time (as defined), (a) the separate existence of the
                                                     Merger Sub will cease and the Merger Sub will be merged with and into DTS, and DTS will be the surviving corporation (the
                                                     "Surviving Corporation"), (b) DTS will become a wholly-owned subsidiary of Pegasus, (c) each share of the Merger Sub's common stock outstanding prior to the Effective Time will be converted into one outstanding share of common stock of the Surviving

                                                     Corporation, and (d) with certain exceptions and subject to certain adjustments, (i) the shares of DTS capital stock
                                                     outstanding immediately prior to the Effective Time will be converted into a total of approximately 5.5 million shares of
                                                     Class A Common Stock, and (ii) outstanding options and warrants of DTS, with the exception of certain unvested warrants, will be converted into options and/or warrants of Pegasus to purchase shares of Class A Common Stock. After giving effect to the
                                                     Merger, assuming that none of DTS' stockholders perfect rights of appraisal, DTS' stockholders will own approximately 48.9% of the issued and outstanding Class A Common Stock, which will represent approximately 34.8% of the common equity of Pegasus.
                                                     After giving effect to the Merger and the voting rights of the
                                                     Class B Common Stock, the stockholders of DTS and Marshall W.
                                                     Pagon will have voting power with respect to approximately 9.6%
                                                     and 80.3%, respectively, of the Common Stock, subject to the terms of the Voting Agreement.

Recommendations of Pegasus Board............         The Pegasus Board, by unanimous vote, has determined that the
                                                     Merger is in the best interests of the holders of the Common
                                                     Stock and recommends that holders of the Common Stock vote in favor of the Merger Proposal. The decision of the Pegasus Board to enter into the Merger Agreement and to recommend that
                                                     Pegasus' stockholders vote in favor of the Merger Proposal is based upon its evaluation of a number of factors, including, among others, the analyses prepared by Merrill Lynch & Co.
                                                     ("Merrill Lynch"), and the opinion of Merrill Lynch delivered to the Pegasus Board, dated December 31, 1997, to the effect that, based upon and subject to certain factors and assumptions stated
                                                     therein, as of such date, the Consideration (as defined in such opinion) to be paid by Pegasus in the Merger is fair from a financial point of view to Pegasus. The full text of the Merrill
                                                     Lynch written opinion which sets forth a description of the assumptions made, factors considered and limitations on the review undertaken, is attached hereto as Annex V. Pegasus
                                                     stockholders are urged to read the Merrill Lynch opinion
                                                     carefully in its entirety. See "APPROVAL OF MERGER--Opinion of
                                                     Merrill Lynch"; "APPROVAL OF MERGER--Background of the Merger";

                                                     With respect to the proposals relating to the Restricted Stock Plan and Stock Option Plan, the Pegasus Board has determined, by unanimous vote, that the amendment to increase the number of shares of Class A Common Stock that may be issued under the
                                                     Restricted Stock Plan is advisable in light of the increased number of employees who will be eligible to participate in that plan after the
                                                     Merger is consummated, and that the amendments to increase the number of options that may be granted under the Stock Option Plan are advisable because of the number of options that will need to be issued under the plan to replace outstanding warrants and/or options to purchase DTS common stock and because of the increased number of directors who are eligible to participate in this plan.

Opinion of Merrill Lynch....................         Merrill Lynch delivered its oral opinion on December 31, 1997 to the Pegasus Board, which was confirmed by its written opinion, dated December 31, 1997, to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the Consideration (as defined in such opinion) to be paid by Pegasus in the Merger is fair from a financial point of view to Pegasus. Merrill Lynch confirmed its written opinion dated December 31, 1997 with its written opinion dated as of
                                                     January 8, 1998, to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the Consideration (as defined in such opinions) to be paid by
                                                     Pegasus in the Merger is fair from a financial point of view to
                                                     Pegasus (collectively the "Merrill Lynch Opinions"). The full text of the Merrill Lynch


                                                     Opinions, each of which sets forth a description of the
                                                     assumptions made, factors considered and limitations on the review undertaken, is attached hereto as Annex V. Pegasus
                                                     stockholders are urged to read the Merrill Lynch Opinions
                                                     carefully in their entirety. See "APPROVAL OF MERGER--Opinion of
                                                     Merrill Lynch."

Interests of Certain
Persons in the Merger.......................         Pursuant to the Voting Agreement, Marshall W. Pagon and certain of DTS' stockholders will each have the right to designate three members of the nine member Pegasus Board.  In addition, certain stockholders of DTS will have registration rights in connection with the issuance of shares of Class A Common Stock to them.  See
                                                     "THE MERGER."

Management of Pegasus
After the Merger............................         At the Effective Time, the Pegasus Board will be increased to nine members, including three directors to be designated by certain of
                                                     DTS' stockholders or their affiliates pursuant to the Voting
                                                     Agreement: Harry F. Hopper, III, Michael C. Brooks and Riordon
                                                     B. Smith. See "PROPOSAL 1: APPROVAL OF MERGER --
                                                     Management of Pegasus After the Merger."

Accounting Treatment........................         The Merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles.  See "THE MERGER -- Accounting Treatment."

Certain Federal Income
Tax Consequences............................         The Merger is intended to be a tax-free reorganization for federal income tax purposes so that no gain or loss will be recognized by the Pegasus stockholders, the DTS stockholders, Pegasus or DTS, except as a result of cash received in lieu of fractional shares or as a result of cash received following a DTS stockholder's exercise of dissenters' or appraisal rights. See "THE MERGER -- Certain Federal
                                                     Income Tax Consequences."

Federal Securities Law
Consequences................................         All shares of Class A Common Stock received in the Merger by
                                                     DTS stockholders (other than persons who are affiliates of DTS prior to the Merger or Pegasus after the Merger) will be freely transferable, except that certain stockholders of DTS have agreed not to transfer that shares of Class A Common Stock received by them in the Merger before November 5, 1998.  Pegasus has agreed, under certain circumstances, to register shares of Class A Common
                                                     Stock held by certain stockholders of DTS.  See "THE MERGER -
                                                     - Federal Securities Law Consequences" and "THE MERGER --
                                                     Registration Rights Agreement."

Dissenters' Rights..........................         In connection with the Merger, none of Pegasus' stockholders will have dissenters' or appraisal rights; however, the DTS stockholders will have such rights under Delaware law.  If the DTS stockholders choose to exercise such rights, the number of shares of Class A
                                                     Common Stock to be issued in the Merger would be reduced.  It is a condition to Pegasus' consummation of the Merger that dissenters'
                                                     appraisal rights not be perfected by holders of the DTS capital stock entitled to receive more than 5.0% of the Class A Common Stock to be issued in the Merger.



Conditions to the Merger; Termination
of the Merger Agreement.....................         The obligations of Pegasus and DTS to consummate the Merger are subject to the fulfillment of various conditions, including (a)
                                                     approval of the Merger Proposal by holders of the Common Stock and the stockholders of DTS, (b) the execution and delivery of the
                                                     Voting Agreement, Registration Rights Agreement and various noncompetition agreements, (c) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements
                                                     Act of 1976, (d) the obtaining of all necessary consents,
                                                     and (e) the accuracy of the representations and warranties made by the other party and the compliance by the other party with applicable covenants.

                                                     The Merger Agreement is subject to termination by either Pegasus or DTS upon the occurrence of certain events, including (a)
                                                     termination by DTS if Pegasus makes certain types of acquisitions which exceed $25.0 million without DTS' consent, or (b)
                                                     termination by Pegasus if DTS makes certain types of acquisitions that singly or in the aggregate exceed $15.0 million without
                                                     Pegasus' consent.

Comparison of Stockholder
Rights......................................         Both Pegasus and DTS are incorporated under the laws of the State of Delaware. For information comparing the rights of stockholders, see "COMPARISON OF STOCKHOLDERS' RIGHTS."

                                  Risk Factors

     An investment in the Class A Common Stock involves a high degree of risk and there are risks associated with the business of DTS and with the Merger. Accordingly, certain risk factors should be considered by stockholders of Pegasus in evaluating the Merger and by DTS' stockholders before making an investment decision. See "RISK FACTORS."

   Summary Historical and Pro Forma Consolidated Financial Data of the Company

                             (Dollars in thousands)

         The following table sets forth summary historical and pro forma consolidated financial data for the Company. This information should read in conjunction with the Company's Consolidated Financial Statements and the notes thereto and its Management's Discussion and Analysis of Financial Condition and Results of Operations, which are incorporated herein by reference.

                                                                                            Nine Months
                                          Year Ended December 31,                        Ended September 30,
                                ---------------------------------------------     --------------------------------
                                                                       Pro                                  Pro
                                                                      Forma                                Forma
Income Statement Data:            1994        1995        1996       1996(a)        1996       1997       1997(a)
                                  ----        ----        ----       -------        ----       ----       -------
Net revenues:
  TV.........................   $17,808    $19,973    $  28,488       $29,156     $18,363   $ 21,664      $ 21,664
  DBS........................       174      1,469        5,829        77,440       2,601     23,362        84,543
  Cable......................    10,148     10,606       13,496        10,089       9,073     12,399         7,678
  Other......................        61        100          116           116          83        112           112
                                -------    -------    ---------     ---------     -------   --------      --------
    Total net revenues.......    28,191     32,148       47,929       116,801      30,120     57,537       113,997
                                -------    -------    ---------     ---------     -------   --------      --------
Location operating expenses:
  TV.........................    12,380     13,933       18,726        19,220      12,753     14,574        14,574
  DBS........................       210      1,379        4,958        59,494       2,371     17,817        64,312
  Cable......................     5,545      5,791        7,192         5,561       4,915      6,598         4,149
  Other......................        18         38           28            28          17         22            22
Incentive compensation(b)....       432        528          985         1,313         605        744         1,103
Corporate expenses...........     1,506      1,364        1,429         1,858       1,074      1,409         1,832
Depreciation and amortization     6,940      8,751       12,061        49,751       8,479     18,160        40,980
                                -------   --------    ---------     ---------     -------   --------      --------
Income (loss) from operations     1,160        364        2,550       (20,424)        (94)    (1,787)      (12,975)

Other Data:
Location Cash Flow(c)........   $10,038    $11,007    $  17,025       $32,498    $ 10,064   $ 18,526      $ 30,940
Operating Cash Flow(c).......     8,100      9,287       15,596        30,640       8,990     17,117        29,108
Interest expense.............    (5,973)    (8,817)     (12,455)      (44,918)     (8,929)   (10,288)      (33,688)

                                       As of December 31,                            As of September 30, 1997
                                -------------------------------                  ---------------------------------
                                   1994        1995        1996                   Actual             Pro Forma (a)
                                   ----        ----        ----                  --------            -------------
Balance Sheet Data:
Cash and cash equivalents       $ 1,380    $ 21,856     $ 8,582                  $ 35,392              $ 77,599
Working capital (deficiency)    (23,074)     17,566       6,430                    32,165                54,868
Total assets                     75,394      95,770     173,680                   317,741               727,307
Total debt (including current)   61,629      82,896     115,575                   157,319               405,208
Total liabilities                68,452      95,521     133,354                   173,750               436,523
Redeemable preferred stock           --          --          --                   108,678               108,678
Minority interest                    --          --          --                     3,000                 3,000
Total common stockholders'
   equity (d)                     6,942         249      40,326                    32,314               179,106

                                       10

                    Notes to Summary Historical and Pro Forma
                   Consolidated Financial Data of the Company

(a) Pro forma income statement and other data for the year ended December 31, 1996 and the nine months ended September 30, 1997 give effect to the Transactions and the Merger, as if such events had occurred at the beginning of such periods. The pro forma balance sheet data as of September 30, 1997 give effect to the Transactions that occurred after September 30, 1997 and the Merger, as if such events had occurred on such date.

(b) Incentive compensation represents compensation expenses pursuant to the Restricted Stock Plan and the Company's 401(k) plans.

(c) Location Cash Flow is defined as net revenues less location operating expenses. Location operating expenses consist of programming, barter programming, general and administrative, technical and operations, marketing and selling expenses. Operating Cash Flow is defined as income
     (loss) from operations plus, (i) depreciation and amortization and (ii) non-cash incentive compensation. The difference between Location Cash Flow and Operating Cash Flow is that Operating Cash Flow includes cash incentive compensation and corporate expenses. Although Location Cash Flow and Operating Cash Flow are not measures of performance under generally accepted accounting principles, the Company believes that Location Cash Flow and Operating Cash Flow are accepted within the Company's business segments as generally recognized measures of performance and are used by analysts who report publicly on the performance of companies operating in such segments. Nevertheless, these measures should not be considered in isolation or as a substitute for income from operations, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with generally accepted accounting principles.

(d) The Company has not paid any cash dividends and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Payment of cash dividends on the Company's Common Stock is restricted by the terms of the Series A Preferred Stock, and the Exchange Notes, if issued. The terms of the Series A Preferred Stock and the Exchange Notes permit the Company to pay dividends and interest thereon by issuance, in lieu of cash, of additional shares of Series A Preferred Stock and additional Exchange Notes, if issued, respectively. The Senior Notes Indenture restricts the Company's ability to pay cash dividends on the Series A Preferred Stock or cash interest on the Exchange Notes, if issued, prior to July 1, 2002.

                        Summary Historical and Pro Forma
                       Consolidated Financial Data of DTS

         The following table presents Summary Historical and Pro Forma Consolidated Financial Data relating to DTS as of the dates and for the periods indicated. In addition, the following table presents Summary Historical and Pro Forma Consolidated Financial Data relating to DTS' unaudited pro forma balance sheet data as of September 30, 1997 and DTS' unaudited pro forma statement of operations data for the year ended December 31, 1996 and the nine months ended September 30, 1997, each as adjusted to give effect to the DTS Transactions (as defined below). The historical data for the period from January 30, 1996 (date of formation) to December 31, 1996, has been derived from the audited financial statements of DTS audited by Arthur Andersen LLP, independent public accountants. The historical data for other periods presented has been derived from unaudited information. The data set forth in this table should be read in conjunction with DTS' Consolidated Financial Statements and Notes thereto and its Management's Discussion and Analysis, included elsewhere in this prospectus.

                                                                                                    Pro Forma
                                           January 30      January 30   Nine Months   Pro Forma    Nine Months
                                               to             to          Ended      January 1 to     Ended
                                           December 31,    September   September 30, December 31, September 30,
                                               1996         30, 1996       1997          1996          1997
                                           ------------- ------------- ------------  ------------ -------------
                                                                              (unaudited)
                                                         ($ in thousands, except revenue per subscriber data)
Statement of Operations Data:
  Programming revenue......................  $  3,085      $  1,269      $  28,811     $  34,325    $  37,610
  Equipment sales and installation revenue.       324            96          3,291         7,320        4,401
                                             --------      --------      ---------     ---------    ---------
     Total revenue.........................     3,409         1,365         32,102        41,645       42,011
  Cost of revenue..........................     2,270           864         20,902        26,725       27,530
                                             --------      --------      ---------     ---------    ---------
     Total gross profit....................     1,139           501         11,200        14,920       14,481
  Operating expenses excluding
     depreciation and amortization.........     2,732         1,128         11,442        18,023       14,056
  Total depreciation and amortization......     1,148           529         10,484        18,763       15,010
                                             --------      --------      ---------     ---------    ---------
  Operating loss...........................    (2,741)       (1,156)       (10,726)      (21,866)     (14,585)
  Interest expense, net....................      (818)          (94)        (8,918)      (24,638)     (18,524)
  Other income (expense)(1)................        24             5           (124)          (34)        (203)
                                             --------      --------      ---------     ---------    ---------
  Net loss(1)(2)...........................  $ (3,535)     $ (1,245)     $ (19,768)    $ (46,538)   $ (33,312)
                                             ========      ========      =========     =========    =========
  Deficiency in fixed charges..............    (3,535)     $ (1,245)    $  (19,768)    $ (46,538)  $  (33,312)
Other Data:
  Pro forma average monthly programming
     revenue per subscriber(3).............       n/a           n/a            n/a           n/a        39.22
  Cash flows used in operating activities..      (634)         (446)        (4,518)       (4,147)      (2,207)
  EBITDA(1)(4).............................    (1,593)         (627)          (242)       (3,103)         425
  Number of subscribers at beginning of
     period................................       ---           ---         19,659        61,114       97,128
  Subscriber additions through acquisitions    16,449        10,690         66,615            --           --
  Subscriber additions.....................     3,989         1,459         23,880            --           --
  Subscriber disconnects...................      (779)         (359)        (8,486)           --           --
  Net subscriber additions.................     3,210         1,100         15,394        36,014       18,827
  Number of subscribers at end of period...    19,659        11,790        101,668        97,128      115,955
  Number of households at end of period....   382,833       218,579      1,500,262     1,789,021    1,789,021
  Household penetration at end of period...     5.14%         5.40%          6.78%         5.43%        6.48%

                                                                                           September 30, 1997
                                                                                        Historical    Pro Forma
                                                                                               (unaudited)
                                                                                            ($ in thousands)
                                                                                        -----------------------
Balance Sheet Data:
   Cash, cash equivalents and marketable investment securities(5)...............         $ 29,971     $  2,804
   Total assets.................................................................          218,446      231,173
   Total debt (including current portion).......................................          176,220      186,620
   Members' equity/stockholders' equity.........................................           27,017       25,989

  Notes to Summary Historical and Pro forma Consolidated Financial Data of DTS

(1) Pro forma other income (expense) amounts do not include interest income which will be recognized on amounts included in the placement of approximately $36.5 million in an interest escrow account (the "Interest Escrow Account"). If such interest income was included, the pro forma net loss for the period from January 1 to December 31, 1996 and for the nine months ended September 30, 1997 would be approximately $44.7 million and $32.0 million, respectively. In addition, operating cash flow would increase approximately $1.8 million and $1.4 million, respectively, for the same periods.
(2) Prior to October 10, 1997, when DTS effected its conversion to a corporation (the "Corporate Conversion"), DTS was a limited liability company (the LLC") and was not required to pay United States federal income taxes.
(3) Pro forma average monthly programming revenue per subscriber was calculated by dividing total pro forma programming revenue by both (i) the average of the ending subscribers at December 31, 1996 and September 30, 1997 and (ii) the number of months in the period.
(4) "EBITDA" represents earnings before net interest expense, other income (expense), taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial measure in the communications industry and is similar to "Consolidated Operating Cash Flow," a financial measure used in the DTS Indenture to determine whether DTS has complied with certain covenants and differs from cash flows from operating activities. Pursuant to the indenture (the "DTS Indenture"), Consolidated Operating Cash Flow is calculated with respect to any period by adding to the consolidated net income of DTS and its Restricted Subsidiaries for such period (i) consolidated income tax expense for such period to the extent deducted in determining consolidated net income for such period, (ii) consolidated interest expense for such period to the extent deducted in determining consolidated net income for such period, (iii) all dividends on preferred equity interests to the extent not taken into account in determining consolidated net income for such period and (iv) depreciation, amortization and any other non cash items for such period to the extent deducted in determining consolidated net income for such period. EBITDA is not intended to be a substitute for a measure of performance in accordance with generally accepted accounting principles and should not be relied on as such.
(5) Excludes the Interest Escrow Account to fund, together with the proceeds from the investment thereof, the first four semi-annual interest payments on DTS' Series A and Series B 12 1/2% Senior Subordinated Notes due 2007 (the "DTS Notes").
                                       13

                                  RISK FACTORS

         The following factors should be considered carefully by the stockholders of Pegasus in determining whether to vote in favor of the Merger Proposal. DTS' stockholders should be aware that ownership of the Class A Common Stock involves certain risks, including those described below, which could adversely affect the value of their holdings of Class A Common Stock. The Company does not make, nor has it authorized any other person to make, any representation about the future market value of the Class A Common Stock. In addition to the other information contained in this Proxy Statement/Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Class A Common Stock offered hereby. After the Effective Time, the risks factors described under "Risk Factors Relating to DTS' Business" will continue to relate to DTS in its capacity as a subsidiary of the Company.

Risks Relating to Forward-Looking Statements

         Certain statements contained in this Proxy Statement/Prospectus and incorporated herein by reference, including, without limitation, statements containing the words "anticipates," "believes," "estimates," "expects," "intends," and "projects" and words of similar import, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, DTS or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally, internationally and in the regions in which the Company and DTS operate; demographic change; existing government regulations and changes in, or the failure to comply with, government regulations; competition; the loss of any significant numbers of subscribers or viewers; changes in business strategy or development plans; technological developments; the ability to attract and retain qualified personnel; the significant indebtedness of the Company and DTS; the availability and terms of capital to fund the expansion of the Company's and DTS' businesses; and other factors referenced in this Proxy Statement/Prospectus. Certain of these factors are discussed in more detail below and elsewhere in this Proxy Statement/Prospectus. Given these uncertainties, Pegasus' and DTS' stockholders are cautioned not to place undue reliance on such forward-looking statements. The Company and DTS disclaim any obligations to update any such factors or publicly announce the result of any revisions to any developments.

Risk Factors Associated With the Merger

         Offer to Purchase DTS Notes

         The Merger will constitute a "Change of Control" of DTS within the meaning of the DTS Indenture governing the DTS Notes. This will require DTS to make an offer to the holders of the DTS Notes to purchase the DTS Notes (the "Offer to Purchase") for 101% of their principal amount (approximately $155.0 million) plus accrued interest. Pegasus intends to arrange for a stand-by commitment to purchase DTS Notes tendered in response to the Offer to Purchase, or otherwise to arrange to finance the Offer to Purchase, but there is no assurance this can be done on satisfactory economic terms, or at all. If DTS is unable to purchase or arrange for the purchase of DTS Notes tendered in response to the Offer to Purchase, substantially all of DTS' indebtedness will be in default.

         Uncertainties Relating to Integration of Operations

         The anticipated benefits of the Merger may not be achieved unless the operations of DTS are combined successfully with those of the Company in a coordinated, timely and efficient manner, and there can be no assurance that this will occur. Even if the two companies' operations are integrated successfully, there can be no assurance that the benefits anticipated by the Merger will be achieved. The transition to a combined company will require substantial attention from management. The diversion of the attention of management and any difficulties encountered in the transition process could have an adverse impact on the revenues and operating results of the combined companies. These difficulties will be increased by the fact that Pegasus intends to operate DTS and its subsidiaries as "Unrestricted Subsidiaries" for purposes of the Senior Notes Indenture and the Certificate of Designation, and the fact that Pegasus and DTS will have separate and independent sources of debt financing and will be subject to separate financial covenants and operating restrictions. These facts will require that transactions between Pegasus and DTS be carried out on an arm's-length basis and with a greater degree of formality than is normally the case for companies and their wholly-owned subsidiaries. See "THE MERGER -- Consequences Under Debt Agreements and Preferred Stock Terms." These difficulties may also be increased by the necessity of integrating personnel with disparate business backgrounds and combining two different corporate cultures. In addition, the process of combining the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have an adverse effect on their combined operations. The uncertainties associated with such integration may result in the loss of key management and other employees. Failure to achieve the anticipated benefits of the Merger or to integrate successfully the operations of the companies could have a material adverse effect upon the business, operating results and financial condition of the Company after the Merger. Even if the benefits of the Merger are achieved and the two companies' operations are integrated successfully, there can be no assurance that the operating results and financial condition of the Company after the Merger will not be materially and adversely affected by any number of economic, market or other factors that are not related to the Merger, including those described below.

         Transaction Expenses; Costs of Integration

         Pegasus and DTS estimate that they will together incur direct transaction costs (including financial advisors, legal, accounting, registration and printing fees) of approximately $2.3 million associated with the Merger. In addition, following the Merger, Pegasus expects to incur additional expenses, which at this time are not expected to exceed $500,000, relating to information systems integration, promotional materials reflecting the Merger, integration of benefit plans, and travel and other costs relating to transitional planning and implementation. These costs (except for any such costs which are capitalized) are expected to be charged against income of Pegasus in the fiscal period in which they are incurred. There can be no assurance that Pegasus will not incur unforeseen costs, which could be material, in subsequent periods to reflect additional costs associated with the Merger.

         Dilutive Effect of the Merger on Pegasus' Earnings
           Per Share and Book Value Per Share

         On a pro forma basis, the Merger is dilutive to Pegasus' net loss per share for the twelve months ended December 31, 1996, and the nine months ended September 30, 1997. See "COMPARATIVE PER SHARE DATA" for per share amounts. There can be no assurance that the Merger will not similarly dilute Pegasus' net income (loss) per share in the future.

Risk Factors Relating to the Company's Business

         Substantial Indebtedness and High Degree of Leverage

         The Company is highly leveraged. As of September 30, 1997, on a pro forma basis after giving effect to the Transactions and the Merger, including the New England Cable Sale, the Company would have had indebtedness of $405.2 million, total common stockholders' equity of $179.1 million, Preferred Stock of $108.7 million and, assuming certain conditions are met, $180.0 million available under the Credit Facility and $46.1 million available under the DTS Credit Facility. For the year ended December 31, 1996 and the nine months ended September 30,

1997, on a pro forma basis after giving effect to the Transactions and the Merger, including the New England Cable Sale, the Company's earnings would have been inadequate to cover its combined fixed charges and dividends on Series A Preferred Stock by approximately $78.0 million and $56.2 million, respectively. The Company is not required under the terms of the Series A Preferred Stock to pay, and is restricted under the terms of the Senior Notes Indenture from paying dividends in cash prior to July 1, 2002. The ability of the Company to repay its existing indebtedness will depend upon future operating performance, which is subject to the success of the Company's business strategy, prevailing economic conditions, regulatory matters, levels of interest rates and financial, business and other factors, many of which are beyond the Company's control. There can be no assurance that the Company's growth strategy will be successful in generating the substantial increases in cash flow from operations that will be necessary for the Company to meet its obligations. The current and future leverage of the Company could have important consequences, including the following: (i) the ability of the Company to obtain additional financing for future working capital needs or financing for possible future acquisitions or other purposes may be limited, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to payment of the principal and interest on its indebtedness, thereby reducing funds available for other purposes, and (iii) the Company may be more vulnerable to adverse economic conditions than some of its competitors and, thus, may be limited in its ability to withstand competitive pressures. The agreements with respect to the Company's indebtedness, including the Credit Facility, the Senior Notes Indenture, the PM&C Indenture, the Certificate of Designation and the Exchange Note Indenture, contain numerous financial and operating covenants, including, among others, restrictions on the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends and to make certain other payments and investments, and to sell or otherwise dispose of assets or merge or consolidate with another entity. A failure to comply with the obligations contained in any agreement with respect to any indebtedness could result in events of default which could permit acceleration of such indebtedness and acceleration of indebtedness under the debt agreements that may contain cross-acceleration or cross-default provisions.

         Dependence on Network Affiliations

         Certain of the Company's TV stations are affiliated with the Fox network, which provides the stations with up to 40 hours of programming time per week, including 15 hours of prime time programming, in return for the broadcasting of Fox-inserted commercials by the stations during such programming. The Company programs, or intends to program, pursuant to LMAs, other TV stations as affiliates of UPN or WB. As a result, the successful operation of the Company's TV stations is highly dependent on the Company's relationship with its broadcast networks and upon the success of such broadcast networks. All of the Company's affiliation agreements with Fox expire on October 31, 1998 with the exception of the affiliation agreement with respect to TV station WTLH, which expires on March 7, 2001. Thereafter, the affiliation agreements may be extended for additional two-year terms by Fox in its sole discretion. Fox has, in the past, changed affiliates in certain markets where it acquired a significant ownership position in a station in such market. In the event that Fox, directly or indirectly, acquires any significant ownership and/or controlling interest in any TV station licensed to any community within the Company's TV markets, Fox has the right to terminate the affiliation agreement of the Company's TV station serving that market. As a consequence, there is no assurance that Fox could not enter into such an arrangement in one of the Company's markets. Although the Company's affiliation agreement with UPN expires on January 15, 2001, the affiliation agreement may be terminated earlier under certain circumstances. The Company has entered into commitments to program TV stations WOLF and WGFL as affiliates of WB and is currently in the process of negotiating agreements with respect to these stations, although there can be no assurance that a definitive affiliation agreement will result. There can also be no assurance that Fox, UPN or WB programming will continue to be as successful as in the past or that such networks will continue to provide programming to their respective affiliates on the same basis as they currently do, all of which matters are beyond the Company's control. The non-renewal or termination of the affiliation of one or more of the Company's stations could have a material adverse effect on the Company's operations.

         Reliance on DBS Technology and DIRECTV

         There are numerous risks associated with DBS technology, in general, and DIRECTV, in particular. DBS technology is highly complex and requires the manufacture and integration of diverse and advanced components that may not function as expected. Although the DIRECTV satellites are estimated to have orbital lives at least through the year 2007, there can be no assurance as to the longevity of the satellites or that loss, damage or changes in the satellites as a result of acts of war, anti-satellite devices, electrostatic storms or collisions with space debris will not occur and have a material adverse effect on DIRECTV and the Company's DBS business. Furthermore, the digital compression technology used by DBS providers is not standardized and is undergoing rapid change. Since the Company serves as an intermediary for DIRECTV, the Company would be adversely affected by material adverse changes in DIRECTV's financial condition, programming, technological capabilities or services, and such effect could be material to the Company's prospects. There can also be no assurance that there will be sufficient demand for DIRECTV services since such demand depends upon consumer acceptance of DBS, the availability of equipment and related components required to access DIRECTV services and the competitive pricing of such equipment.

         The National Rural Telecommunications Cooperative (the "NRTC") is a cooperative organization whose members and affiliate members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the U.S. Pursuant to agreements between Hughes Electronics Corporation or one of its subsidiaries ("Hughes") and the NRTC (the "Hughes/NRTC Agreement") and between the NRTC and participating NRTC members and affiliate members (the "NRTC Member Agreement" and, together with the Hughes/NRTC Agreement, the "DBS Agreements"), participating NRTC members and affiliate members acquired the exclusive right to provide DIRECTV programming services to residential and commercial subscribers in certain service areas. The DBS Agreements authorize the NRTC and participating NRTC members and affiliate members to provide all commercial services offered by DIRECTV that are transmitted from the frequencies that the Federal Communications Commission (the "FCC") has authorized for DIRECTV's use at its present orbital location for a term running through the life of the current satellites. The NRTC has advised the Company that the Hughes/NRTC Agreement also provides the NRTC a right of first refusal to acquire comparable rights in the event that DIRECTV elects to launch successor satellites upon the removal of the present satellites from active service. The financial terms of any such purchase are likely to be the subject of negotiations. Any exercise of such right is uncertain and will depend, in part, on DIRECTV's costs of constructing, launching and placing in service such successor satellites. The Company is, therefore, unable to predict whether substantial additional expenditures by the NRTC and its members and affiliate members, including the Company, will be required in connection with the exercise of such right of first refusal.

         Competition in the TV, DBS and Cable Businesses

         Each of the markets in which the Company operates is highly competitive. Many of the Company's competitors have substantially greater resources than the Company and may be able to compete more effectively than the Company in the Company's markets. In addition, the markets in which the Company operates are in a constant state of change due to technological, economic and regulatory developments. The Company is unable to predict what forms of competition will develop in the future, the extent of such competition or its possible effects on the Company's businesses. The Company's TV stations compete for audience share, programming and advertising revenue with other television stations in their respective markets and with other direct to home ("DTH") providers including DBS operators, cable operators and wireless-cable operators, and compete for advertising revenue with other advertising media, such as newspapers, radio, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. The Company's DBS business faces competition from other current or potential multichannel programming distributors, including other DBS operators, other DTH providers, cable operators, wireless cable operators and local exchange and long-distance telephone companies, which may be able to offer more competitive packages or pricing than the Company or DIRECTV. The Company's cable systems face competition from television stations, SMATV systems, wireless cable systems, DTH and DBS systems.

         Risks Attendant to Acquisition Strategy

         The Company regularly considers the acquisition of media and communications properties and, at any given time, is in various stages of considering such opportunities. Since January 1, 1997, the Company has acquired or entered into agreements or letters of intent to acquire a number of properties, including the Pending Pegasus DBS Acquisitions and the acquisition of DTS. Each of the Pending Pegasus DBS Acquisitions is subject to the negotiation of a definitive agreement, if not already entered into, and, among other conditions, the prior approval of Hughes and the NRTC. In addition to these conditions, each of the Pending Pegasus DBS Acquisitions is expected to be subject to conditions typical in acquisitions of this nature, certain of which conditions, like the Hughes and NRTC consents, may be beyond the Company's control. There can be no assurance that definitive agreements will be entered into with respect to all of the Pending Pegasus DBS Acquisitions or, if entered into, that all or any of the Pending Pegasus DBS Acquisitions will be completed. The Company sometimes structures its acquisitions, like the acquisition of DTS, to qualify for tax-free treatment. There is no assurance that such treatment will be respected by the Internal Revenue Service. There can also be no assurance that the anticipated benefits of any of the acquisitions described herein or future acquisitions will be realized. The process of integrating acquired operations into the Company's operations may result in unforeseen operating difficulties, could absorb significant management attention and may require significant financial resources that would otherwise be available for the ongoing development or expansion of the Company's existing operations. See "Risk Factors Associated With the Merger." The Company's acquisition strategy may be unsuccessful since the Company may be unable to identify acquisitions in the future or, if identified, to arrive at prices and terms comparable to past acquisitions, especially in light of the competition the Company faces from other well-financed organizations. The competition has resulted and is expected to further result in increased acquisition prices for such acquisitions. The successful completion of an acquisition may depend on consents from third parties, including federal, state and local regulatory authorities or private parties such as Fox, UPN, WB, the NRTC, DIRECTV and, in certain circumstances, lenders under the Company's credit facility, all of whose consents are beyond the Company's control. Possible future acquisitions by the Company could result in dilutive issuances of equity securities, the incurrence of additional debt and contingent liabilities, and additional amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's financial condition and operating results.

         Inability to Manage Growth Effectively

         The Company has experienced a period of rapid growth primarily as a result of its acquisition strategy. In order to achieve its business objectives, the Company expects to continue to expand largely through acquisitions, which could place a significant strain on its management, operating procedures, financial resources, employees and other resources. The Company's ability to manage its growth may require it to continue to improve its operational, financial and management information systems, and to motivate and effectively manage its employees. If the Company's management is unable to manage growth effectively, the Company's results of operations could be materially adversely affected.

         Dependence on Key Personnel

         The Company's future success may depend to a significant extent upon the performance of a number of the Company's key personnel, including Marshall
W. Pagon, Pegasus' President and Chief Executive Officer. The loss of Mr. Pagon or other key management personnel or the failure to recruit and retain personnel could have a material adverse effect on the Company's business. The Company does not maintain "key-man" insurance and has not entered into employment agreements with respect to any such individuals.

         Government Legislation, Regulation, Licenses and Franchises

         The Company's businesses are subject to extensive and changing laws and regulations, including those of the FCC and local regulatory bodies. Many of the Company's operations are subject to licensing and franchising requirements of federal, state and local law and are, therefore, subject to the risk that material licenses and franchises will not be obtained or renewed in the future. The U.S. Congress and the FCC have in the past, and may in the future, adopt new laws, regulations and policies regarding a wide variety of matters, including rulemakings arising as a result of the Telecommunications Act of 1996 (the "1996 Act"), that could, directly or indirectly, affect the operations of the Company's businesses. The business prospects of the Company could be materially adversely affected by the application of current FCC rules or policies in a manner leading to the denial of pending applications by the Company, by the adoption of new laws, policies and regulations, or changes in existing laws, policies and regulations, including changes to their interpretations or applications, that modify the present regulatory environment or by the failure of certain rules or policies to change in the manner anticipated by the Company.

         To the extent that the Company expects to program stations through the use of LMAs, there can be no assurance that the licensees of such stations will not exercise rights to preempt the programming of the Company, in a fashion which interferes with the Company's business objectives, or that the licensees of such stations will continue to maintain the transmission facilities of the stations in a manner sufficient to broadcast a high quality signal over the station. As the licensees must also maintain all of the qualifications necessary to be a licensee of the FCC, and as the principals of the licensees are not under the control of the Company, there can be no assurance that these licenses will be maintained by the entities which currently hold them. There can also be no assurance that any LMAs entered into by the Company, whether or not in conjunction with the sale of a TV station by the Company or the acquisition of an LMA by the Company with an option to purchase the underlying station, will not be questioned by the FCC as being attributable to the Company due to the relationship between the Company and the holder or proposed holder of the license. In such an instance, the FCC may force the Company to terminate the LMA or other arrangements entered into in connection with the operation or programming of such station.

         Pursuant to the 1996 Act, the continued performance of then existing LMAs was generally grandfathered. The LMA for TV station WPME (the "Portland LMA") was entered into prior to the adoption of the 1996 Act but the Company did not begin programming the station until August 1997 upon completion of construction of the station. The FCC suggested in a recent rulemaking proposal that LMAs entered into after November 6, 1996 will not be grandfathered. The Company cannot predict if the Portland LMA will be grandfathered. Currently, television LMAs are not considered attributable interests under the FCC's multiple ownership rules. However, the FCC is considering proposals which would make such LMAs attributable, as they generally are in the radio broadcasting industry. If the FCC were to adopt a rule that makes such interests attributable, without modifying its current prohibitions against the ownership of more than one television station in a market, the Company could be prohibited from entering into such arrangements with other stations in markets in which it owns television stations and could be required to modify any then existing LMAs. The LMAs entered into with respect to TV stations WFXU and WOLF could also be barred by any new rule adopted by the FCC which makes LMAs attributable without changing the multiple ownership rules.

         Additionally, irrespective of the FCC rules, the Department of Justice and the Federal Trade Commission (the "Antitrust Agencies") have the authority to determine that a particular transaction presents antitrust concerns. The Antitrust Agencies have recently increased their scrutiny of the television and radio industry, and have indicated their intention to review matters related to the concentration of ownership within markets (including through LMAs) even when the ownership or LMA in question is permitted under the regulations of the FCC. There can be no assurance that future policy and rulemaking activities of the Antitrust Agencies will not affect the Company's operations (including existing stations or markets) or expansion strategy.

         The FCC has recently adopted orders requiring that television stations begin operating digital television stations on new channels by May 1, 2002, and cease operating their current analog channels by 2006. The costs of this conversion is currently unknown. As digital television allows a single station to broadcast multiple channels of programming, the impact of this conversion on audience share, advertising revenues, and program availability is unknown.

         Also, the FCC's orders allotted television stations which currently operate on VHF channels substantially higher power levels for their digital operations than were permitted for stations which currently operate on the UHF band. As the Company's stations all operate on the UHF band, this power disparity, if not reconsidered by the FCC, could have an adverse impact on the competitive posture of the Company's TV stations after the digital conversion takes place.

         Dividend Policy; Restrictions on Payment of Dividends

         Pegasus does not anticipate paying cash dividends in the foreseeable future. The Certificate of Designation and the Senior Notes Indenture also impose restrictions on Pegasus' obligations to pay dividends on its Common Stock. Moreover, Pegasus is a holding company, and its ability to pay dividends is dependent upon the receipt of dividends from its direct and indirect subsidiaries. Pegasus' credit facility and the PM&C Indenture each impose substantial restrictions on PM&C's ability to pay dividends to Pegasus. Upon consummation of the Merger, the DTS Credit Facility and the DTS Indenture will restrict DTS' ability to pay dividends to Pegasus.

         Concentration of Share Ownership and Voting Control
           By Marshall W. Pagon

         Pegasus' Common Stock is divided into two classes with different voting rights. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders generally and holders of Class B Common Stock are entitled to ten votes per share. Both classes vote together as a single class on all matters except in connection with certain amendments to Pegasus' Amended and Restated Certificate of Incorporation, the authorization or issuance of additional shares of Class B Common Stock, and except where class voting is required under the Delaware General Corporation Law ("DGCL"). As a result of his beneficial ownership of all the outstanding voting stock of the sole general partner of a limited partnership that indirectly controls Pegasus' parent and of his control of the only other holder of Class B Common Stock, Marshall W. Pagon, the President and Chief Executive Officer of Pegasus, beneficially owns all of the Class B Common Stock of Pegasus. After giving effect to the greater voting rights attached to the Class B Common Stock and the shares of Class A Common Stock to be issued in the Merger, Mr. Pagon will be able to effectively vote 80.3% of the combined voting power of the outstanding Common Stock and will have sufficient power (without the consent of the holders of the Class A Common Stock) to elect the entire Board of Directors of Pegasus and, in general, to determine the outcome of matters submitted to the stockholders for approval. Pursuant to the Voting Agreement, Mr. Pagon will be obliged to cause the three nominees for director designated by certain of the DTS stockholders or their affiliates to be elected and to cause three independent directors to be elected to the Pegasus Board. Except as required under the DGCL and the Certificate of Designation, holders of the Series A Preferred Stock have no voting rights.

         Volatility of Stock Price

         There may be significant volatility in the market price of the Class A Common Stock due to factors that may or may not relate to the Company's performance. The market price of the Class A Common Stock may be significantly affected by various factors such as economic forecasts, financial market conditions, acquisitions and quarterly variations in the Company's results of operations.

         Potential Anti-Takeover Provisions; Change of Control

         Pegasus' Amended and Restated Certificate of Incorporation contains, among other things, provisions authorizing the issuance of "blank check" preferred stock and two classes of Common Stock with different voting rights. In addition, the Company is subject to the provisions of Section 203 of the DGCL. These provisions could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving the Company that some or a majority of the Company's stockholders might consider to be in their best interests, including tender offers or attempted takeovers that might otherwise result in such stockholders receiving a premium over the market price for the Class A Common Stock.

         Upon a Change of Control (as defined in the Senior Notes Indenture, the Certificate of Designation and, if the Exchange Notes are issued, the Exchange
Note Indenture, as applicable), Pegasus will be required to offer to purchase all Senior Notes, shares of Series A Preferred Stock or Exchange Notes, as the case may be, then outstanding at 101% of, in the case of Series A Preferred Stock, the liquidation preference thereof plus, without duplication, accumulated and unpaid dividends to the repurchase date or, in the case of each of the Senior Notes and the Exchange Notes, the aggregate principal amount, plus accrued and unpaid interest, if any. The repurchase price is payable in cash. There can be no assurance that, were a Change of Control to occur, Pegasus would have sufficient funds to pay the purchase price for the Senior Notes, the shares of Series A Preferred Stock or Exchange Notes, as the case may be, which Pegasus might be required to purchase. There can also be no assurance that the subsidiaries of Pegasus would be permitted by the terms of their outstanding indebtedness, including pursuant to the PM&C Indenture and the Credit Facility, to pay dividends to Pegasus to permit Pegasus to purchase the Senior Notes, the shares of the Series A Preferred Stock or Exchange Notes, as applicable. Any such dividends are currently prohibited. In addition, any such Change of Control transaction may also be a change of control under the Credit Facility and the PM&C Indenture, which would require PM&C to prepay all amounts owing under the Credit Facility and to reduce the commitments thereunder to zero and to offer to purchase all outstanding PM&C Notes at a price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. In the event Pegasus does not have sufficient funds to pay the purchase price of the Senior Notes, the Series A Preferred Stock or the Exchange Notes, as the case may be, upon a Change of Control, Pegasus could be required to seek third party financing to the extent it did not have sufficient funds available to meet its purchase obligations, and there can be no assurance that Pegasus would be able to obtain such financing on favorable terms, if at all. In addition, any change of control would be subject to the prior approval of the FCC.

         Dependence on Third Party Programmers

         DIRECTV, and therefore the Company, is dependent on third parties to provide high quality programming that appeals to mass audiences. DIRECTV's programming agreements have terms which expire on various dates and different renewal and cancellation provisions. There can be no assurance that any such agreements will be renewed or will not be cancelled prior to expiration of their original term. In the event any such agreements are not renewed or are cancelled, there is no assurance that DIRECTV would be able to obtain or develop substitute programming, or that such substitute programming would be comparable in quality or cost to the Company's existing programming. The ability of the Company to compete successfully will depend on DIRECTV's ability to continue to obtain desirable programming and attractively package it to its customers at competitive prices.

         Pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act") and the FCC's rules, programming developed by vertically integrated cable-affiliated programmers generally must be offered to all multichannel video programming distributors on non-discriminatory terms and conditions. The Cable Act and the FCC's rules also prohibit certain exclusive programming contracts. The Company anticipates that DIRECTV will continue to purchase a substantial percentage of its programming from cable-affiliated programmers. Certain of the restrictions on cable-affiliated programmers will expire in 2002 unless extended by the FCC. As a result, any expiration of, amendment to, or interpretation of, the Cable Act and the FCC's rules that permits the cable industry or programmers to discriminate in the sale of programming against competing businesses, such as that of DIRECTV could adversely affect DIRECTV's ability to acquire programming or acquire programming on a cost-effective basis and, therefore, impact adversely upon the Company.

         Risk of Signal Theft

         DIRECTV's delivery of subscription programming requires the use of encryption technology. Signal theft or "piracy" in the C-band DTH, cable television and European DBS industries has been widely reported. There can be no assurance that the encryption technology used in the DSS equipment will remain totally effective. If the DSS equipment encryption technology is compromised in a manner which is not promptly corrected, the Company's revenue could be adversely affected. Recent published reports indicate that the DSS equipment encryption systems have been compromised. There can be no assurance that theft of DIRECTV programming will not adversely affect the Company's operations in the future.

         DIRECTV and the Company are prohibited from providing DIRECTV services outside the United States. Despite subscribers' assurances that they receive programming within one of the Company's service territories, a portion of the Company's subscribers may, in fact, be receiving DIRECTV services outside the Company's markets. If the Company must disconnect a significant portion of its subscribers because they receive services outside the Company's service territories, the Company's financial condition and results of operations could be adversely affected.

         Limited Consumer Adoption of Satellite Television

         The Company believes that one of the largest hurdles to the mass market adoption of DBS has been the cost to the subscriber of purchasing the DSS equipment, currently ranging from $149 to $299 depending upon the level of features desired and number of television sets to be connected. While the Company believes that the suppliers of the subscriber equipment have strong incentives to supply equipment at affordable prices as the subscriber base expands and as competition increases among equipment vendors, there can be no assurance that such costs will in fact remain at a level that will allow the Company to continue to build its subscriber base. To the extent that the cost of the equipment remains an obstacle to increased demand for satellite services offered by the Company, the growth of the Company's subscriber base could be delayed, adversely affecting the Company's financial condition and results of operations.

         Another potential hurdle to widespread adoption of DBS is that subscribers do not receive local news and sports. While all of the major DBS providers, including DIRECTV, offer broadcast network channels on an a la carte or package basis, the issue of the extent to which FCC regulations prohibit satellite providers from selling network programming to households that can receive a signal form that network's local affiliate station using traditional off-air antennae remains unresolved. Certain subscribers may not be willing to purchase DBS because of this uncertainty.

         Unlike a common carrier, such as a telephone company or cable operator, DBS operators such as DIRECTV are free to set prices and serve customers according to their business judgment, without rate of return and other regulation. However, there are laws and regulations that affect DIRECTV and, therefore indirectly, the Company. As an operator of a privately owned United States satellite system, DIRECTV is subject to the regulatory jurisdiction of the FCC, primarily with respect to (i) licensing of satellites, (ii) avoidance of interference with other broadcasting signals, and (iii) compliance with rules that the FCC has established specifically for DBS satellite licenses.

         State and local authorities in some jurisdictions (including some residential developments) restrict or prohibit the use of satellite dishes pursuant to zoning and other regulations. The FCC has recently adopted new rules that preempt state and local regulations that affect satellite dishes that are
(i) three feet or less in diameter in any area, or (ii) six feet or less in diameter in any area where commercial or industrial uses are generally permitted by local land use regulation. As the DSS dishes are only 18 inches in diameter, the FCC's rules are expected to ease local regulatory burdens on the use of such dishes.

         The Satellite Home Viewer Act (the "SHVA") establishes a "compulsory" copyright license that allows a DTH operator, for a statutorily-established fee, to retransmit network programming to subscribers for private home viewing so long as that retransmission is limited to those persons in unserved households. In general, an "unserved household" is one that cannot receive, through the use of a conventional outdoor rooftop antenna, a sufficient over-the-air network signal, and has not, within 90 days prior to subscribing to the DTH service, subscribed to a cable service that provides that network signal. Although DIRECTV and the Company have implemented guidelines to safeguard against violations of the SHVA, certain subscribers within the Company's service territories receive network programming due to their misrepresentation that they are unserved households. Although not mandated by law, DIRECTV and the Company presently disconnect such subscribers which any local network affiliate maintains are not unserved households. Pending Congressional action or administrative rulemaking, the inability of DIRECTV and the Company to provide network programming to subscribers in service territories could adversely affect the Company's average programming revenue per subscriber and subscriber growth.

Risk Factors Relating to DTS' Business

         In addition to the risk factors described under "Risk Factor Relating to the Company's Business" which relate to the DBS business and, as a consequence, would be applicable to both the Company and DTS, the following risk factors also relate to DTS:

         Substantial Indebtedness and High Degree of Leverage

         DTS has a substantial amount of indebtedness outstanding. At September 30, 1997, total consolidated long-term indebtedness of DTS, on a pro forma basis was approximately $177.3 million, representing approximately 87% of DTS' total capitalization. DTS also may incur up to $90.0 million of indebtedness under the DTS Credit Facility (of which approximately $46.1 million, on a pro forma basis, after giving effect to the offering of the DTS Notes and the DTS Transactions, is available) and is currently permitted by the DTS Indenture to incur up to $75.0 million of indebtedness thereunder. The ability of DTS to make payments of principal and interest on the DTS Notes will be largely dependent upon its future operating performance. Such operating performance can be subject to many factors, some of which will be beyond DTS' control, such as prevailing economic conditions. There can be no assurance that DTS will be able to generate sufficient cash flow to service required interest and principal payments. Borrowings under the revolving credit facility established pursuant to the DTS Credit Facility become due and payable on July 31, 2003 and borrowings under the term loan established pursuant thereto are required to be repaid in 20 consecutive quarterly installments of $200,000 commencing September 30, 1998 with the remaining balance due on July 31, 2003. If DTS does not have sufficient available resources to repay any indebtedness under the DTS Credit Facility at such time, DTS may find it necessary to refinance such indebtedness, and there can be no assurance that such refinancing would be available, or available on reasonable terms.

         The level of DTS' indebtedness also could have other adverse consequences including the effect of such indebtedness on: (i) DTS' ability to fund internally, or obtain additional debt or equity financing in the future for, acquisitions, working capital, operating losses, capital expenditures and other purposes; (ii) DTS' flexibility in planning for, or reacting to, changes to its business and market conditions; (iii) DTS' ability to compete with less highly leveraged competitors; and (iv) DTS' financial vulnerability in the event of a downturn in its business or the general economy.

         Limited Operating History, Negative Cash Flow

         DTS has had a limited operating history during which time it has generated negative cash flows and net losses. The negative cash flows can be attributed to the costs incurred to purchase DIRECTV service territories, to develop and implement its business plan and to generate the subscriber base required to cover general corporate overhead expenses. DTS expects negative cash flows and net losses to continue into at least 1998 as DTS plans to purchase an additional DIRECTV service territory and to incur substantial sales and marketing expenses to build its subscriber base. The ability to generate positive cash flow in the future is dependent upon many factors, including general economic conditions, the level of market acceptance for DTS' services and the degree of competition encountered by DTS. There can be no assurance when or if DTS will generate positive operating cash flow or net income.

                           COMPARATIVE PER SHARE DATA

         Set forth below are unaudited losses from operations per common share, cash dividends declared and book value per common share data of Pegasus and DTS on both historical and pro forma bases. Pro Forma - Transactions loss from operations per share is derived from the pro forma information referenced herein, which gives effect to the Transactions as if they had occurred at the beginning of each period presented, with respect to losses from operations and cash dividends, and as of the date for which book value data are presented. Pro Forma - Transactions and Merger loss from operations per share is derived from the pro forma information referenced herein, which gives effect to the Transactions and Merger as if they had occurred at the beginning of each period presented, with respect to losses from operations and cash dividends, and as of the date for which book value data are presented. The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of Pegasus incorporated by reference in this Proxy Statement/Prospectus and of DTS included elsewhere herein.

                                                                     Year Ended                      Nine Months Ended
                                                                  December 31, 1996                 September 30, 1997
                                                                  -----------------                 ------------------
Pegasus - Historical:

         Loss from operations
         - fully diluted...............................                $(1.58)                            $(1.20)

         Cash dividends................................                   0                                  0

DTS - Historical:

         Loss from operations..........................                (1.65)                             (9.25)

         Cash dividends................................                   0                                  0

Pegasus - Pro Forma - Transactions:

         Loss from operations
         -fully diluted................................                (3.10)                             (2.21)

         Cash dividends................................                   0                                  0

Pegasus - Pro Forma - Transactions and Merger:

         Loss from operations
         - fully diluted...............................                (4.16)                             (2.95)

         Cash dividends................................                   0                                  0

                                                                                                    September 30, 1997
                                                                                                    ------------------
Pegasus - Historical:

         Book value....................................                                                   $ 3.26

DTS - Historical:

         Book value....................................                                                    12.64

Pegasus - Pro Forma - Transactions:

         Book value....................................                                                     6.10

Pegasus - Pro Forma - Transactions and Merger:

         Book value....................................                                                    11.30

                                       24

                     MARKET PRICE INFORMATION AND DIVIDENDS

Pegasus

         The Class A Common Stock is traded on the Nasdaq National Market under the symbol "PGTV." The stock prices listed below represent the high and low closing sale prices of the Class A Common Stock, as reported by the Nasdaq National Market, for each fiscal quarter since the Class A Common Stock began trading on the Nasdaq National Market on October 4, 1996.


                                                      High           Low
                                                     -------       -------
1996

Fourth Quarter (from October 4, 1996)................$ 16.00       $ 11.25

1997

First Quarter........................................$ 14.00       $ 10.75

Second Quarter.......................................$11.125       $  9.25

Third Quarter........................................$ 21.50       $ 10.75

Fourth Quarter.......................................$ 24.50       $19.125

1998

First Quarter (through January 20, 1998)             $ 21.50       $20.125
                                                     -------       -------


         On November 5, 1997, the last trading day prior to the public announcement of the Merger, the high and low sale prices of the Class A Common Stock on the Nasdaq National market were $20.00 and $19.25, respectively.

         On __________________, the last trading day prior to the mailing of this Proxy Statement/Prospectus to Pegasus' stockholders, the last reported sales price of the Class A Common Stock on the Nasdaq National Market was $____. As of the Record Date, there were approximately ______ record holders of the Class A Common Stock.

         Pegasus has not paid any cash dividends and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Payment of cash dividends on the Common Stock is restricted by the terms of the Series A Preferred Stock, and the Exchange Notes, if issued. The terms of the Series A Preferred Stock and the Exchange Notes permit Pegasus to pay dividends and interest thereon by issuance, in lieu of cash, of additional shares of Series A Preferred Stock and additional Exchange Notes, if issued, respectively. The Senior Notes Indenture restricts Pegasus' ability to pay cash dividends on the Series A Preferred Stock or cash interest on the Exchange Notes, if issued, prior to July 1, 2002. Pegasus' ability to obtain cash from its subsidiaries with which to pay cash dividends is also restricted by the Credit Facility and the PM&C Indenture.


DTS

         DTS is a privately-held company and its securities are not listed for quotation on the Nasdaq National Market or a stock exchange.

                               THE SPECIAL MEETING

Solicitation

         The accompanying proxy is solicited on behalf of the Pegasus Board. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of Pegasus, without additional compensation, by personal interview, telephone, telegram, or otherwise. Arrangements also may be made with brokerage houses and other custodians, nominees and for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Pegasus may reimburse them for their reasonable out-of-pocket and clerical expenses.

Voting Securities and Record Date

         Only holders of Common Stock of record at the close of business on January __, 1998 will be entitled to vote at the Special Meeting. Each record holder of Class A Common Stock will be entitled to one vote per share, and each record holder of Class B Common Stock will be entitled to ten votes per share. As of the Record Date, there were __________ shares of Class A Common Stock and 4,581,900 shares of Class B Common Stock issued and outstanding. Holders of the Class A Common Stock and Class B Common Stock voting as one class will be asked to vote upon each matter to be voted upon at the Special Meeting.

Quorum

         Holders of shares of Common Stock representing a majority of the votes entitled to vote at the Special Meeting who attend the Special Meeting in person or who validly complete a proxy will be counted for purposes of determining a quorum regardless how such stockholders vote with respect to any matter (including abstaining from voting). Approval of each of the proposals to be voted upon at the Special Meeting requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, at the Special Meeting and entitled to vote.

Purpose of the Special Meeting

         At the Special Meeting, holders of Class A Common Stock and Class B Common Stock, voting together as one class, will vote upon the proposed merger of DTS and the Merger Sub pursuant to the Merger Agreement (see Proposal 1:
Approval of Merger). The Merger Agreement has been approved by the Pegasus Board (by the affirmative votes of all of its directors) and is attached hereto as Annex I. Under the terms of the Merger Agreement, and subject to the satisfaction of the conditions set forth therein, (i) DTS will merge with the Merger Sub and become a wholly-owned subsidiary of Pegasus, (ii) with certain exceptions and subject to certain adjustments, (a) holders of DTS' capital stock will receive an aggregate of approximately 5.5 million shares of Class A Common Stock and, in lieu of the issuance of fractional shares, cash based on the Market Price (as defined in the Merger Agreement), and (b) holders of outstanding DTS options and warrants will receive options and/or warrants to purchase shares of Class A Common Stock, (iii) the Pegasus Board will be increased to nine members, including three directors to be designated by certain stockholders of DTS or their affiliates, and (iv) certain stockholders of DTS and certain of their affiliates, Marshall W. Pagon, Pegasus' President, Chief Executive Officer and Chairman of the Board, and certain affiliates of Mr. Pagon who hold all of the Class B Common Stock will enter into the Voting Agreement, which provides for the designation and election of directors.

         At the Special Meeting, in addition to voting on the approval and adoption of the Merger Agreement, holders of the Common Stock will also vote upon the following proposals: (i) that the Restricted Stock Plan be amended to increase the number of shares of Class A Common Stock that may be issued thereunder from 270,000 to 350,000 (see Proposal 2: Amendment to Restricted Stock Plan), and (ii) that the Stock Option Plan be amended to increase the number of shares of Class A Common Stock that may be issued thereunder from 450,000 to 900,000 and to increase the maximum number of Shares of Class A Common Stock that may be issued under options granted to any executive officer from 275,000 to 550,000 (see Proposal 3: Amendment to Stock Option Plan). If any other business is brought before the Special Meeting, proxies will be voted, to the extent permitted by the rules and regulations of the Commission, in accordance with the judgment of the persons voting the proxies. Pegasus is unaware at this time of any other matters which will come before the Special Meeting.

         As of the Record Date, there were __________ shares of Class A Common Stock and 4,581,900 shares of Class B Common Stock issued and outstanding. Each record holder of Class A Common Stock will be entitled to one vote per share, and each record holder of Class B Common Stock will be entitled to ten votes per share. All of the Class B Common Stock (representing approximately 88.9% of the voting power) is owned beneficially by Mr. Pagon. Thus, Mr. Pagon has voting power sufficient to approve the Merger Agreement and the other proposals to be voted upon at the Special Meeting. Mr. Pagon has advised the Company that he intends to cause the record holders of the Class B Common Stock to vote in favor of all such proposals. Such record holders are obligated by the terms of the Merger Agreement to vote in favor of the Merger Proposal.

         A form of proxy for use by the holders of the Common Stock at the Special Meeting and a return envelope for each form of proxy are enclosed with this Proxy Statement/Prospectus. Stockholders may revoke the authority granted by their execution of proxies at any time before the effective exercise thereof by filing with the Secretary of Pegasus a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Special Meeting. A form of proxy is attached as Annex VI hereto. Unless otherwise indicated on the form of proxy, shares represented by any proxy in the appropriate enclosed form, if the proxy is properly executed and received by Pegasus prior to the Special Meeting and not revoked, will be voted in favor of all the matters to be presented to the Special Meeting, as described above.


                         PROPOSAL 1: APPROVAL OF MERGER

Background of the Merger

         Following its October 1996 initial public offering, Pegasus has pursued its acquisition strategy of acquiring DIRECTV service territories from other independent providers of DIRECTV who are members or affiliate members of the NRTC. In 1997, Pegasus acquired DBS territories and related assets in certain rural portions of 23 states from 25 independent providers of DIRECTV for total consideration of approximately $162.3 million, which, depending upon the particular transaction, consisted of cash, promissory notes, shares of Class A Common Stock, warrants to purchase Class A Common Stock, preferred stock of a subsidiary and/or assumed liabilities. As of January 2, 1998, without giving effect to the Merger, Pegasus has also entered into letters of intent or definitive agreements to acquire DIRECTV distribution rights and related assets from 7 independent providers of DIRECTV services (the "Pending Pegasus DBS Acquisitions"). After giving effect to the Pending Pegasus DBS Acquisitions, which do not give effect to the Merger, the Company will have the exclusive right to provide DIRECTV services to approximately 2.4 million U.S. television households in rural areas of 28 states serving a subscriber base, as of December 8, 1997, of approximately 150,400 DBS customers. The Company believes that there is an opportunity for additional growth through the acquisition of DIRECTV territories held by other the approximately 165 NRTC members and affiliate members. The Company also believes that as the largest independent provider of DIRECTV services that it is well positioned to achieve economies of scale through the acquisition of DIRECTV territories held by other NRTC members and affiliate members.

         In furtherance of its DBS acquisition strategy, Pegasus met with DTS in April, 1997 to discuss a proposal to engage in a business combination with DTS, the second largest independent provider of DIRECTV services with the exclusive right to provide DIRECTV services within certain rural territories in the U.S. encompassing approximately 1.8 million U.S. television households in rural areas of 11 states serving a subscriber base, as of December 8, 1997, of approximately 124,100 DBS customers. In the weeks that followed, members of the senior management of Pegasus and DTS, together with representatives of DTS' principal stockholders and their respective legal and other advisors, held a series of meetings to discuss possible terms of a business combination and exchanged financial and due diligence materials with the objective of entering into a binding agreement in principle. In July 1997, Pegasus and DTS determined that they were not able to reach an agreement at that time and terminated their discussions. In October 1997, Pegasus and DTS resumed discussions. On November 6, 1997, Pegasus and DTS entered into an agreement in principle (the "Agreement in Principle") and made a public announcement about the proposed merger.

         On December 18 and 19, 1997, the Pegasus Board held a meeting to consider the proposed Merger Agreement and the transactions contemplated thereby, including the proposed consideration to be paid to DTS' stockholders. At this meeting, members of Pegasus' senior management, together with its legal advisors, reviewed with the Pegasus Board, among other things, the strategic fit between the two companies, the background of the proposed transaction, the financial evaluation analyses of the transaction, and the terms of the Merger Agreement. In addition, at the December 18, 1997 meeting, Merrill Lynch presented financial analyses regarding the proposed transaction to the Pegasus Board. After discussion and consideration, the Pegasus Board unanimously authorized Pegasus' executive officers to further negotiate the Merger Agreement. On December 31, 1997, the Pegasus Board met again, and Merrill Lynch presented its updated analyses regarding the proposed transaction and delivered its oral opinion which was confirmed by its written opinion, dated December 31, 1997, to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the Consideration (as defined in such opinion) to be paid by Pegasus in the Merger is fair from a financial point of view to Pegasus. The Pegasus Board unanimously approved the Merger Agreement and authorized the execution of the Merger Agreement on such terms with such changes as the executive officers approved.

         On January 8, 1998, Pegasus, the Merger Sub, holders of Pegasus' Class B Common Stock, DTS and certain of DTS' stockholders entered into the Merger Agreement, and Merrill Lynch confirmed its opinion dated December 31, 1997 with its written opinion dated as of January 8, 1998, to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the Consideration (as defined in such opinion) to be paid by Pegasus in the Merger is fair from a financial point of view to Pegasus. The full text of the Merrill Lynch Opinions, each of which sets forth a description of the assumptions made, factors considered and limitations on the review undertaken, is attached hereto as Annex V. Pegasus stockholders are urged to read the Merrill Lynch Opinions carefully in their entirety. See "APPROVAL OF MERGER - Opinion of Merrill Lynch").

Reasons for the Merger and Recommendations of the Pegasus Board

         At the meeting held on December 31, 1997, the Pegasus Board, by unanimous vote, determined that the terms of the Merger Agreement and the Merger are in the best interests of Pegasus and its stockholders and approved the Merger Agreement and the Merger. At such meeting, the Pegasus Board also recommended that Pegasus' stockholders approve the Merger Proposal. In reaching these conclusions and recommendations, the Pegasus Board consulted with Pegasus' management and its legal counsel and financial advisors and considered a number of factors, including the consideration to be paid in the Merger and the strategic fit between the businesses of Pegasus and DTS.

         ACCORDINGLY, THE PEGASUS BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL.

Opinion of Merrill Lynch

         Pegasus retained Merrill Lynch to act as its exclusive financial advisor in connection with the Merger. On December 31, 1997, Merrill Lynch delivered to the Pegasus Board its oral opinion, confirmed by its written opinion dated December 31, 1997 (the "Merrill Lynch Opinion"), to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the Consideration (as defined in the Merrill Lynch Opinion as 5,500,000 shares of the common stock of Pegasus as adjusted for certain options, warrants and other obligations of DTS) to be paid by Pegasus in the Merger is fair from a financial point of view to Pegasus. Merrill Lynch confirmed its written opinion dated December 31, 1997 with its written opinion dated as of January 8, 1998 to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the Consideration (as defined in such opinion) to be paid by Pegasus in the Merger is fair from a financial point of view to Pegasus (collectively the "Merrill Lynch Opinions")

         The full text of the Merrill Lynch Opinions, each of which sets forth a description of the assumptions made, general procedures followed, factors considered and limitations on the review undertaken, is attached hereto as Annex V and is incorporated herein by reference. The Merrill Lynch Opinions were provided to the Pegasus Board for its information and are directed only to the fairness from a financial point of view to Pegasus of the Consideration to be paid by Pegasus in the Merger, do not address the merits of the underlying decision by Pegasus to engage in the Merger and do not constitute a recommendation to any Pegasus stockholder as to how such stockholder should vote on the Merger or any transaction related thereto. Pegasus stockholders are urged to read the Merrill Lynch Opinions carefully in their entirety, especially with regard to the assumptions made and factors considered by Merrill Lynch. The summary of the Merrill Lynch Opinions set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

         The Consideration was determined through arms-length negotiations between Pegasus and DTS and was approved by the Pegasus Board.

         The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinions or the presentation made by Merrill Lynch to the Pegasus Board. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinions, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying the Merrill Lynch Opinions.

         In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Pegasus or DTS. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch Opinion and Merrill Lynch's presentation to the Pegasus Board were among several factors taken into consideration by the Pegasus Board in making its determination to approve and adopt the Merger Agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Pegasus Board with respect to the fairness of the Consideration.

         In arriving at its opinions, Merrill Lynch, among other things: (i) reviewed certain publicly available business and financial information relating to DTS and Pegasus that Merrill Lynch deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of DTS and Pegasus furnished to Merrill Lynch by DTS and Pegasus, as well as the amount and timing of the cost savings and related expenses expected to result from the Merger (the "Expected Synergies") furnished to Merrill Lynch by Pegasus; (iii) conducted discussions with members of senior management of DTS and Pegasus concerning the matters described in clauses (i) and (ii) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies; (iv) reviewed the market prices for Pegasus' Class A Common Stock and valuation multiples for DTS capital stock and Pegasus Class A Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (v) reviewed the results of operations of DTS and Pegasus and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (vii) reviewed a draft dated December 30, 1997 of the Merger Agreement and the Merger Agreement as executed January 8, 1998, respectively, and (viii) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

         In preparing its opinions, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information, did not undertake an independent evaluation or appraisal of any of the assets or liabilities of DTS or Pegasus and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of the properties or facilities of DTS or Pegasus. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by DTS or Pegasus, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of DTS or Pegasus management as to the expected future financial performance of DTS or Pegasus, as the case may be, and the Expected Synergies. Merrill Lynch further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

         The Merrill Lynch Opinions are necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of such opinions. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. Merrill Lynch also assumed that no increase in the amount of Consideration or other payments and no incurrence of other liabilities that in any case would be material to Merrill Lynch's analysis will be required under the Merger Agreement. Merrill Lynch was not asked to consider, and the Merrill Lynch Opinions do not in any manner address, the prices at which shares of Pegasus Class A Common Stock will trade following the announcement or consummation of the Merger.

         The following is a brief summary of the material analyses performed by Merrill Lynch in connection with its preparation of the Merrill Lynch Opinion.

         Historical Trading Analysis. Merrill Lynch reviewed the historical stock market performance of Pegasus's Class A Common Stock. This analysis indicated that since Pegasus' initial public offering through December 30, 1997, the price of a share of Pegasus Class A Common Stock ranged between $9.25 and $24.50 and averaged $14.27.

         Selected Publicly Traded Comparable Companies Analysis. Using publicly available information, Merrill Lynch reviewed the stock prices (as of December 30, 1997) and market multiples of common stocks of the following companies:
Echostar Communications Corporation, TCI Satellite Entertainment, Inc., United States Satellite Broadcasting Company, Inc. and Pegasus. Merrill Lynch believes these companies are engaged in lines of business that are generally comparable to those of DTS. Merrill Lynch determined the equity market value and derived the unlevered value (defined as equity market value plus the book value of debt less cash and cash equivalents) for these comparable companies. Merrill Lynch calculated a range of such unlevered values as a multiple of current DBS subscribers and earnings before interest, taxes, depreciation, amortization and subscriber acquisition costs ("Pre-SAC EBITDA"). Unlevered value as a multiple of current subscribers ranged from 2,100x to 2,200x, compared to an implied transaction multiple of 2,055x for DTS. Unlevered value as a multiple of estimated 1998 Pre-SAC EBITDA ranged from 11.5x to 12.5x, compared to an implied transaction multiple of 12.6x estimated 1998 Pre-SAC EBITDA based on the DTS Projections (as defined below) and an implied transaction multiple of 13.2x estimated 1998 Pre-SAC EBITDA based on the Adjusted Projections (as defined below).

         Selected Acquisition Transaction Analysis. Using publicly available information, Merrill Lynch reviewed the purchase prices and multiples paid in selected completed and pending mergers and acquisitions involving DIRECTV territories which Merrill Lynch deemed relevant in evaluating the Merger. Merrill Lynch reviewed the acquisitions of rural DIRECTV territories by Pegasus and DTS during 1996 and 1997. Merrill Lynch reviewed the acquisition of Indiana territories by DTS, the pending acquisition of a Georgia territory by DTS, and the acquisition of various territories by Pegasus. Multiples of unlevered value of the transactions (consideration offered for the equity plus the book value of debt less cash and cash equivalents) to the DBS subscribers of the acquired businesses ranged from 2,000x to 2,150x, compared to an implied transaction multiple of 2,055x for DTS. The multiples of Pre-SAC EBITDA for the forward 12 months after the acquisition ranged from 13.5x to 14.5x, compared to an implied transaction multiple of 12.6x estimated 1998 Pre-SAC EBITDA based on the DTS Projections (as defined below) and an implied transaction multiple of 13.2x estimated 1998 Pre-SAC EBITDA based on the Adjusted Projections (as defined below).

         No company, transaction or business used in the analysis described under "-Selected Publicly Traded Comparable Companies Analysis" and "-Selected Acquisition Transaction Analysis" is identical to Pegasus, DTS or the Merger. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgements concerning differences in financial and operating characteristics and other factors that could affect the transaction or the public trading or other values of the company or companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable acquisition or company data.

         Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of DTS using two different versions of underlying operating projections, each of which was based upon the forecasts prepared by the management of DTS. The first version is referred to as the "DTS Projections." The second version, which was adjusted by Pegasus management (the "Adjusted Projections"), differed from the DTS Projections in that they assumed lower average monthly subscriber revenue in 1998 through 2000, a higher Pre-SAC EBITDA margin and higher subscriber acquisition costs as compared to the DTS Projections. Utilizing these two versions of projections for DTS, Merrill Lynch calculated the theoretical unlevered discounted present value for DTS by adding together the present value of (i) the projected stream of unlevered free cash flow through the fiscal year 2002 for DTS and (ii) the projected value of DTS at the end of the fiscal year 2002 (the "DTS Terminal Value"). Merrill Lynch also performed a discounted cash flow analysis of Pegasus on a stand alone basis using a set of underlying operating projections which were based upon the forecasts provided by management of Pegasus (the "Pegasus Projections"). Utilizing the Pegasus Projections, Merrill Lynch calculated the theoretical unlevered discounted present value for Pegasus by adding together the present value of (i) the projected stream of unlevered free cash flow through the fiscal year 2002 for Pegasus and (ii) the projected value of Pegasus at the end of the fiscal year 2002 (the "Pegasus Terminal Value"). Each DTS Terminal Value and the Pegasus Terminal Value were calculated based upon earnings before interest, taxes, depreciation, amortization and net new subscriber acquisition costs ("Adjusted EBITDA") multiples ranging from 6.0x to 8.0x. The unlevered after-tax discount rates used in the discounted cash flow analyses ranged from 16.0% to 20.0%.

         The theoretical value of DTS based on the DTS Projections produced a range of values for DTS' equity of $119.2 million to $261.2 million. The theoretical value of DTS based on the Adjusted Projections produced a range of values for DTS' equity of $95.2 million to $214.0 million. Merrill Lynch noted that, based on the closing price of Pegasus on December 30, 1997, the implied value of $111.4 million of the

Consideration was within the range of theoretical value based on the Adjusted Projections. The theoretical value of Pegasus based on the Pegasus Projections produced a range of values per share of Pegasus Common Stock of $19.15 to $36.55. Merrill Lynch noted that the closing price of Pegasus Common Stock on December 30, 1997, $20.25, was within the range of theoretical value based on the Pegasus Projections.

         In addition, Merrill Lynch calculated the theoretical value of DTS and Pegasus combined based on the Adjusted Projections, the Pegasus Projections and the Expected Synergies. The theoretical value of Pegasus based on DTS and Pegasus combined produced a range of value per share of Pegasus Common Stock of $19.37 to $38.29. Merrill Lynch noted that the per share values were above the comparable per share values for Pegasus on a stand alone basis.

         Contribution Analysis. Merrill Lynch analyzed the percentage of revenue, Pre-SAC EBITDA, households, subscribers and unlevered value and equity value that each of Pegasus and DTS would contribute to the total of the combined entity based upon the Adjusted Projections and Pegasus Projections referred to above. Based upon the Adjusted Projections and Pegasus Projections, Pegasus' contribution to the combined entity ranged from 61.6% to 72.4%. Merrill Lynch noted that, based upon the Consideration of 5.5 million Pegasus Class A Common Stock for DTS capital stock, the Pegasus stockholders would own approximately 66% of the combined entity, within the range of contribution based upon the statistics considered.

         Pegasus retained Merrill Lynch on the basis of its experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm which, as a part of its investment banking business, regularly is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Merrill Lynch has provided financial advisory and financing services to Pegasus and may continue to do so, and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade the equity securities of Pegasus and DTS for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

         Pursuant to the engagement letter, dated as of November 1, 1997, between Pegasus and Merrill Lynch, Pegasus has agreed to pay Merrill Lynch a fee of $1,350,000 for services rendered in connection with the Merger. Of this amount, $100,000 was payable on the date of the engagement letter, $400,000 was payable upon the execution of the definitive agreement and $850,000 will be payable upon the consummation of the Merger. Pegasus has also agreed to reimburse Merrill Lynch for the expenses reasonably incurred by it in connection with its engagement (including reasonable counsel fees and disbursements) and to indemnify Merrill Lynch and its affiliates from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.


Interests of Certain Persons in the Merger

         At Closing, the Voting Agreement will be entered into by Marshall W. Pagon and the holders of the Class B Common Stock, and by certain stockholders of DTS and certain of their affiliates, including Columbia Capital Corporation ("Columbia"), Whitney Equity Partners, L.P. ("Whitney") and Chisholm Partners III, L.P. ("Chisholm"). The Voting Agreement provides that during the term of the Voting Agreement the Pegasus Board will consist of at least nine members, subject to reduction in certain circumstances, and will initially consist of three independent directors, three directors designated by Mr. Pagon, and one director to be designated initially by each of Columbia, Whitney and Chisholm. The three independent directors will initially consist of James J. McEntee, III, Mary C. Metzger, and Donald W. Weber. Mr. Pagon's designees consist of himself, Robert N. Verdecchio (Pegasus' chief financial officer) and a person to be determined by Mr. Pagon. All of the independent directors and Messrs. Pagon and Verdecchio are currently members of the Pegasus Board. Columbia, Whitney and Chisholm informed the Company that they intend to initially designate Harry F. Hopper, III, Michael C. Brooks and Riordon B. Smith, respectively, to serve as their designees to the Pegasus Board. The Voting Agreement also specifies that the Pegasus Board will have a nominating committee, an audit committee and a compensation committee. Each such committee will consist of one director designated by a majority of the Columbia, Whitney and Chisholm designees, one independent director and one director designated by Mr. Pagon. The Voting Agreement terminates with respect to any of Columbia, Whitney and Chisholm and their respective related parties (and thus their respective rights to designate a director) when any of them and their respective specified related parties cease to own collectively at least half the shares of Class A Common Stock received by them in the Merger and certain other events. A copy of the Voting Agreement to be entered into is attached as Annex II to this Proxy Statement/Prospectus. See "THE MERGER -- Voting Agreement."

         At Closing, a Registration Rights Agreement will also be entered into by, among others, Pegasus, certain of DTS' stockholders, and members of DTS' senior management who elect to do so. The Registration Rights Agreement will provide certain underwritten demand, shelf and piggyback registration rights to holders of Class A Common Stock received in the Merger who are parties to this agreement. See "THE MERGER -- Registration Rights Agreement."

         In connection with the Merger, noncompetition agreements will be entered into by certain members of DTS' Senior Management and by certain DTS stockholders and certain of their respective affiliates. The noncompetition agreements will restrict each of these individuals or entities from engaging in certain business activities relating to the satellite television business.

Ownership of Pegasus After the Merger

         Upon completion of the Merger, there will be outstanding 11,239,842 shares of Class A Common Stock (assuming no additional shares are issued before the Effective Time), of which approximately 5.5 million, or 48.9%, will be owned by the DTS stockholders, and 4,581,900 shares of Class B Common, all of which will be beneficially owned by Mr. Pagon. Giving effect to the voting rights of the Class B Common Stock, the DTS stockholders and Mr. Pagon will have voting power with respect to approximately 9.6% and 80.3%, respectively, of the Common Stock, subject to the terms of the Voting Agreement.

Management of Pegasus After the Merger

         It is not expected that there will be any change in the executive officers of Pegasus as a result of the Merger. For information concerning the composition of the Pegasus Board following the Merger, see "THE MERGER -- Voting Agreement."


                 PROPOSAL 2: AMENDMENT TO RESTRICTED STOCK PLAN

         The Restricted Stock Plan, which was adopted in September 1996, provides for the issuance of up to 270,000 shares of Class A Common Stock pursuant to restricted stock awards. Awards for an aggregate of 94,159 shares of Class A Common Stock have been granted thus far under the plan.

         The Restricted Stock Plan was adopted to further the growth and success of the Company by providing an incentive to eligible employees which increases their direct involvement in the future success of the Company and which generally rewards these employees in proportion to increases in Location Cash Flows.

         The Pegasus Board is proposing that the Restricted Stock Plan be amended to provide for an increase in the maximum number of shares of Class A Common Stock which may be issued under the Plan from 270,000 to

350,000. In proposing this amendment, the Pegasus Board took into consideration the number of awards made under the plan and the substantially larger employee base that will result upon consummation of the Merger.

         Approval of the proposed amendment is contingent upon approval and effectiveness of the Merger.

         THE PEGASUS BOARD RECOMMENDS VOTING "FOR" THE PROPOSAL TO AMEND THE RESTRICTED STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF CLASS A COMMON STOCK FOR WHICH AWARDS MAY BE GRANTED FROM 270,000 TO 350,000.

Restricted Stock Plan

         The Restricted Stock Plan provides for four types of restricted stock awards that are made in the form of Class A Common Stock: (i) profit sharing awards to general managers, department managers and corporate managers (other than executive officers); (ii) special recognition awards for consistency (team award), initiative (a team or individual award), problem solving (a team or individual award) and individual excellence; (iii) excess awards that are made to the extent that an employee does not receive a matching contribution under the Company's U.S. 401(k) Plan or Puerto Rico 401(k) Plan because of restrictions of the Internal Revenue Code of 1986, as amended (the "Code") or the Puerto Rico Internal Revenue Code, respectively; and (iv) discretionary restricted stock awards.

         Awards under the Restricted Stock Plan (other than excess and discretionary awards) are in proportion to annual increases in Location Cash Flow. For this purpose Location Cash Flow is automatically adjusted for acquisitions such that, for the purpose of calculating the annual increase in Location Cash Flow, the Location Cash Flow of the acquired properties is included as if it had been a part of the Company's financial results for the comparable period of the prior year.

         The Company believes that the Restricted Stock Plan results in greater increases in stockholder value than results from a conventional stock option program because it creates a clear cause and effect relationship between initiatives taken to increase Location Cash Flow and the amount of incentive compensation that results therefrom.

         Although the Restricted Stock Plan like conventional stock option programs provides compensation to employees as a function of growth in stockholder value, the tax and accounting treatments of this program are different. For tax purposes, incentive compensation awarded under the Restricted Stock Plan (upon vesting) is fully tax deductible as compared to conventional stock option grants which generally are only partially tax deductible upon exercise. For accounting purposes, conventional stock option programs generally do not result in a charge to earnings while compensation under the Restricted Stock Plan does result in a charge to earnings. The Company believes that these differences result in a lack of comparability between the Operating Cash Flow of companies that utilize conventional stock option programs and the Operating Cash Flow of the Company.

         The table below lists the specific maximum components of the Restricted Stock Plan (other than excess and discretionary awards) in terms of a $1 increase in annual Location Cash Flow.

Component                                                                 Amount

Restricted Stock grants to general managers based
  on the increase in annual Location Cash Flow
  of individual business units...........................................6(cent)
Restricted Stock grants to department managers
  based on the increase in annual Location
  Cash Flow of individual business units.......................................6
Restricted Stock grants to corporate managers
  (other than executive officers) based on
  the Company-wide increase in annual Location
  Cash Flow....................................................................3
Restricted Stock grants to employees selected
  for special recognition..................................................... 5
                                                                        --------
          Total.........................................................20(cent)

          As of December 31, 1997, the Company had 8 general managers, 31 department managers and 5 corporate managers.

          Executive officers and non-employee directors are not eligible to receive profit sharing awards under the Restricted Stock Plan. Executive officers are eligible to receive awards under the Restricted Stock Plan consisting of (i) special recognition awards, (ii) excess awards made to the extent that an employee does not receive a matching contribution under either of the Company's 401(k) plans because of restrictions of the Code and (iii) discretionary awards determined by a committee of not fewer than two non-employee directors of Pegasus or the entire Pegasus Board.

          Administration. The Restricted Stock Plan is administered by a committee that is authorized by the Pegasus Board. With respect to special recognition awards made to officers and discretionary awards, the Restricted Stock Plan is administered by a committee of not fewer than two non-employee directors of Pegasus or the entire Pegasus Board.

          Vesting. Restricted Stock Awards vest on the following schedule: 34% after two years of service with the Company (including years before the Restricted Stock Plan was established), 67% after three years of service and 100% after four years of service. A grantee also becomes fully vested in his outstanding restricted stock award(s) upon death or disability. If a grantee's employment is terminated for a reason other than death or disability before completing four years of service, his unvested restricted stock awards will be forfeited. Restricted stock is held by the Company prior to becoming vested. The grantee will, however, be entitled to vote the restricted stock and receive any dividends of record prior to vesting.

          Duration and Amendment of Restricted Stock Plan. The Restricted Stock Plan became effective in September 1996, and will terminate in September 2006. The Pegasus Board may amend, suspend or terminate the Restricted Stock Plan, and the Restricted Stock Plan administrator may amend any outstanding restricted stock awards, at any time, subject to stockholder approval under certain circumstances, including increases in the number of shares authorized under the plan. A grantee must approve any suspension, discontinuance or amendment, if such action would materially impair the rights of the grantee under any restricted stock award previously granted to him.

          Restricted Stock Awards. The following special recognition awards (for
1996) and discretionary awards were made under the Restricted Stock Plan in 1997:

                                                                        Number
                                                                          of
Name and Position                                                      Shares(1)
-----------------                                                      ---------
Marshall W. Pagon, President and
  Chief Executive Officer............................................    9,090
Ted S. Lodge, Senior Vice President,
  Chief Administrative Officer, General Counsel,
  and Secretary......................................................    3,636
Robert N. Verdecchio, Senior Vice
  President, Chief Financial Officer
  and Assistant Secretary............................................    4,545
Howard E. Verlin, Vice President,
  Cable and Satellite Television
  and Assistant Secretary............................................    9,090
Executive Group......................................................   26,361
Non-Executive Director Group.........................................   N/A(2)
Non-Executive Officer Employee Group                                    22,171
                                                                        ------
          Total......................................................   48,532
                                                                        ======
(1) Number of shares of Class A Common Stock.
(2) Non-executive directors are not eligible to receive awards under the Restricted Stock Plan.

    The following profit sharing awards were made under the Restricted Stock Plan in 1997 on the basis of 1996 results.

                                                                        Number
                                                                          of
Name and Position                                                      Shares(1)
-----------------                                                      ---------
Marshall W. Pagon, President and
  Chief Executive Officer..........................................     N/A(2)
Ted S. Lodge, Senior Vice President,
  Chief Administrative
  Officer, General Counsel, and Secretary                               N/A(2)
Robert N. Verdecchio, Senior Vice
  President, Chief Financial Officer
  and Assistant Secretary..........................................     N/A(2)
Howard E. Verlin, Vice President,
  Cable and Satellite Television
  and Assistant Secretary..........................................     N/A(2)
Executive Group....................................................     N/A(2)
Non-Executive Director Group.......................................     N/A(2)
Non-Executive Officer Employee Group                                    37,191
                                                                        ------
     Total.........................................................     37,191
                                                                        ======

(1) Number of shares of Class A Common Stock.
(2) The Company's executive officers and non-executive directors are not eligible to receive profit sharing awards under the Restricted Stock Plan.

         Registration Statement on Form S-8. The 270,000 shares of Class A Common Stock that may be currently granted under the Restricted Stock Plan have been registered for sale under the Securities Act, pursuant to a Registration Statement on Form S-8. If the proposal to increase the number of shares covered by the Restricted Stock Plan is approved, the Company intends to file with the SEC an amendment to the Registration Statement on

Form S-8 to register the additional 80,000 shares of Class A Common Stock that may be granted pursuant to the plan.


                   PROPOSAL 3: AMENDMENT TO STOCK OPTION PLAN

         The Stock Option Plan, which was adopted in September 1996, provides for the issuance of up to 450,000 shares of Class A Common Stock pursuant to options granted under the plan. Options to acquire an aggregate of 220,000 shares of Class A Common Stock are currently outstanding.

         The Stock Option Plan was adopted to further the growth and success of the Company by providing an incentive to eligible employees and directors which increases their direct involvement in the future success of the Company.

         The Pegasus Board is proposing that the Stock Option Plan be amended to provide for an increase in the maximum number of shares of Class A Common Stock which may be granted under the Plan from 450,000 to 900,000 and to increase the maximum number of Shares of Class A Common Stock that may be issued under options granted to any executive officer from 275,000 to 550,000. In proposing this amendment, the Pegasus Board took into consideration the number of options that will need to be issued under the plan to replace outstanding warrants and/or options to purchase DTS common stock (see "THE MERGER -- The Merger Agreement -- Treatment of Certain Outstanding DTS Warrants and Options") and the number of additional non-employee directors that will result upon consummation of the Merger.

         Approval of the proposed amendment is contingent upon approval and effectiveness of the Merger.

         THE PEGASUS BOARD RECOMMENDS VOTING "FOR" THE PROPOSAL TO AMEND THE STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF CLASS A COMMON STOCK FOR WHICH OPTIONS MAY BE ISSUED FROM 450,000 TO 900,000 AND TO INCREASE THE MAXIMUM NUMBER OF SHARES OF CLASS A COMMON STOCK THAT MAY BE ISSUED UNDER OPTIONS GRANTED TO ANY EXECUTIVE OFFICER FROM 275,000 TO 550,000.

Stock Option Plan

         Executive officers, who are not eligible to receive profit sharing awards under the Restricted Stock Plan, are eligible to receive nonqualified stock options ("NQSOs") or options qualifying as incentive stock options ("ISOs") under the Stock Option Plan, but no executive officer may be granted options covering more than 275,000 shares of Class A Common Stock under the plan (550,000 shares if the proposal is approved). Directors of Pegasus who are not employees of the Company, are eligible to receive NQSOs under the Stock Option Plan. Currently, 4 executive officers and 3 non-employee directors are eligible to receive options under the Stock Option Plan. After giving effect to the Merger, 4 executive officers and up to 7 non-employee directors will be eligible to receive options under the Stock Option Plan.

         Administration. The Stock Option Plan is administered by a committee of not fewer than two non-employee directors of Pegasus, or the entire Pegasus Board (the "Stock Option Plan Committee"). Executive officers and non-employee directors selected by the Stock Option Plan Committee will be eligible to receive options based on an executive officer's or non-employee director's contribution to the achievement of the Company's objectives and other relevant matters.

         Terms and Conditions of Options. When an option is granted at the discretion of the Stock Option Plan Committee, the Stock Option Plan Committee determines the term of the option (which may not be more than ten years), the exercise price (which may not be less than the fair market value of Class A Common Stock on the date of grant), and the date(s) on which the option becomes exercisable. However, ISOs granted to a person who owns more than 10% of the combined voting power of the stock of Pegasus (or of a subsidiary or parent) must have a term of not more than five years, and an exercise price of not less than 110% of the fair market value of Class A Common Stock on the date of grant. Options automatically become exercisable upon a Change of Control (as defined in the Stock Option Plan).

         The Stock Option Plan Committee may also provide that the term of an option will be shorter than it otherwise would have been if an optionee terminates employment or Board membership (for any reason, including death or disability). However, an ISO will expire no later than (i) three months after termination of employment for a reason other than death or disability, or (ii) one year after termination of employment on account of disability. Also, no option may be exercised more than three years after an optionee's death.

         The exercise price and tax withholding obligations on exercise may be paid in various methods, including a cash payment and/or surrendering shares subject to the option or previously acquired shares of Class A Common Stock.

         DTS Option and Warrants. Subject to the effectiveness of the Merger, certain outstanding DTS options and warrants will be exercisable under the Plan in accordance with their terms, and will not be subject to any inconsistent provisions of the Stock Option Plan. Such outstanding options and warrants of DTS will not, however, automatically become exercisable on a Change of Control of the Company.

         Duration and Amendment of Stock Option Plan. The Stock Option Plan will terminate in September 2006 (ten years after it was adopted by the Pegasus Board). The Pegasus Board may amend, suspend or terminate the Stock Option Plan, and the Stock Option Plan Committee may amend any outstanding options, at any time. Nevertheless, certain amendments listed in the Stock Option Plan require stockholder approval. Examples of amendments which require stockholder approval include an amendment increasing the number of shares which may be subject to options, an amendment increasing the limit on shares subject to options granted to executive officers and an amendment increasing the duration of the Stock Option Plan with respect to ISOs. Further, an optionee must approve any suspension, discontinuance or amendment, if such action would materially impair the rights of the optionee under any option previously granted to him or her.

         Market Value. As of January 20, 1998, the closing sale price of the Class A Common Stock on the Nasdaq National Market was $20.125.

         Federal Income Tax Treatment of Options.

                  ISOs. If the requirements of Section 422 of the Code are met, an optionee recognizes no income upon the grant or exercise of an ISO (unless the alternative minimum tax rules apply), and the Company is not entitled to a deduction.

                  NQSOs. An optionee recognizes no income at the time an NQSO is granted. Upon exercise of the NQSO, the optionee recognizes ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of Class A Common Stock over the exercise price. Subject to Section 162(m) of the Code, the Company will be entitled to a tax deduction in the amount and at the time that an optionee recognizes ordinary income with respect to an NQSO.

         Option Grants. As of December 31, 1997, the following options have been granted under the Stock Option Plan:

                                                                        Number
                                                                          of
Name and Position                                                      Units(1)
-----------------                                                      --------
Marshall W. Pagon, President and
  Chief Executive Officer..........................................     85,000
Ted S. Lodge, Senior Vice President,
  Chief Administrative
  Officer, General Counsel, and Secretary                               40,000
Robert N. Verdecchio, Senior Vice
  President, Chief Financial Officer
  and Assistant Secretary..........................................     40,000
Howard E. Verlin, Vice President,
  Cable and Satellite Television
  and Assistant Secretary..........................................     40,000
Executive Group....................................................    205,000
Non-Executive Director Group.......................................     15,000
Non-Executive Officer Employee Group                                    N/A(2)
                                                                       -------
          Total....................................................    220,000
                                                                       =======
-------------------------
(1) Reflects the number of shares issuable upon exercise of the option grants.
(2) The Company's employees who are not executive officers are not eligible to receive options under the Stock Option Plan.

         Registration Statement on Form S-8. The 450,000 shares of Class A Common Stock that may be currently issued under the Stock Option Plan have been registered for sale under the Securities Act, pursuant to a Registration Statement on Form S-8. If the proposal to increase the number of shares covered by the Stock Option Plan is approved, the Company intends to file with the SEC an amendment to the Registration Statement on Form S-8 to register the additional 450,000 shares of Class A Common Stock that may be issued pursuant to the plan.

                            PROPOSAL 4: OTHER MATTERS

         The Pegasus Board knows of no matters to be presented for action at the Special Meeting other than those set forth in the attached notice and customary procedural matters. However, if any other matters should properly come before the meeting or any adjournments or postponements thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the Commission, in accordance with the judgment of the persons voting such proxies.


                                   THE MERGER

         The following is a brief summary of the material provisions of the Merger Agreement and the transactions and agreements, including the Voting Agreement and Registration Rights Agreement, contemplated thereby. This summary is qualified in its entirety by reference to the full and complete text of the Merger Agreement, the Voting Agreement and the Registration Rights Agreement. A copy of the Merger Agreement and the form of Voting Agreement are attached as Annex I and II, respectively, to this Proxy Statement/Prospectus and the form of Registration Rights Agreement is filed as exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part. All of these documents are incorporated herein by reference. Capitalized terms used herein but not defined herein or in this Proxy Statement/Prospectus have the respective meanings assigned to them in the Merger Agreement, Voting Agreement and Registration Rights Agreement, as applicable.

The Merger Agreement

         At the Effective Time, the Merger Sub will be merged with and into DTS (the "Merger"), and DTS will be the surviving corporation and will continue its corporate existence under the laws of the State of Delaware (the "Surviving Corporation"). At

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



the Effective Time, the separate existence of the Merger Sub will cease. All properties, franchises and rights belonging to DTS and the Merger Sub will be vested in the Surviving Corporation, which will thereafter be responsible for all the liabilities and obligations of each of them. The Merger will become effective at the time and date that the certificate of merger is accepted for filing by the Secretary of State of the State of Delaware (the "Effective Time").

         Conversion of DTS Capital Stock

         At the Effective Time all of the issued and outstanding shares of DTS capital stock outstanding immediately before the Effective Time, other than treasury shares and dissenting shares, will be converted into the number of shares of Class A Common Stock equal to (i) 5.5 million shares, minus (ii) the number of shares of Class A Common Stock having an aggregate Market Price on the Closing Date equal to one-half of the difference between (A) the aggregate Market Price on the Closing Date of the Class A Common Stock underlying options and/or warrants to be issued to senior management and a consultant to DTS to replace certain warrants and options held by them to purchase 112,681 shares of DTS common stock and (B) the aggregate exercise price of such replacement warrants and/or options, minus (iii) the number of shares of Class A Common Stock having an aggregate Market Price on the Closing Date equal to the difference between (A) the aggregate Market Price on the Closing Date of the Class A Common Stock underlying the options that replace options held by senior management of DTS to purchase 11,133 shares of DTS common stock and (B) the aggregate exercise price of such replacement options, minus (iv) the number of shares of Class A Common Stock having an aggregate Market Price on the Closing Date equal to $75,000. The Merger Agreement defines the "Market Price" of the Class A Common Stock on any day to be the average of its last reported sale prices (with certain alternatives if no sale occurs on a given day) for the 30 consecutive trading days beginning 45 days before the day in question. The number and terms of Pegasus options and/or warrants to be issued in connection with the Merger that result in a decrease of the number of shares of Class A Common Stock into which the DTS capital stock will be converted as a result of the Merger, depend on the final Conversion Ratio, as described below. If the Merger had occurred on _______, 1998, the 5.5 million shares into which the DTS capital stock would otherwise have been converted would have been reduced to a total of _____ shares of Class A Common Stock.

         All treasury shares of DTS will be cancelled and extinguished and nothing will be issued or paid in respect thereof. Each share of common stock, par value $1.00 per share, of the Merger Sub issued and outstanding immediately before the Effective Time will be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation. Pegasus may deduct, withhold, and be credited for such amounts as required under the Code or any other provision of tax law. At the Effective Time, DTS' stock transfer books will be closed without any further registration of DTS' capital stock on the records of DTS.

         Conversion Ratio

         DTS has outstanding two classes of capital stock, common stock (the "DTS Common Stock") and Series A Payment-In-Kind Convertible Preferred Stock (the "DTS Preferred Stock"). At present there are 2,137,049 shares of DTS Common Stock and 1,404,056 shares of DTS Preferred Stock outstanding. Except for adjustments on account of accumulated dividends on the DTS Preferred Stock, as described below, both the DTS Common Stock and the DTS Preferred Stock will be converted into Class A Common Stock by applying the same conversion ratio (the "Conversion Ratio"), which will be equal to a fraction, the numerator of which is the number of shares of Class A Common Stock issued in the Merger and the denominator of which is the number of shares of DTS Common Stock and DTS Preferred Stock outstanding on the Closing Date.

         Dividends accumulate on the DTS Preferred Stock from October 10, 1997 when it was issued, at the rate of $1.80 per share per year. If there are accumulated and unpaid dividends on the Closing Date, the Conversion Ratio applicable to the DTS Preferred Stock will be adjusted with the result that the dollar amount of accumulated and unpaid dividends will be satisfied in the form of Class A Common Stock valued at its "trading value" for the period of five trading days (or such longer period as may be necessary so that the total volume of Class A Common

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

Stock traded during such period is at least 150,000 shares) ending on and including the second day before the Closing Date. The "trading value" of the Class A Common Stock is the average of its daily volume-weighted average price as reported by Bloomberg.

         Fractional Shares

         In lieu of issuing fractional shares in the Merger, cash equal to the product of the fractional amount and the Market Price of the Class A Common Stock on the Closing Date will be paid with respect thereto.

         Treatment of Certain Outstanding DTS Warrants and Options

         As of the date of the Merger Agreement, DTS had outstanding an aggregate of 124,000 warrants and 43,633 options, including both vested and unvested options and warrants. The Merger Agreement prohibits DTS from issuing additional warrants and options between the date of the Merger Agreement and the Closing Date.

         At the Effective Time, Pegasus will assume all of DTS' outstanding options and warrants, with the exception of 21,819 unvested warrants, and will replace them with options and/or warrants to purchase the number of shares of Class A Common Stock equal to the Conversion Ratio times the number of shares of DTS common stock issuable upon the exercise of such warrants and options for an exercise price equal to the exercise price applicable to the DTS warrants and options divided by the Conversion Ratio. If the Merger had occurred on _______, 1998, Pegasus would have issued replacement options and/or warrants to purchase ______ shares of Class A Common Stock at an exercise price of $_____ per share. The issuance of a portion of these replacement options and/or warrants will reduce the number of shares of Class A Common Stock otherwise issuable in the Merger (see " -- Conversion of DTS Capital Stock").

         Representations and Warranties

         The Merger Agreement contains various customary representations and warranties relating to, among other things: (i) the organization and qualification of the Sellers and the Pegasus Parties, (ii) the capitalization of DTS and Pegasus, (iii) the authority of each party to enter into and perform its respective obligations under the Merger Agreement, (iv) conflicts with, or required filings or consents under, other agreements or applicable laws, (v) financial and Registration Statement information, (vi) information concerning the parties' respective businesses, including compliance with legal requirements and contracts, (vii) as to DTS, the adequacy of its credit facility to satisfy future cash requirements, and (viii) disclosure as to subsequent events.

         Certain Covenants

         The Merger Agreement contains certain covenants by the Sellers and the Pegasus Parties between the date of the Merger Agreement and the Effective Time. These covenants include, among other things: (i) the agreement by DTS and of certain of its principal stockholders not to permit DTS, subject to certain exceptions provided for in the Merger Agreement or with the prior written consent of Pegasus, to engage in any acquisition unless the acquisition complies with certain criteria, amend the DTS Indenture, amend the DTS Credit Facility, declare or pay dividends or make other distributions to its stockholders, redeem or repurchase any stock, issue additional stock or warrants or options to acquire stock, incur any material debt, or make any loans other than in the ordinary course; and (ii) the agreement by Pegasus and the holders of the Class B Common Stock to cause Pegasus to conduct its business in the ordinary course.

         For the period following Closing the parties agree that (i) none of the principal DTS stockholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, subscriber, supplier, or other business associate of DTS, its subsidiaries, or its business from maintaining the same business relationships with Pegasus, the Surviving Corporation and its subsidiaries after Closing as it maintained with DTS and its subsidiaries prior to Closing and (ii) Pegasus will not amend DTS' certificate of incorporation or by-laws to adversely affect indemnification rights of directors and officers of DTS relating to matters before the Closing and

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



will maintain insurance coverage for such matters for a period of six years after the Closing Date.

         Conditions

          All obligations of the Pegasus Parties and the Sellers under the Merger Agreement will be subject to the fulfillment by the other party at or prior to closing of, among other things, each of the following conditions, any of which may be waived by the respective party in its sole discretion, except as not permitted by law: (i) the accuracy of the representations and warranties made by the other party and the compliance by the other party with applicable covenants, (ii) the obtaining of all requisite consents or approval by any governmental authority or other persons, and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the approval of the Merger Proposal by Pegasus' and DTS' stockholders, (iv) the absence of a material adverse change with respect to the other party, (v) the absence of certain litigation or related actions affecting the other party, and (vi) the delivery of certain documents by the parties.

         The obligation of the Pegasus Parties to effect the Merger is also subject to, among other things, the following conditions, any of which may be waived by the Pegasus Parties in their sole discretion, except as not permitted by law: (i) the period for the assertion of dissenters' rights pursuant to
Section 262 of the DGCL shall have expired and the holders of the DTS capital stock entitled to receive less than 5.0% of Class A Common Stock to be issued in the Merger shall have perfected their dissenters' appraisal rights under Section 262 of the DGCL in connection with the Merger, and (ii) a certificate or letter from the NRTC to the effect that as of the Closing Date DTS is in compliance with its NRTC Member Agreements and that there are no payments due by DTS under its NRTC Member Agreements, other than payments for fees in the ordinary course and not yet payable.

Termination

         The Merger Agreement may be terminated at any time prior to Closing as provided below: (i) by mutual consent of Pegasus and DTS, (ii) by either party, if any of the other parties have materially breached any representation, warranty, or covenant contained in the Merger Agreement, such other party was notified of the breach and the breach continued without cure for 30 days after such notice, (iii) by DTS if any of following non- breaching events occur before the closing without the consent of DTS: (a) Pegasus or any of its subsidiaries makes any acquisition or an investment in any business, in any single transaction or series of related transactions for total consideration in excess of $25.0 million, other than of a DIRECTV service territory, (b) Pegasus or any of its subsidiaries dispose of any of its assets out of the ordinary course of business in any single transaction or series of related transactions for consideration in excess of $25.0 million, other than in connection with the New England Cable Sale, (c) Pegasus or any of its subsidiaries issues equity securities or securities convertible into or exchangeable for equity securities in any single transaction or series of related transactions at an offering price that is both greater than $25.0 million in the aggregate and less than $25.00 per share on a common stock equivalent basis, other than in connection with acquisitions, under existing employee benefit plans, or in payment in kind of regularly scheduled dividends on the Series A Preferred Stock, (d) Pegasus or any of its subsidiaries incurs indebtedness in excess of $15.0 million in the aggregate other than in connection with acquisitions and other than under the Credit Facility, (e) Pegasus declares or pays any dividend or other distribution on its capital stock or redeems or repurchases any of its capital stock, other than regularly scheduled dividend payments on the Series A Preferred Stock and other than redemptions or repurchases of shares of employees in connection with the termination of their employment, or (f) Pegasus or any of its subsidiaries enters into any transaction or series of related transactions, other than in the ordinary course of business and other than transactions of the nature described in the immediately preceding clauses (a) through (e), resulting in an expenditure or commitment in excess of $15.0 million, (iv) by the Pegasus Parties, if DTS or any of its subsidiaries enters into any agreement to make an acquisition of or investment in any business for consideration in excess of $15.0 million in any single transaction or series of related transactions that does not comply with certain criteria, and (v) by either party, if the Closing shall not have occurred on or before June 1, 1998, otherwise than because of a breach by the terminating party of any of its representations, warranties or covenants under the Merger Agreement.

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

         Survival of Representations and Warranties

         The representations and warranties of the parties contained in the Merger Agreement will not survive Closing or the termination of the agreement other than those relating to DTS' and Pegasus' outstanding warrants and options, DTS' undisclosed liabilities, the Company's undisclosed liabilities, the Company's financial statements incorporated by reference in this Proxy Statement/Prospectus, and DTS' financial statements for the year ended December 31, 1997, all of which expire on November 5, 1998 unless a breach is asserted prior to such date. The Merger Agreement provides that certain covenants and agreements of the parties will expire upon closing or termination of the Merger Agreement and that others survive indefinitely.

         Indemnification Provisions

         The DTS stockholders (solely out of the escrow described below) will be required to indemnify Pegasus, the Surviving Corporation and certain of their related parties (the "Pegasus Indemnitees") from breaches of representations and warranties that survive the Closing (See "-- Survival of Representations and Warranties") and from material misstatements in and omissions from the registration statement relating to the DTS Notes (as supplemented by DTS through the Closing Date). In addition, the Principal Company (i.e., DTS) Shareholders, the Successor Principal Company (i.e., DTS) Shareholders and the Columbia Principals (each as defined in the Merger Agreement to include certain stockholders of DTS and certain of their affiliates) will be required to indemnify the Pegasus Indemnitees from the same matters. Indemnification is available to the Pegasus Indemnitees only for claims asserted on or before November 5, 1998, and is subject to the limitations described below.

         Pegasus and the Surviving Corporation will be required to indemnify the DTS stockholders and the former directors, offices, employees and agents of DTS and its affiliates (the "DTS Indemnitees") from breaches of Pegasus' representations and warranties that survive the Closing (see "-- Survival of Representations and Warranties") and from certain material misstatements in and omissions from the Registration Statement of which this Proxy Statement/Prospectus is a part. Indemnification is available to the DTS Indemnitees only for claims asserted on or before November 5, 1998, and is subject to the limitations described below.

         The Pegasus Indemnitees and the DTS Indemnitees will be entitled to indemnification only if the total of all claims exceed $2.0 million in the aggregate, and then only for the excess of claims over $1.15 million. These limitations do not apply to breaches of representations and warranties concerning DTS' and Pegasus' outstanding warrants and options.

         In general, the indemnity obligation of Pegasus and its affiliates, on the one hand, and DTS and its affiliates, on the other hand, is limited to 15% of the number of Shares of Class A Common Stock issued and received in the Merger. Of the shares of Class A Common Stock issued in the Merger, 10% of the total number of shares that would be issuable if no DTS stockholder exercises dissenters' appraisal rights will be deposited into escrow. Indemnity claims established in favor of the Pegasus Indemnitees will first be satisfied by delivery of escrowed shares, valued at the Market Price on the Closing Date. After the escrowed shares are exhausted, indemnity claims established in favor of the Pegasus Indemnitees will be satisfied by delivery by the Principal Company (i.e., DTS) Shareholders, the Successor Principal Company (i.e., DTS) Shareholders and the Columbia Principals of shares of Class A Common Stock, valued at the Market Price on the Closing Date (or, at the option of the person required to make delivery, cash of equal value). The indemnity obligation of the DTS stockholders as a group is limited to the escrowed shares. The additional indemnity obligation of the Principal Company (i.e., DTS) Shareholders, the Successor Principal Company (i.e., DTS) Shareholders and the Columbia Principals is limited to 5% of the number of shares of Class A Common Stock received by them in the Merger. These limitations do not apply to breaches and representations and warranties concerning outstanding DTS warrants and options. If shares of Class A Common Stock are required to be transferred, any dividends and other distributions previously made on such shares are required to be transferred as well.


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



         Indemnity claims established in favor of the DTS Indemnitees will be satisfied only by the delivery by Pegasus of additional shares of Class A Common Stock, valued at the Market Price on the Closing Date, and are limited to 15% of the number of shares of Class A Common Stock issued in the Merger. If Pegasus pays any dividend or makes any other distribution on its Class A Common Stock before delivering additional shares in satisfaction of an indemnity claim, it will also be required to deliver the amount of cash, securities or other property that the DTS Indemnitees would have received if they had owned the additional shares on the date of the dividend or distribution.

         Assignment

         Without the prior written consent of the other parties, no party may assign the Merger Agreement or any of its rights or interests or delegate any of its duties under the Merger Agreement; provided, however, that Pegasus may collaterally assign its rights to any persons providing debt financing.

Voting Agreement

         The Voting Agreement covers all shares of Class B Common Stock and other voting securities of Pegasus held at any time by Pegasus Capital L.P., Pegasus Communications Holdings, Inc. ("PCH") or Mr. Pagon and all shares of Class A Common Stock received in the Merger by Columbia, Whitney, Chisolm and any other DTS stockholders that are party to the Voting Agreement (collectively, the "Covered Shares").

         Voting; Size of the Pegasus Board; Committees

         During the term of the Voting Agreement, the Pegasus Board will consist of at least nine members (subject to reduction as provided below) of which three will be designated by Mr. Pagon, three will be Independent Directors (as defined in the Voting Agreement), who will be Mr. McEntee, Ms. Metzger and Mr. Weber or their successors nominated by the nominating committee of the Pegasus Board (the "Nominating Committee"), and one will be designated by each of Columbia, Whitney and Chisholm. Each party to the Voting Agreement will be required to vote all of its Covered Shares for such persons' election as directors.

         If any of Columbia, Whitney or Chisholm ceases to be entitled to designate a director (see "-- Termination"), such person's designee will be required to resign, and the Pegasus Board (excluding such person's designee) will determine whether or not to eliminate the directorship held by such person's designee. In the event the Pegasus Board determines not to so reduce its size, the Nominating Committee will nominate an Independent Director to fill the vacancy. The parties to the Voting Agreement will have no obligation to vote for any such nominee, but will be obligated to vote for a person who satisfies the definition of "Independent Director." In the event of an increase in the size of the Pegasus Board, the position so created must be filled by an Independent Director, but no party to the Voting Agreement will have any obligation to vote for the Nominating Committee's nominee to fill such position.

         The Voting Agreement also specifies that committees of the Pegasus Board will consist of an audit committee, a compensation committee, and a nominating committee. Each committee will consist of one director designated by a majority of the designees of the DTS stockholders, one of the three Independent Directors referred to in the first paragraph under this heading, and one director designated by Mr. Pagon.

         Termination

         The Voting Agreement will be terminated with respect to any Covered Share upon any sale or other transfer of such share to any Person other than Permitted Transferees (as defined in the Voting Agreement) of Mr. Pagon, Pegasus Capital, L.P. or PCH.

         A DTS Stockholder will lose its right to designate its director if a majority of the Independent Directors determine (i) that its designee has committed a breach of fiduciary duty to Pegasus or a material violation of any federal or state securities law in connection with the purchase or sale of any of Pegasus' securities; (ii) that it (or, in the case of Columbia, any Columbia Principal who owns at the time 100,000 or more shares of Class A Common Stock) has committed a material violation of any federal or state securities law in connection with the purchase or sale of any of Pegasus' securities; (iii) that it (or, in the case of Columbia, any Columbia Principal) violates its noncompetition or confidentiality agreement with Pegasus; (iv) that it (or, in the case of Columbia, any Columbia Principal) owns, controls, manages or is financially interested, directly or indirectly, in any business (other than a less than 5% interest in a publicly held company) that competes with the Company in any geographic area in which the Company does business; but this clause (iv) will not apply (1) to investments held on November 5, 1997, the date of the Agreement in Principle, (2) to any investment in a business that comes into competition with the Company as a result of the Company's acquisition or establishment of a new business or its expansion into a geographic area in which it did not previously operate if such person shall have held such investment before Pegasus' management proposes to the Pegasus Board such acquisition, establishment or expansion, (3) to any investment in an investment fund or pool that itself makes or holds an investment in a competitive business if the DTS Stockholder or Columbia Principal (a) is regularly engaged in making investment of that kind and (b) does not have the power to, and does not in fact, exercise an influence on the decision of the fund or pool in making the investment in the competitive business, and (4) unless prior to the exercise by a majority of the Independent Directors of the right to terminate the DTS Stockholder's right to designate a director, such DTS stockholder is given notice of the potential applicability of this clause (iv) and is given a reasonable opportunity to cure or modify the relationship to the satisfaction of a majority of the Independent Directors; (v) such DTS stockholder violates its voting obligations under the Voting Agreement; or (vi) such person's designee shall take or omit to take any action in his capacity as a director of Pegasus or member of any committee of the Pegasus Board in a manner materially inconsistent with the Voting Agreement, and the person who has the right to designate such director has not obtained his resignation within 30 days after being requested to do so by the Pegasus Board.

         In the event that all three DTS stockholders lose their right to designate a director as provided above, the Voting Agreement will terminate and its voting provisions and requirements concerning the Nominating Committee will not apply to the next election of directors.

         DTS Designees

         Columbia, Whitney and Chisholm have advised the Company that they propose to designate Harry F. Hopper, III, Michael C. Brooks and Riordon B. Smith, respectively, to the Pegasus Board.

         Harry F. Hopper III. Mr. Hopper has been a director of DTS since June 1996 and serves in such capacity as a designee of Columbia pursuant to the DTS Stockholders Agreement. Mr. Hopper has been a Managing Director of Columbia since January 1997. From January 1994 to January 1997. Mr. Hopper was a Senior Vice President of Columbia. From May 1990 to January 1994, he was an Executive Vice President of the corporate general partners of Bachtel Cellular Liquidity, LP and Paul S. Bachow Co-Investment Fund, LP.

         Michael C. Brooks. Mr. Brooks has been a director of DTS since February 1997 and serves in such capacity as a designee of Whitney pursuant to the DTS Stockholders Agreement. He has been a general partner of J.H. Whitney & Co., a venture capital firm ("J.H. Whitney"), since January 1985 and currently serves as Managing Partner. Mr. Brooks is also a director of SunGard Data Systems, Inc., DecisionOne Holdings Corp., Nitinol Medical Technologies, Inc. and several private companies.

         Riordon B. Smith. Mr. Smith has been a director of DTS since February 1997 and serves in such capacity as the designee of Chisholm pursuant to the DTS Stockholders Agreement. Mr. Smith is a Senior Vice President of Fleet Venture Resources, Inc., which he joined in 1990. Fleet Venture Resources, Inc. is a private equity fund with an investment focus in media and information, telecommunications services, healthcare services, industrial manufacturing, business services and consumer products and services.

Registration Rights Agreement

         On the Closing Date, a Registration Rights Agreement will be entered into which will provide certain of DTS' stockholders, each Columbia Principal and certain members of DTS' senior management (collectively, the "Holders") with certain registration rights, including underwritten demand, shelf and piggyback registration rights.

         Transfer Restrictions

         Each Holder will agree in the Registration Rights Agreement not to sell, transfer or otherwise dispose of any of the shares covered by the Registration Rights Agreement before November 5, 1998.

         Underwritten Demand Registrations

         The Holders will be entitled to two demand registrations, each covering sales of Class A Common Stock in an underwritten public offering. Each such demand registration right may be exercised between November 5, 1998 and the fifth anniversary of the Closing Date. The Holders' request must include at least 10% of the Class A Common Stock issued in the Merger. With certain exceptions, Holders will not be entitled to a demand registration for 360 days after the effective date of a registration filed by Pegasus for an underwritten public offering if Pegasus offered to include the Holders' shares of Class A Common Stock in such registration statement. The Holders' underwritten demand registration rights are subject to certain suspension rights by Pegasus in case of material developments.

         S-3 Shelf Registrations

         Each request for a shelf registration may be exercised between November 5, 1998 and the fifth anniversary of the Closing Date by Holders requesting to include not fewer than 100,000 shares of Class A Common Stock. Any shelf registration statement will not be required to remain effective for more than 90 days and may not be requested earlier than 90 days after the expiration of the immediately preceding shelf registration. The Holders' right to sell under any shelf registration statement is subject to certain suspension rights by Pegasus in case of material developments.

         Piggyback Registrations.

         Holders will be entitled to piggyback registration rights, which will be pari passu with those of existing stockholders, subject to certain "cut-back" and similar provisions.

         Expenses.

         Pegasus will generally bear registration expenses incurred under the Registration Rights Agreement with the exception of underwriting, broker and other similar selling expenses.

Noncompetition Agreements

         The Merger Agreement requires certain of DTS' stockholders, the Columbia Principals and certain members of DTS' senior management to enter into agreements not to compete with the Company or DTS in certain direct-to-home multichannel satellite service activities, as more fully specified in the agreements, in certain territories in the United States, including NRTC service areas. Each of the agreements has a term of three years from the Closing Date, except that the activities of the individual members of DTS' senior management outside NRTC service areas are restricted only until September 1, 1998.

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




Consequences Under Debt Agreements and Preferred Stock Terms

         Pegasus intends to designate DTS and its subsidiaries as "Unrestricted Subsidiaries" under the Senior Notes Indenture relating to the Senior Notes and under the certificate of designation (the "Certificate of Designation") relating to its Series A Preferred Stock. The consequences of this are, among other things, that DTS and its subsidiaries will not be subject to compliance with many of the covenants and operating restrictions imposed by the Senior Notes Indenture and the Certificate of Designation; that neither their indebtedness nor the results of their operations will enter into the determination of Pegasus' ability to incur indebtedness or make dividends, investments and other restricted payments; that Pegasus and its "Restricted Subsidiaries" may not make loans to or guarantee indebtedness of DTS and its subsidiaries; that neither DTS nor any of its subsidiaries may make loans to or guarantee indebtedness of Pegasus or any of its Restricted Subsidiaries; and that all transactions between Pegasus and its Restricted Subsidiaries, on the one hand, and DTS and its subsidiaries, on the other hand, must be carried out on arm's-length terms and, in certain cases, must be supported by a fairness opinion from an investment banking firm of national standing.

         Pegasus' existing DBS business is conducted by Restricted Subsidiaries of PM&C, a first-tier subsidiary of Pegasus. The PM&C Indenture requires that transactions between PM&C and its subsidiaries, on the one hand, and affiliates of PM&C, such as DTS will be after the Closing, on the other hand, must be carried out on arm's-length terms and, in certain cases, must be supported by a fairness opinion from an investment banking firm of national standing. The DTS Indenture contains similar provisions that will affect transactions between DTS and Pegasus, PM&C and their subsidiaries. The Credit Facility and the DTS Credit Facility contain similar requirements regarding arm's-length treatment.

         Because of these provisions, dealings between DTS' DBS business and Pegasus' other DBS businesses will need to be carried out with a greater degree of formality than is normally the case among wholly-owned subsidiaries of a common parent, and Pegasus will not have the same degree of flexibility to finance DTS' continuing operations as a parent company not subject to these provisions would have. This may adversely affect the ability of the Company to fully integrate DTS' business with the Company's other DBS businesses and may limit the advantages of the Merger.

Certain Federal Income Tax Consequences

         THE FOLLOWING SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE ADVICE REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR OF ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF STOCKHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND DEALERS IN STOCKS AND SECURITIES. EACH HOLDER OF PEGASUS COMMON STOCK AND/OR DTS CAPITAL STOCK IS URGED TO OBTAIN, AND SHOULD RELY ONLY UPON, HIS OR HER OWN TAX ADVICE.

         The Merger is intended to be a tax-free reorganization for federal income tax purposes so that no gain or loss will be recognized by DTS' stockholders, Pegasus' stockholders, DTS or Pegasus, except as a result of cash received in lieu of fractional shares or a DTS stockholder's exercise of appraisal rights.

         Pegasus has received an opinion (the "Tax Opinion") from its counsel to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the federal income tax consequences of the Merger to the DTS stockholders, the Pegasus stockholders, DTS and Pegasus will be as follows:

                  (i) No gain or loss will be recognized to the stockholders of DTS upon their receipt of shares of Class A Common Stock in exchange for their DTS capital stock;

                  (ii) The basis in the shares of Class A Common Stock to be received by the stockholders of DTS in the Merger will be the same as their basis in the DTS capital stock exchanged therefor, reduced by the basis allocable to fractional shares;

                  (iii) The holding period of the shares of Class A Common Stock to be received by the stockholders of DTS will include the period during which they held their DTS capital stock exchanged therefor, provided such DTS capital stock was held as a capital asset at the time of the Merger;

                  (iv) Neither DTS nor Pegasus will recognize gain or loss as a result of the Merger;

                  (v) Cash payments received by holders of the DTS capital stock in lieu of a fractional share will be treated as if a fractional share of Class A Common Stock had been issued in the Merger and then redeemed by Pegasus for cash. A holder of DTS capital stock will generally recognize gain or loss upon such payment, equal to the difference (if any) between such holder's basis in the fractional share and the amount of cash received; and

                  (vi) A holder of DTS capital stock who exercises appraisal rights in respect to all of such holder's shares will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such shares and the amount of cash received, provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the Code, which will be the case if the dissenting stockholder does not directly or constructively own any shares of Class A Common Stock or DTS capital stock after the Merger. Such gain or loss will be a capital gain or loss, provided that such shares are held as a capital asset at the time of the Merger. If the payment is essentially equivalent to a dividend, it will be treated as ordinary income to the extent of DTS' current and accumulated earnings and profits, and any remaining amount will first be applied against the holder's basis in his, her, or its shares and will then be treated as gain from the exchange of property, as described above.

         DTS' obligation to complete the Closing is subject to its receipt of an opinion to similar effect from its counsel.

         The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. The Tax Opinion neither binds the IRS or the courts nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinion is subject to certain assumptions and qualifications and is based on the truth and accuracy of certain representations made by DTS, Pegasus and certain stockholders of DTS. Of particular importance are those assumptions and representations relating to the "continuity of interest," "control" and "continuity of business enterprise" requirements.

         To satisfy the "continuity of interest" requirement, DTS' stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their DTS capital stock prior to the Merger or (ii) their shares of Class A Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the DTS stockholders, as a group, would no longer have a substantial proprietary interest in the DTS business being conducted by Pegasus after the Merger. Planned Dispositions include, among other things, shares disposed of pursuant to the exercise of dissenters' or appraisal rights. DTS' stockholders will generally be regarded as having retained a substantial proprietary interest as long as the shares of Class A Common Stock received in the Merger (after reduction for any Planned Dispositions), in the aggregate, represent at least 50% of the entire consideration received by the DTS stockholders in the Merger. To satisfy the "continuity of business enterprise" requirement, Pegasus must either (i) continue the historic business conducted by DTS, or (ii) use a significant portion of the historic business assets of DTS in a business. To satisfy the "control" requirement, DTS stockholders owning (1) at least 80% of the total voting power of all classes of DTS capital stock entitled to vote, and (2) at least 80% of the total number of shares of all other classes of DTS capital stock must exchange their shares of DTS capital stock for shares of Class A Common Stock. For purposes of the "control" requirement, the amount of stock constituting control is measured immediately before the transaction, and therefore, is affected by the number of shares of DTS capital stock voted against the merger by stockholders who thereafter exercise their appraisal rights as dissenting stockholders and receive cash provided by Pegasus.

         A successful IRS challenge to the "reorganization" status of the Merger (as a result of a failure to satisfy the "continuity of interest," "control" or "continuity of business enterprise" requirements or otherwise) would result in a DTS stockholder recognizing gain or loss with respect to each share of DTS capital stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the shares of Class A Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the shares of Class A Common Stock so received would equal their fair market value and the holding period for such shares would begin the day after the Merger.

         Holders of warrants and options to acquire shares of DTS capital stock will not recognize income upon the conversion of the warrants and options into warrants and/or options to purchase Class A Common Stock. Holders will recognize ordinary income when the warrants and/or options (other than incentive stock options and other than Pegasus warrants and/or options that replace DTS warrants issued in exchange for property rather than services) are exercised in an amount equal to the difference between the fair market value of the Class A Common Stock received upon exercise and the exercise price of the options.

Accounting Treatment

         Upon consummation of the Merger, Pegasus will account for the acquisition of DTS using the purchase method of accounting. Accordingly, the consideration to be paid in the Merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income (or loss) of DTS prior to the Effective Time will not be included in income of the combined company.

Federal Securities Law Consequences

         All shares of Class A Common Stock received by the DTS stockholders in the Merger will be freely transferable (subject to the agreement of certain DTS stockholders, contained in the Registration Rights Agreement, not to sell their shares of Class A Common Stock before November 5, 1998), except that shares of Class A Common Stock received by any person who is deemed to be an "affiliate" (as such term is defined under the Securities Act) of DTS prior to the Merger or Pegasus after the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of a person who becomes an affiliate of Pegasus) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of DTS or Pegasus generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.


                   DTS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion provides an assessment of the historical and pro forma consolidated results of operations and liquidity and capital resources of DTS and its wholly-owned subsidiaries. This discussion should be read in conjunction with the unaudited pro forma combined financial statements of DTS, the unaudited financial statements of DTS, the audited consolidated financial statements of DTS and the audited financial statements of certain businesses acquired or expected to be acquired, and the related notes thereto, elsewhere in this Proxy

Statement/Prospectus. As a result of the growth of DTS through its 1996 acquisition of the rights to distribute DIRECTV services in eight rural DIRECTV service territories (the "1996 Acquisitions") and its 1997 acquisition of the rights to distribute DIRECTV services in nine rural DIRECTV service territories in Kentucky, Kansas, Vermont, Georgia and Indiana (the "1997 Acquisitions") and the continued growth as a result of the Pending DTS Acquisition, and possible future acquisitions, the historical audited financial information of DTS may not be indicative of the financial position or results of operations to be reported in the future.

         On October 10, 1997, DTS effected its conversion from a limited liability company (the "LLC") to a corporation (the "Corporate Conversion"). The LLC merged with and into WEP Intermediate Corp., a Delaware corporation ("WEP"), pursuant to which (i) the member interests in the LLC held by WEP were canceled,
(ii) all of the outstanding capital stock of WEP was converted into Series A Payment-in-Kind Convertible Preferred Stock (the "DTS Series A Preferred Stock"), (iii) the member interests in the LLC evidenced by the Class A Units (the "Class A Units") were converted into the DTS Series A Preferred Stock, (iv) the member interests in the LLC evidenced by the Class B Units (the "Class B Units") were converted into DTS Common Stock (as defined herein), (v) the member interests in the LLC evidenced by the Class C Units (the "Class C Units") were converted into the right to purchase shares of DTS Common Stock, (vi) the member interests in the LLC evidenced by the Class D Units (the "Class D Units") were converted into warrants to purchase DTS Common Stock, (vii) all of the resulting capital stock of DTS became subject to the DTS Stockholders Agreement dated as of October 10, 1997 (the "Stockholders Agreement") among DTS, the holders of the DTS Common Stock and the holders of the DTS Series A Preferred Stock, and (viii) the surviving entity changed its name to "Digital Television Services, Inc."

         Subsequent to the Corporate Conversion, substantially all of the outstanding shares of the resulting corporation were owned by the holders of the equity interests in the LLC. Therefore, the Corporate Conversion will be treated for accounting purposes as the acquisition of WEP by the LLC. The LLC's assets and liabilities will be recorded at historical cost and WEP's assets and liabilities will be recorded at fair value. However, given that WEP's only asset consisted of its investment in the LLC, no goodwill would be recognized. Following the Corporate Conversion, the historical financial statements of the LLC became the historical financial statements of WEP and include the businesses of both companies.

Overview

         DTS was formed on January 30, 1996, to acquire, own and manage rights to distribute DIRECTV services to residential households and commercial establishments in rural DIRECTV service territories. As of December 31, 1996, DTS had acquired the rights to provide DIRECTV services to approximately 383,000 households for approximately $33.7 million or $88 per household, excluding adjustments recorded to reflect the discount of certain of DTS' seller notes at the 9% interest rate under its then existing credit facility (the "Old DTS Credit Facility") at December 31, 1996. Of the total purchase price, approximately $9.3 million was paid in cash and approximately $24.4 million was financed through the issuance of promissory notes of DTS in favor of the sellers. During the first half of 1997, DTS acquired the rights to provide DIRECTV services to an additional 1.1 million households for approximately $108.6 million or $97 per household, excluding adjustments recorded to reflect the discount of certain of DTS seller notes at a rate of 9%. Of the total purchase price, approximately $93.1 million was paid in cash and $15.5 million was paid through the issuance of promissory notes of DTS in favor of certain of the sellers. DTS also completed the Indiana Acquisition in January 1998 (effective December 31, 1997) pursuant to which it acquired the rights to provide DIRECTV service to an additional 135,800 households for $28.3 million in cash or approximately $208 per household. DTS has also entered into a definitive agreement with respect to the Pending DTS Acquisition, with respect to which it will acquire the rights to provide DIRECTV services to an aggregate of 42,100 additional households for an aggregate purchase price of approximately $9.5 million in cash or approximately $226 per household. The following table presents information regarding these acquisitions as of December 31, 1997.

                                                                                 Subscribers         Subscribers at
           System                  Date                    Acquisition             at Date            September 30,
         Location(1)            Acquired(1)                   Price               Acquired                1997
        -------------           -----------               -------------         -------------        ---------------
1996 Acquisitions -- 8
Rural DIRECTV Markets:
         New Mexico(2)         March 1, 1996              $    512,000                    404               952

         California            April 1, 1996                 5,980,000                  3,385             6,415

         New Mexico(2)         August 28, 1996               9,683,000                  2,931             4,886

         New York              August 28, 1996               4,860,000                  3,970             4,892

         South Carolina        November 26, 1996            12,700,000                  5,759             7,804
                                                          ------------               --------           -------

         Subtotal -- 1996                                 $ 33,735,000                 16,449            24,949
         Acquisitions                                     ------------               --------           -------

1997 Acquisitions -- 9
Rural DIRECTV Markets:

         Kentucky              January 2, 1997            $ 30,000,000                 19,908            22,229

         Kansas                January 31, 1997             19,425,000                 11,520            13,332

         Vermont               February 18, 1997            38,000,000                 20,778            25,447

         Georgia               May 9, 1997                  21,156,470                 14,409            15,681

         Indiana               December 31, 1997            28,250,000                 12,912             9,993
                                                          ------------               --------           -------

         Subtotal -- 1997                                 $136,831,470                 79,527            86,682
         Acquisitions                                     ------------               --------           -------

Pending DTS
Acquisition -- 1 Rural
DIRECTV Market:

         Georgia               January 30, 1998           $  9,500,000                                    4,294
                                                          ------------                                 --------

Totals                                                    $180,066,470                                  115,925
                                                          ============                                 ========

(1) See "BUSINESS OF DTS -- Acquisitions by DTS." The acquisition date for the Pending DTS Acquisition is an anticipated closing date.
(2) These systems are combined under the New Mexico cluster for purposes of the chart in "BUSINESS OF DTS -- Acquisitions by DTS."

         DTS generates revenues by providing DIRECTV services to its subscribers. DIRECTV services consist of programming purchased in a monthly or annual subscription, additional premium programming available on an a la carte basis, sports programming available under a monthly, yearly or seasonal subscription, and movies and events programming available on a pay per view basis.

         Although the majority of DSS equipment is sold to subscribers through independent dealers, DTS also generates revenue from the direct sale, rental and installation of satellite receivers and related equipment. During 1996, DTS offered price subsidies on DSS equipment to further stimulate the demand for DIRECTV services. The retail sales price of DSS equipment ranged from $199 to $599 during 1996 and the first nine months of 1997, depending upon the type of equipment sold. These sales prices were approximately $50 to $135 below DTS' cost for such equipment. DTS records revenue from the sale of DSS equipment and related accessories based on the amount paid by the customer, and recognizes a loss on the sale for DTS' cost in excess of the amount collected.
DTS offers installation services at prices ranging from $99 to $199.

         DTS' major cost of providing DIRECTV services to its subscribers is the direct wholesale cost of purchasing related program offerings from DIRECTV, which averaged approximately 52% and 51% of programming revenues during 1996 and for the nine months ended September 30, 1997, respectively. Additionally, DTS purchases other contract services from DIRECTV through the NRTC. These costs consist of recurring monthly subscriber maintenance fees, including security fees, ground services fees, system authorization fees and fees for subscriber billing.

         Since inception through September 30, 1997, DTS has invested significant working capital to implement extensive distribution networks and promotional programs to stimulate the acquisition of new subscribers. Costs associated with subscriber acquisition are a significant component of DTS' operating expenses. These expenses include variable commission expenses, fixed and variable promotional expenses and marketing salaries and benefits. As discussed above, DTS also subsidizes the cost of DSS equipment to the subscriber, thereby incurring a loss on the sale of satellite receivers and related equipment sold. DTS policy is to expense all subscriber acquisition costs at the time the sale is made or, in the case of cash back promotions on annual subscriptions, to amortize the promotion expense over 12 months. During the period beginning on January 30, 1996 (inception) and ending September 30, 1997, subscriber acquisition costs, including the loss on DSS equipment sales, averaged approximately $236 for each new subscriber addition (other than subscribers added through acquisitions). Based on this expenditure level and the current average subscriber cash contribution, DTS will recover its subscriber acquisition costs in approximately 20 months. DTS anticipates that it will continue to incur a significant level of subscriber acquisition costs in conjunction with the growth of its subscriber base, and that these costs could increase as a result of increased competition and a downward pressure on the retail price of satellite equipment sold. Potential increases in subscriber acquisition costs as well as significant subscriber growth is expected to have a short term negative impact on operating cash flow of DTS.

         General and administrative costs include administrative costs associated with DTS' sales and subscriber service operations, as well as accounting and general administration. Although these expenses will continue to increase as DTS' scope of operations increases, such expenses are primarily fixed in nature and, accordingly, should not increase directly in proportion to the future increase to DTS' subscriber base.

         During May and June 1997, DTS experienced an increase in subscriber disconnects above historical levels. DTS' average monthly disconnect rate for May and June 1997 was approximately 1.6% as compared to approximately 1% for all other months in the nine month period ended September 30, 1997. DTS believes that this increase was primarily the result of two non-recurring factors, the tightening by DTS of its account treatment policies and the disconnection of services by DIRECTV of all subscribers who had not converted to DIRECTV's current security protocol by replacing their system access cards. DTS has distributed new access cards to these subscribers in order to reconnect their DIRECTV services. Effective May 1, 1997, DTS temporarily revised its account treatment policies by reducing the period of time for which it disconnects subscribers due to non-payment from 60 days after the bill date to 45 days after the bill date. DTS rescinded this change in late June 1997. Subscriber disconnects have stabilized to historical levels during the third quarter.

         DTS has yet to achieve positive operating cash flow due to cash expended in implementing its sales and administrative infrastructure, marketing expenses associated with adding new subscribers and interest and other debt servicing costs associated with financing activities. DTS expects to continue its focus on increasing its subscriber base which is expected to have a negative impact on short-term operating results. In addition, a changing competitive environment may increase the marketing expenditures necessary to acquire new subscribers. There can be no assurance that DTS subscriber base and revenues will continue to increase or that DTS will be able to achieve or sustain profitability or positive operating cash flow.

Digital Television Services, LLC

         Nine Months Ended September 30, 1997 and Inception (January 30, 1996) to September 30, 1996

         DTS completed its initial two acquisitions of the rights to provide DIRECTV services to approximately 97,000 households during March and April 1996, and acquired an additional 135,000 households at the end of August 1996. Programming revenue generated during the nine month period ended September 30, 1996 consisted of DIRECTV services provided to the approximately 10,700 subscribers associated with these acquisitions for the nine month period. Programming revenue was approximately $28.811 million for the nine month period ended September 30, 1997 (the "1997 Period") compared to approximately $1.269 million for the period from inception (January 30, 1996) to September 30, 1996. This increase resulted primarily from revenue generated from the approximately 72,000 subscribers acquired in conjunction with DTS' acquisitions and the addition of approximately 17,500 net subscribers added during the twelve month period ended September 30, 1997. During the 1997 Period, DTS added approximately 15,400 net subscribers consisting of approximately 23,900 new subscribers offset by approximately 8,500 disconnects. Average monthly programming revenue per subscriber ranged from approximately $38 to approximately $41 during the 1997 Period.

         Equipment sales and installation revenue totaled approximately $3.291 million during the 1997 Period compared to approximately $96,000 during the period from inception to September 30, 1996. This increase resulted from the sale of DSS equipment and related installations to new subscribers added during the 1997 Period.

         Costs directly associated with providing programming, equipment sales and installation revenue totaled approximately $20.902 million during the 1997 Period compared with approximately $864,000 during the period from inception to September 30, 1996. These costs increased in direct proportion to the increase in the number of subscribers subscribing to DIRECTV services. For the 1997 Period, the gross profit on programming revenue after recurring service fees was approximately 41%. During the 1997 Period, DTS sold DSS equipment installed at average prices of approximately 18% below DTS' cost. DTS expects to continue to subsidize the cost of DSS equipment.

         DTS incurred direct selling expenses of approximately $5.557 million during the 1997 Period. These costs included advertising and promotion expenses, sales commissions to both DTS' employee and dealer distribution channels, and marketing salaries and benefits. Including subsidies on DSS equipment sales, DTS incurred approximately $239 of selling expenses for each new subscriber added (other than subscribers added through acquisitions) during the 1997 Period.

         General and administrative expenses totaled approximately $5.885 million during the 1997 Period or 18% of revenues. These expenses consisted primarily of salaries and expenses associated with customer service operations, general office expenses, and other general administrative expenses. General and administrative expenses are expected to continue to decline as a percent of total revenues in 1997 as the majority of these expenses are fixed in nature.

         Depreciation expense totaled approximately $323,000 for the 1997 Period and has increased in conjunction with the addition of general office assets and the purchase of installation service vehicles. Amortization expense totaled approximately $10.161 million for the 1997 Period. Of this amount, approximately $9.089 million relates to the acquisition of contract rights by DTS, approximately $166,000 relates to fees incurred in connection with the formation of DTS and its subsidiaries and approximately $906,000 relates to capitalized subscriber acquisition costs.

         DTS generated a Consolidated Operating Cash Flow deficit pursuant to the terms of the indenture, dated as of July 30, 1997 (the "DTS Indenture"), among DTS, DTS Capital, Inc., a Delaware corporation ("Capital", and collectively with DTS, the "Issuers"), certain DTS subsidiaries (the "Guarantors") and The Bank of New York, as trustee, of approximately $242,000 for the 1997 Period. DTS expects to incur an Operating Cash Flow deficit during the remainder of 1997 as a result of selling expenses associated with subscriber growth and general administrative costs associated with growth of customer service operations.

         Interest expense for the 1997 Period, including amortization of debt discount and debt issuance costs, totaled approximately $9.549 million. DTS incurred interest costs in conjunction with seller financing and borrowing under installment loans and the amendment and restatement of the DTS Credit Facility.

         Inception (January 30, 1996) to December 31, 1996

         Programming revenue was approximately $3.085 million for the period from inception to December 31, 1996 (the "1996 Period"). The majority of this revenue was generated from the approximately 16,450 subscribers acquired in conjunction with DTS' acquisitions. In addition, during the 1996 Period DTS added approximately 3,200 net subscribers subsequent to the closing of acquisitions, consisting of approximately 4,000 new subscribers offset by approximately 800 disconnects. Average monthly programming revenue per subscriber was approximately $38 for the period. Programming revenue is typically seasonal in nature with average monthly programming revenue per subscriber ranging from $35 to $42 during the 1996 Period. Equipment sales and installation revenue of approximately $324,000 resulted from the sale of DSS equipment and related installations to new subscribers.

         DTS incurred approximately $1.872 million of expenses during the 1996 Period directly associated with providing programming revenue, including approximately $1.596 million of programming costs and approximately $276,000 of service fees. These costs are directly attributable to the program revenues generated and the number of subscribers subscribing to DIRECTV services. For the 1996 Period, the gross profit on programming revenue after recurring service fees was approximately 39%. During the 1996 Period, DTS sold DSS equipment installed at average prices of approximately 23% below DTS cost.

         DTS incurred direct selling expenses of approximately $778,000 in connection with the addition of approximately 4,000 new subscribers during the 1996 Period. These costs included advertising and promotion expenses, sales commissions to both DTS' employee and dealer distribution channels, and marketing salaries and benefits. Including subsidies on DSS equipment sales, DTS incurred approximately $214 of selling expenses for each new subscriber added (other than subscribers added through acquisitions) during the 1996 Period.

         General and administrative expenses totaled approximately $1.954 million for the 1996 Period or 57% of total revenues. These expenses related to the opening of DTS' general office and retail locations, the recruiting and hiring of personnel, salaries and expenses associated with customer service operations, and other general administrative expenses. Such expenses were incurred as DTS implemented administrative and customer service infrastructure to support its rapid subscriber growth. General and administrative expenses are expected to decline as a percent of total revenues in 1997 with added systems and additional subscribers.

         Depreciation expense totaled approximately $48,000 for the 1996 Period in connection with the addition of general office assets, leasehold improvements associated with the build-out of office space and the purchase of installation vehicles. Amortization expense totaled approximately $1.1 million. Of this amount, approximately $1.022 million relates to DTS' acquired contract rights, approximately $36,000 relates to fees incurred in connection with the formation of DTS and its subsidiaries and approximately $42,000 relates to capitalized subscriber acquisition costs.

         DTS incurred a Consolidated Operating Cash Flow deficit pursuant to the terms of the DTS Indenture of approximately $1.593 million for the 1996 Period. This operating cash loss resulted from selling expenses associated with subscriber growth and general administrative costs associated with implementation of customer service and administrative infrastructure to support subscriber growth.

         Interest expense for the 1996 Period, including amortization of the debt discount and debt issuance costs, totaled approximately $818,000. DTS incurred interest costs in conjunction with seller financing and borrowings under installment loans and the DTS Credit Facility.

         Pro Forma Results of Operations

         The pro forma combined results of operations reflect the operations of DTS as if the (i) 1996 Acquisitions, (ii) the 1997 Acquisitions, (ii) the sale in January 1997 of 205,902 Class B Units to Columbia and senior management raising approximately $2.059 million of equity capital and the sale by the Company in February 1997 of 1,333,333 Class A Units to the Columbia, J.H. Whitney & Co. and Fleet Partners (collectively, the "Equity Investors") raising an additional $30.0 million of equity capital (collectively, the "1997 Equity"),
(iv) the repayment of approximately $14.8 million of outstanding indebtedness under certain seller notes incurred in connection with the 1996 Acquisitions, the amendment and restatement of the Old DTS Credit Facility in May 1997 to provide for a $50.0 million term loan facility and a revolving credit facility in the amount of $85.0 million, with a $50.0 million limit for letters of credit, (v) the Corporate Conversion, (vi) the Pending DTS Acquisition, (vii) the Interest Escrow Account to fund the DTS Notes, (viii) the repayment of the $50.0 million term loans which were outstanding under the Old DTS Credit Facility and approximately $32.2 million of the revolving credit loans which were outstanding under the DTS Credit Facility, and (ix) the amendment and restatement of the Old DTS Credit Facility (collectively, the "DTS Transactions") had occurred on January 1, 1996. These pro forma combined results of operations are not intended to be indicative of DTS' future combined results of operations nor the combined results of operations if the Transactions had occurred on January 1, 1996.

         Consistent with DTS' operations, the acquisitions included in the pro forma combined results generate revenues by providing DIRECTV services to their subscribers. In addition, the major cost for the acquired companies to provide DIRECTV services to its subscribers is the direct variable wholesale cost of purchasing related program offerings from DIRECTV. Furthermore, the acquired companies purchase other contract services through the NRTC from DIRECTV. These costs consist of recurring monthly subscriber maintenance fees, including security fees, ground services fees, system authorization fees and fees for subscriber billing.

         Pro Forma Nine Months Ended September 30, 1997

         Programming revenue generated on a pro forma basis totaled approximately $37.61 million for the nine months ended September 30, 1997. Pro forma subscribers increased from 97,128 to 115,955, or 19.4%. Average monthly pro forma programming revenue per subscriber was approximately $39.22. DTS also generated approximately $4.401 million of revenues from the sale of DSS equipment and related accessories, and from installation services.

         DTS incurred approximately $41.586 million of operating expenses (excluding depreciation and amortization) on a pro forma basis for the nine months ended September 30, 1997. These expenses consisted largely of the cost of wholesale programming and services. Direct costs of programming, including service fees, totaled approximately $22.398 million, resulting in a gross margin of approximately 40%. Selling expenses totaled approximately $6.551 million for the pro forma period ended September 30, 1997, consisting primarily of sales commissions, marketing salaries and benefits, advertising and promotional expenses. DTS expects future selling expenses on a pro forma basis to increase with the addition of direct distribution and further promotions on satellite equipment sales in the markets acquired on a pro forma basis. General and administrative expenses totaled $7.505 million on a pro forma basis for the nine months ended September 30, 1997, consisting of salaries and benefits for general administrative and subscriber service personnel, and general office expenses. DTS believes these pro forma expenses are higher than what can be expected in the future as a percentage of revenue due to the elimination of

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certain redundant administrative functions, personnel and related costs.

         Depreciation and amortization expense totaled approximately $15.01 million on a pro forma combined basis for the nine months ended September 30, 1997. Amortization expense, totaling approximately $14.431 million, includes approximately $13.359 million of amortization associated with DTS' purchase of contract rights, approximately $166,000 associated with costs incurred in connection with DTS' formation, and approximately $906,000 associated with capitalized subscriber acquisition costs.

         Interest expense for the nine months ended September 30, 1997 on a pro forma combined basis totaled approximately $18.524 million, including approximately $15.321 million of interest on the proceeds from DTS' note offering and amortization of debt issuance costs and approximately $3.203 million of interest expense associated with seller financing, installment notes and financings under the DTS Credit Facility.

         Pro Forma January 1, 1996 to December 31, 1996

         DTS generated revenues of approximately $41.645 million on a pro forma basis for the year ended December 31, 1996. Of this amount, $34.325 million resulted from programming revenue generated on 79,121 average subscribers. DTS also generated approximately $7.32 million of revenues from the sale of DSS equipment and related accessories, and from installation services. Pro forma subscribers increased from 61,114 to 97,128, or 59% for the year ended December 31, 1996.

         DTS incurred approximately $44.748 million of operating expenses (excluding depreciation and amortization) on a pro forma basis for the year ended December 31, 1996, consisting largely of the cost of wholesale programming and services. Direct costs of programming, including service fees, totaled approximately $21.098 million, resulting in a gross profit margin on programming of approximately 39%. Selling expenses, totaling approximately $5.595 million consisted primarily of advertising expenses, promotional expenses, commissions and salaries and benefits of marketing employees. Selling expenses of the acquisitions or pending acquisitions typically were lower in 1996 as many of the companies did not deploy the same marketing strategy as DTS. Accordingly, DTS expects future selling expenses on a pro forma combined basis to increase with the addition of direct distribution and satellite equipment subsidies. General and administrative expenses totaled approximately $12.428 million, consisting of allocated corporate expenses, salaries and benefits for general administrative and subscriber service personnel, and general administrative costs. DTS believes these expenses to be higher than what can be expected in the future due to the elimination of certain duplicative administrative infrastructure costs.

         Depreciation and amortization expenses totaled approximately $18.763 million on a pro forma combined basis for the year ended December 31, 1996. Amortization expense, totaling approximately $18.035 million includes approximately $17.977 million of amortization associated with DTS' purchase of contract rights, approximately $36,000 of amortization associated with costs incurred in conjunction with DTS' formation and approximately $42,000 related to capitalized subscriber acquisition costs.

         Interest expense for the year ended December 31, 1996 on a pro forma combined basis totaled approximately $24.638 million, including approximately $20.466 million of interest on the proceeds from the DTS note offering and amortization of debt issuance costs and approximately $4.172 million of interest expense associated with seller financing, installment notes and financings under the DTS Credit Facility.

Liquidity and Capital Resources

         DTS has required significant capital since its formation in order to acquire the rights to provide DIRECTV services and for the start up of its operations. DTS has financed acquisitions and its other capital needs through the proceeds received from the private sale of equity securities, the issuance of seller notes and through borrowings under the DTS Credit Facility. Cash flows from financing activities during the 1996 Period totaled approximately

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



$27.873 million, including $9.4 million borrowed under the DTS Credit Facility, approximately $32,000 from the issuance of installment notes, and approximately $18.441 million from the sale of Class B Units. In addition, DTS issued approximately $24.156 million of seller notes during the 1996 Period to finance a portion of the purchase price for certain rural DIRECTV service territories which DTS acquired. Cash flows from financing activities for the nine months ended September 30, 1997 totaled approximately $257.834 million, including $72.769 million borrowed under the DTS Credit Facility, approximately $345,000 from the issuance of installment notes, $31.879 million from the sale of the 1997 Equity, and $152.841 million from the issuance of the DTS Notes, net of discounts. In addition, DTS issued approximately $15.524 million of seller notes during the nine months ended September 30, 1997 to finance a portion of the purchase price for certain rural DIRECTV service territories which DTS acquired.

         DTS used proceeds from the financings during the 1996 Period (i) to consummate the 1996 Acquisitions for approximately $33.7 million, excluding adjustments recorded to reflect the discount of certain of DTS' seller notes at the 9% interest rate under the DTS Credit Facility at December 31, 1996, (ii) to pay approximately $3.15 million in deposits toward the purchase of the 1997 Acquisitions, (iii) to pay certain fees totaling approximately $3.516 million incurred in conjunction with DTS' formation and fees associated with the DTS Credit Facility, (iv) to repay approximately $9.047 million of seller notes and other notes payable, (v) for capital expenditures totaling approximately $386,000, and (vi) for operating cash needs totaling approximately $634,000. DTS used proceeds from the financings during the nine months ended September 30, 1997 (i) to consummate the 1997 Acquisitions (other than the Indiana Acquisition) for approximately $108.081 million, (ii) to pay certain fees and expenses totaling approximately $9.325 million associated with the procurement of debt financing, (iii) to repay approximately $6.133 million of seller notes and other notes payable, (iv) for capital expenditures totaling approximately $1.339 million, (v) expenses incurred in connection with DTS' formation totaling approximately $684,000, (vi) to repay approximately $82.169 million outstanding under the DTS Credit Facility, and (vii) for operating cash needs totaling approximately $4.518 million.

         In conjunction with the acquisitions of the exclusive rights to provide DIRECTV services in certain areas of California, New Mexico, Colorado, New York, South Carolina and Georgia, DTS issued promissory notes totaling approximately $39.68 million in favor of the sellers. The promissory notes accrue interest at per annum rates ranging from 3% to 15%. Notes with interest rates below 9% have been discounted to reflect the 9% interest rate under the DTS Credit Facility. One of the promissory notes carries a contingent payment amount, which is dependent upon the number of subscribers in DTS' California system at October 1, 1998. The amounts due under the terms of the contingent note were approximately $4.223 million and $5.786 million at December 31, 1996 and September 30, 1997, respectively.

         In July 1997, in connection with the DTS note offering, DTS amended and restated the Old DTS Credit Facility (as so amended and restated, the "DTS Credit Facility") to provide for a revolving credit facility in the amount of $70.0 million, with a $50.0 million sublimit for letters of credit, and a $20.0 million term loan facility. The proceeds of the DTS Credit Facility may be used
(i) to refinance certain existing indebtedness, (ii) prior to December 31, 1998, to finance the acquisition of certain rural DIRECTV territories and related costs and expenses, (iii) to finance capital expenditures of DTS and its subsidiaries and (iv) for the general corporate purposes and working capital needs of DTS and its subsidiaries.

         The $20.0 million term loan facility must be drawn within 12 months of the closing of the DTS Credit Facility and any amounts not so drawn by that date will be cancelled. The term loan shall be repaid in 20 consecutive quarterly installments of $200,000 each commencing September 30, 1998 with the remaining balance due on July 30, 2003. Borrowings under the revolving credit facility established pursuant to the DTS Credit Facility will be available to DTS until July 31, 2003; however, if the then unused portion of the commitments exceeds $10.0 million on December 31, 1998, the commitments will be reduced on such date by an amount equal to the unused portion of such commitments minus $10.0 million. Thereafter, the commitments thereunder will reduce quarterly commencing on September 30, 1999 at a rate of 3.50% through 1999, 5.75% in 2000, 7.0% in 2001, 9.0% in 2002 and 3.0% until June 30, 2003. All of the loans outstanding will be repayable on July 31, 2003. The making of each loan under the DTS Credit Facility will be subject to the satisfaction of certain conditions, including not exceeding a certain "borrowing base" based on the number of paying subscribers and households within the rural DIRECTV service territories served by DTS; maintaining minimum subscriber penetration throughout the term of the DTS Credit Facility; maintaining annualized contribution per paying subscriber throughout the term of the DTS Credit Facility based on net income plus certain sales, administrative and payroll expenses; maintaining a maximum ratio of total debt to equity beginning in the first quarter of 2000 and continuing throughout the term of the DTS Credit Facility; maintaining a maximum ratio of total senior debt to annualized operating cash flow and a ratio of total debt to annualized operating cash flow beginning in the first quarter of 2000 and continuing throughout the term of the DTS Credit Facility; maintaining a maximum ratio of total debt to adjusted annualized operating cash beginning in the first quarter of 1999 and continuing until the last quarter of 2000; and maintaining a maximum percentage of general and administrative expenses to revenues beginning in the first quarter of 1998 and continuing for the duration of the DTS Credit Facility. DTS is in compliance with those covenants with which it is required to comply as of the date hereof. In addition, the DTS Credit Facility provides that DTS will be required to make mandatory prepayments of the DTS Credit Facility from, subject to certain exceptions, the net proceeds of certain sales or other dispositions by DTS or any of its subsidiaries of material assets and with 50% of any excess operating cash flow with respect to any fiscal year after the fiscal year ending December 31, 1998.

         Borrowings by DTS under the DTS Credit Facility are unconditionally guaranteed by each of DTS' direct and indirect subsidiaries, and such borrowings are secured by (i) an equal and ratable pledge of all of the equity interests in DTS' subsidiaries, (ii) a first priority security interest in all of their assets, and (iii) a collateral pledge of DTS' NRTC Member Agreements.

         The DTS Credit Facility provides that DTS may elect that all or a portion of the borrowings under the DTS Credit Facility bear interest at a rate per annum equal to either (i) the CIBC Alternate Base Rate (as defined herein) plus the Applicable Margin (as defined herein) or (ii) the Eurodollar Rate (as defined herein) plus the Applicable Margin. When applying the CIBC Alternate Base Rate with respect to borrowings pursuant to the revolving credit facility, the Applicable Margin will be (w) 2.25% per annum (when the ratio of total indebtedness of DTS to annualized operating cash flow (the "Leverage Ratio") is greater than or equal to 6.75 to 1.00), (x) 2.00% (when the Leverage Ratio is less than 6.75 to 1.00 but greater than or equal to 6.25 to 1.00), (y) 1.50% (when the Leverage Ratio is less than 6.25 to 1.00 but greater than or equal to 5.75 to 1.00) or (z) 1.25% (when the Leverage Ratio is less than 5.75 to 1.00). When applying the Eurodollar Rate with respect to borrowings pursuant to the revolving credit facility, the Applicable Margin will be (w) 3.50% per annum (when the Leverage Ratio is greater than or equal to 6.75 to 1.00), (x) 3.25% (when the Leverage Ratio is less than 6.75 to 1.00 but greater than or equal to 6.25 to 1.00), (y) 2.75% (when the Leverage Ratio is less than 6.25 to 1.00 but greater than or equal to 5.75 to 1.00) or (z) 2.50% (when the Leverage Ratio is less than 5.75 to 1.00). The Applicable Margin for borrowings pursuant to the term loan facility will be the Applicable Margin for borrowings pursuant to the revolving credit facility, plus 0.25%. As used herein, "CIBC Alternate Base Rate" means the higher of (i) CIBC's prime rate and (ii) the federal funds effective rate from time to time plus 1/2% per annum. As used herein, "Eurodollar Rate" means the rate at which eurodollar deposits for one, two, three and six months (as selected by DTS) are offered to CIBC in the interbank eurodollar market. The DTS Credit Facility also provides that at any time when DTS is in default in the payment of any amount due thereunder, the principal of all loans made under the DTS Credit Facility will bear interest at 2% per annum above the rate otherwise applicable thereto and overdue interest and fees will bear interest at a rate of 2% per annum over the CIBC Alternate Base Rate.

         Pursuant to a recent amendment to the NRTC Member Agreements, DTS and all other NRTC members and affiliate members whose monthly obligations to the NRTC have exceeded $500,000 in the past six months are required to keep and maintain in full force and effect a standby letter of credit in favor of the NRTC to secure their respective payment obligations to the NRTC under the NRTC Member Agreements. The amount of the letter of credit issued at the request of DTS pursuant to the DTS Credit Facility, is equal to three times DTS' single largest monthly invoice from the NRTC, exclusive of amounts payable for DSS equipment purchased by DTS from the NRTC, or $6.28 million, and must be increased as DTS makes additional acquisitions of rural DIRECTV service territories and when DTS' obligations to the NRTC exceed the amount of the original letter of credit by 167%.

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




         DTS' cash and financing needs for 1997 and beyond will be dependent on DTS' level of subscriber growth and the related marketing costs to acquire new subscribers, and the working capital needs necessary to support such growth. During 1997 and 1998, DTS has commitments totaling approximately $36.5 million to acquire additional contract rights, principal repayment obligations on its seller and installment notes totalling approximately $10.0 million, and commitments under various operating leases for office space and equipment. DTS expects to make capital expenditures of approximately $3.0 million during the remainder of 1997 and 1998. Capital expenditures will be primarily for leasehold improvements, furniture and equipment and software enhancements associated with DTS' centralized customer call center and the opening of retail stores. DTS plans to fund these obligations and operating cash requirements using proceeds from DTS' note offering, $32.1 million of proceeds from the sale of Class A and Class B Units in January and February 1997 and cash generated from operations. In addition, DTS has $90.0 million of borrowing availability under the DTS Credit Facility, of which $46.1 million, on a pro forma basis after giving effect to the offering of the DTS Notes and the DTS Transactions, is immediately available. Such availability will be used to finance acquisitions, to cover debt service and for operations. DTS believes that the net proceeds from DTS' note offering, together with available borrowings under the DTS Credit Facility will provide sufficient funds to enable DTS to make additional acquisitions and fund debt service and operations through the maturity date of the DTS Credit Facility in 2003. DTS believes that consummation of the Merger will not adversely affect the ability of DTS to consummate the Pending DTS Acquisition and fund debt service and operations through such period, provided the DTS Credit Facility is amended to permit the Merger to be consummated without an event of default (due to a change in control of DTS). Such an amendment is a condition to the closing of the Merger. Other future acquisitions by DTS may become less likely as a result of the Merger, especially if such amendment to the DTS Credit Facility is conditioned upon a reduction in amounts available thereunder. The consummation of the Merger will also cause a Change of Control to occur under the DTS Indenture, and the Issuers will be required to make an Offer to Purchase the DTS Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. The Issuers do not have sufficient funds to satisfy their obligations pursuant to the Offer to Purchase if more than approximately $38.3 million in principal amount of the DTS Notes are tendered in connection therewith. Thus, additional financing arrangements would be required. There can be no assurance that such additional financing will be available. DTS' business strategy contemplates additional acquisitions of rural DIRECTV service territories which will require additional capital. DTS operations do not currently generate positive cash flow. While DTS anticipates funding any additional acquisitions through borrowings under the DTS Credit Facility, seller financing in connection with such acquisitions, additional debt and/or equity offerings and cash from operations, there can be no assurance that such funding would be available at the time of such acquisitions or available on favorable terms.

"Year 2000" Issues

         Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations, including DTS. DTS, however, purchases customer authorization, billing services and centralized remittance processing services from the NRTC pursuant to the NRTC Member Agreements. The NRTC has informed DTS that the computer system which provides such services is Year 2000 compatible. While minor difficulties could arise by or at the Year 2000, DTS does not expect an adverse effect on DTS.

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



                             BUSINESS OF THE COMPANY

         The Company is a diversified company that operates in growing segments of the media and communications industries. The Company owns and operates five TV stations affiliated with the Fox and has or plans to enter into LMAs to operate three television stations, two of which are to be affiliated with WB and one affiliated with UPN. The Company is the largest independent provider of DIRECTV. Giving effect to the Pending Pegasus DBS Acquisitions, which do not give effect to the Merger, the Company will have the exclusive right to provide DIRECTV services to approximately 2.4 million U.S. television households in rural areas of 28 states serving a subscriber base, as of December 8, 1997, of approximately 150,400 DBS customers. The Company also provides cable service to approximately 27,600 subscribers in Puerto Rico and approximately 15,200 subscribers in New England. The Company has entered into an agreement to sell its New England cable operations (the "New England Cable Sale").

Recent Developments

         Pending Pegasus DBS Acquisitions. As of January 2, 1998, without giving effect to the Merger, the Company has entered into letters of intent or definitive agreements to acquire DIRECTV distribution rights and related assets from 7 independent providers of DIRECTV services, which have exclusive DIRECTV service territories in certain rural areas of 6 states (the "Pending Pegasus DBS Acquisitions") and whose territories include, in the aggregate, approximately 227,200 television households (including 17,100 seasonal residences), 23,500 business locations and 22,900 subscribers. In the aggregate, the consideration for the Pending Pegasus DBS Acquisitions will consist of $28.7 million in cash and $10.0 million in promissory notes. Each of the Pending Pegasus DBS Acquisitions is subject to the negotiation of a definitive agreement, if not already entered into, and, if not already granted, the prior approval of the NRTC and DIRECTV. In addition to these conditions, each of the Pending Pegasus DBS Acquisitions will be subject to conditions typical in acquisitions of this nature, certain of which conditions, like the NRTC and DIRECTV consents, may be beyond the Company's control. There can be no assurance that definitive agreements will be entered into with respect to all of the Pending Pegasus DBS Acquisitions or, if entered into, that all or any of the Pending Pegasus DBS Acquisitions will be completed.

         New England Cable Sale. On January 16, 1998, Pegasus Cable Television, Inc., a subsidiary of Pegasus, entered into a definitive agreement with Avalon Cable of New England, LLC ("Avalon") to sell its New England cable systems, which consist of five headends serving 13 towns in Connecticut and Massachusetts. As of December 31, 1997, the Company's New England cable systems served approximately 15,200 subscribers. The consideration for the sale will be based upon the twelve month trailing location cash flow of the systems measured as of the month-end prior to closing, multiplied by nine, but not less than $28 million or more than $31 million. As of December 31, 1997, the Company's New England cable systems had trailing location cash flow of approximately $3.1 million. In addition to being subject to consents from regulatory agencies, including local franchise authorities, it is anticipated that the sale will also be subject to conditions customary in transactions of this nature.

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



                                 BUSINESS OF DTS

General

         DTS is the second largest independent provider of DIRECTV services. After giving effect to the Pending DTS Acquisition, DTS will have the exclusive right to provide DIRECTV services to approximately 1.8 million U.S. television households in rural areas of 11 states serving a subscriber base, as of December 8, 1997, of approximately 124,100 DBS customers.

         DTS was formed in October 1997 under the laws of the State of Delaware. It is a successor to Digital Television Services, LLC, a limited liability company formed in November 1996 under the Delaware Limited Liability Company Act, which, in turn, is a successor to DBS Holdings, L.P., a Delaware limited partnership initially formed in January 1996 by Columbia Capital Corporation and DTS' senior management.

DBS -- DIRECTV

         DIRECTV is a multichannel DBS programming service initially introduced to U.S. television households in 1994. DIRECTV currently offers in excess of 175 channels of near laser disc quality video and CD quality audio programming and transmits via three high-power Ku band satellites, each containing 16 transponders. As of September 21, 1997, there were over 2.9 million DIRECTV subscribers.

         The equipment required for reception of DIRECTV services (a DSS unit) includes an 18-inch satellite antenna, a digital receiver approximately the size of a standard VCR and a remote control, all of which are used with standard television sets. Each DSS receiver includes a "smart card" which is uniquely addressed to it. The smart card, which can be removed from the receiver, prevents unauthorized reception of DIRECTV services and retains billing information on pay-per-view usage, which information is sent at regular intervals from the DSS receiver telephonically to DIRECTV's authorization and billing system. DSS units also enable subscribers to receive United States Satellite Broadcasting Company, Inc. ("USSB") programming. USSB is a DBS service whose programming consists of 28 channels of video programming transmitted via five transponders it owns on DIRECTV's first satellite. USSB primarily offers Time Warner and Viacom satellite programming services, such as multiple channels of HBO and Showtime, which are not available through DIRECTV but which are generally complementary to DIRECTV programming.

         DSS equipment is produced by major manufacturers under the brand names RCA, GE, ProScan, Sony, Hughes, Panasonic, Hitachi, Toshiba, Uniden, Magnavox, Sanyo, Samsung, Daewoo and Memorex. DSS equipment is currently sold through over 30,000 retail outlets throughout the U.S. for prices typically ranging from $149 to $299, depending upon the generation of the equipment, the level of features and the retail outlet.

         DIRECTV has announced plans to launch a new interactive personal computer with integrated DSS technology by the end of 1998. Consumers with DSS-enabled personal computers will be able to subscribe to all of the video and audio programming currently offered by DIRECTV, plus a variety of new data and multimedia services, including specially developed multimedia magazines, enhanced video programming, games, children's programming and World Wide Web content.

DIRECTV Programming

         DIRECTV programming includes (i) cable networks, broadcast networks and audio services available for purchase in tiers for a monthly subscription, (ii) premium services available a la carte or in tiers for a monthly subscription,
(iii) sports programming (including regional sports networks and seasonal college and major professional league sports packages) available for a yearly, seasonal or monthly subscription and (iv) movies and events available for purchase on a pay-per-view basis. Satellite and premium services available a la carte or for a

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monthly subscription are priced comparably to cable. Pay-per-view movies are
$2.99 per movie. Movies recently released for pay-per-view are available for viewing on multiple channels at staggered starting times so that a viewer generally would not have to wait more than 30 minutes to view a particular pay-per-view movie. Programming also includes, as of March 10, the Viacom basic networks (MTV, M2, VH-1, Nickelodeon, Nick at Nite, TV Land, Comedy Central and Lifetime) previously available on USSB. These services will be included in each of the Total Choice package options. The following is a summary of some of the more popular programming packages currently available from DTS' DIRECTV operations:

         Plus DIRECTV: Package of 16 video channels, 31 CD audio channels and access to up to 60 channels of pay-per-view movies and events, which retails for $14.99 per month. Plus DIRECTV consists of channels not typically offered on most cable systems and is intended to be sold to existing cable subscribers to augment their cable or other satellite services.

         Economy or Select Choice: Two packages of 19 to 33 video channels and access to up to 60 channels of pay-per-view movies and events, which retail for $19.99 month. The Economy service is available only in the rural DIRECTV markets.

         Economy and Select Choice are often offered in conjunction with DSS rental or leasing options to create a total monthly payment comparable to the price of cable.

         Total Choice(TM) Package Options: Total Choice(TM), the most popular DIRECTV package featuring over 80 channels, including USA, TNT, two Disney channels, an in-market regional sports network and 31 digital audio channels, plus access to up to 60 channels of pay-per-view movies and events, which retails for $29.99 per month. Total Choice(TM) Plus Encore, which retails for $33.99, features all the services contained in Total Choice(TM), plus the eight movie channels in the Encore Multiplex; Total Choice(TM) Silver, which also retails for $39.99, features over 90 channels including multiple channels of STARZ! and Encore, and the Independent Film Channel; Total Choice(TM) Gold, which retails for $39.99, featuring nearly 100 channels, including 29 sports networks from FOX Sports, Sportschannel and The Golf Channel; and Total Choice(TM) Platinum, featuring over 115 channels at $47.99 per month.

         DIRECTV Limited: Package comprising Bloomberg Information Television and the DIRECTV Preview Channel which retails for $4.99 per month. This is intended for subscribers who are principally interested in DIRECTV's pay-per-view movies, sports and events.

         Playboy: Adult service available monthly for $12.99 or 12 hours for $7.99.

         Spice: Adult service featuring 90-minute programs at $5.99 each.

         Prime Time 24 Network Package: ABC (East and West), NBC (East and
         West), CBS (East and West), Fox and PBS available individually for $.99 per month or together for $4.99 per month. (Available only to subscribers unable to receive networks over-the-air and who have not subscribed to cable in the last 90 days.)

         Sports Choice: Package of 29 channels (including 19 regional networks) and five general sports networks (such as the Golf Channel, Speedvision, Classic Sports Network and Outdoor Life) included in Total Choice(TM) Platinum and Gold at no extra cost.

         NBA League Pass: Approximately 800 out-of-market NBA games for $159.00 per season.

         NHL Center Ice: Approximately 500 out-of-market NHL games for $129.00 per season.

         NFL Sunday Ticket: As many as 13 out-of-market NFL Sunday games every week for $159.00 per season.

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         MLB Extra Innings: Up to 1,000 out-of-market major league baseball games for $139.00 per season.

         DIRECT Ticket: Nearly 60 channels of blockbuster, pay-per-view movies, events and specials. Movies start as often as every 30 minutes for only $2.99 each.

         The Silver Movie Package: Featuring 14 movie channels, including multiple channels of STARZ! and Encore, the Independent Film Channel and Romance Classics for $10.00 per month, a la carte (available in the Total Choice Silver package at no extra charge).

         The Gold Sports Package: Featuring 29 sports channels from FOX Sports, Sportschannel, The Golf Channel, Speedvision and Outdoor Life for $10.00 per month, a la carte (available in the Total Choice Gold package at no extra charge).

Acquisitions by DTS

         DTS completed its first acquisition in March 1996 and has made a total of 17 acquisitions to date. Currently, DTS has a definitive agreement with respect to the Pending DTS Acquisition.

         When DTS purchases the exclusive right to provide DIRECTV services from a member or affiliate member of the NRTC, it acquires the NRTC Member Agreement and related agreements providing for the exclusive right to provide DIRECTV services within the DIRECTV service territory, all assets related to the provision of DIRECTV services in such territory and any residual rights to provide DBS services which the NRTC may grant the provider after the termination or expiration of the NRTC Member Agreement.

         DTS completed its first two acquisitions in the first half of 1996 and six additional acquisitions for certain rural portions of New York, Colorado, New Mexico and South Carolina in the second half of 1996. In the first quarter of 1997, DTS completed four acquisitions for certain rural portions of Kentucky, Kansas, Vermont, and New Hampshire. In May 1997, DTS completed four acquisitions in Georgia. In January 1998, DTS completed an acquisition in Indiana, which was effective as of December 31, 1997.

         After giving effect to the Pending DTS Acquisition, DTS will own, through agreements with the NRTC, the exclusive right to provide DIRECTV services in certain rural areas of 11 states. DTS operates its service territories in regional or market clusters. Set forth below is certain information with respect to the service territories owned or to be acquired by DTS.

                                                           PERCENTAGE
                                                            OF HOMES
                                                           NOT PASSED
LOCATION                                 HOUSEHOLDS(1)      BY CABLE        SUBSCRIBERS(2)         PENETRATION(3)
--------                                 -------------     ----------       --------------         --------------
Owned:
Kentucky(4)..........................       402,803          31.23%             23,954                 5.95%
Kansas(5)............................       301,952          19.17              14,466                 4.79
Georgia(6)...........................       288,024          33.76              20,757                 7.21
Vermont(7)...........................       257,621          34.80              27,280                10.59
South Carolina(8)                           164,464          31.66               8,882                 5.40
New Mexico(9)........................        96,122          16.06               6,376                 6.63
California(10)                               89,062           3.84               6,868                 7.71
New York(11).........................        53,199          30.52               5,127                 9.64
Indiana(12)..........................       135,774          20.00              10,373                 7.64
                                          ---------          ------            -------                 ----
     Total...........................     1,789,021          27.16%            124,083                 6.94%
                                          =========          ======            =======                 =====
------------------------------

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(1)      Total homes in territory extracted from demographic data obtained from
         Claritas, Inc. Does not include business locations. Includes approximately 87,000 seasonal residences.
(2)      Reflects actual subscribers at December 8, 1997.
(3) Represents the percentage of households which subscribe to DIRECTV Services in DTS' Rural DirecTv Markets.
(4) Cluster consists of a Rural DirecTv Market acquired in January 1997 which includes households located in portions of Jefferson County, Kentucky and in all or portions of 37 surrounding counties in Kentucky.
(5) Cluster consists of Rural DirecTv Markets acquired in January 1997 which include households located in the following counties in Kansas:
         Clay, Cowley, Ellis, Greenwood, Harvey, Lyon and Sumner, and in portions of 58 additional counties in Kansas.
(6) Cluster consists of Rural DirecTv Markets acquired in May 1997 which include households located in the following counties in Georgia:
         Baker, Baldwin, Burke, Calhoun, Colquitt, Decatur, Early, Glascock, Grady, Greene, Hancock, Jasper, Jefferson, Jenkins, Johnson, Lamar, Miller, Mitchell, Monroe, Morgan, Putnam, Seminole, Screven, Sumter, Terrell, Thomas, Tift, Turner, Warren, Washington, Wilkinson and
         Worth, and in portions of the following counties in Georgia:
         Dougherty, Jones, Lee and Twiggs, and a Rural DirecTv Market which the Company expects to acquire during the first quarter of 1998 and which includes households located in the following counties in Georgia:
         Atkinson, Ben Hill, Bleckley, Brooks, Clinch, Coffee, Cook, Crisp, Dodge, Dooly, Echols, Irwin, Jeff Davis, Lanier, Liberty,
         Lowndes, Pulaksi, Telfair, Ware, Wheeler and Wilcox, in portions of the following counties in Georgia: Clayton, Muscogee, Newton and Walker, in Jefferson County, Florida, and a portion of Baker County, Florida.
(7) Cluster consists of a Rural DirecTv Market acquired in February 1997 which includes households in the following counties in Vermont:
         Addison, Bennington, Caledonia, Essex, Franklin, Lamoille, Orange, Orleans, Rutland, Washington, Windham and Windsor and in Cheshire County, New Hampshire and Sullivan County, New Hampshire.
(8) Cluster consists of Rural DirecTv Markets acquired in November 1996 which include households located in the following counties in South
         Carolina: Clarendon, Chesterfield, Darlington, Dillon, Georgetown, Lee, Marion, Marlboro and Williamsburg, and in portions of Florence County, South Carolina.
(9) Cluster consists of Rural DirecTv Markets acquired in March 1996 and August 1996 which include households located in the following counties in New Mexico: Colfax, Los Alamos, Rio Arriba, Santa Fe and Taos, and in Chaffee County, Colorado and Saguache County, Colorado.
(10) Cluster consists of Rural DirecTv Market acquired in April 1996 which includes households located in San Luis Obispo County, California.
(11) Cluster consists of Rural DirecTv Markets acquired in August 1996 which include households located in the following counties in New York:
         Cortland, Schuyler and Yates, and in portions of Madison County, New York and Oneida County, New York.
(12) Cluster consists of a Rural DirecTv Market acquired in January 1998, effective December 31, 1997, and which includes households located in the following counties in Indiana: Clay, Hamilton, Hendricks, Morgan, Owen, Parke, Putnam and Tipton.


Sales and Distribution

         DTS offers DIRECTV services to consumer and business segments in its rural DIRECTV service territories through two separate but complementary sales and distribution channels.

         DTS Controlled Channels. DTS employs both a direct sales force and an extensive indirect dealer network, which includes major retailers, mass merchandisers and consumer electronics stores, in its rural DIRECTV service territories.

         DTS has direct sales forces in all but one of its market clusters and plans to establish a direct sales force in that cluster by the end of the first quarter of 1998. The direct sales force is supported by an active lead

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generation call center which sets appointments during which outside sales agents provide in-home demonstrations of DIRECTV services. DTS also has company-owned full service retail stores located in three of its markets and has plans to open additional stores in its other markets during 1998.

         DTS has increased to approximately 340, and continues to increase, the number of independent dealers in its rural DIRECTV service territories. DTS seeks to develop close relationships with these dealers and provides marketing, subscriber authorization, installation and customer service support to enhance subscriber additions from such dealers. Whenever possible, DTS attempts to achieve exclusivity with its dealers network by paying higher commissions to dealers who do not sell competing DTH services. In connection with the sale of a DSS unit, the 18-inch satellite dish used to receive DIRECTV services, and a subscription to DIRECTV services offered by DTS, a dealer retains the proceeds from the sale of the equipment and earns a one-time commission paid by DTS while DTS retains the ongoing monthly subscription revenue from the subscriber. For certain equipment sold through the indirect dealer network, DTS provides a subsidy, thus lowering the price of the equipment for the consumer.

         Non-DTS Controlled Channels. DIRECTV services are also offered to potential subscribers in DTS' service territories by sources which DTS does not control. Such sources include (i) national retailers selected by DIRECTV, (ii) consumer electronics dealers authorized by DIRECTV to sell DIRECTV services and
(iii) satellite dealers and consumer electronics dealers authorized by five regional sales management agents ("SMAs") selected by DIRECTV. Similar to DTS' indirect dealer network, DTS pays a one-time commission to these distribution channels for the sale of DIRECTV Services to a subscriber located in DTS' rural DIRECTV service territories and DTS receives all monthly programming revenues associated therewith.

Marketing

         In its marketing efforts, DTS emphasizes the DIRECTV and DSS brand names, promoting DIRECTV programming as the new standard in television. DTS reinforces the marketing efforts of DIRECTV and its other national distribution partners with local print and radio advertising to promote general market acceptance of DIRECTV services. In addition, DTS implements support advertising programs for its indirect distribution channels. DTS' marketing efforts emphasize the value of premium subscription plan offerings in order to maximize revenues per customer. Specific promotions, such as offering new subscribers an initial month's service at no charge, have been implemented by DTS to motivate customers to purchase such plans, and DTS has incentive-based sales compensation for both the direct and dealer sales forces to promote and sell premium subscription plans. DTS has established or plans to establish a direct sales force and DTS-owned full service retail stores in each of its rural DIRECTV service territories.

         A key element of DTS' marketing strategy is to offer value-priced DSS equipment and installation through the use of subsidies on direct sales of equipment and installations. DTS offers various types of DSS equipment and accessories through its direct sales force and retail locations. DTS is able to take advantage of volume discounts in purchasing this equipment from the NRTC. In addition, dealers are motivated to lower the prices at which they offer DSS equipment and installation by DTS' volume-based commission structure.

Customer Service

         DTS has established centralized customer care facilities and maintains customer service technicians in each of its market clusters. The market clusters are responsible for the processing of subscription authorizations, the assisting of customers through the installation and initial service period and the handling of customer inquiries and service complaints that require customer contact. Centralized customer service handles customer inquiries and complaints, billing issues and service questions, proactive customer service programs and customer account treatment. DTS, through its customer care department, currently provides customer service from 8:00 a.m. EST to 1:00 a.m. EST every day. The staff has on-line access to DIRECTV's billing and authorization system.


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DBS Agreements

         Prior to the launch of the first DIRECTV satellite in 1993, Hughes entered into various agreements intended to assist it in the introduction of DIRECTV services, including agreements with RCA/Thomson for the development and manufacture of DSS units and with USSB for the sale of five transponders on the first satellite. At this time, Hughes also offered the NRTC and its members and affiliate members the opportunity to become the exclusive providers of DIRECTV services in rural areas of the U.S. in which an NRTC member purchased such a right. The NRTC is a cooperative organization whose members and affiliate members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the U.S. Pursuant to the DBS Agreements, participating NRTC members and affiliate members acquired the exclusive right to provide DIRECTV programming services to residential and commercial subscribers in certain service areas. Service areas purchased by participating NRTC members and affiliate members comprise approximately 9 million television households and were acquired for aggregate purchase payments exceeding $100 million.

         The DBS Agreements provide the NRTC and participating NRTC members and affiliate members in their service areas substantially all of the rights and benefits otherwise retained by DIRECTV in other areas, including the right to set pricing (subject to certain obligations to honor national pricing on subscriptions sold by national retailers), to bill subscribers and retain all subscription remittances and to appoint sales agents within their distribution areas (subject to certain obligations to honor sales agents appointed by DIRECTV and its regional SMAs). In exchange, the NRTC and participating NRTC members and affiliate members paid to DIRECTV a one-time purchase price. In addition to the purchase price, NRTC members and affiliate members are required to reimburse DIRECTV for the allocable share of certain common expenses (such as programming, satellite-specific costs and expenses associated with the billing and authorization systems) and to remit to DIRECTV a 5% royalty on subscription revenues.

         The DBS Agreements authorize the NRTC and participating NRTC members and affiliate members to provide all commercial services offered by DIRECTV that are transmitted from the frequencies that the FCC has authorized for DIRECTV's use at its present orbital location for a term running through the life of DIRECTV's current satellites. The NRTC has advised DTS that the NRTC Agreement also provides the NRTC a right of first refusal to acquire comparable rights in the event that DIRECTV elects to launch successor satellites upon the removal of the present satellites from active service. The financial terms of any such purchase are likely to be the subject of negotiation and it is unclear whether substantial additional expenditures of the NRTC will be required in connection with the exercise of such right of first refusal.

         The NRTC Member Agreement terminates when the DIRECTV satellites are removed from their orbital location. If the satellites are removed earlier than June 2004, the tenth anniversary of the commencement of DIRECTV services, DTS will receive a prorated refund of its original purchase price for the DIRECTV rights. The NRTC Member Agreement may be terminated prior to the expiration of its term as follows: (a) if the NRTC/DIRECTV Agreement is terminated because of a breach by DIRECTV, the NRTC may terminate the NRTC Member Agreement, but the NRTC will be responsible for paying to DTS its pro rata portion of any refunds that the NRTC receives from DIRECTV, (b) if DTS fails to make any payment due to the NRTC or otherwise breaches a material obligation of the NRTC Member Agreement, the NRTC may terminate the NRTC Member Agreement in addition to exercising other rights and remedies against DTS and (c) if the NRTC/DIRECTV Agreement is terminated because of a breach by the NRTC, DIRECTV is obligated to continue to provide DIRECTV services to DTS (i) by assuming the NRTC's rights and obligations under the NRTC Member Agreement or (ii) under a new agreement containing substantially the same terms and conditions as the NRTC Member Agreement.

         DTS is not permitted under the NRTC Member Agreement to assign or transfer, directly or indirectly, its rights under this agreement without the prior written consent of the NRTC and Hughes, which consent cannot be unreasonably withheld.

         The NRTC has adopted a policy requiring any party acquiring DIRECTV distribution rights from an NRTC

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



member or affiliate to post a letter of credit to secure payment of NRTC's billings if the acquiring person's monthly payments to the NRTC (including payments on account of the acquired territory) exceeds a specified amount. Pursuant to this policy, DTS has posted a letter of credit of approximately $6.3 million in connection with this requirement.


Competition

         DTS faces competition from a broad range of companies offering communications and entertainment services, including cable operators, other satellite service providers, wireless cable operators, telephone companies, television networks and home video product companies. Many of DTS' competitors have greater financial and marketing resources than DTS, and the business of providing subscription and pay television programming is highly competitive.

Cable Television

         Cable operators in the United States serve approximately 64 million subscribers, representing over 65% penetration of television households passed by cable systems. Cable operators typically offer 25 to 78 channels of programming at an average monthly subscription price of approximately $35. While cable companies currently serve a majority of the U.S. television market, they may not be able to provide the quality and variety of programming offered by DIRECTV until they significantly upgrade their coaxial systems. Many cable television providers are in the process of upgrading their systems and other cable operators have announced their intentions to make significant upgrades. Many proposed upgrades, such as conversion to digital format, fiber optic cabling, advanced compression technology and other technological improvements, when fully completed, will permit cable companies to increase channel capacity, thereby increasing programming alternatives, and to deliver a better quality signal. However, although cable systems with adequate channel capacity may offer digital service without major rebuilds, other cable systems with limited channel capacity, like those in most of the DIRECTV service territories may have to be upgraded to add bandwidth in order to provide digital service. Such upgrades may require substantial investments of capital and time to complete industry-wide.

         DTS may encounter a number of challenges in competing with cable television providers. First, cable operators have an entrenched position in the marketplace. Second, the upfront costs to the consumer associated with purchasing and installing DSS equipment are higher than the upfront costs for installation of cable television. Third, current DBS systems, unlike cable, do not provide local broadcast programming via satellite, although seamless switching between satellite and broadcast programming from other sources is possible with all DSS units. In addition, DIRECTV provides programming from affiliates of the national broadcast networks to subscribers who are unable to receive networks over the air and do not subscribe to cable.

Other DBS Providers

         EchoStar Communications Corp. ("EchoStar") commenced national broadcasting of programming in March 1996 and currently broadcasts over 120 video channels and 30 audio channels. EchoStar has 21 licensed channel frequencies at the 119 degrees W.L. full CONUS orbital position and has 69 frequencies in other partial CONUS orbital locations. At September 21, 1997, EchoStar reported approximately 765,000 subscribers.

         USSB owns and operates five transponders on DIRECTV's first satellite and offers a programming service separate from DIRECTV's service, with over 25 channels of premium video programming not available from DIRECTV, including multiple channels of HBO(R), Showtime, Cinemax and The Movie Channel. USSB's programming (and its use of transponders on the same satellite used by DIRECTV, which enables subscribers to receive both DIRECTV and USSB signals with a single dish) allows it to be marketed as complementary to DIRECTV.

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




Medium Power DTH Providers

         PrimeStar Partners ("PrimeStar"), owned primarily by a consortium of cable companies including TeleCommunications, Inc., launched the first digital DTH satellite television service in 1994. As a result of the successful launch and operation of a new satellite in early 1997, PrimeStar increased its medium-power programming services to approximately 150 channels. This new satellite will potentially enable PrimeStar to reduce its dish size to approximately 29 inches for most subscribers within the continental United States. In addition, PrimeStar is expected to have access to significant DBS capacity via TSAT's DBS satellite, which is capable of providing full-CONUS service. PrimeStar has announced plans to use such satellite to provide a mix of sports, multichannel movie services, pay-per-view services and popular cable networks to traditional broadcast television, basic cable and other analog programming customers. As of August 31, 1997, PrimeStar reported having approximately 1.9 million subscribers.

         On June 11, 1997, PrimeStar announced that it had entered into an agreement to combine its assets with American Sky Broadcasting ("ASkyB"). According to press releases, each of PrimeStar's cable company partners will contribute its PrimeStar customers and partnership interests into the newly formed entity. ASkyB has announced that it will contribute two satellites under construction and 28 full-CONUS frequencies at the 110 degrees W.L. orbital location. This proposed transaction requires certain federal regulatory approvals. In addition, Tempo Satellite, Inc. has a license for a satellite using 11 full-CONUS frequencies at the 119 degrees W.L. orbital location, and recently launched a satellite to that location.

Other Competitors

         Low power C-band operators reported approximately 2.2 million subscribers representing 31% of the total market for DTH satellite services at May 31, 1997. The C-band/home satellite television receive only ("TVRO") market has been built primarily on subscribers who live in markets not served by cable television. C-band equipment, including the six to eight foot dish necessary to receive the low power signal, currently costs approximately $2,000 and is distributed by local TVRO satellite dealers. DTS believes that high and medium power DTH services have significant advantages over low power C-band service in equipment cost, dish size and range of programming packages. The number of C-band subscribers declined by approximately 100,000 during 1996 and early 1997 to 2.2 million as of May 31, 1997.

         There are approximately 175 wireless cable systems in the United States, serving approximately 1.2 million subscribers. These systems (which are usually analog) typically offer only 20 to 40 channels of programming, which may include local programming. Wireless cable requires a direct line of sight from the receiver to the transmitter, which creates the potential for substantial interference from terrain, buildings and foliage in the line of sight. However, while it is expected that most large wireless operators (especially certain of those backed by local telephone companies) will upgrade to digital technology over the next several years, such upgrades will require the installation of new digital decoders in customers' homes and modifications to transmission facilities, at a potentially significant cost.

         Certain regional telephone companies and other long distance companies could become significant competitors in the future, as they have expressed an interest in becoming subscription television providers. Furthermore, legislation recently passed by Congress removes barriers to entry which previously inhibited telephone companies from competing, or made it more difficult for telephone companies to compete, in the provision of video programming and information services. Certain telephone companies have received authorization to test market video and other services in certain geographic areas using fiber optic cable and digital compression over existing telephone lines. Estimates for the timing of wide-scale deployment of such multichannel video service vary, as several telephone companies have pushed back originally announced deployment schedules.

         As more telephone companies begin to provide subscription programming and other information and communications services to their customers, additional significant competition for subscribers will develop. Among

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



other things, telephone companies have an existing relationship with substantially every household in their service area, substantial financial resources, and an existing infrastructure and may be able to subsidize the delivery of programming through their position as the sole source of telephone service to the home.

         Most areas of the U.S. are covered by traditional territorial over-the-air VHF/UHF broadcasters. Consumers can receive from three to ten channels of over-the-air programming in most markets. These stations provide local, network and syndicated programming free of charge, but each major market is generally limited in the number of programming channels. Congress is expected to consider the release of additional digital spectrum for use by VHF/UHF broadcasters later this year.

DBS Industry Background

         The widespread use of satellites for television developed in the 1970s, as a means to distribute news and entertainment programming to and from broadcast television stations and to the headends of cable systems. The use of satellites by cable systems permitted low cost networking of cable systems, thereby promoting the growth of satellite-delivered pay channel services (such as HBO and Showtime) and enhanced basic services (such as CNN, ESPN and C-SPAN).

         The DTH satellite market developed as consumers in rural markets without access to cable or broadcast television programming purchased TVRO products to receive programming directed towards broadcast television stations and cable headends. The DTH business has grown as satellite-delivered services have been developed and marketed specifically for TVRO system owners.

         Until recently, most satellite applications for television were within the C band radio frequencies allocated by the FCC for fixed satellite service ("FSS"). Most TVRO systems are designed to receive the signals of C band satellites and require antennas ranging from six to 12 feet in diameter. Newer DTH services may be transmitted using Ku band satellites, the signals of which can be received with antennas ranging from three to six feet in diameter.

         In the 1980s, the FCC began licensing additional radio spectrum within a portion of the Ku band for broadcast satellite service ("BSS") or DBS service. Unlike traditional FSS satellites, BSS satellites are designed specifically for transmitting television signals directly to consumers. These satellites have significantly higher effective radiated power, operate at higher frequencies and are deployed at wider orbital spacing than FSS satellites. As a result, they allow for reception using antennas as small as 18 inches in diameter.

         Pursuant to international agreements governing the use of the radio spectrum, there are eight orbital positions allocated for use by the U.S. within the BSS band with 32 frequencies licensed to each orbital position. The FCC initially awarded frequencies at these eight orbital locations to nine companies, including Hughes and USSB.

         Of the eight orbital locations for U.S.-licensed DBS satellites, only three enable full coverage of the contiguous U.S. The remaining orbital positions are situated to provide coverage to either the eastern or western U.S., but not to both. The orbital location used by DIRECTV is one of the three locations with full coverage and is considered to be the most centrally located. Companies awarded frequencies at the three locations with full coverage have a significant competitive advantage in providing nationwide service.


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Legislation and Regulation

         On February 1, 1996, the Congress passed the Telecommunication Act of 1996 (the "1996 Act"). On February 8, 1996, President Clinton signed it into law. This new law has altered and will alter federal, state and local laws and regulations regarding telecommunications providers and services, including DTS and the telecommunications services provided by DTS. There are numerous rulemakings undertaken and to be undertaken by the FCC which will interpret and implement the provisions of the 1996 Act. It is not possible at this time to predict the outcome of such rulemakings that remain pending.

         Unlike a common carrier, such as a telephone company, or a cable operator, DBS operators such as DIRECTV are free to set prices and serve customers according to their business judgment, without rate of return or other regulation or the obligation not to discriminate among customers. However, there are laws and regulations that affect DIRECTV and, therefore, affect DTS. As an operator of a privately owned United States satellite system, DIRECTV is subject to the regulatory jurisdiction of the FCC, primarily with respect to (i) the licensing of individual satellites (i.e., the requirement that DIRECTV meet minimum financial, legal and technical standards), (ii) avoidance of interference with radio stations and (iii) compliance with rules that the FCC has established specifically for DBS satellite licenses. As a distributor of television programming, DIRECTV is also affected by numerous other laws and regulations. The 1996 Act clarifies that the FCC has exclusive jurisdiction over DTH satellite services and that criminal penalties may be imposed for piracy of DTH satellite services. The 1996 Act also offers DTH operators relief from private and local government-imposed restrictions on the placement of receiving antennae. In some instances, DTH operators have been unable to serve areas due to laws, zoning ordinances, homeowner association rules, or restrictive property covenants banning the installation of antennae on or near homes. The FCC recently promulgated rules designed to implement Congress' intent by prohibiting any restriction, including zoning, land use or building regulation, or any private covenant, homeowners' association rule, or similar restriction on property within the exclusive use or control of the antenna user where the user has a direct or indirect ownership interest in the property, to the extent it impairs the installation, maintenance or use of a DBS receiving antenna that is one meter or less in diameter or diagonal measurement, except where such restriction is necessary to accomplish a clearly defined safety objective or to preserve a recognized historic district. Local governments and associations may apply to the FCC for a waiver of this rule based on local concerns of a highly specialized or unusual nature. The FCC also issued a further notice of proposed rulemaking seeking comment on whether the 1996 Act applies to restrictions on property not within the exclusive use or control of the viewer and in which the viewer has no direct or indirect property interest. The 1996 Act also preempted local (but not state) governments from imposing taxes or fees on DTH services, including DBS. Finally, the 1996 Act required that multichannel video programming distributors such as DTH operators fully scramble or block channels providing indecent or sexually explicit adult programming. If a multi-channel video programming distributor cannot fully scramble or block such programming, it must restrict transmission to those hours of the day when children are unlikely to view the programming (as determined by the FCC). On March 24, 1997, the U.S. Supreme Court let stand a lower court ruling that allows enforcement of this provision pending a constitutional challenge. In response to this ruling, the FCC declared that its rules implementing the scrambling provision would become effective on May 18, 1997.

         In addition to regulating pricing practices and competition within the franchise cable television industry, the Cable Act was intended to establish and support existing and new multi-channel video services, such as wireless cable and DTH, to provide subscription television services. DIRECTV and DTS have benefited from the programming access provisions of the Cable Act and implementing rules in that DIRECTV has been able to gain access to previously unavailable programming services and, in some circumstances, has obtained certain programming services at reduced cost. Any amendment to, or interpretation of, the Cable Act or the FCC's rules that would permit cable companies or entities affiliated with cable companies to discriminate against competitors such as DIRECTV in making programming available (or to discriminate in the terms and conditions of such programming) could adversely affect DIRECTV's ability to acquire programming on a cost-effective basis, which would have an adverse impact on DTS. Certain of the restrictions on cable-affiliated programmers will expire in

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2002 unless the FCC extends such restrictions.

         The Cable Act also requires the FCC to conduct a rulemaking that will impose public interest requirements for providing video programming on DTH licensees, including, at a minimum, reasonable and non-discriminatory access by qualified candidates for office and the obligation to set aside four to seven percent of the licensee's channel capacity for non-commercial programming of an educational or informational nature. Within this set-aside requirement, DTH providers must make capacity available to "national educational programming suppliers" at below-cost rates. The FCC is conducting a rulemaking to implement this statutory provision.

         While DTH operators like DIRECTV currently are not subject to the "must carry" requirements of the Cable Act, the cable industry has argued that DTH operators should be subject to these requirements. In the event the "must carry" requirements of the Cable Act are revised to include DTH operators, or to the extent that new legislation of a similar nature is enacted, DIRECTV's future plans to provide local programming will be adversely affected, and such must-carry requirements could cause the displacement of possibly more attractive programming.

         The Satellite Home Viewer Act (the "SHVA") establishes a "compulsory" copyright license that allows a DTH operator, for a statutorily-established fee, to retransmit network programming to subscribers for private home viewing so long as that retransmission is limited to those persons in unserved households. In general, an "unserved household" is one that cannot receive, through the use of a conventional outdoor rooftop antenna, a sufficient over-the-air network signal, and has not, within 90 days prior to subscribing to the DTH service, subscribed to a cable service that provides that network signal. Although DIRECTV and DTS have implemented guidelines to safeguard against violations of the SHVA, certain subscribers within DTS's service territories receive network programming despite their misrepresentation that they are unserved households. Although not mandated by law, DIRECTV and DTS presently disconnect such subscribers which any local network affiliate maintains are not unserved households. Pending Congressional action or administrative rulemaking, the inability of DIRECTV and DTS to provide network programming to subscribers in DIRECTV service territories could adversely affect DTS' average programming revenue per subscriber and subscriber growth.

Facilities

         DTS is headquartered in approximately 6,400 square feet of leased space in Roswell, Georgia and maintains offices in Louisville, Kentucky; Hays, Kansas; Santa Fe, New Mexico; Burlington, Vermont; Cortland, New York; Florence, South Carolina; San Luis Obispo, California; and Albany, Georgia. DTS also maintains full-service retail stores in Florence, South Carolina; Santa Fe, New Mexico and San Luis Obispo, California.

Employees

         As of June 21, 1997, DTS had approximately 187 employees. DTS is not a party to any collective bargaining agreement.

Legal Proceedings

         In January 1998, DTS filed a lawsuit in South Carolina seeking to enjoin the seller of one of DTS' territories from obtaining payment under a letter of credit securing a note given by a DTS subsidiary for the deferred portion of the purchase price, pending resolution of an underlying dispute between DTS and the seller. The court has entered an order prohibiting the seller from seeking payment under the letter of credit. Pursuant to the order, DTS has deposited approximately $1.8 million with the court.

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                       COMPARISON OF STOCKHOLDERS' RIGHTS

         If the Merger is consummated, holders of DTS capital stock will become holders of the Class A Common Stock, and the rights of such holders will be governed by Pegasus' Amended and Restated Certificate of Incorporation (the "Pegasus Certificate of Incorporation"), including the Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof (the "Pegasus Certificate of Designation"), and Bylaws (the "Pegasus Bylaws"). The rights of Pegasus' stockholders (the "Pegasus Stockholders") differ in certain respects from the rights of DTS' stockholders (the "DTS Stockholders"). Without accounting for the Merger, certain of the material differences are summarized below. This summary is qualified in its entirety by reference to the full text of the Pegasus Certificate of Incorporation, the Pegasus ByLaws, the Amended and Restated Certificate of Incorporation of DTS (the "DTS Certificate of Incorporation"), the Bylaws of DTS (the "DTS Bylaws"), the Stockholder Agreement dated as of October 10, 1997, by and among, DTS, the holders of DTS' common stock, and the holders of DTS' preferred stock (the "DTS Stockholder Agreement"), and the Registration Rights Agreement dated as of February 10, 1997 (the "DTS Registration Rights Agreement"), by and among DTS, Whitney, the Fleet Entities, Columbia DBS Class A Investors, LLC, Columbia DBS Investors, L.P., Columbia DBS, Inc., Douglas S. Holladay, Jr., Donald A.
Doering and William J. Dorran (the "Investors").

Authorized Capital

         The authorized capital stock of Pegasus consists of (i) 30.0 million shares of Class A Common Stock, (ii) 15.0 million shares of Class B Common Stock, and (iii) 5.0 million shares of Preferred Stock, par value $.01 per share (the "Pegasus Preferred Stock"). Of the 5.0 million shares of Preferred Stock that Pegasus is authorized to issue, 112,215 shares have been designated as Series A Preferred Stock (the "Series A Preferred Stock").

         DTS is authorized to issue up to 10.0 million shares of Common Stock, par value $.01 per share (the "DTS Common Stock") and 10.0 million shares of preferred stock, par value $.01 per share (the "DTS Preferred Stock"). A total of 5.0 million of shares of the DTS Preferred Stock have been designated "Series A Payment-in-Kind Convertible Preferred Stock" (the "DTS Series A Preferred Stock").

Voting, Liquidation, and Other Rights

         With regard to Pegasus, the voting powers, preferences and relative rights of the Class A Common Stock and the Class B Common Stock are identical in all respects, except that (i) the holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share, (ii) stock dividends on each class of Common Stock may be paid only in shares of that class as described below under "Dividend Rights," and
(iii) shares of Class B Common Stock have certain conversion rights and are subject to certain restrictions on ownership and transfer described below under "Conversion Rights and Transfer Restrictions." Except as described below under "Class Voting" or as required by law, holders of Class A Common Stock and Class B Common Stock vote together on all matters presented to the stockholders for their vote or approval, including the election of directors.

         In the event of a merger or consolidation to which Pegasus is a party, each share of Class A Common Stock and Class B Common Stock will be entitled to receive the same consideration, except that holders of Class B Common Stock may receive stock with greater voting power in lieu of stock with lesser voting power received by holders of the Class A Common Stock in a merger in which Pegasus is not the surviving corporation.

         Subject to any rights of holders of the Pegasus Preferred Stock, all holders of Common Stock, regardless of class, are entitled to share equally on a share for share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of Pegasus. No shares of Common Stock are subject to redemption or a sinking fund. In the event of any increase or decrease in the number of outstanding shares of either

Class A Common Stock or Class B Common Stock from a stock split, combination or consolidation of shares or other capital reclassification, Pegasus is required to take parallel action with respect to the other class so that the number of shares of each class outstanding immediately following the stock split, combination, consolidation or capital reclassification bears the same relationship to each other as the number of shares of each class outstanding before such event.

         With regard to DTS, in the event of any voluntary or involuntary dissolution, winding up or liquidation, after payment or provision for payment of all of DTS' debts and other liabilities, the holders of the DTS Series A Preferred Stock will be entitled to receive, out of the remaining net assets of DTS and in preference to the holders of the DTS Common Stock and any other capital stock ranking junior to the DTS Series A Preferred Stock, the amount of $22.50 (the "DTS Liquidation Preference") for each share of the DTS Series A Preferred Stock, plus any accrued and unpaid dividends up to the date for such distribution, whether or not declared. If, upon any liquidation of DTS, the assets distributable among the holders of the DTS Series A Preferred Stock are insufficient to permit the payment in full to the holders of the DTS Series A Preferred stock and all other classes of preferred stock ranking (as to any such distribution) senior to or on a parity with the DTS Series A Preferred Stock, of all preferential amounts payable to all such holders, then the entire assets of DTS thus distributable will be distributed ratably among the holders of DTS Series A Preferred Stock and all classes and series of capital stock ranking (as to any such distribution) senior to or on a parity with the DTS Series A Preferred Stock in order of relative priority and, as to classes and series ranking on a parity with one another, in proportion to the full preferential amount that would be payable per share if such assets were sufficient to permit payment in full. If, after payment of the DTS Liquidation Preference to the holders of the DTS Series A Preferred Stock and the payment of the liquidation preference with respect to any capital stock ranking (as to any such distribution) senior to or on a parity with the DTS Series A Preferred Stock, assets remain in DTS, all such remaining funds shall be distributed first to the holders of the DTS Common Stock, until such holders have received an amount per share equal to the DTS Liquidation Preference, subject to certain adjustments, and then on an equal per share basis to holders of all capital stock of DTS on a pro rata, as-if-converted to common stock basis.

         Except as provided by law, the holders of the DTS Series A Preferred Stock are entitled to only those voting rights set forth in the DTS Stockholders Agreement.


Dividend Rights

         Stock dividends on Class A Common Stock may be paid only in shares of Class A Common Stock and stock dividends on Class B Common Stock may be paid only in shares of Class B Common Stock. Each share of Class A Common Stock and Class B Common Stock is entitled to receive dividends if, as and when declared by the Pegasus Board out of funds legally available therefor. The Class A Common Stock and Class B Common Stock share equally, on a share-for-share basis, in any cash dividends declared by the Pegasus Board.

         The holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of Pegasus legally available therefor, cumulative preferential dividends from the issue date of the Series A Preferred Stock accruing at the rate per share of 12-3/4% per annum, payable semi-annually in arrears on January 1 and July 1 of each year. Dividends are payable in cash, except that on or prior to January 1, 2002, dividends may be paid, at Pegasus' option, by the issuance of additional shares of Series A Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. Under the terms of the Senior Notes Indenture, Pegasus is restricted from paying dividends in cash prior to July 1, 2002.

         The holders of the DTS Series A Preferred Stock are entitled to receive when, as and if declared by the DTS Board cumulative dividends payable on the shares of the DTS Series A Preferred Stock for each quarterly dividend period, at a rate of 8% per annum. DTS may, at its option, subject to certain restrictions, pay a portion of dividends through the issuance of additional shares of DTS Series A Preferred Stock.

Size and Make-up of the Board of Directors

         The DTS Stockholders Agreement provides that the DTS Board shall consist of seven members and requires the election of certain directors to be designated by certain constituent groups. The DTS Stockholders Agreement also contains provisions with respect to the size of the DTS Board and the number of votes that certain directors may vote. Upon consummation of the Merger, the Pegasus Board will be increased to nine members with directors to be designated by certain entities or individuals. See "THE MERGER -- Voting Agreement."


Preemptive Rights

         Pegasus' stockholders have no preemptive or other rights to subscribe for additional shares. The DTS Stockholders Agreement provides, with certain exceptions, that prior to the issuance of any additional shares of capital stock of DTS each stockholder (other than any DTS stockholders who own shares of DTS Common Stock solely through participation in DTS' employee stock plan) shall be offered the right to purchase their proportionate share of such additional shares of capital stock on the same terms and conditions as the proposed issuance to others.


Change of Control

         Upon the occurrence of a Change of Control (as defined in the Pegasus Certificate of Designation), each holder of Series A Preferred Stock will have the right to require Pegasus to repurchase all or any part of such holder's Series A Preferred Stock at an offer price in cash equal to 101% of the aggregate liquidation preference thereof plus accrued and unpaid dividends, if any, thereon to the date of purchase.

         With regard to DTS, under the DTS Stockholders Agreement, upon the occurrence of a "change of control" of certain of the Columbia Entities, and for a period of one year thereafter, either Whitney or the Fleet Entities may implement a Vote Shift. A "Vote Shift" means (i) in the event there is a seven member DTS Board, a change in the voting rights of the directors such that the Chisholm designee and the Whitney designees shall have, in the aggregate, five of the nine votes on the seven-member DTS Board and (ii) in the event there is a nine member DTS Board, a change in the voting rights of the directors such that the Chisholm designee and the Whitney designees shall have, in the aggregate, seven of 13 votes on the nine-member DTS Board.


Conversion Rights and Transfer Restrictions

         The Class A Common Stock has no conversion rights. Each share of Class B Common Stock is convertible at the option of the holder at any time and from time to time into one share of Class A Common Stock. The Pegasus Certificate of Incorporation provides that any holder of shares of Class B Common Stock desiring to transfer such shares to a person other than a Permitted Transferee (as the term is defined in the Pegasus Certificate of Incorporation) must present such shares to Pegasus for conversion into an equal number of shares of Class A Common Stock upon such transfer. Thereafter, such shares of Class A Common Stock may be freely transferred to persons other than Permitted Transferees, subject to applicable securities laws.

         Each holder of shares of the DTS Series A Preferred Stock will have the right, exercisable at any time and from time to time, to convert all or any such shares of DTS Series A Preferred Stock into shares of DTS Common Stock, initially on a share-for-share basis. The conversion ratio of the DTS Series A Preferred Stock is subject to certain adjustments. In addition, if DTS consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and such transaction requires the approval of the DTS Stockholders, then a holder of the DTS Series A Preferred Stock may convert some or all of such shares into shares of DTS Common Stock simultaneously with the record date for, or the effective date of, such transaction so as to receive the rights, warrants, securities or assets that a holder of shares of the DTS Common Stock on that date may receive. If DTS consummates an underwritten public offering of equity securities meeting certain criteria, then the DTS Series A Preferred Stock is converted automatically into shares of DTS Common Stock at an initial conversion rate of one-for-one, subject to adjustment as described above.

         A holder of DTS Common Stock or DTS Series A Preferred Stock may transfer stock only if the transfer complies with the provisions of the DTS Stockholders Agreement, which vary depending on whether the transferee falls within certain transferee categories.


Rights of First Refusal

         Under the terms of the DTS Stockholders Agreement, DTS and some of its stockholders have rights of first refusal with respect to the transfer of DTS' capital stock. Pegasus' stockholders do not have any such rights in connection with its capital stock.


Rights of Co-Sale

         If DTS' capital stock is transferred other than to certain permitted transferees and such stock is not purchased by DTS pursuant to its right of first refusal described above, each other DTS Stockholder has the option to participate in the proposed transfer by selling, at the same price and on the same terms as the proposed transfer, a proportionate number of shares based on the relative holdings of those DTS Stockholders exercising their co-sale rights. No rights of co-sale exist with respect to the Common Stock.


Class Voting

         Any amendment to the Pegasus Certificate of Incorporation that has any of the following effects will require the approval of the holders of a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting as separate classes: (i) any decrease in the voting rights per share of Class A Common Stock or any increase in the voting rights of Class B Common Stock, (ii) any increase in the number of shares of Class A Common Stock into which shares of Class B Common Stock are convertible, (iii) any relaxation on the restrictions on transfer of the Class B Common Stock, or (iv) any change in the powers, preferences or special rights of the Class A Common Stock or Class B Common Stock adversely affecting the holders of the Class A Common Stock. The approval of the holders of a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting as separate classes, is also required to authorize or issue additional shares of Class B Common Stock (except for parallel action with respect to Class A Common Stock in connection with stock dividends, stock splits, recapitalizations and similar changes in the capitalization of Pegasus).

         With regard to DTS, for so long as any shares of DTS Series A Preferred Stock are outstanding, with certain exceptions, a vote of the holders of at least 70% of the DTS Series A Preferred Stock is required to effect certain transactions, including, among other things, alterations in the rights of the DTS Series A Preferred Stock, business combination transactions, transactions with affiliates, or the redemption or repurchase of capital stock.

                                  LEGAL MATTERS

         The validity of the shares of Class A Common Stock to be issued in connection with the Merger will be passed upon by Drinker Biddle & Reath LLP, counsel for the Company. Michael B. Jordan, a partner of Drinker Biddle & Reath LLP, is an Assistant Secretary of the Company.

         Drinker Biddle & Reath LLP has delivered an opinion to the effect that the description of the Federal income tax consequences of the Merger under the heading "THE MERGER--Certain Federal Income Tax Consequences" correctly sets forth the material federal income tax consequences of the Merger to Pegasus, DTS and their respective stockholders. DTS' obligation to complete the Merger is conditioned upon the DTS stockholders' receipt of an opinion to similar effect from Nelson Mullins Riley & Scarborough, LLP.


                                     EXPERTS

         The Company's consolidated balance sheets as of December 31, 1995 and 1996 and the related consolidated statements of operations, statements of changes in total equity and statements of cash flows for each of the three years in the period ended December 31, 1996 incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The balance sheet of Clearvision, Inc. as of January 16, 1997, and the related statement of operations, statement of stockholders' equity and statement of cash flows for the fiscal year ended January 16, 1997, incorporated by reference in this Prospectus, have been included herein in reliance on the report of Poole Cunningham & Reitano, P.A., independent accountants.

         The statement of net assets to be sold of Southeastern Communication Systems, Inc. as of December 31, 1996, and the related statement of operations of assets to be sold and the statement of cash flows for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been included herein in reliance on the report of Greenway, Smith & Haisten, P.C., independent accountants.

         The balance sheet of Northern Electric Service Corporation as of December 31, 1996, and the related statement of operations and accumulated deficit and statement of cash flows for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been included herein in reliance on the report of Larson, Allen, Weishair & Co., LLP, independent accountants.

         The financial statements of Direct Broadcast Satellites at December 31, 1996, and for the year then ended appearing in Pegasus Communications Corporation's Form 8-K/A dated September 8, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The balance sheet of Suwannee Valley Satellite, Inc. as of December 31, 1996, and the related statement of income and retained earnings and statement of cash flows for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been included herein in reliance on the report of Bolinger, Segars, Gilbert & Moss, L.L.P., independent accountants.

         The balance sheet of ViewStar Entertainment Services, Inc. as of December 31, 1996, and the related statement of operations, statement of stockholders' equity and statement of cash flows for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent accountants and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The statement of net assets to be sold of Midwest Minnesota DBS, LLC as of December 31, 1996, and the related statement of operations of assets to be sold and statement of cash flows for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been included herein in reliance on the report of Bradley R. Helmeke, Ltd., independent accountants.

         The statement of net assets to be sold of the DBS Operations of Turner-Vision, Inc. as of December 31, 1996, and the related statement of operations and statement of cash flows for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been included herein in reliance on the report of Grigoraci, Trainer, Wright & Paterno, independent accountants.

         The balance sheet of the DBS Operations of Pioneer Services Corporation as of September 30, 1997, and the related statement of operations and division deficiency and statement of cash flows for the fiscal year ended September 30, 1997, incorporated by reference in this Prospectus, have been included herein in reliance on the report of Jackson, Thornton & Co., P.C., independent accountants.

         The (i) consolidated financial statements of DTS and its subsidiaries for the period from inception (January 30, 1996) through December 31, 1996, (ii) financial statements of WEP for the period from inception (January 28, 1997) through September 30, 1997, (iii) financial statements of Direct Programming Services Limited Partnership for the years ended December 31, 1994, December 31, 1995 and December 31, 1996, (iv) financial statements of Kansas DBS, L.L.C. for the years ended December 31, 1995 and December 31, 1996, (v) financial statements of the DBS Operations of NRTC System No. 0422 for the years ended December 31, 1995 and December 31, 1996, (vi) financial statements of the DBS Operations of NRTC System No. 0073 for the year ended December 31, 1996, (vii) financial statements of Northeast DBS Enterprises, L.P. for the year ended December 31, 1996, (viii) financial statements of the DBS Operations of NRTC System No. 0001 for the years ended December 31, 1995 and for the period from January 1, 1996 through November 26, 1996, (ix) financial statements of the DBS Operations of NRTC System No. 1025 for the period from March 10, 1995 (inception) through December 31, 1995 and the period from January 1, 1996 through August 28, 1996, and (x) financial statements of Ocmulgee Communications, Inc. for the year ended December 31, 1996 appearing in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent accountants and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of Northeast DBS Enterprises, L.P. for the years ended December 31, 1994 and December 31, 1995 appearing in this Proxy Statement/Prospectus have been audited by Fishbein & Company, P.C., independent auditors and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of Satellite Television Services, Inc. included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            GLOSSARY OF DEFINED TERMS


Class A Common Stock               Pegasus' Class A Common Stock, par value $.01 per share.

Class B Common Stock               Pegasus' Class B Common Stock, par value $.01 per share.

Common Stock                       The Class A Common Stock and the Class B Common Stock.

Company                            Pegasus and its direct and indirect subsidiaries.

Completed Pegasus DBS
Acquisitions                       The acquisition of DBS territories and related assets from 25 independent providers of DIRECTV services, which were all acquired from January 1, 1997 to an effective date as of November 7, 1997.

Completed Pegasus Transactions     The Completed DBS Acquisitions, the New Hampshire Cable Sale, the Unit
                                   Offering and the Notes Offering.

Credit Facility                    PM&C's $180.0 million credit facility.

DBS                                Direct broadcast satellite television.

DBS Acquisitions                   The Completed Pegasus DBS Acquisitions and the Pending Pegasus DBS
                                   Acquisitions.

DIRECTV                            The video, audio and data services provided via satellite by DIRECTV
                                   Enterprises, Inc., or the entity, as applicable.

DSS                                Digital satellite system or DSS(R). DSS(R) is a registered trademark of DIRECTV
                                   Enterprises, Inc.

DTS                                Digital Television Services, Inc. and its subsidiaries, as applicable.

DTS Credit Facility                DTS' $90.0 million credit facility, which consists of a $70 million revolving credit facility (with a $50.0 million sublimit for letters of credit)
                                   and a 20.0 term loan facility .

DTS                                Indenture The indenture dated as of July 30, 1997 (as supplemented), among DTS, certain of its subsidiaries and The Bank of New York, as trustee, relating to the
                                   DTS Notes.

DTS Notes                          DTS' and DTS Capital, Inc.'s 12 1/2% Senior Subordinated Notes due 2007,
                                   Series A and Series B.

DTS Transactions                   (i) The 1996 Acquisitions, (ii) the 1997 Acquisitions, (ii) the sale in January
                                   1997 of 205,902 Class B Units to Columbia and senior management raising approximately $2.1 million of equity capital and the sale by the Company in
                                   February 1997 of 1,333,333 Class A Units to Columbia, J.H. Whitney
                                   & Co. and Fleet Partners raising an additional $30.0 million of equity capital,
                                   (iv) the repayment of approximately $14.8 million of outstanding indebtedness under certain seller notes incurred in connection with the 1996
                                   Acquisitions, the amendment and restatement of DTS' former credit facility in
                                   May 1997 to provide for a $50.0 million term loan facility and a revolving credit facility in the amount of $85.0 million, with a $50.0 million limit for letters of credit, (v) the Corporate Conversion, (vi) the Pending DTS
                                   Acquisition, (vii) the placement of approximately $36.5 million in an interest escrow account (the "Interest Escrow Account") to fund the first four semi-annual interest payments on the Series A 12 1/2% Senior Subordinated Notes due 2007 (the "DTS Notes"), (viii) the repayment of the $50.0 million term loans which were outstanding under DTS' former credit facility and approximately $32.2 million of the revolving credit loans which were outstanding under the former
                                   DTS credit facility, and (ix) the amendment and restatement of DTS' former credit facility. Certain terms used in this definition are defined in "DTS
                                   Management's Discussion and Analysis of Financial Condition and Results of
                                   Operation."

Exchange Note Indenture            The indenture between Pegasus and First Union National Bank, as trustee, governing the Exchange Notes.

Exchange Notes                     Pegasus' 12 3/4% Senior Subordinated Exchange Notes due 2007, which are issuable at
                                   Pegasus' option in exchange for the Series A Preferred Stock.

FCC                                Federal Communications Commission.

Fox                                Fox Broadcasting Company.

Hughes                             Hughes Electronics Corporation or one of its subsidiaries, including DIRECTV
                                   Enterprises, Inc., as applicable.

LMAs                               Local marketing agreements, program service agreements or time brokerage agreements between broadcasters and television station licensees pursuant to which broadcasters provide programming to and retain the advertising revenues of such stations in exchange for fees paid to television station licensees.

New England Cable Sale             The proposed sale of the Company's New England cable systems.

New Hampshire Cable Sale           The sale of the Company's New Hampshire cable system which took place effective
                                   January 31, 1997.

NRTC                               The National Rural Telecommunications Cooperative, the only entity authorized to provide DIRECTV services that is independent of DIRECTV
                                   Enterprises, Inc. Approximately 165 NRTC members and affiliate members are authorized to provide DIRECTV services in exclusive territories granted to the NRTC by DIRECTV Enterprises, Inc.

Pegasus                            Pegasus Communications Corporation.

Pending DTS Acquisition            The acquisition of a DBS territory and related assets from an independent provider of DIRECTV services.



Pending Pegasus DBS
Acquisitions                          The acquisition of DBS territories and related assets from 7 independent providers of DIRECTV services.

PM&C                                  Pegasus Media & Communications, Inc., a wholly-owned subsidiary of Pegasus.

PM&C Indenture                        The indenture dated July 7, 1995 by and among PM&C, certain of its subsidiaries and First Union National Bank, as trustee, relating to the PM&C
                                      Notes.

PM&C Notes                            PM&C's 12 1/2% Series B Senior Subordinated Notes due 2005 issued in an aggregate principal amount of $85.0 million.

PSH                                   Pegasus Satellite Holdings, Inc., a wholly-owned subsidiary of Pegasus, which concurrently with the consummation of the Senior Notes Offering sold all of its assets to PM&C in connection with the Subsidiaries Combination.

Senior Notes                          Pegasus' 9 5/8% Series A Senior Notes due 2005 issued in an aggregate principal amount of $115.0 million or Pegasus' 9 5/8% Series B Senior Notes due
                                      2005, which are issuable upon exchange of the Series A Notes and which have terms substantially similar to the Series A Notes, as applicable.

Senior Notes Indenture                The indenture between Pegasus and First Union National
                                      Bank, as trustee, governing the Senior Notes.

Senior Notes Offering                 Pegasus' offering of the 9 5/8% Series A Senior Notes due 2005 issued in an aggregate principal amount of $115.0 million.

Series A Preferred Stock              Pegasus' 12 3/4% Series A Cumulative Exchangeable
                                      Preferred Stock, which was offered in connection with the Unit
                                      Offering.

Subsidiaries Combination              The acquisitions of the assets of PSH by PM&C, which
                                      occurred concurrently with the consummation of the Senior Notes
                                      Offering.

Transactions                          The Completed Pegasus Transactions, the Pending Pegasus DBS Acquisitions,
                                      the Senior Notes Offering, the Credit Facility, the Subsidiaries Combination,
                                      and the New England Cable Sale.

Unit Offering                         Pegasus' public offering of 100,000 Units consisting of 100,000 shares of Series A Preferred Stock and 100,000 Warrants, which was completed on January 27, 1997.

Units                                 The units consisting of Series A Preferred Stock and Warrants offered in the Unit
                                      Offering.

UPN                                   United Paramount Network.

WB                                    The WB Television Network.

                           FINANCIAL STATEMENT INDEX


                   Digital Television Services, LLC (DTS) (a proposed
                   acquisition)
                   Report of Arthur Andersen LLP..........................F-5
                   Consolidated Balance Sheets as of December 31,
                   1996 and as of September 30, 1997 (unaudited)..........F-6
                   Consolidated Statements of Operations for the
                   Period from Inception (January 30, 1996) Through
                   December 31, 1996, for the Period from Inception
                   (January 30, 1996) Through September 30, 1996
                   (unaudited) and for the Nine Months Ended
                   September 30, 1997 (unaudited).........................F-7
                   Consolidated Statements of Members' Equity for the
                   Period from Inception (January 30, 1996) Through
                   December 31, 1996 and for the Nine Months Ended
                   September 30, 1997 (unaudited).........................F-8
                   Consolidated Statements of Cash Flows for the
                   Period from Inception (January 30, 1996) Through
                   December 31, 1996, for the Period from Inception
                   (January 30, 1996) Through September 30, 1996
                   (unaudited) and for the Nine Months Ended
                   September 30, 1997 (unaudited).........................F-9
                   Notes to Consolidated Financial Statements.............F-10

                   WEP Intermediate Corp. (a business acquired by DTS)
                   Report of Arthur Andersen LLP..........................F-31
                   Balance Sheet as of September 30, 1997.................F-32
                   Statement of Cash Flows for the Period from Inception (January 28, 1997) through September 30,
                   1997...................................................F-33
                   Notes to Financial Statements..........................F-34

                   Direct Programming Services Limited Partnership (a business acquired by DTS)
                   Report of Arthur Andersen LLP..........................F-36
                   Balance Sheets as of December 31, 1995 and
                   1996...................................................F-37
                   Statements of Operations for the Years Ended
                   December 31, 1994, 1995 and 1996.......................F-38

                    Statements of Changes in Partners' Capital for the
                    Years Ended December 31, 1994, 1995 and 1996...........F-39
                    Statements of Cash Flows for the Years Ended
                    December 31, 1994, 1995 and 1996.......................F-40
                    Notes to Financial Statements..........................F-41

                    Kansas DBS, L.L.C. (a business acquired by DTS)
                    Report of Arthur Andersen LLP..........................F-47
                    Balance Sheets as of December 31, 1995 and
                    1996...................................................F-48
                    Statements of Operations and Changes in
                    Accumulated Deficit for the Years Ended December
                    31, 1995 and 1996......................................F-49
                    Statements of Cash Flows for the Years Ended
                    December 31, 1995 and 1996.............................F-50
                    Notes to Financial Statements..........................F-51

                    DBS Operations of NRTC System No. 0422 (a business
                    acquired by DTS)
                    Report of Arthur Andersen LLP..........................F-56
                    Statements of Assets and Liabilities and
                    Accumulated Deficit as of December 31, 1995 and
                    1996 and as of March 31, 1997 (unaudited)..............F-57
                    Statements of Expenses over Revenues and Changes in Accumulated Deficit for the Years Ended December 31,
                    1995 and 1996 and for the Three
                    Months Ended March 31, 1997 (unaudited)................F-58
                    Statements of Cash Flows for the Years Ended
                    December 31, 1995 and 1996 and for the Three
                    Months Ended March 31, 1997 (unaudited)................F-59
                    Notes to Financial Statements..........................F-60

                    DBS Operations of NRTC System No. 0073 (a business
                    acquired by DTS)
                    Report of Arthur Andersen LLP..........................F-65
                    Statement of Assets and Liabilities and
                    Accumulated Earnings as of December 31, 1996 and
                    as of March 31, 1997 (unaudited).......................F-66
                    Statements of Revenues over Expenses and Change in Accumulated Earnings for the Year Ended December
                    31, 1996 and for the Three Months Ended March 31,
                    1997 (unaudited).......................................F-67
                    Statements of Cash Flows for the Year Ended
                    December 31, 1996 and for the Three Months Ended
                    March 31, 1997 (unaudited).............................F-68
                    Notes to Financial Statements..........................F-69

                    Northeast DBS Enterprises, L.P. (a business acquired
                    by DTS)
                    Report of Fishbein & Company, P.C......................F-74
                    Balance Sheets as of December 31, 1994 and
                    1995...................................................F-75
                    Statements of Operations and Partners' Equity for
                    the Years Ended December 31, 1994 and 1995.............F-76

                    Statements of Cash Flows for the Years Ended
                    December 31, 1994 and 1995.............................F-77
                    Notes to Financial Statements..........................F-79

                    Northeast DBS Enterprises, L.P. (a business acquired
                    by DTS)
                    Report of Arthur Andersen LLP......................... F-83
                    Balance Sheet as of December 31, 1996..................F-84
                    Statement of Operations for the Year Ended
                    December 31, 1996......................................F-85
                    Statement of Changes in Partners' Capital for the
                    Year Ended December 31, 1996...........................F-86
                    Statement of Cash Flows for the Year Ended
                    December 31, 1996......................................F-87
                    Notes to Financial Statements..........................F-88

                    DBS Operations of NRTC System No. 0001 (a business
                    acquired by DTS)
                    Report of Arthur Andersen LLP..........................F-94
                    Statements of Assets and Liabilities and
                    Accumulated Deficit as of December 31, 1995 and
                    November 26, 1996......................................F-95
                    Statements of Expenses over Revenues and Changes in Accumulated Deficit for the Year Ended December 31,
                    1995 and the Period From January 1, 1996
                    Through November 26, 1996..............................F-96
                    Statements of Cash Flows for the Year Ended
                    December 31, 1995 and the Period From January 1,
                    1996 Through November 26, 1996.........................F-97
                    Notes to Financial Statements..........................F-98

                    DBS Operations of NRTC System No. 1025 (a business
                    acquired by DTS)
                    Report of Arthur Andersen LLP..........................F-103
                    Statements of Assets and Liabilities and
                    Accumulated Deficit as of December 31, 1995 and
                    August 28, 1996........................................F-104
                    Statements of Expenses over Revenues and Changes
                    in Accumulated Deficit for the Period From March
                    10, 1995 (Inception) Through December 31, 1995 and
                    the Period From January 1, 1996 Through August 28,
                    1996...................................................F-105
                    Statements of Cash Flows for the Period From March
                    10, 1995 (Inception) Through December 31, 1995 and
                    the Period From January 1, 1996 Through August 28,
                    1996...................................................F-106
                    Notes to Financial Statements..........................F-107

                    Satellite Television Services, Inc. (a business
                    acquired by DTS)
                    Report of Deloitte & Touche LLP........................F-112
                    Balance Sheets as of September 30, 1996 and
                    1997...................................................F-113
                    Statements of Cash Flows for the Years Ended
                    September 30, 1995, 1996 and 1997......................F-114

                  Statements of Operations for the Years Ended
                  September 30, 1995, 1996 and 1997........................F-115
                  Statements of Shareholder's Equity for the Years
                  Ended September 30, 1995, 1996 and 1997..................F-116
                  Notes to Financial Statements............................F-117

                  Ocmulgee Communications, Inc. (an acquisition proposed
                  by DTS)
                  Report of Arthur Andersen LLP............................F-121
                  Balance Sheets as of December 31, 1996 and as of
                  September 30, 1997 (unaudited)...........................F-122
                  Statements of Operations for the Year Ended December
                  31, 1996 and for the Nine Months Ended September 30,
                  1996 (unaudited) and September 30,
                  1997 (unaudited).........................................F-123
                  Statements of Changes in Stockholder's Deficit for the
                  Year Ended December 31, 1996 and for the Nine Months
                  Ended September 30, 1997 (unaudited).....................F-124
                  Statements of Cash Flows for the Year Ended
                  December 31, 1996 and for the Nine Months Ended
                  September 30, 1996 (unaudited) and September 30,
                  1997 (unaudited).........................................F-125
                  Notes to Financial Statements............................F-126

                  Pro Forma Consolidated Financial Information
                                Basis of Presentation......................F-133
                                Pro Forma Consolidated Balance Sheet as
                                of September 30, 1997......................F-134
                                Pro Forma Consolidated Statement of
                                Operations for the Year Ended December
                                31, 1996...................................F-136
                                Pro Forma Consolidated Statement of
                                Operations for the Nine Months Ended
                                September 30, 1997.........................F-138
                                Notes to Pro Forma Consolidated
                                Statements of Operations...................F-140

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Managers
of DTS Management, LLC, the sole manager of Digital Television Services, LLC:


     We have audited the accompanying consolidated balance sheet of DIGITAL TELEVISION SERVICES, LLC (a Delaware limited liability company and formerly DBS Holdings, L.P.) AND SUBSIDIARIES as of December 31, 1996 and the related consolidated statements of operations, members' equity, and cash flows for the period from inception (January 30, 1996) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Digital Television Services, LLC and subsidiaries as of December 31, 1996 and the results of their operations and their cash flows for the period from inception (January 30, 1996) through December 31, 1996 in conformity with generally accepted accounting principles.


                                        ARTHUR ANDERSEN LLP


Atlanta, Georgia
February 28, 1997
(except with respect to the matters
discussed in Note 10
as to which the date is November 6, 1997)

                       DIGITAL TELEVISION SERVICES, LLC
                               AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS



                                                                                                 Pro Forma
                                                           December 31,      September 30,      September 30,
                                                              1996               1997          1997 (NOTE 10)
                                                          ---------------   ----------------   ---------------
                                                           (Unaudited)       (Unaudited)
                                              ASSETS
CURRENT ASSETS:
 Cash and cash equivalents  ...........................    $  1,595,955      $  29,971,003
 Restricted cash   ....................................              --         36,544,197
 Accounts receivable:
   Trade, net of allowance for doubtful accounts of
    $6,750 and $166,075 at December 31, 1996 and
    September 30, 1997, respectively ..................         893,950          3,273,629
   Other  .............................................         154,840            548,844
 Inventory   ..........................................         244,544          1,044,596
 Other (Note 2) .......................................         234,153            829,159
                                                           ------------      -------------
    Total current assets ..............................       3,123,442         72,211,428
                                                           ------------      -------------
PROPERTY AND EQUIPMENT, at cost:
 Leasehold improvements  ..............................          81,244            236,216
 Furniture and equipment ..............................         397,201          1,965,485
                                                           ------------      -------------
                                                                478,445          2,201,701
 Less accumulated depreciation ........................         (44,339)          (366,089)
                                                           ------------      -------------
                                                                434,106          1,835,612
                                                           ------------      -------------
CONTRACT RIGHTS AND OTHER
 ASSETS, NET (Note 2) .................................      38,604,625        144,398,793
                                                           ------------      -------------
                                                           $ 42,162,173      $ 218,445,833
                                                           ============      =============

                              LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable  ....................................    $  1,041,019      $   4,047,579
 Accrued liabilities  .................................       1,380,321          7,178,610
 Unearned revenue  ....................................       1,082,601          3,679,357
 Current maturities of long-term debt   ...............       6,033,732          9,323,778
 Other ................................................          92,279            256,913          295,538
                                                           ------------      -------------       ----------
   Total current liabilities   ........................       9,629,952         24,486,237       24,524,862
                                                           ------------      -------------       ----------
LONG-TERM DEBT,
 less current maturities ..............................      17,542,883        166,896,333
                                                           ------------      -------------
OTHER LIABILITIES  ....................................          83,615             46,645        1,035,680
                                                           ------------      -------------       ----------
COMMITMENTS AND CONTINGENCIES
(Notes 5, 6, 8, and 10)
MEMBERS' EQUITY/STOCKHOLDERS' EQUITY
 Class A units  .......................................               0         29,820,008                0
 Class B units  .......................................      18,440,982         20,499,979                0
 Class C units  .......................................               0                  0                0
 Class D units  .......................................               0                  0                0
 Preferred stock, $.01 par value; 10,000,000 shares
   authorized; 1,404,056 issued and outstanding
   at September 30, 1997 ..............................               0                  0           14,041
 Common stock, $.01 par value; 10,000,000 shares
   authorized; 2,137,049 issued and outstanding
   at September 30, 1997 ..............................               0                  0           21,370
 Additional paid-in capital ...........................               0                  0       25,953,547
 Retained deficit  ....................................      (3,535,259)       (23,303,369)               0
                                                           ------------      -------------       ----------
    Total members' equity/ stockholders' equity  ......      14,905,723         27,016,618       25,988,958
                                                           ------------      -------------       ----------
                                                           $ 42,162,173      $ 218,445,833
                                                           ============      =============

                  The accompanying notes are an integral part
                      of these consolidated balance sheets.

                       DIGITAL TELEVISION SERVICES, LLC
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                 Inception           Inception         Nine Months
                                              (January 30) To     (January 30) To         Ended
                                               December 31,        September 30,      September 30,
                                                   1996                1996               1997
                                              -----------------   -----------------   ----------------
                                                                                (Unaudited)
REVENUE:
 Programming revenue  .....................     $  3,085,146        $  1,269,107       $  28,811,235
 Equipment and installation revenue  ......          323,663              95,798           3,291,122
                                                ------------        ------------       -------------
   Total revenue.  ........................        3,408,809           1,364,905          32,102,357
                                                ------------        ------------       -------------
COST OF REVENUE:
 Programming expense  .....................        1,595,963             668,881          14,117,014
 Cost of equipment and installation  ......          398,144              96,306           4,026,498
 Service fees   ...........................          275,704              98,909           2,758,947
                                                ------------        ------------       -------------
   Total cost of revenue ..................        2,269,811             864,096          20,902,459
                                                ------------        ------------       -------------
GROSS PROFIT ..............................        1,138,998             500,809          11,199,898
OPERATING EXPENSES:
 Sales and marketing  .....................          778,036             297,443           5,557,260
 General and administrative ...............        1,953,635             830,580           5,884,949
 Depreciation and amortization ............        1,147,963             529,265          10,483,916
                                                ------------        ------------       -------------
   Total operating expenses ...............        3,879,634           1,657,288          21,926,125
                                                ------------        ------------       -------------
OPERATING LOSS  ...........................       (2,740,636)         (1,156,479)        (10,726,227)
                                                ------------        ------------       -------------
OTHER INCOME (EXPENSE):
 Interest expense, net   ..................         (817,603)            (93,717)         (8,917,920)
 Other income (expense)  ..................           22,980               5,025            (123,963)
                                                ------------        ------------       -------------
                                                    (794,623)            (88,692)         (9,041,883)
NET LOSS  .................................     $ (3,535,259)       $ (1,245,171)      $ (19,768,110)
                                                ============        ============       =============

 The accompanying notes are an integral part of these consolidated statements.

                       DIGITAL TELEVISION SERVICES, LLC
                               AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
   FOR THE PERIOD FROM INCEPTION (JANUARY 30, 1996) THROUGH DECEMBER 31, 1996
          AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)




                                              Class A                        Class B
                                      Units        Amount           Units         Amount
                                    -----------  ---------------  -----------  ----------------
BALANCE, January 30, 1996   ......          --    $         --            --   $          --
 Sale of Class B Units   .........          --              --     1,844,098      18,440,982
 Issuance of Class C Units  ......          --              --            --              --
 Net loss ........................          --              --            --      (3,535,259)
                                     ---------    ------------     ---------   -------------
BALANCE, December 31, 1996  ......          --              --     1,844,098      14,905,723
 Sale of Class A Units   .........   1,333,333      29,820,008            --              --
 Sale of Class B Units   .........          --              --       205,902       2,058,997
 Issuance of Class D Units  ......          --              --            --              --
 Net Loss (unaudited) ............          --      (2,803,390)           --     (16,964,720)
                                     ---------    ------------     ---------   -------------
BALANCE, September 30, 1997
 (unaudited) .....................   1,333,333    $ 27,016,618     2,050,000   $           0
                                     =========    ============     =========   =============



                                                                                Total
                                         Class C              Class D          Members'
                                     Units    Amount     Units     Amount       Equity
                                    --------  --------  ---------  --------  ----------------
BALANCE, January 30, 1996   ......       --     $ --          --     $ --    $          --
 Sale of Class B Units   .........       --       --          --       --       18,440,982
 Issuance of Class C Units  ......   87,049       --          --       --               --
 Net loss ........................       --       --          --       --       (3,535,259)
                                     ------     ------   -------     ------  -------------
BALANCE, December 31, 1996  ......   87,049       --          --       --       14,905,723
 Sale of Class A Units   .........       --       --          --       --       29,820,008
 Sale of Class B Units   .........       --       --          --       --        2,058,997
 Issuance of Class D Units  ......       --       --     124,000       --               --
 Net Loss (unaudited) ............       --       --          --       --      (19,768,110)
                                     ------     ------   -------     ------  -------------
BALANCE, September 30, 1997
 (unaudited) .....................   87,049     $ --     124,000     $ --    $  27,016,618
                                     ======     ======   =======     ======  =============

 The accompanying notes are an integral part of these consolidated statements.

                       DIGITAL TELEVISION SERVICES, LLC
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                      Inception            Inception            Nine Months
                                                                   (January 30) to      (January 30) to            Ended
                                                                  December 31, 1996    September 30, 1996    September 30, 1997
                                                                  -------------------  --------------------  -------------------
                                                                                                        (Unaudited)
(UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ......................................................    $  (3,535,259)        $ (1,245,171)        $  (19,768,110)
                                                                    -------------         ------------         --------------
 Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depreciation and amortization  ..............................        1,106,264              529,265              9,586,005
   Amortization of capitalized debt costs and debt
    discount ...................................................          313,329                   --              1,502,106
   Amortization of deferred promotional costs ..................           41,699                   --                897,902
 Changes in operating assets and liabilities, net of
   acquisitions:
   Accounts receivable, net ....................................         (428,281)            (221,107)                11,943
   Inventory ...................................................         (218,140)             (28,053)              (420,808)
   Other current assets  .......................................         (269,721)             (33,389)            (1,308,523)
   Accounts payable   ..........................................          877,630              274,461              3,005,559
   Accrued liabilities and other liabilities  ..................        1,099,003              159,974              2,845,516
   Unearned revenue   ..........................................          379,533              117,659               (869,870)
                                                                    -------------         ------------         --------------
    Total adjustments ..........................................        2,901,316              798,810             15,249,830
                                                                    -------------         ------------         --------------
    Net cash used in operating activities  .....................         (633,943)            (446,361)            (4,518,280)
                                                                    -------------         ------------         --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment, net of acquisitions                (382,175)            (226,672)            (1,339,466)
 Disposals of property and equipment ...........................           (3,930)              (3,930)                    --
 Increase in restricted cash for payment of subordinated
   notes  ......................................................                0                    0            (36,544,197)
 Purchase of contract rights and related net assets,
   net of amounts financed  ....................................      (12,695,488)          (7,121,586)           (88,745,395)
 Increase in other assets   ....................................         (693,690)            (313,305)                    --
                                                                    -------------         ------------         --------------
   Net cash used in investing activities   .....................      (13,775,283)          (7,665,493)          (126,629,058)
                                                                    -------------         ------------         --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from bank credit facility  ...........................        9,400,000                   --             72,769,409
 Repayment of bank credit facility   ...........................               --                   --            (82,169,409)
 Proceeds from subordinated notes offering, net of
   discounts ...................................................               --                   --            152,840,850
 Issuance of notes payable  ....................................           32,399                   --                344,417
 Repayment of seller notes and other notes payable  ............       (9,047,023)                  --             (6,132,908)
 Capitalized financing fees ....................................       (2,821,177)                  --             (9,325,449)
 Sale of Member Units ..........................................       18,440,982            8,888,475             31,879,005
 Other, net  ...................................................               --               83,616               (683,529)
                                                                    -------------         ------------         --------------
   Net cash provided by financing activities  ..................       16,005,181            8,972,091            159,522,386
                                                                    -------------         ------------         --------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                               1,595,955              860,237             28,375,048
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD   ......................................................               --                   --              1,595,955
                                                                    -------------         ------------         --------------
CASH AND CASH EQUIVALENTS AT END
 OF PERIOD   ...................................................    $   1,595,955         $    860,237         $   29,971,003
                                                                    =============         ============         ==============
SUPPLEMENTAL NONCASH FINANCING ACTIVITY:
 NRTC patronage capital declared  ..............................    $      83,615         $     83,616         $           --
                                                                    =============         ============         ==============
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest  .......................................    $     301,035         $         --         $    5,009,366
                                                                    =============         ============         ==============
 Issuance of seller notes in connection with acquisitions       .   $  24,156,000         $ 17,300,000         $   15,524,198
                                                                    =============         ============         ==============

 The accompanying notes are an integral part of these consolidated statements.

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1996 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


1. Organization and Nature of Business


     Digital Television Services, LLC ("DTS") is a limited liability company organized under the Delaware Limited Liability Company Act (the "LLC Act") and is successor to DBS Holdings, L.P., a Delaware limited partnership originally formed on January 30, 1996 by Columbia Capital Corporation ("Columbia") and senior management of DTS. On November 19, 1996, the limited partnership was converted into a limited liability company under the applicable provisions of the LLC Act and Delaware limited partnership laws. All information in the accompanying consolidated financial statements and notes has been restated for the conversion to a limited liability company. DTS is owned by its members (Note 7). DTS and its wholly owned subsidiaries (collectively, "the Company") were formed to acquire and operate the exclusive rights to distribute direct broadcast satellite ("DBS") services ("DIRECTV Services") offered by DirecTv, Inc. ("DirecTv") in certain rural markets. The Company completed its first acquisition of a rural DIRECTV Services provider in March 1996 and has made a total of 16 acquisitions through May 9, 1997 (Notes 3 and 10). On October 10, 1997, DTS effected a conversion from a limited liability company to a corporation through a merger with and into WEP Intermediate Corp. (Note 10).


     In connection with the Company's expansion, Columbia and certain of its affiliates increased their investment in the Company subsequent to December 31, 1996. Additional equity was raised from J.H. Whitney & Co. and Fleet Equity Partners (together with Columbia, the "Equity Investors") and from senior executives of the Company subsequent to year-end. The Equity Investors and senior executives, in aggregate, have contributed $50,500,000 of equity capital to the Company from inception through February 28, 1997 (Note 10).


     DTS is a holding company which operates primarily through its wholly-owned subsidiaries. The principal wholly-owned subsidiaries of DTS as of December 31, 1996 consist of 8 entities (the "Operating Subsidiaries") which, except for one subsidiary which is a Delaware limited liability company and one subsidiary which is a New Mexico corporation, are limited liability companies organized under the laws of the state of Georgia. The Operating Subsidiaries are independent providers of DIRECTV Services. The sole manager of DTS is DTS Management, LLC ("DTS Management"), a Georgia limited liability company, which is a wholly-owned subsidiary of DTS. The Company's other wholly-owned subsidiary, DTS Capital, Inc. ("DTS Capital"), was formed subsequent to December 31, 1996 and currently has nominal assets and does not conduct any operations. DTS Capital was formed to facilitate issuance of certain senior notes (Note 10). In connection with the reorganization (the "Reorganization") of the Company in February 1997, the Company contributed to the capital of DTS Management the Company's ownership interest in each of its direct subsidiaries, other than DTS Management and DTS Capital. As a result thereof, each direct subsidiary became a wholly-owned direct subsidiary of DTS Management and a wholly-owned indirect Subsidiary of the Company. Since each subsidiary was a wholly-owned direct or indirect subsidiary of the Company prior to the Reorganization, the Reorganization had no impact on the consolidated financial statements of the Company.


     The Company obtained the rights to distribute DIRECTV Services in its territories pursuant to agreements (the "NRTC Member Agreements") with the National Rural Telecommunications Cooperative (the "NRTC"). Under the provisions of the NRTC Member Agreements for the 1996 Acquisitions (Note 3) and the 1997 Acquisitions (Note 10), the Company has the exclusive right to provide DIRECTV Services within certain rural territories in the United States.


     The Company has had a limited operating history during which time it has generated negative cash flows and net losses. The negative cash flows can be attributed to the costs incurred to purchase NRTC contract rights and related assets (Notes 3 and 10) and general corporate overhead expenses. The Company expects negative cash flows and net losses to continue through at least 1997, as the Company plans to purchase additional contract rights and to incur substantial selling and marketing expenses in order to build its subscriber base. The ability to generate positive cash flow in the future is dependent upon many factors, including general economic

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

1. Organization and Nature of Business  -- (Continued)

conditions, the level of market acceptance for the Company's services, and the degree of competition encountered by the Company. As discussed in Note 5, financing totaling $100 million has been committed by a syndicate of lenders, of which $82,169,409 was outstanding at September 30, 1997. The Company also issued $155 million in senior subordinated notes in July 1997 (Note 10) to refinance certain existing indebtedness and to provide additional funds for possible future acquisitions and general operating needs.

     The success of the Company is dependent on this financing and the future ability of DTS and its subsidiaries to generate projected revenues through successful operations. The members have no present plans to discontinue support of the Company. In the opinion of management, capital on hand, as well as funds provided from financings (Notes 5 and 10), will be sufficient to meet the capital and operating needs of the Company through at least 1997. Additional funding may be required for any future acquisitions. However, there can be no assurance when or if future operations of the Company will be successful or that further financing, if needed, will be available with terms acceptable to the Company, or at all.

     On November 6, 1997, the Company entered into an agreement in principle with Pegasus Communications Corp. ("Pegasus") providing for the acquisition of the Company and all of its subsidiaries by Pegasus (Note 10).


2. Summary of Significant Accounting Policies


Principles of Consolidation


     The consolidated financial statements include the accounts of DTS and its subsidiaries. All significant intercompany transactions and balances have been eliminated.


Interim Unaudited Financial Information


     The consolidated balance sheet as of September 30, 1997 and the consolidated statements of operations, members' equity and cash flows for the nine months ended September 30, 1997 are unaudited and have been prepared by management of the Company in accordance with the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the statements contain adjustments (consisting of only normal items) necessary for the fair presentation of the financial portion and results of operations for the interim period. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire year.


Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Revenue Recognition


     The Company earns programming revenue by providing DIRECTV Services to its subscribers. Programming revenue includes DIRECTV Services purchased by subscribers in monthly, quarterly, or annual subscriptions; additional premium programming available on an a la carte basis; sports programming available under monthly, annual, or seasonal subscriptions; and movies and events programming available on a pay-per-view basis. Programming purchased on a monthly, quarterly, annual, or seasonal basis, including premium programming, is billed in advance and is recorded as unearned revenue. All programming revenue is recognized when earned.

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

2. Summary of Significant Accounting Policies  -- (Continued)

     Equipment and installation revenue primarily consists of the sale of DSS(R) equipment and accessories and related installation charges. Equipment sales revenue represents the amounts paid by customers to the Company and is recognized upon delivery of the equipment. Installation revenue is recognized when the equipment is installed and represents the amounts paid by customers to the Company for such services.

Cost of Revenues

     Cost of revenues includes the cost associated with providing DIRECTV Services to the Company's subscribers. These costs include the direct wholesale cost of purchasing related programming from DirecTv (through the NRTC (Note
9)); monthly subscriber maintenance fees charged by DirecTV, such as security fees, ground service fees, system authorization fees, and fees for subscriber billings; costs of equipment and installation; and certain subscriber operating costs. Cost of equipment and installation represents the actual cost of the equipment to the Company plus the costs to install the equipment.

Inventories

     The Company maintains inventories consisting of DSS(R) equipment and related accessories. Inventory is valued at the lower of cost or market, generally on a specific identification basis.

Other Current Assets

     Other current assets consist of the following:



                                     December 31,     September 30,
                                         1996             1997
                                     --------------   --------------
Deferred promotional costs  ......      $214,939         $699,678
Other  ...........................        19,214          129,481
                                        --------         --------
                                        $234,153         $829,159
                                        ========         ========

     Deferred promotional costs consist of costs related to a subscriber rebate program sponsored by DirecTv. Under the program, new subscribers who sign a non-cancellable and non-refundable contract pursuant to which they agree to prepay for one year of programming service receive a credit which is applied toward the one year's programming subscription. Subscribers under this program may choose to net the credit on their first bill or pay the full amount and receive a refund from the Company for the credit. The Company defers both the programming revenue and the cost of this credit and amortizes them over the one-year contract period. In addition, as a part of this program, the Company receives $1 per month for up to five years from the NRTC for each subscriber whose account remains active.

Property and Equipment

     Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed currently. Depreciation for property and equipment is provided using the straight-line method over the estimated useful lives of the respective assets, ranging from three to seven years. Depreciation expense was $48,269 and $322,513 for the period from inception (January 30, 1996) through December 31, 1996 and for the nine months ended September 30, 1997, respectively. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in earnings.

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

2. Summary of Significant Accounting Policies  -- (Continued)

Contract Rights and Other Assets

     Contract rights and other assets consist of the following:



                                                                 December 31,     September 30,
                                                                     1996             1997
                                                                 --------------   ----------------
Contract rights  .............................................   $32,727,697       $ 141,793,076
Organization costs  ..........................................       599,528           1,239,348
                                                                 -----------       -------------
                                                                  33,327,225         143,032,424
Accumulated amortization  ....................................    (1,057,995)        (10,309,709)
                                                                 -----------       -------------
                                                                  32,269,230         132,722,715
Deposits on 1997 Acquisitions and Pending Acquisitions  ......     3,380,961                  --
Debt issuance costs, net  ....................................     2,776,658           4,263,126
Bond issuance costs, net  ....................................            --           7,136,372
NRTC patronage capital .......................................        83,615              46,645
Other   ......................................................        94,161             229,935
                                                                 -----------       -------------
                                                                 $38,604,625       $ 144,398,793
                                                                 ===========       =============

     Contract Rights: Contract rights represent the cost of acquiring rights to distribute DIRECTV Services (Note 3), less net tangible assets acquired. Contract rights are being amortized over ten years, the estimated remaining useful life of the satellites operated by DirecTv which provide service under the related contracts. Amortization expense, included in depreciation and amortization in the accompanying statement of operations, was $1,021,606 and $9,088,690 for the period from inception (January 30, 1996) through December 31, 1996 and for the nine months ended September 30, 1997, respectively. Accumulated amortization, included in the accompanying balance sheets, was $1,021,606 and $10,110,299 for the period from inception (January 30, 1996) through December 31, 1996 and for the nine months ended September 30, 1997, respectfully.

     Organization Costs: Organization costs are costs associated with the formation of the Company and its subsidiaries and are being amortized over five years. Amortization expense included in depreciation and amortization in the accompanying statement of operations was $36,389 and $165,520, for the period from inception (January 30, 1996) through December 31, 1996 and for the nine months ended September 30, 1997, respectively. Accumulated amortization, included in the accompanying balance sheets, was $36,389 and $199,410 for the period from inception (January 30) through December 31, 1996 and for the nine months ended September 30, 1997, respectively.

     Deposits on Acquisitions: In accordance with the provisions of asset purchase agreements entered into by the Company, deposits were made into escrow accounts for acquisitions of contract rights in Kentucky, Vermont and Kansas, which were pending at December 31, 1996.

     Debt Issuance Costs: Debt issuance costs are amortized over the term of the related long-term debt facility. Amortization expense, included in interest expense in the accompanying statement of operations, was $44,520 and $582,493 for the period from inception (January 30, 1996) through December 31, 1996 and for the nine months ended September 30, 1997, respectively. Accumulated amortization, included in the accompanying balance sheets, was $44,520 and $627,013 for the period from inception (January 30) through December 31, 1996 and for the nine months ended September 30, 1997, respectively.

     Bond Issuance Costs: Bond issuance costs represent deferred costs incurred in connection with a bond offering (Note 10) subsequent to December 31, 1996 and are capitalized over the life of the bonds. Amortization expense, included in interest expense in the accompanying statement of operations, was $120,114 for the nine month period ended September 30, 1997. Accumulated amortization, included in the accompanying balance sheets, was $120,114 for the same nine month period.

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

2. Summary of Significant Accounting Policies  -- (Continued)

     NRTC Patronage Capital: The Company, through its subsidiaries, is an affiliate of the NRTC. While affiliates have no vote, they do have an interest in the NRTC in proportion to their prior patronage. NRTC patronage capital represents the noncash portion of NRTC patronage income. Under its bylaws, the NRTC declares a patronage dividend of its excess of revenues over expenses each year. Of the total patronage dividend, 20% is paid in cash and recognized as income when received and is netted against programming expense in the accompanying statement of operations. The remaining 80% is distributed in the form of noncash patronage capital, which will be redeemed in cash only at the discretion of the NRTC. The Company includes noncash patronage capital as other assets, with an offsetting deferred patronage income amount included in other liabilities in the accompanying balance sheet. The patronage capital will be recognized as income when cash distributions are declared by the NRTC.


Income Taxes


     The Company is considered a partnership for federal and state income tax purposes. All taxable income or loss is allocated to the members in accordance with the terms of the member agreement. Accordingly, no provision for income taxes is included in the accompanying financial statements.


Fair Value of Financial Instruments


     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of the following disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.


     The methods and assumptions used to estimate fair value are as follows:


     Cash and cash equivalents: The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.


     Long-term debt: Fair value is estimated based on borrowing rates currently available to the Company for bank loans with similar terms and average maturities.


     The asset and liability amounts recorded in the accompanying balance sheet at December 31, 1996 for cash and cash equivalents and long-term debt approximate fair value based on the above assumptions.


Concentration of Credit Risk


     Concentration of credit risk with respect to accounts receivable is limited due to the large number of geographically dispersed subscribers. As a result, at December 31, 1996, management does not believe any significant concentration of credit risk exists.


Long-Lived Assets


     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When events or changes in circumstances occur related to long-lived assets, management estimates the future cash flows expected to result from the use of the

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

2. Summary of Significant Accounting Policies  -- (Continued)

asset and its eventual disposition. Having found no instances whereby the sum of expected future cash flows (undiscounted and without interest charges) was less than the carrying amount of the asset and thus requiring the recognition of an impairment loss, management believes that the long-lived assets in the accompanying balance sheet are appropriately valued.

3. Contract Rights

     During 1996, the Company acquired the rights to distribute DIRECTV Services in eight rural DirecTv markets in certain rural areas in the United States (the "1996 Acquisitions"). The aggregate consideration was approximately $32.3 million, including closing date working capital and other adjustments as defined in the purchase agreements and fair value adjustments related to the seller notes (Note 5), subject to increase based on the number of subscribers in one of the markets on October 1, 1998 (Note 5). Of the total purchase price, approximately $9.3 million was paid in cash and approximately $24.2 million (before fair value adjustments related to the seller notes of $1.2 million (Note 5)) was financed through the issuance of promissory notes to the sellers of the contract rights (Note 5). Under the 1996 Acquisitions, rights were acquired in the following markets:

     o In March 1996, the Company acquired the outstanding common stock of Spacenet, Inc. and the rights to provide DIRECTV Services in certain counties in New Mexico.

     o In April 1996, the Company acquired the rights to provide DIRECTV Services in certain counties in California from Pacific Coast DBS, Inc.

     o In August 1996, the Company acquired the rights to provide DIRECTV Services in certain counties in New Mexico from Teg DBS Services, Inc., in certain counties in New York from Northeast Cable Services, Inc. and Falls Earth Station, Inc., and in certain counties in Colorado from Omega Cable.

     o In November 1996, the Company acquired the rights to provide DIRECTV Services in certain counties in South Carolina from Pee Dee Electric Cooperative, Inc. and Santee Electric Cooperative, Inc.

     When the Company purchases the exclusive rights to provide DIRECTV Services in a rural DirecTv market, it acquires the NRTC Member Agreement and related agreements providing for the exclusive rights to provide DIRECTV Services within that market, all net assets related to the provision of DIRECTV Services in such market, and any residual rights to provide DBS services which the NRTC may grant the owner of such market after the termination or expiration of the NRTC Member Agreement. The purchase price of the above acquisitions was allocated to the fair values of the net assets acquired as follows (in thousands):


Current assets ......................................................    $    751
Property and equipment  .............................................          96
Contract rights, net of fair value adjustments of $1.2 million ......      32,728
Current liabilities  ................................................      (1,240)
                                                                         --------
   Total consideration  .............................................    $ 32,335
                                                                         ========

     Any additional contingent consideration will be recorded as an increase in contract rights.

     During the first nine months of 1997, the Company acquired the rights to distribute DIRECTV Services in eight additional rural DirecTv markets. The aggregate consideration was approximately $105.0 million including closing date working capital and other adjustments as defined in the purchase agreements and fair value adjustments related to the seller notes (Note 5). Of the total price, approximately $29.7 million was paid in cash, approximately $59.8 million was financed through borrowings under the Credit Facility and approximately $15.5 million (before fair value adjustments related to the seller notes of $3.0 million (Note 5)) was financed through the issuance of promissory notes to the sellers of the contract rights (Note 5). Under these acquisitions, rights were acquired in the following markets:

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

3. Contract Rights  -- (Continued)

     o In January 1997, the Company acquired the rights to provide DIRECTV Services in certain counties in Kentucky from Direct Programming Services Limited Partnership

     o In January 1997, the Company also acquired the rights to provide DIRECTV Services in certain counties in Kansas from Kansas DBS, L.L.C. and Skywave Communications, Inc.

     o In February 1997, the Company acquired the rights to provide DIRECTV Services in certain counties in Vermont from Northeast DBS Enterprises, L.P.

     o In May 1997, the Company acquired the rights to provide DIRECTV Services in certain counties in Georgia from Mitchell Electric Membership Corporation, Washington Electric Membership Corporation, Planters Electric Membership Corporation and DigiCom Services, Inc.

     The purchase price of the above acquisitions was allocated to the fair values of the net assets acquired as follows (in thousands):


Current assets ......................................................    $  3,529
Property and equipment  .............................................         385
Contract rights, net of fair value adjustments of $3.0 million ......     108,081
Current liabilities  ................................................      (6,967)
                                                                         --------
   Total consideration  .............................................    $105,028
                                                                         ========

4. Related-Party Transactions

     Columbia, which is owned by certain members of the Company holding Class A and Class B interests, provides financial, managerial, and other services to the Company. Total fees and expenses paid to Columbia were approximately $322,000 and $36,000 for the period from inception (January 30, 1996) through December 31, 1996 and for the nine months ended September 30, 1997, respectively. Such fees are included in general and administrative expenses in the accompanying statement of operations.

5. Long-Term Debt

     Long-term debt consisted of the following:



                                           December 31, 1996             September 30, 1997
                                       --------------------------   ----------------------------
                                              Unamortized                   Unamortized
                                        Principal      Discount      Principal        Discount
                                       -------------   ----------   --------------   -----------
Senior subordinated notes  .........    $        --    $     --      $155,000,000     $2,123,164
Credit facility   ..................      9,400,000          --                --             --
Seller notes and commitments  ......     15,113,250     965,011        26,120,448      3,097,446
Installment notes ..................         28,376          --           320,273             --
                                        -----------    --------      ------------     ----------
                                         24,541,626     965,011       181,440,721      5,220,610
Less current maturities ............      6,130,183      96,451         9,615,622        291,844
                                        -----------    --------      ------------     ----------
                                        $18,411,443    $868,560      $171,825,099     $4,928,766
                                        ===========    ========      ============     ==========

The Seller Notes

     In connection with the acquisition of the Company's California rural DirecTv market, one of the Operating Subsidiaries, Digital Television Services of California, LLC ("DTS California"), entered into a promissory note dated April 1, 1996, as modified as of December 31, 1996 (as so modified, the "DTS California Note"), in favor of Pacific Coast DBS, Inc. ("Pacific"). Pursuant to the DTS California Note, DTS California is obligated to pay to Pacific the sum of (i) $480,000, payable in 24 equal monthly installments commencing May 1, 1996, and (ii) an amount payable on October 1, 1998 equal to the greater of $4.0 million or the Contingent Payment Amount.

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

  (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

5. Long-Term Debt  -- (Continued)

The Contingent Payment Amount is determined by multiplying the number of subscribers to DIRECTV Services in DTS California's rural DirecTv market as of October 1, 1998 by certain dollar amounts. As of December 31, 1996 and September 30, 1997, the Contingent Payment Amount is recorded as $4,223,250 and $5,786,250, which is based on subscriber levels at December 31, 1996 and September 30, 1997, respectively. The obligations of DTS California pursuant to the DTS California Note are secured by a $6,000,000 irrevocable letter of credit (the "DTS California Letter of Credit") issued in favor of Pacific pursuant to the Credit Facility, as subsequently defined. The stated amount of the DTS California Letter of Credit will increase so that it will at all times be at least equal to 110% of the Contingent Payment Amount. The DTS California Note contains certain covenants which, among other things, prohibit the payment of dividends or other distributions by DTS California and payments by DTS California to Columbia. A failure to make any payment due under the DTS California Note will allow Pacific to draw under the DTS California Letter of Credit.

     In connection with the acquisition of one of the Company's rural DirecTv markets in South Carolina (the "South Carolina Rural DirecTv Markets"), one of the Operating Subsidiaries, Digital Television Services of South Carolina I, LLC ("DTS South Carolina I"), entered into a promissory note dated November 26, 1996 (the "South Carolina I Note") payable to Pee Dee Electricom, Inc. ("Pee Dee") in the amount of $7,955,000, of which $3,265,000 was paid in January 1997. The balance is due on January 2, 1998. The note bears interest at a rate of 4% per annum, payable quarterly. The obligations of DTS South Carolina I with respect to the South Carolina I Note are secured by an irrevocable letter of credit (the "South Carolina I Letter of Credit") issued in favor of Pee Dee pursuant to the Credit Facility. The South Carolina I Note does not contain any covenants; however, a failure to make any payment due under the South Carolina I Note will allow Pee Dee to draw under the South Carolina I Letter of Credit.

     In connection with the acquisition of the Company's other South Carolina rural DirecTv market, one of the Operating Subsidiaries, Digital Television Services of South Carolina II, LLC, entered into a promissory note dated November 26, 1996 (the "South Carolina II Note") payable to Santee Satellite Systems, Inc. ("Santee") in the amount of $2,200,000, of which $1,100,000 was due on November 26, 1997, with the balance due on November 26, 1998. The entire balance was paid in January 1997 and thus is classified as current maturities in the accompanying consolidated balance sheet at December 31, 1996. The note bears interest at 6% per annum, payable quarterly. The note is secured by an irrevocable letter of credit issued pursuant to the Credit Facility (the "South Carolina II Letter of Credit") issued in favor of Santee. The South Carolina II Note does not contain any covenants; however, a failure to make any payment due under the South Carolina II Note will allow Santee to draw under the South Carolina II Letter of Credit.

     In connection with the acquisition of one of the Company's New Mexico rural DirecTv markets, the Company entered into a promissory note dated March 1, 1996, as modified as of November 27, 1996 (as so modified, the "New Mexico Note"), in favor of Edward Botefuhr and Janet Blakeley Botefuhr in the amount of $415,000, payable in equal installments on April 1, 1998 and April 1, 1999. The note bears interest at 15% per annum, payable monthly. The note is secured by an irrevocable letter of credit issued pursuant to the Credit Facility (the "New Mexico Letter of Credit") issued in favor of the Botefuhrs. The New Mexico Note does not contain any covenants; however, a failure to make any payment due under the New Mexico Note will allow the Botefuhrs to draw under the New Mexico Letter of Credit. The entire balance was paid in January 1997 and thus is classified as current maturities in the accompanying consolidated balance sheet at December 31, 1996.

     In connection with the acquisition of the Company's Rural DirecTv Markets in Georgia (the "Georgia Rural DirecTv Markets"), one of the Subsidiaries, Digital Television Services of Georgia, LLC ("DTS Georgia"), issued three promissory notes, each of which represents a portion of the purchase price for one of the Georgia Rural DirecTv Markets. DTS Georgia issued (i) a promissory note dated May 9, 1997 (the "Planters Notes") payable to Planters Electric Membership Corporation ("Planters") in the amount of approximately $850,000,
(ii) a promissory note dated May 9, 1997 (the "Mitchell Note") payable to Mitchell Electric Membership Corporation ("Mitchell") in the amount of approximately $9.4 million and (iii) a promissory note dated May 9, 1997

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

5. Long-Term Debt  -- (Continued)

(the "Washington Note") payable to Washington Electric Membership Corporation ("Washington") in the amount of approximately $5.2 million. The principal amount of the Planters Note is payable on January 2, 1998 and bears interest at a rate of 3% per annum; provided that if DTS Georgia acquires a certain Rural DirecTv Market, the interest rate will increase as of the date of such acquisition to 3 1/2% per annum. The principal amount of each of the Mitchell Note and the Washington Note is payable on January 2, 2001 and bears interest at a rate of 3% per annum until May 9, 2000 and at a rate of 3 1/2% per annum thereafter; provided that if DTS Georgia acquires a certain Rural DirectTv Market, the interest rate will increase as of the date of such acquisition to 3 1/2% per annum, until May 9, 2000, and to 4% thereafter. The obligations of DTS Georgia with respect to the Georgia Notes are secured by three irrevocable letters of credit issued pursuant to the Credit Facility (the "Georgia Letters of Credit"), each of which has been issued for the benefit of one of Planters, Mitchell and Washington. The Georgia Notes do not contain any affirmative or negative covenants regarding the Company, DTS Georgia or the operation of the Georgia Rural DirecTv Markets; however, a failure to make any payment due under a Georgia Note will allow the payee of such Georgia Note to draw under the applicable Georgia Letter of Credit.


Credit Facility


     The Company is party to a credit agreement (the "Credit Facility") dated November 27, 1996 with the banks and other lenders party thereto from time to time. The Credit Facility is a revolving credit facility in the amount of $100.0 million, with a $25.0 million sublimit for letters of credit. Proceeds from the Credit Facility can be used to refinance certain existing indebtedness, to finance the acquisition of contract rights, to finance capital expenditures and for general corporate purposes and working capital needs.


     Borrowings under the Credit Facility are available until November 30, 2001; however, the commitments thereunder shall be reduced on December 31, 1998 by an amount equal to 75% of the available commitments of all lenders on such date, provided that the reduction shall not be made unless the aggregate amount of available commitments exceeds $5,000,000, and thereafter available commitments shall be reduced quarterly commencing on March 31, 1999 at a rate of 1.250% through 1999, 1.875% through 2000 and 5% through September 30, 2001. On November 30, 2001, all of the loans outstanding will be repayable. The making of each loan under the Credit Facility is subject to the satisfaction of certain conditions, including (i) meeting a certain "borrowing base" calculation based on the number of paying subscribers and households within the rural DirecTv markets served by the Company, (ii) maintaining minimum subscriber penetration and Annualized Contribution (as defined therein) per paying subscriber, and (iii) maintaining defined annualized operating cash flow levels. In addition, the Company is required to make mandatory prepayments of the Credit Facility from, subject to certain exceptions, the net proceeds of certain sales or other dispositions of material assets by the Company or any of its subsidiaries. At December 31, 1996, the borrowing base, as defined, was approximately $92.5 million and approximately $80.0 million was available under the Credit Facility.


     Borrowings under the Credit Facility are secured by (i) an equal and ratable pledge of all of the equity interests in the Company, DTS Management and the Operating Subsidiaries, (ii) a first priority security interest in all of their assets, and (iii) a collateral pledge of the Company's NRTC Member Agreements.


     The Company may elect that all or a portion of the borrowings under the Credit Facility bear interest at a rate per annum based on the base rate of the Canadian Imperial Bank of Commerce ("CIBC") or the Eurodollar rate, in each case plus an applicable margin as defined in the Credit Facility.


     At December 31, 1996, borrowings under the Credit Facility accrued interest at the rate of 9%.


     At any time when the Company is in default of the payment of any amount due under the Credit Facility, the principal of all loans made under the Credit Facility is subject to acceleration and will bear interest at 2% per annum above the rate otherwise applicable thereto.

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

5. Long-Term Debt  -- (Continued)

     The Company has paid and will pay a commitment fee on the unused amounts under the Credit Facility calculated at a rate of .375% to .50% per annum, payable quarterly in arrears. The Company also paid the arrangers of the Credit Facility a customary structuring and syndication fee and paid certain agency fees to the agents.

     The Credit Facility contains a number of significant covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness and guaranty obligations; create liens and other encumbrances; make certain payments, investments, loans and advances; pay dividends or make other distributions in respect to its equity interests; sell or otherwise dispose of assets; make capital expenditures; merge or consolidate with another entity; make amendments to its organizational documents; or transact with affiliates. In addition, the Credit Facility requires the maintenance of certain specified financial and operating covenants, including minimum interest coverage and leverage ratios and limits on general and administrative expenses as a percentage of revenue.


Installment Notes

     The installment notes represent notes payable to certain financial institutions for certain property and equipment. The notes are payable in equal monthly installments through May 2000 and bear interest at rates ranging from 8.5% to 10.3%.


Unamortized Discount

     The Company has discounted the Senior Subordinated Notes, the DTS California Note, the South Carolina I Note, the South Carolina II Note and the seller notes issued in conjunction with the acquisitions of certain Rural DirecTv markets in Georgia to reflect the fair market value based on average interest rates available to the Company. The estimated fair value interest rate used to record the discount was 12.75% for the Senior Subordinated Notes and 9% for the seller notes. The unamortized discount is being amortized over the life of the notes using the effective interest method. Amortization expense, included in interest expense in the accompanying statement of operations, is $268,544 and $799,746 for the period from inception (January 30, 1996) through December 31, 1996 and for the nine months ended September 30, 1997, respectively.

     Future maturities of long-term debt are as follows at December 31, 1996:


1997  ......................................................    $ 6,130,183
1998  ......................................................      9,004,332
1999  ......................................................          7,111
2000  ......................................................              0
2001  ......................................................      9,400,000
                                                                -----------
                                                                $24,541,626
                                                                ===========

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

6. Commitments and Contingencies


Leases

     The Company leases office and retail space and certain equipment under noncancelable operating leases which expire in various years through 2001. Future minimum lease payments for noncancelable operating leases in effect at December 31, 1996 are as follows:


         1997   .......................................    $  298,000
         1998   .......................................       297,000
         1999   .......................................       300,000
         2000   .......................................       148,000
         2001   .......................................       106,000
                                                           ----------
            Total future minimum lease payments  ......    $1,149,000
                                                           ==========

     Rental expense charged to operations totaled approximately $83,000 and $455,369 during the period from inception (January 30, 1996) through December 31, 1996 and during the nine months ended September 30, 1997, respectively, and is included in general and administrative expense in the accompanying consolidated statement of operations.


Minimum Subscribers

     As part of the NRTC Member Agreements, the Company is required to pay certain programming fees based on a minimum number of subscribers in each of its Rural DirecTv Markets (such minimum number of subscribers being equal to up to 5% of the households in each such Rural DirecTv Market) and the requirements of certain programming agreements between DirecTv and providers of programming, beginning in the fourth year of operation of the NRTC Member Agreement with respect to such Rural DirecTv Market if the Company fails to obtain such minimum number of subscribers in such Rural DirecTv Market prior to such time. Six of the Operating Subsidiaries had achieved the minimum subscriber requirement at December 31, 1996. Two of the Operating Subsidiaries had achieved approximately 75% of the minimum subscriber requirement at December 31, 1996. Based on the subscriber growth rates of these two Operating Subsidiaries to date, management anticipates that the two Operating Subsidiaries will meet the minimum subscriber requirement prior to the fourth year of operations of the related NRTC Member Agreements and therefore does not expect to be required to pay such fees.

7. Members' Equity Units

     There are four classes of equity interests in the Company, denominated as "Class A Units," "Class B Units," "Class C Units," and "Class D Units." The classes have different voting and distribution rights per the Company's Limited Liability Company Agreement (the "LLC Agreement").

     Class A Units are held by the Equity Investors. Each Class A Unit represents the contribution by its holder of $22.50 to the Company. Class A Units constitute approximately 37% of the units outstanding at September 30, 1997 (assuming issuance of 180,000 Class D Units pursuant to the Employee Unit
Plan). In addition to the special voting rights defined in the LLC Agreement, the Class A Unit holders are entitled to certain preemptive rights and protection against dilution. The Class A Units rank senior to the other classes of Units with respect to interim and liquidating distributions. On February 10, 1997, the Company sold 1,333,333 Class A Units to the Equity Investors, raising $30 million of equity capital. No Class A Units and 1,333,333 Class A Units were outstanding at December 31, 1996 and September 30, 1997, respectively.

     Class B Units are held by Columbia DBS, Inc. and Columbia DBS Investors, L.P., which are affiliates of Columbia, and by certain senior executives of the Company. Each Class B Unit represents an interest in the

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

7. Members' Equity Units  -- (Continued)

Company received in exchange for the contribution of $10. Class B Units constitute approximately 57% of the units outstanding at September 30, 1997 (assuming issuance of 180,000 Class D Units pursuant to the Employee Unit
Plan). Class B Units are entitled to certain preemptive rights and rank senior with respect to interim and liquidating distributions to the Class C and Class D Units and junior to the Class A Units. Columbia and senior management of the Company purchased 205,902 Class B Units on January 2, 1997 for a total investment of $2,059,000. At December 31, 1996 and September 30, 1997, 1,844,098 and 2,050,000 Class B Units, respectively were outstanding.


     Class C Units are held by certain senior executives of the Company and are subject to certain vesting requirements related to employment. Each Class C Unit represents a restricted interest in the Company received in exchange for the performance of services. Class C Units constitute approximately 2% of the units outstanding at September 30, 1997 (assuming issuance of 180,000 Class D Units pursuant to the Employee Unit Plan). Class C Units are entitled to certain preemptive rights. The Class C Units rank senior to the Class D Units with respect to interim and liquidating distributions and junior to the Class A and Class B Units. At December 31, 1996 and September 30, 1997, 87,049 Class C Units had been issued. Of these, a total of 34,876 Class C Units were vested at December 31, 1996 and a total of 68,302 were vested at September 30, 1997.


Employee Unit Plan


     In March 1997, DTS Management adopted an Employee Unit Plan (the "Employee Unit Plan") pursuant to which up to 180,000 Class D Units (or such larger number of Units as may be approved by the Company and the holders of at least 70% of the Class A Units) may be issued to employees or independent contractors of DTS Management or the Subsidiaries at prices equal to the market value thereof as of the date of issuance and pursuant to such terms and conditions (including vesting) as the Company shall determine. As of September 30, 1997, 124,000 Class D Units have been issued pursuant to the Employee Unit Plan. Such Units will vest 25% annually commencing March 1998 through May 2001, subject to acceleration under certain circumstances.


Distributions


     Tax Distributions: The Company intends to pay cash distributions in amounts approximately equal to the income tax liabilities of the members resulting from the pass-through of taxable income to the members ("Tax Distributions"). Tax Distributions will be made quarterly.


     Other Interim Distributions: The holders of the Class A Units are entitled to a cumulative compounded annual rate of return equal to 8% applied to their Class A Capital (defined as the aggregate capital contributions of holders of Class A Units, less aggregate distributions in return of such capital) (the "Preferred Return").


     Once the holders of Class A Units have received their Preferred Return, the holders of the Class A and Class B Units are entitled to distributions in proportion to such units held by them until they have received cumulative distributions equal to $10 per such unit. Distributions are then made to the holders of the Class A Units, Class B Units, and Class C Units in proportion to such Units held by them until they have received cumulative distributions equal to $12.50 per such unit. Finally, distributions are made to all members in proportion to the number of units held.


     Class A Unit Liquidation Preference and Dissolution Rights: Upon the dissolution of the Company after distributions are made to the Company's creditors in satisfaction of liabilities of the Company, distributions in liquidation are made first to the holders of the Class A Units in an amount equal to the remaining balance of their Class A capital and accumulated unpaid Preferred Return. Any remaining amounts available for distribution to the members are distributed in the same manner as interim distributions.

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

7. Members' Equity Units  -- (Continued)

     If, after February 6, 2003, $7.5 million or more of the Class A capital remains unreturned, then upon the vote of the holders of at least a majority of the Class A Units, the Company shall be dissolved. If such a dissolution will result in an event of default under any existing indebtedness of the Company or any of the Company's subsidiaries with an outstanding balance of $10 million or more, then such a vote will not cause the dissolution of the Company but, rather, will be considered a notice by the holders of the Class A Units to the Company that the holders desire that the Company promptly arrange for the sale of the Company (including its subsidiaries) or sale of substantially all of its assets.


Allocations

     Losses are first allocated (the "Initial Losses") to the members in proportion to their units until the cumulative losses allocated equal the cumulative prior allocations of profits, next (the "Additional Losses") to the holders of Class B Units (and to the holders of Class C and Class D Units to the extent that they may have positive capital accounts) in proportion to such units until their capital account balances are reduced to zero, and finally (the "Final Losses") to the holders of the Class A Units in proportion to such units until their capital account balances are reduced to zero.

     Profits are first allocated to the holders of Class A Units in proportion to their units until the cumulative profits allocated equal the cumulative prior allocations of the Final Losses, next to the holders of Class B Units (and to the holders of Class C Units and Class D Units if they have been allocated Additional Losses) until the cumulative profits allocated equal the cumulative prior allocation of the Additional Losses, next to the holders of Class A Units in proportion to such units until the cumulative profits allocated equal the cumulative distributions of the Preferred Return, and next to the holders of Class B Units and Class C Units in proportion to such units until the cumulative amount allocated equals the cumulative distributions with respect to Class B Units and Class C Units. All remaining profits are allocated to the members in accordance with their relative total units.


Corporate Conversions

     Under the Company's LLC Agreement, DTS Management, the sole manager of the Company, has the authority to convert the Company from a Delaware limited liability company into a Delaware corporation in connection with the consummation of a qualified initial public offering ("Qualified IPO"). In such a case, all of the equity interests of the Company would be converted into common stock in amounts specified in the LLC Agreement. DTS Management also has authority to convert the Company from a Delaware limited liability company to a Delaware corporation other than in connection with the consummation of a Qualified IPO. In such case, the Class A Units would be converted into convertible payment-in-kind preferred stock and the other units would be converted into common stock in amounts specified in the LLC Agreement.

8. Employee Benefits


Employment Agreements

     DTS Management has entered into employment agreements with certain executive officers of DTS Management (the "Employment Agreements"). The initial term of the Employment Agreements are one year, with automatic extensions of one year unless terminated by DTS Management or the executive. The Employment Agreements provide for base salaries and bonuses at the discretion of the board of managers of DTS Management.

     Pursuant to the Employment Agreements, the Company issued the executives an aggregate of 87,049 Class C Units, which vest based on the Company's reaching defined numbers of subscribers and/or on defined vesting dates. Any units not vested at the earlier of (i) the date on which the Company completes an initial public offering; (ii) the date upon which Columbia and its officers, directors,stockholders and employees cease to own,

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

8. Employee Benefits  -- (Continued)

directly or indirectly, in the aggregate at least 50% of the equity interests of the Company held by them on November 19, 1996; or (iii) March 31, 1998 shall become fully vested and cease to be restricted so long as the executive has remained employed by DTS Management through such date. No value was assigned to the Class C Units on the date of grant due to the subordinated nature of any distributions which may be made to such units (Note 7).

     The Employment Agreements also permit the executives to purchase Class B Units at a price of $10 per unit. Pursuant to rights under the Employment Agreements and the Company's LLC Agreement, the executives have purchased an aggregate of 100,500 Class B Units through September 30, 1997.

     The Employment Agreements provide that the Company has the option to repurchase all of the Class C Units held by an executive which have vested and all of the Class B Units held by an executive if the executive's employment is terminated voluntarily or with cause (as defined) prior to April 1, 1998. At such time, all unvested Class C Units of the executive shall be forfeited. If the executive is terminated for any reason other than cause, the executive's Class C Units will become fully vested and unrestricted.

     Simultaneous with the execution of the Employment Agreements, the subject executive officers also entered into loan agreements with Columbia for an aggregate of $430,000 to fund a portion of the equity purchases by the executives. The loans bear interest at 10% per annum and mature on the earlier of April 1, 2001 or receipt by the executive of proceeds from the sale of the purchased units. The loans are secured by a portion of the executive's purchased Class B Units.


Digital Television Services 401(k) Plan

     In January 1997, the Company established the Digital Television Services 401(k) Plan (the "Plan") covering all of its employees. As part of the Plan, the Company provides matching contributions of 20% of the participant's contributions up to a maximum of 5% of the participant's pay. The Plan also provides for additional contributions at the discretion of the Company. The Company incurs the cost of administering this plan.

9. Reliance on DirecTv and the NRTC and Other Matters

     The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. The NRTC bills the Company for these services on a monthly basis. These fees are recorded as service fees in the accompanying statement of operations. The NRTC also sells DSS(R) equipment to its members.

     Because the Company is, through the NRTC, a distributor of DIRECTV Services, the Company would be adversely affected by any material adverse changes in the assets, financial condition, programming, technological capabilities or services of DirecTv or its parent corporation, Hughes Communication Galaxy, Inc. ("Hughes"), including DirecTv's failure to retain or renew its Federal Communication Commission ("FCC") licenses to transmit radio frequency signals from the orbital slots occupied by its satellites.

     The NRTC is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pursuant to an agreement between the NRTC and Hughes(the "Hughes Agreement") and the NRTC Member Agreements, participating NRTC members acquired the exclusive rights to provide DIRECTV Services to residential and commercial subscribers in certain rural DirecTv markets. In general, upon default by the NRTC under the Hughes Agreement, the Company would have the right to acquire DIRECTV Services directly from DirecTv. The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. If the NRTC is unable to provide these services for whatever reason, the Company would be required to acquire the services from other sources. There can be no assurance that the cost to the Company to obtain these services elsewhere would not exceed the amounts currently payable to the NRTC.

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

9. Reliance on DirecTv and the NRTC and Other Matters  -- (Continued)

     The Company would also be adversely affected by the termination of the NRTC Member Agreements by the NRTC prior to the expiration of their respective terms. If the NRTC Member Agreements are terminated by the NRTC, the Company would no longer have the right to provide DIRECTV Services. There can be no assurance that the Company would be able to obtain similar DBS services from other sources.

     Both the Hughes Agreement and the NRTC Member Agreements expire when Hughes removes its current satellites from their assigned orbital locations. Although, according to Hughes, the three DirecTv satellites have estimated orbital lives of approximately 15 years from their respective launches in December 1993 and 1994, there can be no assurance as to the longevity of the satellites and thus no assurance as to how long the Company will be able to continue to acquire DBS services pursuant to the NRTC Member Agreements.

     While the Company believes it will have access to DIRECTV Services following the expiration of the current Hughes Agreement by virtue of the NRTC's right of first refusal in the Hughes Agreement and the Company's existing contractual and membership relationship with the NRTC, there can be no assurance that such services will be available to the Company from Hughes or the NRTC, and, if available, there can be no assurance with regard to the financial and other terms under which the Company could acquire the services.

     The Company's DBS business is a new business with a limited operating history. There are numerous risks associated with satellite transmission technology. There can be no assurance as to the longevity of the satellites or that loss, damage, or changes in the satellites will not occur and have a material adverse effect on DirecTv and the Company's DBS business.

     DirecTv, and therefore the Company, is dependent on third parties to provide high-quality programming that appeals to mass audiences. DirecTv's programming agreements have terms which expire on various dates and have different renewal and cancellation provisions. There can be no assurance that any such agreements will be renewed or will not be canceled prior to expiration of their original terms.

     DBS operators, such as DirecTv, are free to set prices and serve subscribers according to their business judgment, without rate of return and other regulation. However, DirecTv is subject to the regulatory jurisdiction of the FCC.

10. Subsequent Events


The Offering

     Subsequent to year-end, the Company sold, in a transaction exempt from registration under the Securities Act, $155.0 million senior subordinated notes (the "Private Notes"). The Notes are the joint and several obligations of the Company and DTS Capital. DTS Capital has nominal assets, does not conduct any operations and will not provide any additional security for the Notes. DTS Capital was formed solely to provide a corporate co-issuer in addition to a limited liability company issuer (the Company). Accordingly, financial information for DTS Capital is not provided. The Notes mature in 2007. The Company raised approximately $146.0 million, net of underwriting discount and estimated expenses, through the issuance of the Notes. The Company used the net proceeds to fund the Interest Escrow Account and to repay outstanding indebtedness under the Company's Credit Facility (Note 5) as described elsewhere in this Prospectus.

     The Company plans to proceed with an offering (the "Exchange Offer") to exchange the Private Notes with new senior subordinated notes (the "Exchange Notes") registered under the Securities Act of 1933, as amended (the "Securities Act"). The terms of the Exchange Notes will be identical in all material respects (including principal amount, interest rate, maturity, security and ranking) to the terms of the Private Notes (which they replace), except that the Exchange Notes: (i) will bear a Series B designation, (ii) will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer, and (iii) will not be entitled to certain registration rights and certain liquidated damages which were applicable to the Private Notes in certain circumstances under the Registration Rights Agreement.

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

  (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

10. Subsequent Events  -- (Continued)

     The Exchange Notes will be unconditionally guaranteed, on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by all direct and indirect subsidiaries of DTS (the "Guarantors"). The Guarantors consist of all of the subsidiaries of DTS, except DTS Capital, which is a co-issuer of the Exchange Notes and has no separate assets or operations. DTS does not have assets or operations apart from the assets and operations of the subsidiaries. Accordingly, separate financial information for the Guarantors is not provided because management of the Company has determined that such information would not be material to investors.

Restated Credit Facility

     The Company is a party to an Amended and Restated Credit Agreement dated as of July 30, 1997 (the "Restated Credit Facility") by and among the Company, the banks and other lenders party from time to time thereto (the "Lenders"), CIBC, as Administrative Agent, CIBC Wood Gundy Securities Corp. ("CIBCWG"), as Arranger, Morgan, as Syndication Agent, and Fleet, as Documentation Agent, which provides for a revolving credit facility in the amount of $70.0 million, with a $50.0 million sublimit for letters of credit, and a $20.0 million term loan facility. The proceeds of the Restated Credit Facility may be used (i) to refinance certain existing indebtedness, (ii) prior to December 31, 1998, to finance the acquisition of certain Rural DirecTv Markets and related costs and expenses, (iii) to finance capital expenditures of the Company and its subsidiaries and (iv) for the general corporate purposes and working capital needs of the Company and its subsidiaries.

     The $20.0 million term loan facility must be drawn within 12 months of the closing of the Restated Credit Facility and any amounts not so drawn by that date will be cancelled. The term loan shall be repaid in 20 consecutive quarterly installments of $200,000 each commencing September 30, 1998 with the remaining balance due July 31, 2003. Borrowings under the revolving credit facility established pursuant to the Restated Credit Facility will be available to the Company until July 31, 2003; however, if the then unused portion of the commitments exceeds $10.0 million on December 31, 1998, the commitments will be reduced on such date by an amount equal to the unused portion of such commitments minus $10.0 million. Thereafter, the commitments thereunder will reduce quarterly commencing on September 30, 1999 at a rate of 3.50% through 1999, 5.75% in 2000, 7.0% in 2001, 9.0% in 2002 and 3.0% until June 30, 2003.
All of the loans outstanding will be repayable on July 31, 2003. The making of each loan under the Restated Credit Facility is subject to the satisfaction of certain conditions, including not exceeding a certain "borrowing base" based on the number of paying subscribers and households within the Rural DirecTv Markets served by the Company; maintaining minimum subscriber penetration throughout the term of the Restated Credit Facility; maintaining annualized contribution per paying subscriber throughout the term of the Restated Credit Facility based on net income plus certain sales, administrative and payroll expenses; maintaining a maximum ratio of total debt to equity beginning in the first quarter of 2000 and continuing throughout the term of the Restated Credit Facility; maintaining a maximum ratio of total senior debt to annualized operating cash flow and a ratio of total debt to annualized operating cash flow beginning in the first quarter of 2000 and continuing throughout the term of the Restated Credit Facility; maintaining a maximum ratio of total debt to adjusted annualized operating cash beginning in the first quarter of 1999 and continuing until the last quarter of 2000; and maintaining a maximum percentage of general and administrative expenses to revenues beginning in the first quarter of 1998 and continuing for the duration of the Restated Credit Facility. The Company is in compliance with those covenants with which it is required to comply as of the date hereof. In addition, the Restated Credit Facility provides that the Company will be required to make mandatory prepayments of the Restated Credit Facility from, subject to certain exceptions, the net proceeds of certain sales or other dispositions by the Company or any of its subsidiaries of material assets and with 50% of any excess operating cash flow with respect to any fiscal year after the fiscal year ending December 31, 1998.

     Borrowings by the Company under the Restated Credit Facility are unconditionally guaranteed by each of the Company's direct and indirect subsidiaries, and such borrowings are secured by (i) an equal and ratable pledge of all of the equity interests in the Company's subsidiaries, (ii) a first priority security interest in all of their assets, and (iii) a collateral pledge of the Company's NRTC Member Agreements.

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

10. Subsequent Events  -- (Continued)

     The Restated Credit Facility provides that the Company may elect that all or a portion of the borrowings under the Restated Credit Facility bear interest at a rate per annum equal to either (i) the CIBC Alternate Base Rate plus the Applicable Margin or (ii) the Eurodollar Rate plus the Applicable Margin. When applying the CIBC Alternate Base Rate with respect to borrowings pursuant to the revolving credit facility, the Applicable Margin will be (w) 2.25% per annum (when the ratio of total indebtedness of the Company to annualized operating cash flow (the "Leverage Ratio")) is greater than or equal to 6.75 to 1.00), (x) 2.00% (when the Leverage Ratio is less than 6.75 to 1.00 but greater than or equal to 6.25 to 1.00), (y) 1.50% (when the Leverage Ratio is less than
6.25 to 1.00 but greater than or equal to 5.75 to 1.00) or (z) 1.25% (when the Leverage Ratio is less than 5.75 to 1.00). When applying the Eurodollar Rate with respect to borrowings pursuant to the revolving credit facility, Applicable Margin will be (w) 3.50% per annum (when the Leverage Ratio is greater than or equal to 6.75 to 1.00), (x) 3.25% (when the Leverage Ratio is less than 6.75 to 1.00 but greater than or equal to 6.25 to 1.00), (y) 2.75% (when the Leverage Ratio is less than 6.25 to 1.00 but greater than or equal to 5.75 to 1.00) or (z) 2.50% (when the Leverage Ratio is less than 5.75 to 1.00). The Applicable Margin for borrowings pursuant to the term loan facility will be the Applicable Margin for borrowings pursuant to the revolving credit facility, plus 0.25%. As used herein, "CIBC Alternate Base Rate" means the higher of (i) CIBC's prime rate and (ii) the federal funds effective rate from time to time plus 1/2% per annum. As used herein, "Eurodollar Rate" means the rate at which eurodollar deposits for one, two, three and six months (as selected by the Company) are offered to CIBC in the interbank eurodollar market. The Restated Credit Facility will also provide that at any time when the Company is in default in the payment of any amount due thereunder, the principal of all loans made under the Restated Credit Facility will bear interest at 2% per annum above the rate otherwise applicable thereto and overdue interest and fees will bear interest at a rate of 2% per annum over the CIBC Alternative Base Rate.

     The Restated Credit Facility will also contain a number of significant covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness and guaranty obligations, create liens and other encumbrances, make certain payments, investments, loans and advances, pay dividends or make other distributions in respect of its equity interests, sell or otherwise dispose of assets, make capital expenditures, merge or consolidate with another entity, make amendments to its organizational documents or transact with affiliates. In addition, the Restated Credit Facility will require the maintenance of certain specified financial and operating covenants, including minimum interest coverage ratios and limits on general and administrative expenses as a percentage of revenue.

     The Company will pay a commitment fee on the unused amounts under the Restated Credit Facility calculated at 0.5% per annum, payable quarterly in arrears.

     Pursuant to a recent amendment to the NRTC Member Agreements, the Company and all other NRTC Members whose monthly obligations to the NRTC have exceeded $500,000 in the past six months are required to keep and maintain in full force and effect a standby letter of credit in favor of the NRTC to secure their respective payment obligations to the NRTC under the NRTC Member Agreements. The amount of the letter of credit issued at the request of the Company pursuant to the Restated Credit Facility, is equal to three times the Company's single largest monthly invoice from the NRTC, exclusive of amounts payable for DSS(R) equipment purchased by the Company from the NRTC, or $6.3 million, and must be increased as the Company makes additional acquisitions of Rural DirecTv Markets and when the Company's obligations to the NRTC exceed the amount of the original letter of credit by 167%.


NRTC Member Agreements


     Pursuant to a recent amendment to the NRTC Member Agreements, the Company and all other NRTC Members whose monthly obligations to the NRTC have exceeded $500,000 in the past six months are required to keep and maintain in full force and effect a standby letter of credit in favor of the NRTC to secure their respective payment obligations to the NRTC under the NRTC Member Agreements. The initial amount of the

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

10. Subsequent Events  -- (Continued)

letter of credit issued at the request of the Company will be equal to three times the Company's single largest monthly invoice from the NRTC, exclusive of amounts payable for DSS(R) equipment purchased by the Company from the NRTC, and must be increased as the Company makes additional acquisitions of Rural DirecTv Markets and when the Company's obligations to the NRTC exceed the amount of the original letter of credit by 167%. This letter of credit to the NRTC was issued pursuant to the Existing Credit Facility in May 1997 and has an initial stated amount of approximately $6.3 million.


Corporate Conversion

     Prior to October 10, 1997, DTS was a limited liability company (the "LLC") organized under the laws of the State of Delaware. On October 10, 1997, the Company converted to corporate form in a transaction (the "Corporate Conversion") contemplated in the Indenture and described in the limited liability company agreement of the LLC pursuant to which the LLC merged with and into WEP Intermediate Corp., a Delaware corporation ("WEP"), in which (i) the member interests in the LLC held by WEP were canceled, (ii) all of the outstanding capital stock of WEP was converted into Series A Preferred Stock of the Company, (iii) the member interests in the LLC evidenced by the Class A Units (the "Class A Units") (other than those held by WEP) were converted into Series A Preferred Stock of the Company, (iv) the member interests in the LLC evidenced by the Class B Units (the "Class B Units") were converted into Common Stock of the Company, (v) the member interests in the LLC evidenced by the Class C Units (the "Class C Units"), together with such Class C Unit holders' promissory notes in the principal amount of $10.00 per share, were exchanged for shares of Common Stock of the Company, (vi) the member interests in the LLC evidenced by the Class D Units (the "Class D Units") were converted into warrants to purchase Common Stock of the Company, (vii) all of the resulting capital stock of the Company became subject to the Stockholders Agreement (as defined herein), (viii) the surviving entity changed its name to "Digital Television Services, Inc." and (ix) Digital Television Services, Inc. assumed by operation of law and supplemental indenture all of the obligations of the LLC under the Notes and the Indenture.

     Subsequent to the Corporate Conversion, substantially all of the outstanding shares of the resulting corporation will be owned by the holders of the equity interests in the LLC. Therefore, the Corporate Conversion will be treated for accounting purposes as the acquisition of WEP by the LLC. The LLC's assets and liabilities will be recorded at historical cost and WEP's assets and liabilities will be recorded at fair value. However, given that WEP's only asset consisted of its investment in the LLC, no goodwill would be recognized. Following the Corporate Conversion, the historical financial statements of the LLC shall become the historical financial statements of WEP and shall include the businesses of both companies. The historical audited financial statements of the LLC and WEP before the Corporate Conversion are on pages F-10 through F-34 and F-35 through F-39, respectively. Pro forma information giving effect to the Corporate Conversion, as if it had occurred on January 1, 1996 (for pro forma statement of operations purposes) or September 30, 1997 (for pro forma balance sheet purposes) is included on pages F-4 through F-9.

     As a result of the Corporate Conversion, the stockholders' equity of the Company is as follows:

     Common Stock. The Company is authorized to issue up to 10,000,000 shares of Common Stock, par value $.01 per share. As of October 15, 1997, there were issued and outstanding 2,137,049 shares of Common Stock, held of record by five stockholders.

     Preferred Stock. The authorized capital stock of the Company includes 10,000,000 shares of preferred stock, par value $.01 per share. A total of 5,000,000 of such shares have been designated "Series A Payment-in-Kind Convertible Preferred Stock" (the "Series A Preferred Stock"). As of October 15, 1997, there were issued and outstanding 1,404,056 shares of Series A Preferred Stock, held of record by six stockholders.

     The Board is authorized by the Amended and Restated Certificate of Incorporation to issue one or more additional series of preferred stock from time to time, without further stockholder action, in one or more series

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

  (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

10. Subsequent Events  -- (Continued)

and, with respect to such series, to fix the designation and number of shares to be issued, the voting rights of the shares, the dividend rights, if any, the redemption rights, if any, sinking fund requirements, if any, rights upon the liquidation, dissolution or winding up of the Company or upon the distribution of the assets of the Company, the terms of the conversion or exchange into any other class or series of shares, if provided for, and other powers, preferences, rights, qualifications, limitations or restrictions thereof. Under the Stockholders Agreement dated as of October 10, 1997 among the Company, the holders of the Common Stock and the holders of the Series A Preferred Stock (the "Stockholders Agreement"), stockholder approval may be required in order to take certain of these actions.


     Each holder of shares of the Series A Preferred Stock will have the right, exercisable at any time and from time to time, to convert all or any such shares of Series A Preferred Stock into shares of Common Stock, initially on a share-for-share basis. The conversion ratio of the Series A Preferred Stock is subject to adjustment in the event of (i) any subdivision or combination of the Common Stock, (ii) any payment by the Company of a stock dividend to the holders of the Common Stock, (iii) the issuance of rights to acquire equity to holders of the Common Stock without issuing similar rights to the holders of the Series A Preferred Stock, or (iv) the issuance of equity or rights to acquire equity at a price per share less than $22.50 (as adjusted). In addition, if the Company consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and such transaction requires the approval of the stockholders of the Company, then a holder of the Series A Preferred Stock may convert some or all of such shares into shares of Common Stock simultaneously with the record date for, or the effective date of, such transaction so as to receive the rights, warrants, securities or assets that a holder of shares of the Common Stock on that date may receive.


     If the Company consummates an underwritten public offering of equity securities resulting in gross proceeds to the Company of at least $25 million and at a price per share equal to (i) at least $33.75, if such public offering is consummated on or before July 31, 1998, (ii) at least $39.37, if such public offering is consummated after July 31, 1998 but on or before July 31, 1999, and
(iii) at least $45.00, if such public offering is consummated at any time after July 31, 1999 (a public offering meeting such requirements is referred to herein as a "Qualified IPO"), then the Series A Preferred Stock shall be converted automatically upon such consummation into shares of Common Stock at an initial conversion rate of one-for-one, subject to adjustment as described above.


     In the event of any voluntary or involuntary dissolution, winding up or liquidation of the Company, after payment or provision for payment of all of the Company's debts and other liabilities, the holders of the Series A Preferred Stock will be entitled to receive, out of the remaining net assets of the Company and in preference to the holders of the Common Stock and any other capital stock ranking junior to the Series A Preferred Stock, the amount of $22.50 (the "Liquidation Preference") for each share of the Series A Preferred Stock, plus any accrued and unpaid dividends up to the date for such distribution, whether or not declared. If, upon any liquidation of the Company, the assets distributable among the holders of the Series A Preferred Stock are insufficient to permit the payment in full to the holders of the Series A Preferred Stock and all other classes of preferred stock ranking (as to any such distribution) senior to or on a parity with the Series A Preferred Stock, of all preferential amounts payable to all such holders, then the entire assets of the Company thus distributable will be distributed ratably among the holders of the Series A Preferred Stock and all classes and series of capital stock ranking (as to any such distribution) senior to or on a parity with the Series A Preferred Stock in order of relative priority and, as to classes and series ranking on a parity with one another, in proportion to the full preferential amount that would be payable per share if such assets were sufficient to permit payment in full. If, after payment of the Liquidation Preference to the holders of the Series A Preferred Stock and the payment of the liquidation preference with respect to any capital stock ranking (as to any such distribution) senior to or on a

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

10. Subsequent Events  -- (Continued)

parity with the Series A Preferred Stock, assets remain in the Company, all such remaining funds shall be distributed first to the holders of the Common Stock, until such holders have received an amount per share equal to the Liquidation Preference, subject to certain adjustments, and then on an equal per share basis to holders of all capital stock of the Company on a pro rata, as-if-converted to Common Stock basis.

     The holders of the Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board cumulative dividends payable on the shares of the Series A Preferred Stock for each quarterly dividend period, commencing March 15, June 15, September 15 and December 15 of each year and ending on the day next preceding the first day of the next quarterly dividend period, at a rate of 8% per annum, compounded annually, in respect of the Liquidation Preference. All such dividends shall be payable on March 15, June 15, September 15 and December 15 of each year. The Company may, at its option, pay a certain portion of such dividends through the issuance of that number of additional shares of Series A Preferred Stock having an aggregate Liquidation Preference equal to the aggregate dollar amount of dividends to be paid on such dividend payment date.

     Except as provided by law, the holders of the Series A Preferred Stock are entitled to only those voting rights set forth in the Stockholders Agreement.


Employee Stock Plan


     In October 1997, the Company adopted the Digital Television Services, Inc. 1997 Stock Option Plan (the "Employee Stock Plan") pursuant to which up to 100,000 shares of Common Stock (or such larger number of shares as may be approved by the Compensation Committee of the Board) may be issued to employees or independent contractors of the Company or the Subsidiaries at prices equal to the market value thereof as of the date of issuance and pursuant to such terms and conditions (including vesting) as the Board shall determine. As of the date hereof, incentive stock options have been granted with respect to 32,500 shares of Common Stock with an exercise price of $22.50 per share.


Employment Agreements


     The Employment Agreements were amended as of October 10, 1997 to provide for certain changes with respect to the severance provisions and the vesting of applicable executive officers' shares of Common Stock received in exchange for their Class C Units and warrants received in exchange for their Class D Units.


The Acquisition of the Company


     On November 6, 1997, the Company entered into an agreement in principle (the "Agreement in Principle") with Pegasus Communications Corporation ("Pegasus"), providing for the acquisition of all of the outstanding shares of capital stock of the Company by Pegasus in exchange for approximately 5.5 million shares of Pegasus' Class A Common Stock (the "Pegasus Transaction"). Upon consummation of the Pegasus Transaction, the Company will become a wholly owned subsidiary of Pegasus. Pegasus will not assume, guarantee or otherwise have any liability for the Notes or any other liability of the Company or its subsidiaries. At the closing of the Pegasus Transaction, and thereafter except to the extent permitted under the Indenture, the Company will not assume, guarantee or otherwise have any liability for any indebtedness or other liability of Pegasus or any of its other subsidiaries.


     The Pegasus Transaction is expected to be completed in the first quarter of 1998 and is subject, among other things, to the execution of a definitive agreement, approval of the Boards of Directors of Pegasus and the Company and the stockholders of Pegasus and the Company, consents from the NRTC, DirecTv and the Company's lenders, and other conditions customary in transactions of this nature.

               DIGITAL TELEVISION SERVICES, LLC AND SUBSIDIARIES

  (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

10. Subsequent Events  -- (Continued)

     Upon the consummation of the Pegasus Transaction a Change of Control will occur and the Issuers will be required to make an Offer to Purchase the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. Pegasus has covenanted in the Agreement in Principle that upon the closing of the Pegasus Transaction and the resulting Change of Control Pegasus shall cause the Issuers to make the Offer to Purchase. In addition, the consummation of the Pegasus Transaction may also constitute an event of default under the Restated Credit Facility due to a change in control of the Company, permitting the lenders thereunder to accelerate the repayment of indebtedness thereunder, in which case the subordination provisions of the Notes would require the payment in full of the outstanding amounts under the Restated Credit Facility and any other Senior Indebtedness before the Issuers could distribute cash to purchase the Notes. A condition to the closing of the Pegasus Transaction is that the Restated Credit Facility be amended to permit such closing.

     The Company has been informed by the management of Pegasus that, upon consummation of the Pegasus Transaction, Pegasus would use the purchase method of accounting to record the acquisition of the Company and would "push down" the effects of the purchase price which would increase the Company's intangible assets by approximately $83 million. Accordingly, the Company's amortization expense would be increased with respect to periods subsequent to the consummation of the Pegasus Transaction.


Pro Forma Information (Unaudited)

     See pages F-4 through F-9 elsewhere in this Prospectus for condensed pro forma information which includes the effects of the 1996 Acquisitions, the Restated Credit Facility, the 1997 Acquisitions, the Pending Acquisition, the 1997 Equity, the Interest Escrow Account, the Corporate Conversion and the Offering as if each transaction had occurred on January 1, 1996 (for pro forma statement of operations purposes) or September 30, 1997 (for pro forma balance sheet purposes).

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
WEP Intermediate Corp.:

     We have audited the accompanying balance sheet of WEP INTERMEDIATE CORP. (a Delaware corporation) as of September 30, 1997 and the statement of cash flows for the period from inception (January 28, 1997) to September 30, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WEP Intermediate Corp. as of September 30, 1997 and its cash flows for the period from inception (January 28, 1997) to September 30, 1997 in conformity with generally accepted accounting principles.


                                                  ARTHUR ANDERSEN LLP


Atlanta, Georgia
October 10, 1997

                            WEP INTERMEDIATE CORP.

                                 BALANCE SHEET
                              SEPTEMBER 30, 1997



                                        ASSETS
INVESTMENT IN DIGITAL TELEVISION SERVICES, LLC   ....................................   $13,000,000
                                                                                        ===========
                                  STOCKHOLDER'S EQUITY
STOCKHOLDER'S EQUITY:
 Common stock, no par value, 200 shares authorized, 10 shares issued and outstanding    $13,000,000
                                                                                        ===========

       The accompanying notes are an integral part of these statements.

                            WEP INTERMEDIATE CORP.

                            STATEMENT OF CASH FLOWS
               FOR THE PERIOD FROM INCEPTION (JANUARY 28, 1997)
                          THROUGH SEPTEMBER 30, 1997



CASH FLOWS FROM INVESTING ACTIVITIES:
 Investment in Digital Television Services, LLC  ......   $ (13,000,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from sale of stock   ........................      13,000,000
                                                          -------------
NET CHANGES IN CASH   .................................               0
CASH AT BEGINNING OF PERIOD ...........................               0
                                                          -------------
CASH AT END OF PERIOD .................................   $           0
                                                          =============

        The accompanying notes are an integral part of these statement.

                            WEP INTERMEDIATE CORP.

                         NOTES TO FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1997


1. Organization and Nature of Business

     WEP Intermediate Corp. (the "Corporation") is a Delaware corporation formed on January 28, 1997 under the General Corporation Law of Delaware. The purpose of the Corporation is to hold the investment in Digital Television Services, LLC ("DTS"), a limited liability company organized under the Delaware Limited Liability Act and formerly known as DBS Holdings, L.P. DTS was formed to acquire and operate the exclusive rights to distribute direct broadcast satellite services offered by DirecTv, Inc. in certain rural markets and was formed on January 30, 1996.

     On February 10, 1997, the Corporation issued 10 shares of the Corporation's common stock to Whitney Equity Partners, L.P., a Delaware limited partnership, for $13,000,000. Whitney Equity Partners, L.P. is the sole stockholder of the Corporation as of September 30, 1997.

     Also on February 10, 1997, the Corporation purchased 577,778 Class A Membership Units of DTS for $13,000,000 or $22.50 per unit. These units represent approximately 16% of the outstanding units of DTS at September 30, 1997. The Class A Units of DTS are entitled to special voting rights, as defined in the DTS Limited Liability Company Agreement, certain preemptive rights, a cumulative compounded annual rate of return equal to 8% applied to their Class A Capital, and protection against dilution. The Class A Units rank senior to the Class B, C, and D Units of DTS with respect to interim and liquidating distributions.

     The Corporation had no employees and no substantive operations for the period from inception (January 28, 1997) through September 30, 1997. Therefore, there is no income statement included in the accompanying financial statements.


2. Summary of Significant Accounting Policies


Investments

     The Corporation records its investment in DTS at cost. For an investment of less than 20 percent, an investor is presumed not to have the ability to exercise significant influence and therefore the cost method would be used. Under this view, an investor is not entitled to recognize earnings on its investment until a right to claim the earnings arises, and that claim arises only to the extent dividends are declared. For the period from inception (January 28, 1997) through September 30, 1997, DTS has not declared any dividends. An investor is considered to have no earnings on its investment unless it is in a position to control the distribution of earnings. Likewise, an investment or an investor's operations are not affected by losses of an investee unless those losses indicate a loss in value of the investment is other than temporary and accordingly should be recognized. See discussion of longlived assets below.

     As required by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," investments in equity securities are classified into one of three categories as follows: held to maturity securities (debt and equity securities that the Corporation has the positive intent and ability to hold to maturity that are reported at amortized cost), trading securities (debt and equity securities that are bought and held principally for the purpose of selling them in the near term that are reported at fair value, with unrealized gains and losses included in earnings), or available-for-sale securities (debt and equity securities not classified in either category as described above and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of retained earnings). The Corporation has no trading or available-for-sale investment securities as of September 30, 1997.


Long-Lived Assets

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain identifiable intangibles to held and used by an entity be reviewed whenever events or changes in circumstances indicate that

                            WEP INTERMEDIATE CORP.

2. Summary of Significant Accounting Policies -- (Continued)

the carrying amount of an assets may not be recoverable. When events or changes in circumstances occur related to long-lived assets, management estimates the future cash flows expected to result from the use of the asset and its eventual disposition. Having found no instances whereby the sum of expected future cash flows (undiscounted and without interest charges) was less than the carrying amount of the asset and thus requiring the recognition of an impairment loss, management believes that the long-lived asset in the accompanying balance sheet is appropriately valued.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and any reported amounts of revenues and expenses. Actual results could differ from those estimates.


3. Subsequent Event

     On October 10, 1997, the Corporation merged with DTS to form Digital Television Services, Inc. The 577,778 Class A Units of DTS held by the Corporation were canceled and the ten shares of the Corporation's common stock issued and outstanding were converted into 608,424 shares of Preferred Stock of Digital Television Services, Inc. The total investment by Whitney Equity Partners, L.P. remained at $13,000,000 and the price per share changed to $21.37.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of Direct Programming
Services Limited Partnership:

     We have audited the accompanying balance sheets of DIRECT PROGRAMMING SERVICES LIMITED PARTNERSHIP (a Kentucky limited partnership) as of December 31, 1995 and 1996 and the related statements of operations, changes in partners' capital, and cash flows for the years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Direct Programming Services Limited Partnership as of December 31, 1995 and 1996 and the results of its operations and its cash flows for the years ended December 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.


                                                  ARTHUR ANDERSEN LLP


Atlanta, Georgia
February 21, 1997

                DIRECT PROGRAMMING SERVICES LIMITED PARTNERSHIP

                                BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1996




                                                                                     1995            1996
                                                                                  -------------   -------------
                                          ASSETS
CURRENT ASSETS:
 Cash and cash equivalents  ...................................................    $  242,260      $  176,280
 Trade accounts receivable, net of allowances for doubtful accounts of $50,000
   and $123,574 at December 31, 1995 and 1996, respectively  ..................       483,559       1,166,657
 Inventory   ..................................................................        33,715          89,007
 Other, net (Note 2)  .........................................................         5,506         487,604
                                                                                   ----------      ----------
   Total current assets  ......................................................       765,040       1,919,548
                                                                                   ----------      ----------
PROPERTY AND EQUIPMENT, at cost:
 Leasehold improvements  ......................................................            --          68,474
 Furniture and equipment ......................................................       138,959         197,070
                                                                                   ----------      ----------
                                                                                      138,959         265,544
   Less accumulated depreciation  .............................................       (34,385)        (59,939)
                                                                                   ----------      ----------
                                                                                      104,574         205,605
                                                                                   ----------      ----------
CONTRACT RIGHTS AND OTHER ASSETS (Note 2)  ....................................     4,586,544       4,168,753
                                                                                   ----------      ----------
                                                                                   $5,456,158      $6,293,906
                                                                                   ==========      ==========

                                 LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
 Accounts payable  ............................................................    $  582,133      $  676,132
 Accrued liabilities  .........................................................       228,099         625,049
 Unearned revenue  ............................................................       337,742       1,219,798
 Current maturities of long-term debt and obligations under capital leases  ...        95,393          19,498
                                                                                   ----------      ----------
   Total current liabilities   ................................................     1,243,367       2,540,477
                                                                                   ----------      ----------
OTHER LIABILITIES  ............................................................        51,850         191,207
                                                                                   ----------      ----------
LONG-TERM DEBT and obligations under capital leases, less current maturities   .       19,498              --
                                                                                   ----------      ----------
COMMITMENTS AND CONTINGENCIES (Notes 2, 3, and 5) PARTNERS'
 CAPITAL:
 General Partner   ............................................................       690,620         519,071
 Limited Partners  ............................................................     3,450,823       3,043,151
                                                                                   ----------      ----------
   Total partners' capital  ...................................................     4,141,443       3,562,222
                                                                                   ----------      ----------
                                                                                   $5,456,158      $6,293,906
                                                                                   ==========      ==========

      The accompanying notes are an integral part of these balance sheets.

                DIRECT PROGRAMMING SERVICES LIMITED PARTNERSHIP

                           STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996




                                                 1994              1995             1996
                                              ---------------   --------------   --------------
REVENUE:
 Programming revenue  .....................    $    342,843      $ 3,645,040      $ 7,216,027
 Equipment and installation revenue  ......          79,821          764,338           56,536
                                               ------------      -----------      -----------
   Total revenue   ........................         422,664        4,409,378        7,272,563
                                               ------------      -----------      -----------
COST OF REVENUE:
 Programming expense  .....................         187,725        1,528,547        3,454,540
 Cost of equipment and installation  ......         111,064          714,753           20,891
 Service fees   ...........................          43,637          363,499          769,426
                                               ------------      -----------      -----------
   Total cost of revenue ..................         342,426        2,606,799        4,244,857
                                               ------------      -----------      -----------
GROSS PROFIT ..............................          80,238        1,802,579        3,027,706
                                               ------------      -----------      -----------
OPERATING EXPENSES:
 Sales and marketing  .....................          24,183          663,578          622,129
 General and administrative ...............         633,566        1,437,885        1,973,947
 Depreciation and amortization ............         426,847          583,034          591,738
                                               ------------      -----------      -----------
   Total operating expenses ...............       1,084,596        2,684,497        3,187,814
                                               ------------      -----------      -----------
OPERATING LOSS  ...........................      (1,004,358)        (881,918)        (160,108)
                                               ------------      -----------      -----------
OTHER INCOME (EXPENSE):
 Interest expense  ........................          (4,286)         (19,003)          (8,865)
 Other income   ...........................          16,888           30,815           39,752
                                               ------------      -----------      -----------
                                                     12,602           11,812           30,887
                                               ------------      -----------      -----------
NET LOSS  .................................    $   (991,756)     $  (870,106)     $  (129,221)
                                               ============      ===========      ===========

       The accompanying notes are an integral part of these statements.

                DIRECT PROGRAMMING SERVICES LIMITED PARTNERSHIP

                  STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996




                                      General           Limited
                                      Partner           Partners           Total
                                     --------------   ---------------   ---------------
BALANCE, December 31, 1993  ......    $1,001,102       $  4,902,203      $ 5,903,305
 Partner contributions   .........            --            100,000          100,000
 Net loss ........................      (165,384)          (826,372)        (991,756)
                                      ----------       ------------      -----------
BALANCE, December 31, 1994  ......       835,718          4,175,831        5,011,549
 Net loss ........................      (145,098)          (725,008)        (870,106)
                                      ----------       ------------      -----------
BALANCE, December 31, 1995  ......       690,620          3,450,823        4,141,443
 Partnership distribution   ......      (150,000)          (300,000)        (450,000)
 Net loss ........................       (21,549)          (107,672)        (129,221)
                                      ----------       ------------      -----------
BALANCE, December 31, 1996  ......    $  519,071       $ (3,043,151)     $ 3,562,222
                                      ==========       ============      ===========

        The accompanying notes are an integral part of these statements.

                DIRECT PROGRAMMING SERVICES LIMITED PARTNERSHIP

                           STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996




                                                                    1994             1995              1996
                                                                 --------------   ---------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss  ...................................................    $ (991,756)      $  (870,106)      $ (129,221)
                                                                  ----------       -----------       ----------
 Adjustments to reconcile net loss to net cash (used in)
   provided by operating activities:
   Depreciation and amortization   ...........................       426,847           583,034          591,738
   Changes in operating assets and liabilities:
    Trade accounts receivable, net ...........................      (130,660)         (161,061)        (683,098)
    Inventory ................................................      (129,395)           95,680          (55,292)
    Other, net   .............................................          (794)           (4,712)        (482,098)
    Accounts payable   .......................................       252,570           324,628           93,999
    Accrued liabilities   ....................................       354,494          (126,395)         396,950
    Unearned revenue   .......................................        49,000           288,742          882,056
                                                                  ----------       -----------       ----------
      Total adjustments   ....................................       822,062           999,916          744,255
                                                                  ----------       -----------       ----------
    Net cash (used in) provided by operating
      activities .............................................      (169,694)          129,810          615,034
                                                                  ----------       -----------       ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment, net   ..................       (40,094)          (58,375)        (135,621)
                                                                  ----------       -----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings (repayments) under line of credit ............            --            70,000          (70,000)
 Proceeds from long-term debt   ..............................            --            22,000               --
 Repayments on long-term debt and obligations under
   capital leases   ..........................................        (3,776)          (10,783)         (25,393)
 Partnership contributions   .................................       100,000                --               --
 Partnership distributions   .................................            --                --         (450,000)
                                                                  ----------       -----------       ----------
    Net cash provided by (used in) financing activities       .       96,224            81,217         (545,393)
                                                                  ----------       -----------       ----------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS  ................................................      (113,564)          152,652          (65,980)
CASH AND CASH EQUIVALENTS at beginning of
 year   ......................................................       203,172            89,608          242,260
                                                                  ----------       -----------       ----------
CASH AND CASH EQUIVALENTS at end of year .....................    $   89,608       $   242,260       $  176,280
                                                                  ==========       ===========       ==========
SUPPLEMENTAL NONCASH FINANCING ACTIVITY:
 NRTC patronage capital declared   ...........................    $       --       $    51,850       $  139,357
                                                                  ==========       ===========       ==========
 Capital lease obligations incurred   ........................    $   30,665       $     6,785       $       --
                                                                  ==========       ===========       ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest   ....................................    $    4,286       $    19,003       $    8,866
                                                                  ==========       ===========       ==========

        The accompanying notes are an integral part of these statements.

                DIRECT PROGRAMMING SERVICES LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1994, 1995 AND 1996


1. Organization and Nature of Business


     Direct Programming Services Limited Partnership (the "Partnership") is a limited partnership organized in Kentucky. The Partnership was formed on January 6, 1993 to acquire and operate rights to distribute direct broadcast satellite ("DBS") services ("DIRECTV Services") offered by DirecTv, Inc. ("DirecTv").


     The term of the Partnership is through December 31, 2042, unless terminated sooner. The Partnership has a General Partner in addition to its Limited Partners. The Limited Partners may not take part in the management of the Partnership and are not liable for any debts, obligations or losses of the Partnership in excess of their capital contributions and their shares of the undistributed profits. The interest of the Limited Partners was divided into 60 units, each of which required a capital contribution of $100,000. Contributed capital of the General Partner was $1,000,000. The ownership interests of the Partnership at December 31, 1996 is as follows: General Partner, 14.71%; Limited Partner, 85.29%.


     The partnership agreement provides that net losses are allocated to the General and Limited Partners in accordance with their respective percentage interests; however, no net losses will be allocated to a Limited Partner in excess of the balance of the Limited Partner's capital account. Such net losses would be allocated to the General Partner. Net income is allocated first to the General Partner until such time as net income specifically allocated to the General Partner equals the net losses allocated to the General Partner, then 20% to the General Partner and 80% to the General and Limited Partners in accordance with their respective percentage interests.


     The Partnership obtained the rights to distribute DIRECTV Services in certain rural markets in Kentucky pursuant to agreements (the "NRTC Member Agreements") with the National Rural Telecommunications Cooperative ("NRTC") in exchange for approximately $5.4 million.


     In October 1996, the Partnership entered into an asset purchase agreement (the "Agreement") with Digital Television Services of Kentucky, LLC ("DTS Kentucky"), a subsidiary of DTS Management, LLC ("DTS"). DTS is a subsidiary of Digital Television Services, LLC. The Agreement provides that DTS Kentucky will purchase the Partnership's NRTC Member Agreement and other assets used in connection with the Partnership's business, as defined in the Agreement, and will assume certain liabilities of the Partnership, as defined in the Agreement. The purchase price is subject to an adjustment for working capital at the date of closing of the Agreement.


2. Summary of Significant Accounting Policies


Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Revenue Recognition


     The Partnership earns programming revenue by providing DIRECTV Services to its subscribers. Programming revenue includes DIRECTV Services purchased by subscribers in monthly, quarterly, or annual subscriptions; additional premium programming available on an a la carte basis; sports programming available under monthly, annual or seasonal subscriptions; and movies and events programming available on a pay-per-view basis. Programming purchased on a monthly, quarterly, annual or seasonal basis, including premium programming, is billed in advance and recorded as unearned revenue. All programming revenue is recognized when earned.

                DIRECT PROGRAMMING SERVICES LIMITED PARTNERSHIP

2. Summary of Significant Accounting Policies  -- (Continued)

     Equipment and installation revenue primarily consists of the sale of DSS(R)equipment and accessories and related installation charges. Equipment sales revenue represents the amounts paid by customers to the Partnership and is recognized upon delivery of the equipment. Installation revenue is recognized when the equipment is installed and represent the amounts paid by the customers to the Partnership for such services.


Cost of Revenues


     Cost of revenues includes the cost associated with providing DIRECTV Services to the Partnership's subscribers. These costs include the direct wholesale cost of purchasing related programming from DirecTv (through the NRTC [Note 5]); monthly subscriber maintenance fees charged by DirecTv, such as security fees, ground service fees, system authorization fees, and fees for subscriber billings; costs of equipment and installation; and certain subscriber operating costs. Cost of equipment and installation represents the actual cost of the equipment to the Partnership plus the costs to install the equipment.


Cash and Cash Equivalents


     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.


Inventories


     The Partnership maintains inventories consisting of DSS(R) equipment and related accessories. Inventory is valued at the lower of cost or market, generally on a specific identification basis.


Other Current Assets


     Other current assets consist of the following at December 31, 1995 and 1996:




                                           1995        1996
                                          --------   ---------
Deferred promotional costs, net  ......    $   --     $484,957
Other .................................     5,506        2,647
                                           ------     --------
                                           $5,506     $487,604
                                           ======     ========

     Deferred promotional costs consist of costs related to a subscriber rebate program sponsored by DirecTv. Under the program, new subscribers who agree to prepay for one year of programming service receive a credit which is applied toward the one year's programming subscription. Subscribers under this program may choose to net the credit on their first bill or pay the full amount and receive a refund from the Partnership for the credit. The Partnership defers both the programming revenue and the cost of this credit and amortizes them over the one-year contract period. In addition, as a part of this program, the Partnership receives $1 per month for up to five years from the NRTC for each subscriber whose account remains active. Such amounts are recorded as a reduction in selling expenses in the accompanying statements of operations.


Property and Equipment


     Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed currently. Depreciation for property and equipment is provided using the straight-line method over the estimated

                DIRECT PROGRAMMING SERVICES LIMITED PARTNERSHIP

2. Summary of Significant Accounting Policies  -- (Continued)

useful lives of the respective assets, ranging from three to seven years. Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $8,642, $25,428 and $34,590, respectively. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in earnings.


Contract Rights and Other Assets


     Contract rights and other assets consist of the following at December 31, 1995 and 1996:



                                      1995             1996
                                   --------------   ---------------
Contract rights  ...............    $5,434,948       $  5,434,948
Organization costs  ............        70,557             70,557
                                    ----------       ------------
                                     5,505,505          5,505,505
Accumulated amortization  ......      (975,811)        (1,532,959)
                                    ----------       ------------
                                     4,529,694          3,972,546
NRTC patronage capital .........        51,850            191,207
Other   ........................         5,000              5,000
                                    ----------       ------------
                                    $4,586,544       $  4,168,753
                                    ==========       ============

     Contract Rights: Contract rights represent the cost of acquiring rights to distribute DIRECTV Services. Contract rights are being amortized over ten years, the estimated remaining useful life of the satellites operated by DirecTv which provide service under the related contracts. Amortization expense, included in depreciation and amortization on the accompanying statements of operations, for the years ended December 31, 1994, 1995 and 1996 was $407,621, $543,495 and $543,495, respectively. Accumulated amortization at December 31, 1995 and 1996 was $951,116 and $1,494,611, respectively.


     Organization Costs: Organization costs are costs associated with the formation of the Partnership and are being amortized over five years. Amortization expense, included in depreciation and amortization on the accompanying statements of operations, for the years ended December 31, 1994, 1995 and 1996 was $10,584, $14,111, and $13,653. Accumulated amortization at December 31, 1995 and 1996, was $24,695 and $38,348.


     NRTC Patronage Capital: The Partnership is an affiliate of the NRTC. While affiliates have no vote, they do have an interest in the NRTC in proportion to their prior patronage. NRTC patronage capital represents the non-cash portion of NRTC patronage income. Under its bylaws, the NRTC declares a patronage dividend of its excess of revenues over expenses each year. Of the total patronage dividend, 20% is paid in cash and recognized as income when received and is netted against programming expense in the accompanying statements of operations. The remaining 80% is distributed in the form of non-cash patronage capital, which will be redeemed in cash only at the discretion of the NRTC. The Partnership includes non-cash patronage capital as other assets, with an offsetting deferred patronage income amount included in other liabilities on the accompanying balance sheets. The patronage capital will be recognized as income when cash distributions are declared by the NRTC.


Accrued Liabilities


     Accrued liabilities consist of the following at December 31, 1995 and 1996:



                                 1995          1996
                               -----------   ----------
Accrued commissions   ......    $ 148,460    $ 153,907
Accrued service fees  ......       59,224      108,788
Other  .....................       20,415      362,354
                                ---------    ---------
                                $ 228,099    $ 625,049
                                =========    =========

                DIRECT PROGRAMMING SERVICES LIMITED PARTNERSHIP

2. Summary of Significant Accounting Policies  -- (Continued)

Income Taxes

     The Partnership is not considered a taxable entity for federal and state income tax purposes. All taxable income or loss is allocated to the partners in accordance with the terms of the partnership agreement. Accordingly, no provision for income taxes is included in the accompanying financial statements.


Concentration of Credit Risk

     Concentration of credit risk with respect to accounts receivable is limited due to the large number of subscribers. As a result, at December 31, 1996, management does not believe any significant concentration of credit risk exists.


Long-Lived Assets

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When events or changes in circumstances occur related to long-lived assets, management estimates the future cash flows expected to result from the use of the asset and its eventual disposition. Having found no instances whereby the sum of expected future cash flows (undiscounted and without interest charges) was less than the carrying amount of the asset and thus requiring the recognition of an impairment loss, management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

3. Commitments and Contingencies

Leases

     The Partnership leases office and warehouse space under cancelable leases and certain equipment under noncancelable operating leases which expire through 1998. Future minimum lease payments for noncancelable operating leases in effect at December 31, 1996 are as follows:



        1997 .......................................   $5,520
        1998 .......................................    2,300
                                                       ------
         Total future minimum lease payments  ......   $7,820
                                                       ======

     Rental expense charged to general and administrative expenses in the accompanying statements of operations for the years ended December 31, 1994, 1995 and 1996 totaled $11,218, $46,739 and $68,705, respectively.


Minimum Subscribers

     As part of the NRTC Member Agreements, the Partnership is required to pay certain programming fees based on a minimum number of subscribers (such minimum number of subscribers being equal to up to 5% of the households in the Partnership's Rural DirecTv Market, or up to 16,914 subscribers) and the requirements of certain programming agreements between DirecTv and providers of programming, beginning in the fourth year of operation of the NRTC Member Agreement if the Partnership fails to obtain such minimum number of subscribers prior to such time. The Partnership had achieved the minimum subscriber requirement at December 31, 1996 and is therefore not required to pay such fees.


Litigation

     The Partnership is involved in certain litigation arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Partnership's financial position and results of operations.

                DIRECT PROGRAMMING SERVICES LIMITED PARTNERSHIP

4. Long-Term Debt

     In September 1994, the Partnership obtained a line of credit from a bank in the amount of $400,000. Borrowings under this line of credit were $70,000 at December 31, 1995. Amounts due under the line of credit were repaid during 1996 and the line of credit is no longer outstanding. The Partnership also had notes payable and obligations under capital leases of $18,029 and $26,873, respectively, outstanding at December 31, 1995. The notes payable were repaid during 1996 and $19,498 remained outstanding under the capital leases. The capital leases accrued interest at 11.07% at December 31, 1996 and were repaid subsequent to year-end. The carrying amount of long-term debt approximates fair value based on borrowing rates available to the Partnership.

5. Reliance on DirecTv and the NRTC and Other Matters

     The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. The NRTC bills the Company for these services on a monthly basis. These fees are recorded as service fees on the accompanying statements of operations. The NRTC also sells DSS(R) equipment to its members.

     Because the Partnership is, through the NRTC, a distributor of DIRECTV Services, the Partnership would be adversely affected by any material adverse changes in the assets, financial condition, programming, technological capabilities or services of DirecTv or its parent corporation, Hughes Communication Galaxy, Inc. ("Hughes"), including DirecTv's failure to retain or renew its Federal Communication Commission (the "FCC") licenses to transmit radio frequency signals from the orbital slots occupied by its satellites.

     The NRTC is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pursuant to an agreement between the NRTC and Hughes (the "Hughes Agreement"), and the NRTC Member Agreements, participating NRTC members acquired the exclusive rights to provide DIRECTV Services to residential and commercial subscribers in certain rural DirecTv markets. In general, upon default by the NRTC under the Hughes Agreement, the Partnership would have the right to acquire DIRECTV Services directly from DirecTv. The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. If the NRTC is unable to provide these services for whatever reason, the Partnership would be required to acquire the services from other sources. There can be no assurance that the cost to the Partnership to obtain these services elsewhere would not exceed the amounts currently payable to the NRTC.

     The Partnership would also be adversely affected by the termination of the NRTC Member Agreements by the NRTC prior to the expiration of their respective terms. If the NRTC Member Agreements are terminated by the NRTC, the Partnership would no longer have the right to provide DIRECTV Services. There can be no assurance that the Partnership would be able to obtain similar DBS services from other sources.

     Both the Hughes Agreement and the NRTC Member Agreements expire when Hughes removes its current satellites from their assigned orbital locations. Although, according to Hughes, the three DirecTv satellites have estimated orbital lives of approximately 15 years from their respective launches in December 1993 and 1994, there can be no assurance as to the longevity of the satellites and thus no assurance as to how long the Partnership will be able to continue to acquire DBS services pursuant to the NRTC Member Agreements.

     While the Partnership believes that it will have access to DIRECTV Services following the expiration of the current Hughes Agreement by virtue of the NRTC's right of first refusal in the Hughes Agreement and the Partnership's existing contractual and membership relationship with the NRTC, there can be no assurance that such services will be available to the Partnership from Hughes or the NRTC; and, if available, there can be no assurance with regard to the financial and other terms under which the Partnership could acquire the services.

     The Partnership's DBS business is a new business with a limited operating history. There are numerous risks associated with satellite transmission technology. There can be no assurance as to the longevity of the satellites or that loss, damage, or changes in the satellites will not occur and have a material adverse effect on DirecTv and the Partnership's DBS business.

                DIRECT PROGRAMMING SERVICES LIMITED PARTNERSHIP

5. Reliance on DirecTv and the NRTC and Other Matters  -- (Continued)

     DirecTv, and therefore the Partnership, is dependent on third parties to provide high quality programming that appeals to mass audiences. DirecTv's programming agreements have terms which expire on various dates and different renewal and cancellation provisions. There can be no assurance that any such agreements will be renewed or will not be canceled prior to expiration of their original terms.

     DBS operators, such as DirecTv, are free to set prices and serve subscribers according to their business judgment, without rate of return and other regulation. However, DirecTv is subject to the regulatory jurisdiction of the FCC.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Members of Kansas DBS, L.L.C.:

     We have audited the accompanying balance sheets of KANSAS DBS, L.L.C. (a Kansas limited liability company) as of December 31, 1995 and 1996 and the related statements of operations and changes in accumulated deficit, and cash flows for the years ended December 31, 1995, and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kansas DBS, L.L.C. as of December 31, 1995 and 1996 and the results of its operations and its cash flows for the years ended December 31, 1995, and 1996 in conformity with generally accepted accounting principles.



                                                  ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 21, 1997

                              KANSAS DBS, L.L.C.

                                BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1996




                                                                   1995              1996
                                                               ---------------   ---------------
                                  ASSETS
CURRENT ASSETS:
   Cash and cash equivalents  ..............................    $     89,436      $    462,263
   Trade accounts receivable, net of allowances of
    $24,873 and $29,426 at December 31, 1995 and
    1996, respectively  ....................................         246,166           417,973
   Current portion of lease receivables, net of allowances
    of $16,635 and $54,732, at December 31, 1995 and
    1996, respectively  ....................................         129,609            63,316
   Inventory   .............................................         332,114           191,891
   Other ...................................................          25,373           254,773
                                                                ------------      ------------
      Total current assets .................................         822,698         1,390,216
                                                                ------------      ------------
LEASE RECEIVABLES, net of current portion ..................         383,392           320,428
                                                                ------------      ------------
PROPERTY AND EQUIPMENT, at cost:
   Vehicles ................................................          42,238            32,537
   Showroom and demonstration equipment   ..................         108,792            54,953
   Furniture, fixtures, and equipment  .....................          78,141            80,090
                                                                ------------      ------------
                                                                     229,171           167,580
   Less accumulated depreciation ...........................         (73,424)          (67,918)
                                                                ------------      ------------
                                                                     155,747            99,662
                                                                ------------      ------------
CONTRACT RIGHTS AND OTHER ASSETS (Note 2) ..................       2,224,834         2,017,828
                                                                ------------      ------------
                                                                $  3,586,671      $  3,828,134
                                                                ============      ============
               LIABILITIES AND ACCUMULATED DEFICIT
CURRENT LIABILITIES:
   Accounts payable  .......................................    $    200,241      $    347,522
   Accrued liabilities  ....................................         175,172           170,489
   Book overdraft ..........................................         243,614                --
   Unearned revenue  .......................................         128,644           467,890
   Current portion of long-term debt   .....................         176,732         4,285,046
                                                                ------------      ------------
      Total current liabilities  ...........................         924,403         5,270,947
OTHER LIABILITIES ..........................................          48,659           102,980
LONG-TERM DEBT .............................................       3,723,012                --
COMMITMENTS AND CONTINGENCIES (Notes 2, 5,
 and 6)
ACCUMULATED DEFICIT  .......................................      (1,109,403)       (1,545,793)
                                                                ------------      ------------
                                                                $  3,586,671      $  3,828,134
                                                                ============      ============

      The accompanying notes are an integral part of these balance sheets.

                              KANSAS DBS, L.L.C.

          STATEMENTS OF OPERATIONS AND CHANGES IN ACCUMULATED DEFICIT
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996




                                                     1995               1996
                                                 ----------------   ----------------
REVENUE:
   Programming revenue   .....................    $  1,502,154       $  3,156,791
   Equipment and installation revenue   ......       1,580,245          1,036,929
                                                  ------------       ------------
      Total revenue   ........................       3,082,399          4,193,720
                                                  ------------       ------------
COST OF REVENUE:
   Programming expense   .....................         775,323          1,662,627
   Cost of equipment and installation   ......       1,277,652            973,470
   Service fees ..............................         139,407            292,828
                                                  ------------       ------------
      Total cost of revenue ..................       2,192,382          2,928,925
                                                  ------------       ------------
GROSS PROFIT .................................         890,017          1,264,795
                                                  ------------       ------------
OPERATING EXPENSES:
   Sales and marketing   .....................         451,473            416,731
   General and administrative  ...............         770,296            798,060
   Depreciation and amortization  ............         308,220            303,090
                                                  ------------       ------------
      Total operating expenses ...............       1,529,989          1,517,881
                                                  ------------       ------------
OPERATING LOSS  ..............................        (639,972)          (253,086)
OTHER INCOME (EXPENSE):
   Interest expense   ........................        (240,403)          (278,768)
   Other income ..............................          36,793             95,464
                                                  ------------       ------------
                                                      (203,610)          (183,304)
                                                  ------------       ------------
NET LOSS  ....................................        (843,582)          (436,390)
ACCUMULATED DEFICIT, beginning of year  ......        (402,218)        (1,109,403)
CAPITAL CONTRIBUTION  ........................         136,397                 --
                                                  ------------       ------------
ACCUMULATED DEFICIT, end of year  ............    $ (1,109,403)      $ (1,545,793)
                                                  ============       ============

        The accompanying notes are an integral part of these statements.

                              KANSAS DBS, L.L.C.

                           STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996



                                                                       1995              1996
                                                                    ---------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss  ......................................................    $   (843,582)     $ (436,390)
                                                                     ------------      ----------
 Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
   Depreciation and amortization   ..............................         308,220         303,090
   Amortization of deferred promotional costs  ..................              --          33,800
   Changes in operating assets and liabilities:
    Trade accounts receivable, net ..............................        (109,457)       (171,807)
    Inventory ...................................................         387,218         140,223
    Other  ......................................................          24,467        (225,103)
    Accounts payable   ..........................................        (266,202)        147,281
    Accrued liabilities   .......................................          84,636          (4,683)
    Unearned revenue   ..........................................          27,711         339,246
                                                                     ------------      ----------
      Total adjustments   .......................................         456,593         562,047
                                                                     ------------      ----------
      Net cash (used in) provided by operating activities  ......        (386,989)        125,657
                                                                     ------------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment  ...........................         (46,009)        (44,471)
 Disposals of property and equipment  ...........................          52,808          58,793
 Additions to lease receivables .................................        (565,437)       (186,973)
 Collections of lease receivables  ..............................          35,801         278,133
                                                                     ------------      ----------
      Net cash (used in) provided by investing activities  ......        (522,837)        105,482
                                                                     ------------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceed from long term debt ....................................       4,349,920         550,000
 Repayments of long term debt   .................................      (3,813,085)       (164,698)
 Book overdraft  ................................................         243,614        (243,614)
 Capital contribution  ..........................................         136,397              --
                                                                     ------------      ----------
      Net cash provided by financing activities   ...............         916,846         141,688
                                                                     ------------      ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS   .....................           7,020         372,827
CASH AND CASH EQUIVALENTS at beginning of year ..................          82,416          89,436
                                                                     ------------      ----------
CASH AND CASH EQUIVALENTS at end of year ........................    $     89,436      $  462,263
                                                                     ============      ==========
SUPPLEMENTAL NONCASH FINANCING ACTIVITY:
 NRTC patronage capital declared   ..............................    $     48,659      $   54,321
                                                                     ============      ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest   .......................................    $    190,590      $  339,252
                                                                     ============      ==========

        The accompanying notes are an integral part of these statements.

                              KANSAS DBS, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1996


1. Organization and Nature of Business


     Kansas DBS, L.L.C. (the "Company") is a limited liability company organized in Kansas. The Company was formed in September 1993 by five members of the NRTC to acquire and operate rights to distribute direct broadcast satellite ("DBS") services ("DIRECTV Services") offered by DirecTv, Inc. ("DirecTv").

     The term of the Company is through October 2018, unless terminated sooner. The operating agreement of the Company provides that distributions, profits, and losses shall be allocated among the members in proportion to their respective ownership percentages.

     In October and November 1993, the Company obtained the rights to distribute DIRECTV Services in certain markets in Kansas pursuant to agreements (the "NRTC Member Agreements") with the National Rural Telecommunications Cooperative ("NRTC") in exchange for approximately $2.6 million.

     In November 1996, the Company entered into an asset purchase agreement (the "Agreement") with Digital Television Services of Kansas, LLC ("DTS Kansas"), a subsidiary of DTS Management, LLC ("DTS"). DTS is a subsidiary of Digital Television Services, LLC. The Agreement provides that DTS Kansas will purchase the Company's NRTC Member Agreements and other assets used in connection with the Company's business, as defined in the Agreement, and will assume certain liabilities of the Company, as defined in the Agreement. The purchase price is subject to an adjustment for working capital at the date of closing of the Agreement.

2. Summary of Significant Accounting Policies


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Revenue Recognition

     The Company earns programming revenue by providing DIRECTV Services to its subscribers. Programming revenue includes DIRECTV Services purchased by subscribers in monthly, quarterly, or annual subscriptions; additional premium programming available on an a la carte basis; sports programming available under monthly, annual, or seasonal subscriptions; and movies and events programming available on a pay-per-view basis. Programming purchased on a monthly, quarterly, annual, or seasonal basis, including premium programming, is billed in advance and is recorded as unearned revenue. All programming revenue is recognized when earned.

     Equipment and installation revenue primarily consists of the sale of DSS(R) equipment and accessories and related installation charges. Equipment sales revenue represents the amounts paid by customers to the Company and is recognized upon delivery of the equipment. Installation revenue is recognized when the equipment is installed and represents the amounts paid by customers to the Company.


Cost of Revenues

     Cost of revenues includes the cost associated with providing DIRECTV Services to the Company's subscribers. These costs include the direct wholesale cost of purchasing related programming from DirecTv (through the NRTC [Note 6]); monthly subscriber maintenance fees charged by DirecTv, such as security fees, ground service fees, system authorization fees, and fees for subscriber billings; costs of equipment and installation; and certain subscriber operating costs. Cost of equipment and installation represents the actual cost of the equipment to the Company plus the costs to install the equipment.

                              KANSAS DBS, L.L.C.

2. Summary of Significant Accounting Policies  -- (Continued)

Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.


Inventories

     The Company maintains inventories consisting of DSS(R) equipment and related accessories. Inventory is valued at the lower of cost or market, generally on a specific identification basis.


Other Current Assets

     Other current assets consist of the following at December 31, 1995 and 1996:



                                           1995         1996
                                          ---------   ---------
Deferred promotional costs, net  ......   $    --      $236,800
Other .................................    25,373        17,973
                                          -------      --------
                                          $25,373      $254,773
                                          =======      ========

     Deferred promotional costs consist of costs related to a subscriber rebate program sponsored by DirecTv. Under the program, new subscribers who agree to prepay for one year of programming service receive a credit which is applied toward the one year's programming subscription. Subscribers under this program may choose to net the credit on their first bill or pay the full amount and receive a refund from the Company for the credit. The Company defers both the programming revenue and the cost of credit and amortizes them over the one-year contract period. In addition, as a part of this program, the Company receives $1 per month for up to five years from the NRTC for each subscriber whose account remains active. Such amounts are recorded as received as a reduction in selling expenses in the accompanying statement of operations and changes in accumulated deficit.


Property and Equipment

     Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed currently. Depreciation for property and equipment is provided using the straight-line method over the estimated useful lives of the respective assets, ranging from three to seven years. Depreciation expense for the years ended December 31, 1995 and 1996 was $46,893 and $41,763, respectively. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in earnings.


Contract Rights and Other Assets

     Contract rights and other assets consist of the following at December 31, 1995 and 1996:



                                      1995             1996
                                   --------------   --------------
Contract rights  ...............    $2,574,949       $2,574,949
Organization costs  ............        16,659           16,659
                                    ----------       ----------
                                     2,591,608        2,591,608
Accumulated amortization  ......      (415,433)        (676,760)
                                    ----------       ----------
                                     2,176,175        1,914,848
NRTC patronage capital .........        48,659          102,980
                                    ----------       ----------
                                    $2,224,834       $2,017,828
                                    ==========       ==========

                              KANSAS DBS, L.L.C.

2. Summary of Significant Accounting Policies  -- (Continued)

     Contract Rights: Contract rights represent the cost of acquiring rights to distribute DIRECTV Services less net tangible assets acquired. Contract rights are being amortized over ten years, the estimated remaining useful life of the satellites operated by DirecTv which provide service under the related contracts. Amortization expense, included in depreciation and amortization on the accompanying statements of operations and changes in accumulated deficit, for the years ended December 31, 1995 and 1996 was $257,995, and $257,995, respectively. Accumulated amortization at December 31, 1995 and 1996 was $408,492 and $666,487, respectively.

     Organization Costs: Organization costs are costs associated with the formation of the Company and are being amortized over five years. Amortization expense, included in depreciation and amortization on the accompanying statements of operations and changes in accumulated deficit, for the years ended December 31, 1995 and 1996 was $3,332 and $3,332, respectively. Accumulated amortization at December 31, 1995 and 1996 was $6,941 and $10,273, respectively.

     NRTC Patronage Capital: The Company is a voting member of the NRTC with an ownership interest in the NRTC in proportion to its prior patronage. NRTC patronage capital represents the noncash portion of NRTC patronage income. Under its bylaws, the NRTC declares a patronage dividend of its excess of revenues over expenses each year. Of the total patronage dividend, 20% is paid in cash and recognized as income when received and is netted against programming expense in the accompanying statements of operations and changes in accumulated deficit. The remaining 80% is distributed in the form of noncash patronage capital, which will be redeemed in cash only at the discretion of the NRTC. The Company includes noncash patronage capital as other assets, with an offsetting deferred patronage income amount included in other liabilities in the accompanying balance sheets. The patronage capital will be recognized as income when cash distributions are declared by the NRTC.


Accrued Liabilities

     Accrued liabilities consist of the following at December 31, 1995 and 1996:



                                                            1995         1996
                                                          ----------   ---------
Accrued interest   ....................................   $ 60,484      $     --
Accrued NRTC programming costs and service fees  ......     72,430        41,107
Other  ................................................     42,258       129,382
                                                          --------      --------
                                                          $175,172      $170,489
                                                          ========      ========

Income Taxes

     The Company is not considered a taxable entity for federal and state income tax purposes. All taxable income or loss is allocated to the members in accordance with the terms of the Company's operating agreement. Accordingly, no provision for income taxes is included in the accompanying financial statements.


Concentration of Credit Risk

     Concentration of credit risk with respect to accounts receivable is limited due to the large number of subscribers. As a result, at December 31, 1996, management does not believe any significant concentration of credit risk exists.


Long-Lived Assets

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed whenever events or changes in circumstances indicate

                              KANSAS DBS, L.L.C.

2. Summary of Significant Accounting Policies  -- (Continued)

that the carrying amount of an asset may not be recoverable. When events or changes in circumstances occur related to long-lived assets, management estimates the future cash flows expected to result from the use of the asset and its eventual disposition. Having found no instances whereby the sum of expected future cash flows (undiscounted and without interest charges) was less than the carrying amount of the asset and thus requiring the recognition of an impairment loss, management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.


401(K) Profit-Sharing Plan

     Effective January 1, 1994, the Company offered its employees a contributory 401(k) profit-sharing plan. Under the plan, the Company matches a portion of participant contributions. Company contributions to the plan were $340 and $3,467 for the years ended December 31, 1995, and 1996, respectively.

3. Receivables under Sales-Type Leases

     The Company leases DSS(R) equipment to customers through long-term sales-type leases, collateralized by the equipment. The leases range from three to five years and are discounted at 9.75%. Receivables under sales-type leases consist of the following at December 31, 1995 and 1996:



                                                 1995            1996
                                               -------------   -------------
Minimum lease payments receivables .........    $  665,376      $  548,943
Less unearned interest income   ............      (135,740)       (110,467)
Less allowance for doubtful accounts  ......       (16,635)        (54,732)
                                                ----------      ----------
                                                   513,001         383,744
Less current portion   .....................       129,609          63,316
                                                ----------      ----------
                                                $  383,392      $  320,428
                                                ==========      ==========

4. Long-Term Debt

     Long-term debt at December 31, 1995 and 1996 consisted of notes payable to National Cooperative Services Corporation which provided for borrowings of up to $4,875,000 with interest at the lender's variable rate (6.25% at December 31, 1996). These notes were repaid subsequent to year-end in connection with the Agreement (Note 1) and, therefore, are classified as current in the accompanying balance sheets. The carrying amount of long-term debt approximates fair value based on borrowing rates available to the Company.

5. Commitments and Contingencies

     As part of the NRTC Member Agreements, the Company is required to pay certain programming fees based on a minimum number of subscribers (such minimum number of subscribers being equal to up to 5% of the households in the Company's Rural DirecTv Market, or up to 11,442 subscribers) and the requirements of certain programming agreements between DirecTv and providers of programming, beginning in the fourth year of operation of the NRTC Member Agreement if the Company fails to obtain such minimum number of subscribers prior to such time. The Company had achieved approximately 75% of the minimum subscriber requirement at December 31, 1996. Based on the subscriber growth rate of the Company to date, management anticipates that the Company will meet the minimum subscriber requirement prior to the fourth year of operations of the NRTC Member Agreement and therefore does not expect to be required to pay such fees.

6. Reliance on DirecTv and the NRTC and Other Matters

     The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. The NRTC bills the Company for these services on a monthly basis. These fees are recorded as service fees on the accompanying statements of operations and changes in accumulated deficit. The NRTC also sells DSS(R) equipment to its members.

                              KANSAS DBS, L.L.C.

6. Reliance on DirecTv and the NRTC and Other Matters  -- (Continued)

     Because the Company is, through the NRTC, a distributor of DIRECTV Services, the Company would be adversely affected by any material adverse changes in the assets, financial condition, programming, technological capabilities, or services of DirecTv or its parent corporation, Hughes Communication Galaxy, Inc. ("Hughes"), including DirecTv's failure to retain or renew its Federal Communication Commission ("FCC") licenses to transmit radio frequency signals from the orbital slots occupied by its satellites.

     The NRTC is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pursuant to an agreement between the NRTC and Hughes (the "Hughes Agreement") and the NRTC Member Agreements, participating NRTC members acquired the exclusive rights to provide DIRECTV Services to residential and commercial subscribers in certain rural DirecTv markets. In general, upon default by the NRTC under the Hughes Agreement, the Company would have the right to acquire DIRECTV Services directly from DirecTv. The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. If the NRTC is unable to provide these services for whatever reason, the Company would be required to acquire the services from other sources. There can be no assurance that the cost to the Company to obtain these services elsewhere would not exceed the amounts currently payable to the NRTC.

     The Company would also be adversely affected by the termination of the NRTC Member Agreements by the NRTC prior to the expiration of their respective terms. If the NRTC Member Agreements are terminated by the NRTC, the Company would no longer have the right to provide DIRECTV Services. There can be no assurance that the Company would be able to obtain similar DBS services from other sources.

     Both the Hughes Agreement and the NRTC Member Agreements expire when Hughes removes its current satellites from their assigned orbital locations. Although, according to Hughes, the three DirecTv satellites have estimated orbital lives of approximately 15 years from their respective launches in December 1993 and 1994, there can be no assurance as to the longevity of the satellites and thus no assurance as to how long the Company will be able to continue to acquire DBS services pursuant to the NRTC Member Agreements.

     While the Company believes that it will have access to DIRECTV Services following the expiration of the current Hughes Agreement by virtue of the NRTC's right of first refusal in the Hughes Agreement and the Company's existing contractual and membership relationship with the NRTC, there can be no assurance that such services will be available to the Company from Hughes or the NRTC, and, if available, there can be no assurance with regard to the financial and other terms under which the Company could acquire the services.

     The Company's DBS business is a new business with a limited operating history. There are numerous risks associated with satellite transmission technology. There can be no assurance as to the longevity of the satellites or that loss, damage, or changes in the satellites will not occur and have a material adverse effect on DirecTv and the Company's DBS business.

     DirecTv, and therefore the Company, is dependent on third parties to provide high-quality programming that appeals to mass audiences. DirecTv's programming agreements have terms which expire on various dates and different renewal and cancellation provisions. There can be no assurance that any such agreements will be renewed or will not be canceled prior to expiration of their original terms.

     DBS operators, such as DirecTv, are free to set prices and serve subscribers according to their business judgment, without rate of return and other regulation. However, DirecTv is subject to the regulatory jurisdiction of the FCC.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of Mitchell Electric
Membership Corporation:


     We have audited the accompanying statements of assets and liabilities and accumulated deficit of the DBS OPERATIONS OF NRTC SYSTEM NO. 0422 (an unincorporated division of Mitchell Electric Membership Corporation, a Georgia corporation) as of December 31, 1995 and 1996 and the related statements of expenses over revenues and changes in accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the System's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the DBS Operations of NRTC System No. 0422 as of December 31, 1995 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                    ARTHUR ANDERSEN LLP




Atlanta, Georgia
February 21, 1997

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0422

         STATEMENTS OF ASSETS AND LIABILITIES AND ACCUMULATED DEFICIT
                  DECEMBER 31, 1995, 1996 AND MARCH 31, 1997




                                                             December 31,     December 31,      March 31,
                                                                 1995             1996             1997
                                                             --------------   --------------   --------------
                                                                                                (Unaudited)
                                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents  ..............................    $   35,689       $  253,269       $  209,005
 Trade accounts receivable, net of allowance for doubtful
   accounts of $9,368, $24,375 and $42,819 at December
   31, 1995, 1996 and March 31, 1997, respectively  ......       178,738          310,436          254,058
 Inventory   .............................................       246,653           62,815           42,642
 Deferred promotional costs, net (Note 2)  ...............            --           38,433           26,283
                                                              ----------       ----------       ----------
   Total current assets  .................................       461,080          664,953          531,988
                                                              ----------       ----------       ----------
PROPERTY AND EQUIPMENT, at cost:
 Furniture and equipment .................................         5,075            5,075            5,075
   Less accumulated depreciation  ........................        (2,030)          (3,045)          (3,300)
                                                              ----------       ----------       ----------
                                                                   3,045            2,030            1,775
                                                              ----------       ----------       ----------
LEASED EQUIPMENT, at cost:
 Leased equipment  .......................................     1,047,081        2,312,534        2,312,534
   Less accumulated depreciation  ........................       (87,257)        (367,225)        (483,188)
                                                              ----------       ----------       ----------
                                                                 959,824        1,945,309        1,829,346
                                                              ----------       ----------       ----------
CONTRACT RIGHTS AND OTHER ASSETS (Note 2)  ...............     1,532,245        1,396,530        1,344,288
                                                              ----------       ----------       ----------
                                                              $2,956,194       $4,008,822       $3,707,397
                                                              ==========       ==========       ==========
              LIABILITIES AND ACCUMULATED DEFICIT
CURRENT LIABILITIES:
 Accounts payable  .......................................    $   38,153       $   45,724       $       --
 Accrued liabilities  ....................................        56,236          145,381          155,291
 Related-party payable   .................................     3,471,320        4,470,539        4,177,369
 Unearned revenue  .......................................        65,546          233,554          240,745
                                                              ----------       ----------       ----------
   Total current liabilities   ...........................     3,631,255        4,895,198        4,573,405
                                                              ----------       ----------       ----------
OTHER LIABILITIES  .......................................        31,547           89,102           89,102
                                                              ----------       ----------       ----------
COMMITMENTS AND CONTINGENCIES
 (Notes 2, 4 and 5) ACCUMULATED DEFICIT ..................      (706,608)        (975,478)        (955,110)
                                                              ----------       ----------       ----------
                                                              $2,956,194       $4,008,822       $3,707,397
                                                              ==========       ==========       ==========

        The accompanying notes are an integral part of these statements.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0422

                     STATEMENTS OF EXPENSES OVER REVENUES
                      AND CHANGES IN ACCUMULATED DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
                       THREE MONTHS ENDED MARCH 31, 1997




                                                                                   Three Months
                                                    Year Ended      Year Ended        Ended
                                                   December 31,    December 31,     March 31,
                                                       1995            1996            1997
                                                   --------------  --------------  ---------------
                                                                                     (Unaudited)
REVENUE:
 Programming revenue  ...........................   $   867,894     $ 2,375,636     $   865,850
 Equipment and installation revenue  ............       958,400         995,674         232,690
                                                    -----------     -----------     -----------
   Total revenue   ..............................     1,826,294       3,371,310       1,098,540
                                                    -----------     -----------     -----------
COST OF REVENUE:
 Programming expense  ...........................       408,654       1,106,938         323,877
 Cost of equipment and installation. ............       925,496         435,337         124,304
 Service fees   .................................       103,817         299,515         128,404
                                                    -----------     -----------     -----------
   Total cost of revenue.   .....................     1,437,967       1,841,790         576,585
                                                    -----------     -----------     -----------
GROSS PROFIT.   .................................       388,327       1,529,520         521,955
                                                    -----------     -----------     -----------
OPERATING EXPENSES:
 Sales and marketing  ...........................       204,024         290,275          46,801
 General and administrative.   ..................       314,108       1,033,862         286,326
 Depreciation and amortization ..................       281,542         474,253         168,460
                                                    -----------     -----------     -----------
   Total operating expenses .....................       799,674       1,798,390         501,587
                                                    -----------     -----------     -----------
EXPENSES OVER REVENUES.  ........................      (411,347)       (268,870)         20,368
ACCUMULATED DEFICIT at beginning of year.  ......      (295,261)       (706,608)       (975,478)
                                                    -----------     -----------     -----------
ACCUMULATED DEFICIT at end of year.  ............   $  (706,608)    $  (975,478)    $  (955,110)
                                                    ===========     ===========     ===========

        The accompanying notes are an integral part of these statements.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0422

                           STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
                       THREE MONTHS ENDED MARCH 31, 1997




                                                                                              Three Months
                                                               Year Ended      Year Ended        Ended
                                                              December 31,    December 31,     March 31,
                                                                  1995            1996            1997
                                                              --------------  --------------  -------------
                                                                                               (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Expenses over revenues.   .................................  $  (411,347)    $  (268,870)     $   20,368
                                                              -----------     -----------      ----------
 Adjustments to reconcile expenses over revenues to net cash provided by operating activities:
   Depreciation and amortization.   ........................      281,542         474,253         168,460
   Amortization of deferred promotional costs.  ............           --          10,167              --
   Changes in operating assets and liabilities:
    Trade accounts receivable, net  ........................      (80,301)       (131,698)         56,378
    Inventory. .............................................      481,081         183,838          20,173
    Deferred promotional costs   ...........................           --         (48,600)         12,150
    Accounts payable .......................................      (45,615)          7,571         (45,724)
    Related-party payable. .................................      822,511         999,219        (293,170)
    Accrued liabilities.   .................................      (52,349)         89,145           9,910
    Unearned revenue .......................................       49,217         168,008           7,191
                                                              -----------     -----------      ----------
      Total adjustments ....................................    1,456,086       1,751,903         (64,632)
                                                              -----------     -----------      ----------
      Net cash provided by operating activities.   .........    1,044,739       1,483,033         (44,264)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment   .....................   (1,047,081)     (1,265,453)             --
                                                              -----------     -----------      ----------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS   .............................................       (2,342)        217,580         (44,264)
CASH AND CASH EQUIVALENTS at beginning of year. ............       38,031          35,689         253,269
CASH AND CASH EQUIVALENTS at end of year. ..................  $    35,689     $   253,269      $  209,005
                                                              ===========     ===========      ==========
SUPPLEMENTAL NONCASH FINANCING ACTIVITY:
 NRTC patronage capital declared ...........................  $    31,547     $    57,555      $       --
                                                              ===========     ===========      ==========

        The accompanying notes are an integral part of these statements.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0422

           NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 1995 AND 1996
                (INFORMATION AS OF MARCH 31, 1997 IS UNAUDITED)


1. Organization and Nature of Business


     The DBS Operations of NRTC System No. 0422 (the "System") is an unincorporated division of Mitchell Electric Membership Corporation ("Mitchell EMC"), a Georgia corporation. The System operates the exclusive rights to distribute direct broadcast satellite ("DBS") services ("DIRECTV Services") offered by DirecTv, Inc. ("DirecTv") in certain rural markets in Georgia. The accompanying financial statements present the financial position and excess of expenses over revenues of the System.


     Mitchell EMC obtained the rights to distribute DIRECTV Services in the System's territory pursuant to an agreement (the "NRTC Member Agreement") with the National Rural Telecommunications Cooperative ("NRTC"). Under the provision of the NRTC Member Agreement, Mitchell EMC has the exclusive right to provide DIRECTV Services within certain rural territories in Georgia.


     In January 1997, Mitchell EMC entered into an asset purchase agreement (the "Agreement") with Digital Television Services of Georgia, LLC ("DTS Georgia"), a subsidiary of DTS Management, LLC ("DTS"), and DTS is a subsidiary of Digital Television Services, LLC (a Delaware limited liability company). The agreement provides that DTS Georgia will purchase Mitchell EMC's NRTC Member Agreement and other assets used in connection with the System's business, as defined in the Agreement, and will assume certain liabilities of the System, as defined in the Agreement. The purchase price is subject to an adjustment for working capital at the date of closing of the Agreement. The closing of the Agreement occurred in May 1997.


2. Summary of Significant Accounting Policies

Presentation

     The System is not a separate subsidiary of Mitchell EMC nor has it been operated as a separate division of Mitchell EMC. The financial statements of the System have been derived from the records of Mitchell EMC and have been prepared to present its financial position, excess of expenses over revenues, and cash flows on a stand-alone basis. Accordingly, the accompanying financial statements include certain costs and expenses which have been allocated to the System from Mitchell EMC. The costs and expenses have been allocated to the system based on actual amounts relative to DBS services or percentages as determined by management through an analysis of DBS activity in the applicable accounts. The System's management believes that the methodology used is reasonable. Such allocated expenses may not be indicative of what such expenses would have been had the System been operated as a separate entity.


Revenue Recognition


     The System earns programming revenue by providing DIRECTV Services to its subscribers. Programming revenue includes DIRECTV Services purchased by subscribers in monthly, quarterly, or annual subscriptions; additional premium programming available on an a la carte basis; sports programming available under monthly, annual, or seasonal subscriptions; and movies and events programming available on a pay-per-view basis. Programming purchased on a monthly, quarterly, annual, or seasonal basis, including premium programming, is billed in advance and is recorded as unearned revenue. All programming revenue is recognized when earned.


     Equipment and installation revenue primarily consists of the sale of DSS(R) equipment and accessories and related installation charges. Equipment sales revenue represents the amounts paid by customers to the System and is recognized upon delivery of the equipment. Installation revenue is recognized when the equipment is installed and represents the amounts paid by customers to the System.


Cost of Revenues


     Cost of revenues includes the cost associated with providing DIRECTV Services to the System's subscribers. These costs include the direct wholesale cost of purchasing related programming from DirecTv (through the

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0422

2. Summary of Significant Accounting Policies Presentation  -- (Continued)

NRTC [Note 5]); monthly subscriber maintenance fees charged by DirecTv, such as security fees, ground service fees, system authorization fees, and fees for subscriber billings; costs of equipment and installation; and certain subscriber operating costs. Cost of equipment and installation represents the actual cost of the equipment to the System plus the costs to install the equipment.


Inventories


     The System maintains inventories consisting of DSS(R) equipment and related accessories. Inventory is valued at the lower of cost or market, generally on a specific identification basis.


Deferred Promotional Costs


     Deferred promotional costs consist of costs related to a subscriber rebate program sponsored by DirecTv. Under the program, new subscribers who agree to prepay for one year of programming service receive a credit which is applied toward the one year's programming subscription. Subscribers under this program may choose to net the credit on their first bill or pay the full amount and receive a refund from the System for the credit. The System defers both the programming revenue and the cost of this credit and amortizes them over the one-year contract period. In addition, as a part of this program, the System receives $1 per month for up to five years from the NRTC for each subscriber whose account remains active. Such amounts are recorded as a reduction in sales and marketing expense in the accompanying statements of expenses over revenues and changes in accumulated deficit.


Property and Equipment and Leased Equipment


     Property and equipment and leased equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed currently. The System leases DSS(R) equipment to subscribers under cancellable operating leases. Depreciation for property and equipment and leased equipment is provided using the straight-line method over the estimated useful lives of the respective assets, ranging from five to six years. Depreciation expense for the year ended December 31, 1995, 1996 and for the three months ended March 31, 1997 was $88,272, $280,983 and $116,218, respectively. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the statements of assets and liabilities and accumulated deficit and any gain or loss is reflected in earnings.


Contract Rights and Other Assets


     Contract rights and other assets consist of the following:




                                   December 31,     December 31,      March 31,
                                       1995             1996            1997
                                   --------------   --------------   --------------
Contract rights  ...............    $1,841,352       $1,841,352       $1,841,352
Organization costs  ............        45,674           45,674           45,674
                                    ----------       ----------       ----------
                                     1,887,026        1,887,026        1,887,026
Accumulated amortization  ......      (386,328)        (579,598)        (631,840)
                                    ----------       ----------       ----------
                                     1,500,698        1,307,428        1,255,186
NRTC patronage capital .........        31,547           89,102           89,102
                                    ----------       ----------       ----------
                                    $1,532,245       $1,396,530       $1,344,288
                                    ==========       ==========       ==========

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0422

2. Summary of Significant Accounting Policies Presentation  -- (Continued)

     Contract Rights: Contract rights represent the cost of acquiring rights to distribute DIRECTV Services. Contract rights are being amortized over ten years, the estimated remaining useful life of the satellites operated by DirecTv which provide service under the related contracts. Amortization expense, included in depreciation and amortization in the accompanying statements of expenses over revenues and changes in accumulated deficit, was $184,135, $184,135 and $52,242 for the year ended December 31, 1995, 1996 and three months ended March 31, 1997, respectively. Accumulated amortization at December 31, 1995, 1996 and three months ended March 31, 1997 was $368,270, $552,405 and $598,439, respectively.

     Organization Costs: Organization costs are costs associated with the formation of the System and are being amortized over five years. Amortization expense, included in depreciation and amortization in the accompanying statements of expenses over revenues and changes in accumulated deficit, was $9,135, $9,135 and $1,264 for the year ended December 31, 1995, 1996 and the three months ended March 31, 1997, respectively. Accumulated amortization at December 31, 1995, 1996 and for the three months ended March 31, 1997 was $18,058, $27,193 and $28,335, respectively.

     NRTC Patronage Capital: Mitchell EMC is a voting member of the NRTC with an ownership interest in the NRTC in proportion to its prior patronage. NRTC patronage certificates represent the noncash portion of NRTC patronage income. Under its bylaws, the NRTC declares a patronage dividend of its excess of revenues over expenses each year. Of the total patronage dividend, 20% is paid in cash and is recognized as income when received and is netted against programming expense in the accompanying statements of expenses over revenues and changes in accumulated deficit. The remaining 80% is distributed in the form of noncash patronage capital, which will be redeemed in cash only at the discretion of the NRTC. The System includes noncash patronage capital as other assets, with an offsetting deferred patronage income amount included in other liabilities in the accompanying statements of assets and liabilities and accumulated deficit. The patronage capital will be recognized as income when cash distributions are declared by the NRTC.


Income Taxes


     Mitchell EMC, and thus the System, is not considered a taxable entity for federal and state income tax purposes, as it is a not-for-profit corporation. Accordingly, no provision for income taxes is included in the accompanying financial statements.


Cash and Cash Equivalents


     The System considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.


Concentration of Credit Risk


     Concentration of credit risk with respect to accounts receivable is limited due to the large number of subscribers. As a result, at March 31, 1997, management does not believe any significant concentration of credit risk exists.


Long-Lived Assets


     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When events or changes in circumstances occur related to long-lived assets, management estimates the future cash flows expected to result from the use of the

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0422

2. Summary of Significant Accounting Policies Presentation  -- (Continued)

asset and its eventual disposition. Having found no instances whereby the sum of expected future cash flows (undiscounted and without interest charges) was less than the carrying amount of the asset and thus requiring the recognition of an impairment loss, management believes that the long-lived assets in the accompanying statements of assets and liabilities and accumulated deficit are appropriately valued.


Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3. Related-Party Transactions


     Certain administrative services are performed by Mitchell EMC on behalf of the System. Costs attributable to these support functions are included in general and administrative expenses in the accompanying statements of expenses over revenues and changes in accumulated deficit. The costs allocated to the System were approximately $279,000, $810,000 and $211,000 for the year ended December 31, 1995, 1996 and for the three months ended March 31, 1997, respectively. Such allocations do not necessarily represent actual and/or ongoing expenses of the System.


     Mitchell EMC either advances funds to or borrows funds from the System. Included in the accompanying statements of assets and liabilities and accumulated deficit is a net payable to Mitchell EMC representing amounts due for the initial purchase of contract rights and net operating activities as funded by Mitchell EMC.


4. Commitments and Contingencies


     As part of the NRTC Member Agreements, the System is required to pay certain programming fees based on a minimum number of subscribers (such minimum number of subscribers being equal to up to 5% of the households in the System's Rural DirecTv Market, or up to 6,958 subscribers) and the requirements of certain programming agreements between DirecTv and providers of programming, beginning in the fourth year of operation of the NRTC Member Agreement if the System fails to obtain such minimum number of subscribers prior to such time. The System had achieved the minimum subscriber requirement at March 31, 1997 and is therefore not required to pay such fees.


5. Reliance on DirecTv and the NRTC and Other Matters


     The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. The NRTC bills the System for these services on a monthly basis. These fees are recorded as service fees on the accompanying statements of expenses over revenues and changes in accumulated deficit. The NRTC also sells DSS(R) equipment to its members.


     Because the System is, through the NRTC, a distributor of DIRECTV Services, the System would be adversely affected by any material adverse changes in the assets, financial condition, programming, technological capabilities or services of DirecTv or its parent corporation, Hughes Communication Galaxy, Inc. ("Hughes"), including DirecTv's failure to retain or renew its Federal Communication Commission ("FCC") licenses to transmit radio frequency signals from the orbital slots occupied by its satellites.


     The NRTC is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pursuant to an agreement between the NRTC and Hughes (the "Hughes Agreement") and the NRTC Member Agreements, participating NRTC members acquired the exclusive rights to provide DIRECTV Services to residential and commercial subscribers

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0422

5. Reliance on DirecTv and the NRTC and Other Matters  -- (Continued)

in certain rural DirecTv markets. In general, upon default by the NRTC under the Hughes Agreement, the System would have the right to acquire DIRECTV Services directly from DirecTv. The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. If the NRTC is unable to provide these services for whatever reason, the System would be required to acquire the services from other sources. There can be no assurance that the cost to the System to obtain these services elsewhere would not exceed the amounts currently payable to the NRTC.

     The System would also be adversely affected by the termination of the NRTC Member Agreements by the NRTC prior to the expiration of their respective terms. If the NRTC Member Agreements are terminated by the NRTC, the System would no longer have the right to provide DIRECTV Services. There can be no assurance that the System would be able to obtain similar DBS services from other sources.

     Both the Hughes Agreement and the NRTC Member Agreements expire when Hughes removes its current satellites from their assigned orbital locations. Although, according to Hughes, the three DirecTv satellites have estimated orbital lives of approximately 15 years from their respective launches in December 1993 and 1994, there can be no assurance as to the longevity of the satellites and thus no assurance as to how long the System will be able to continue to acquire DBS services pursuant to the NRTC Member Agreements.

     While management believes that it will have access to DIRECTV Services following the expiration of the current Hughes Agreement by virtue of the NRTC's right of first refusal in the Hughes Agreement and the System's existing contractual and membership relationship with the NRTC, there can be no assurance that such services will be available to the System from Hughes or the NRTC, and, if available, there can be no assurance with regard to the financial and other terms under which the System could acquire the services.

     The System's DBS business is a new business with a limited operating history. There are numerous risks associated with satellite transmission technology. There can be no assurance as to the longevity of the satellites or that loss, damage, or changes in the satellites will not occur and have a material adverse effect on DirecTv and the System's DBS business.

     DirecTv, and therefore the System, is dependent on third parties to provide high-quality programming that appeals to mass audiences. DirecTv's programming agreements have terms which expire on various dates and different renewal and cancellation provisions. There can be no assurance that any such agreements will be renewed or will not be canceled prior to expiration of their original terms.

     DBS operators, such as DirecTv, are free to set prices and serve subscribers according to their business judgment, without rate of return and other regulation. However, DirecTv is subject to the regulatory jurisdiction of the FCC.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Washington Electric
Membership Corporation:

     We have audited the accompanying statement of assets and liabilities and accumulated earnings of the DBS OPERATIONS OF NRTC SYSTEM NO. 0073 (an unincorporated division of Washington Electric Membership Corporation) as of December 31, 1996 and the related statements of revenues over expenses and changes in accumulated earnings and cash flows for the year then ended. These financial statements are the responsibility of the System's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the DBS Operations of NRTC System No. 0073 as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 21, 1997

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0073

         STATEMENTS OF ASSETS AND LIABILITIES AND ACCUMULATED EARNINGS
                     DECEMBER 31, 1996 AND MARCH 31, 1997



                                                                                December 31,      March 31,
                                                                                    1996            1997
                                                                                --------------   ------------
                                                                                                 (Unaudited)
                                              ASSETS
CURRENT ASSETS:
 Cash and cash equivalents   ................................................    $   18,811      $  29,742
 Trade accounts receivable, net of allowance for doubtful accounts of $14,820
   and $0 at December 31, 1996 and March 31, 1997, respectively  ............       183,444        166,493
 Inventory ..................................................................        44,282         55,025
 Deferred promotional costs, net (Note 2)   .................................        57,533         50,250
                                                                                 ----------      -----------
      Total current assets   ................................................       304,070        301,510
                                                                                 ----------      -----------
PROPERTY AND EQUIPMENT, at cost:
 Furniture and equipment  ...................................................        16,197         16,197
  Less accumulated depreciation .............................................       (10,798)       (12,148)
                                                                                 ----------      -----------
                                                                                      5,399          4,049
                                                                                 ----------      -----------
LEASED EQUIPMENT, at cost:
 Leased equipment   .........................................................       206,066        209,212
  Less accumulated depreciation .............................................       (35,060)       (44,136)
                                                                                 ----------      -----------
                                                                                    171,006        165,076
                                                                                 ----------      -----------
CONTRACT RIGHTS AND OTHER ASSETS (Note 2)   .................................       842,951        816,341
                                                                                 ----------      -----------
                                                                                 $1,323,426      $1,286,976
                                                                                 ==========      ===========
                          LIABILITIES AND ACCUMULATED EARNINGS
CURRENT LIABILITIES:
 Accounts payable   .........................................................    $   98,644      $   1,448
 Accrued liabilities   ......................................................       119,036         70,919
 Related-party payable ......................................................       656,004        704,956
 Unearned revenue   .........................................................       209,288        202,837
                                                                                 ----------      -----------
      Total current liabilities .............................................     1,082,972        980,160
                                                                                 ----------      -----------
OTHER LIABILITIES   .........................................................        44,637         44,637
                                                                                 ----------      -----------
COMMITMENTS AND CONTINGENCIES (Notes 2, 4, and 5)
ACCUMULATED EARNINGS   ......................................................       195,817        262,179
                                                                                 ----------      -----------
                                                                                 $1,323,426      $1,286,976
                                                                                 ==========      ===========

        The accompanying notes are an integral part of these statements.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0073

                STATEMENTS OF REVENUES OVER EXPENSES AND CHANGE
                            IN ACCUMULATED EARNINGS
      FOR THE YEAR ENDED DECEMBER 31, 1996 AND FOR THE THREE MONTHS ENDED
                                MARCH 31, 1997




                                                                    Three Months
                                                    Year Ended         Ended
                                                   December 31,      March 31,
                                                       1996             1997
                                                   --------------   -------------
                                                                     (Unaudited)
REVENUE:
 Programming revenue.   ........................    $1,605,660        $479,917
 Equipment and installation revenue ............       370,888          74,545
                                                    ----------        --------
   Total revenue. ..............................     1,976,548         554,462
                                                    ----------        --------
COST OF REVENUE:
 Programming expense.   ........................       826,714         271,395
 Cost of equipment and installation ............       200,066          51,897
 Service fees  .................................       157,469          51,693
                                                    ----------        --------
   Total cost of revenue.  .....................     1,184,249         374,985
                                                    ----------        --------
GROSS PROFIT   .................................       792,299         179,477
                                                    ----------        --------
OPERATING EXPENSES:
 Sales and marketing.   ........................        57,752           3,500
 General and administrative   ..................       310,931          72,579
 Depreciation and amortization.  ...............       143,675          37,036
                                                    ----------        --------
   Total operating expenses   ..................       512,358         113,115
                                                    ----------        --------
REVENUES OVER EXPENSES  ........................       279,941          66,362
ACCUMULATED DEFICIT at beginning of year  ......       (84,124)        195,817
                                                    ----------        --------
ACCUMULATED EARNINGS at end of year.   .........    $  195,817        $262,179
                                                    ==========        ========

        The accompanying notes are an integral part of these statements.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0073

                           STATEMENTS OF CASH FLOWS
      FOR THE YEAR ENDED DECEMBER 31, 1996 AND FOR THE THREE MONTHS ENDED
                                MARCH 31, 1997




                                                                                            Three Months
                                                                            Year Ended         Ended
                                                                           December 31,      March 31,
                                                                               1996             1997
                                                                           --------------   -------------
                                                                                             (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Revenues over expenses ................................................    $  279,941       $  66,362
                                                                            ----------       ---------
 Adjustments to reconcile revenues over expenses to net cash provided by operating activities:
   Depreciation and amortization .......................................       143,675          10,436
   Amortization of deferred promotional costs.  ........................         9,467          26,610
   Changes in operating assets and liabilities:
    Trade accounts receivable, net. ....................................       (82,517)         16,951
    Related-party payable  .............................................      (439,143)         48,952
    Inventory  .........................................................        70,343         (10,743)
    Deferred promotional costs.  .......................................       (67,000)          7,283
    Accounts payable.   ................................................        34,392         (97,196)
    Accrued liabilities ................................................        74,401         (48,117)
    Unearned revenue.   ................................................       123,134          (6,451)
                                                                            ----------       ---------
      Total adjustments.   .............................................      (133,248)        (52,275)
                                                                            ----------       ---------
      Net cash provided by operating activities.   .....................       146,693          14,087
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment.  .................................      (141,022)         (3,156)
                                                                            ----------       ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS.   ...........................         5,671          10,931
CASH AND CASH EQUIVALENTS at beginning of year  ........................        13,140          18,811
                                                                            ----------       ---------
CASH AND CASH EQUIVALENTS at end of year  ..............................    $   18,811       $  29,742
                                                                            ==========       =========
SUPPLEMENTAL NONCASH FINANCING ACTIVITY:
 NRTC patronage capital declared.   ....................................    $   31,110       $      --
                                                                            ==========       =========

        The accompanying notes are an integral part of these statements.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0073

                         NOTES TO FINANCIAL STATEMENTS
       DECEMBER 31, 1996 (INFORMATION AS OF MARCH 31, 1997 IS UNAUDITED)


1. Organization and Nature of Business


     The DBS Operations of NRTC System No. 0073 (the "System") is an unincorporated division of Washington Electric Membership Corporation ("Washington EMC"), a Georgia corporation. The System operates the exclusive rights to distribute direct broadcast satellite ("DBS") services ("DIRECTV Services") offered by DirecTv, Inc. ("DirecTv") in certain rural markets in Georgia. The accompanying financial statements present the financial position and excess of revenues over expenses of the System.


     Washington EMC obtained the rights to distribute DIRECTV Services in the System's territory pursuant to an agreement (the "NRTC Member Agreement") with the National Rural Telecommunications Cooperative ("NRTC"). Under the provisions of the NRTC Member Agreement, Washington EMC has the exclusive right to provide DIRECTV Services within certain rural territories in Georgia.


     In March 1997, Washington EMC entered into an asset purchase agreement (the "Agreement") with Digital Television Services of Georgia, LLC ("DTS Georgia"), a subsidiary of DTS Management, LLC ("DTS"). DTS is a subsidiary of Digital Television Services, LLC. The agreement provides that DTS Georgia will purchase Washington EMC's NRTC Member Agreement and other assets used in connection with the System's business, as defined in the Agreement, and will assume certain liabilities of the System, as defined in the Agreement. The purchase price is subject to an adjustment for working capital at the date of closing of the Agreement. The closing of the Agreement occurred in May 1997.


2. Summary of Significant Accounting Policies

Presentation

     The System is not a separate subsidiary of Washington EMC nor has it been operated as a separate division of Washington EMC. The financial statements of the System have been derived from the records of Washington EMC and have been prepared to present its financial position, results of operations, and cash flows on a stand-alone basis. Accordingly, the accompanying financial statements include certain costs and expenses which have been allocated to the System from Washington EMC. The costs and expenses have been allocated to the system based on actual amounts relative to DBS services or percentages as determined by management through an analysis of DBS activity in the applicable accounts. The System's management believes that the methodology used is reasonable. Such allocated expenses may not be indicative of what such expenses would have been had the System been operated as a separate entity.


Revenue Recognition


     The System earns programming revenue by providing DIRECTV Services to its subscribers. Programming revenue includes DIRECTV Services purchased by subscribers in monthly, quarterly, or annual subscriptions; additional premium programming available on an a la carte basis; sports programming available under monthly, annual, or seasonal subscriptions; and movies and events programming available on a pay-per-view basis. Programming purchased on a monthly, quarterly, annual, or seasonal basis, including premium programming, is billed in advance and is recorded as unearned revenue. All programming revenue is recognized when earned.


     Equipment and installation revenue primarily consists of the sale of DSS(R) equipment and accessories and related installation charges. Equipment sales revenue represents the amounts paid by customers to the System and is recognized upon delivery of the equipment. Installation revenue is recognized when the equipment is installed and represents the amounts paid by customers to the System.


Cost of Revenues


     Cost of revenues includes the cost associated with providing DIRECTV Services to the System's subscribers. These costs include the direct wholesale cost of purchasing related programming from DirecTv (through the

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0073

2. Summary of Significant Accounting Policies Presentation  -- (Continued)

NRTC [Note 5]); monthly subscriber maintenance fees charged by DirecTv, such as security fees, ground service fees, system authorization fees, and fees for subscriber billings; costs of equipment and installation; and certain subscriber operating costs. Cost of equipment and installation represents the actual cost of the equipment to the System plus the costs to install the equipment.


Inventories

     The System maintains inventories consisting of DSS(R) equipment and related accessories. Inventory is valued at the lower of cost or market, generally on a specific identification basis.


Deferred Promotional Costs

     Deferred promotional costs consist of costs related to a subscriber rebate program sponsored by DirecTv. Under the program, new subscribers who agree to prepay for one year of programming service receive a credit which is applied toward the one year's programming subscription. Subscribers under this program may choose to net the credit on their first bill or pay the full amount and receive a refund from the System for the credit. The System defers both the programming revenue and the cost of this credit and amortizes them over the one-year contract period. In addition, as a part of this program, the System receives $1 per month for up to five years from the NRTC for each subscriber whose account remains active. Such amounts are recorded as a reduction in sales and marketing expense in the accompanying statement of revenues over expenses and change in accumulated earnings.


Property and Equipment and Leased Equipment

     Property and equipment and leased equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed currently. The System leases DSS(R) equipment to subscribers under cancellable operating leases. Depreciation for property and equipment and leased equipment is provided using the straight-line method over the estimated useful lives of the respective assets, ranging from three to six years. Depreciation expense for the year ended December 31, 1996 and for the three months ended March 31, 1997 was $37,235 and $10,426, respectively. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the statement of assets and liabilities and accumulated earnings and any gain or loss is reflected in earnings.


Contract Rights and Other Assets

     Contract rights and other assets consist of the following:



                                   December 31,      March 31,
                                       1996            1997
                                   --------------   --------------
Contract rights  ...............    $1,064,414       $1,064,414
Accumulated amortization  ......      (266,100)        (292,710)
                                    ----------       ----------
                                       798,314          771,704
NRTC patronage capital .........        44,637           44,637
                                    ----------       ----------
                                    $  842,951       $  816,341
                                    ==========       ==========

     Contract Rights: Contract rights represent the cost of acquiring rights to distribute DIRECTV Services. Contract rights are being amortized over ten years, the estimated remaining useful life of the satellites operated by DirecTv which provide service under the related contracts. Amortization expense, included in depreciation and amortization in the accompanying statement of revenues over expenses and change in accumulated earnings, for the year ended December 31, 1996 and for the three months ended March 31, 1997 is $106,440 and $26,610, respectively.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0073

2. Summary of Significant Accounting Policies Presentation  -- (Continued)

     NRTC Patronage Capital: Washington EMC is a voting member of the NRTC with an ownership interest in the NRTC in proportion to its prior patronage. NRTC patronage certificates represent the noncash portion of NRTC patronage income. Under its bylaws, the NRTC declares a patronage dividend of its excess of revenues over expenses each year. Of the total patronage dividend, 20% is paid in cash and is netted against programming expense in the accompanying statement of revenues over expenses and change in accumulated earnings when received. The remaining 80% is distributed in the form of noncash patronage capital, which will be redeemed in cash only at the discretion of the NRTC. The System includes noncash patronage capital as other assets, with an offsetting deferred patronage income amount included in other liabilities in the accompanying statement of assets and liabilities and accumulated earnings. The patronage capital will be recognized as income when cash distributions are declared by the NRTC.

Income Taxes

     The System is not considered a taxable entity for federal and state income tax purposes, as it is a not-for profit-corporation. Accordingly, no provision for income taxes is included in the accompanying financial statements.

Cash and Cash Equivalents

     The System considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

Concentration of Credit Risk

     Concentration of credit risk with respect to accounts receivable is limited due to the large number of subscribers. As a result, at December 31, 1996, management does not believe any significant concentration of credit risk exists.

Long-Lived Assets

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When events or changes in circumstances occur related to long-lived assets, management estimates the future cash flows expected to result from the use of the asset and its eventual disposition. Having found no instances whereby the sum of expected future cash flows (undiscounted and without interest charges) was less than the carrying amount of the asset and thus requiring the recognition of an impairment loss, management believes that the long-lived assets in the accompanying statement of assets and liabilities and accumulated earnings are appropriately valued.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Related-Party Transactions

     Certain administrative services are performed by Washington EMC on behalf of the System. Costs attributable to these support functions are included in general and administrative expenses in the accompanying statement of revenues over expenses and change in accumulated earnings. The costs allocated to the System were approximately $235,000 and $55,000 for the year ended December 31, 1996 and for the three months ended March 31, 1997, respectively. Such allocations do not necessarily represent actual and/or ongoing expenses of the System.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0073

3. Related-Party Transactions  -- (Continued)

     Washington EMC either advances funds to or borrows funds from the System. Included in the accompanying statement of assets and liabilities and accumulated earnings is a net payable to Washington EMC representing amounts due for the initial purchase of contract rights and net operating activities as funded by Washington EMC.


4. Commitments and Contingencies

     As part of the NRTC Member Agreements, the System is required to pay certain programming fees based on a minimum number of subscribers (such minimum number of subscribers being equal to up to 5% of the households in the System's Rural DirecTv Market, or up to 3,100 subscribers) and the requirements of certain programming agreements between DirecTv and providers of programming, beginning in the fourth year of operation of the NRTC Member Agreement if the System fails to obtain such minimum number of subscribers prior to such time. The System had achieved the minimum subscriber requirement at December 31, 1996 and is therefore not required to pay such fees.

5. Reliance on DirecTv and the NRTC and Other Matters

     The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. The NRTC bills the System for these services on a monthly basis. These fees are recorded as service fees on the accompanying statements of revenues over expenses and change in accumulated earnings. The NRTC also sells DSS(R) equipment to its members.

     Because the System is, through the NRTC, a distributor of DIRECTV Services, the System would be adversely affected by any material adverse changes in the assets, financial condition, programming, technological capabilities, or services of DirecTv or its parent corporation, Hughes Communication Galaxy, Inc. ("Hughes"), including DirecTv's failure to retain or renew its Federal Communication Commission ("FCC") licenses to transmit radio frequency signals from the orbital slots occupied by its satellites.

     The NRTC is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pursuant to an agreement between the NRTC and Hughes (the "Hughes Agreement") and the NRTC Member Agreements, participating NRTC members acquired the exclusive rights to provide DIRECTV Services to residential and commercial subscribers in certain rural DirecTv markets. In general, upon default by the NRTC under the Hughes Agreement, the System would have the right to acquire DIRECTV Services directly from DirecTv. The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. If the NRTC is unable to provide these services for whatever reason, the System would be required to acquire the services from other sources. There can be no assurance that the cost to the System to obtain these services elsewhere would not exceed the amounts currently payable to the NRTC.

     The System would also be adversely affected by the termination of the NRTC Member Agreements by the NRTC prior to the expiration of their respective terms. If the NRTC Member Agreements are terminated by the NRTC, the System would no longer have the right to provide DIRECTV Services. There can be no assurance that the System would be able to obtain similar DBS services from other sources.

     Both the Hughes Agreement and the NRTC Member Agreements expire when Hughes removes its current satellites from their assigned orbital locations. Although, according to Hughes, the three DirecTv satellites have estimated orbital lives of approximately 15 years from their respective launches in December 1993 and 1994, there can be no assurance as to the longevity of the satellites and thus no assurance as to how long the System will be able to continue to acquire DBS services pursuant to the NRTC Member Agreements.

     While management believes that it will have access to DIRECTV Services following the expiration of the current Hughes Agreement by virtue of the NRTC's right of first refusal in the Hughes Agreement and the System's existing contractual and membership relationship with the NRTC, there can be no assurance that such services will be available to the System from Hughes or the NRTC, and, if available, there can be no assurance with regard to the financial and other terms under which the System could acquire the services.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0073

5. Reliance on DirecTv and the NRTC and Other Matters  -- (Continued)

     The System's DBS business is a new business with a limited operating history. There are numerous risks associated with satellite transmission technology. There can be no assurance as to the longevity of the satellites or that loss, damage, or changes in the satellites will not occur and have a material adverse effect on DirecTv and the System's DBS business.

     DirecTv, and therefore the System, is dependent on third parties to provide high-quality programming that appeals to mass audiences. DirecTv's programming agreements have terms which expire on various dates and different renewal and cancellation provisions. There can be no assurance that any such agreements will be renewed or will not be canceled prior to expiration of their original terms.

     DBS operators, such as DirecTv, are free to set prices and serve subscribers according to their business judgment, without rate of return and other regulation. However, DirecTv is subject to the regulatory jurisdiction of the FCC.

                         INDEPENDENT AUDITOR'S REPORT


Partners
Northeast DBS Enterprises, L.P.
     T/A Digital One Television
Williston, Vermont

     We have audited the accompanying balance sheets of NORTHEAST DBS ENTERPRISES, L.P., T/A Digital One Television as of December 31, 1995 and 1994, and the related statements of operations and partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northeast DBS Enterprises, L.P., T/A Digital One Television as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                           FISHBEIN & COMPANY, P.C.


Elkins Park, Pennsylvania
February 23, 1996

                        NORTHEAST DBS ENTERPRISES, L.P.
                          T/A DIGITAL ONE TELEVISION

                                BALANCE SHEETS




                                                                               December 31,
                                                                      -------------------------------
                                                                         1995             1994
                                                                      --------------   --------------
                                       ASSETS
CURRENT ASSETS
   Cash   .........................................................   $   245,639      $ 1,286,240
   Accounts receivable -- Net of allowance for doubtful accounts of
    $12,157 -- 1995 and $3,000 -- 1994  ...........................       361,890          138,116
   Inventory ......................................................       371,795          451,434
   Due from partners  .............................................                         28,315
   Prepaid expenses and other current assets  .....................        43,866            2,963
                                                                          -------      -----------
      Total current assets  .......................................     1,023,190        1,907,068
                                                                        ---------      -----------
EQUIPMENT HELD FOR RENTAL   .......................................       487,866               --
   Less accumulated depreciation  .................................        97,573               --
                                                                        ---------      -----------
                                                                          390,293               --
                                                                        ---------      -----------
OTHER PROPERTY AND EQUIPMENT   ....................................       395,301          256,441
   Less accumulated depreciation and amortization   ...............       164,395           57,387
                                                                        ---------      -----------
                                                                          230,906          199,054
                                                                        ---------      -----------
FRANCHISE COSTS ...................................................     3,624,514        3,624,514
   Less accumulated amortization  .................................       543,676          181,225
                                                                        ---------      -----------
                                                                        3,080,838        3,443,289
                                                                        ---------      -----------
OTHER ASSETS
   NRTC patronage capital   .......................................        30,649
   Note receivable -- Partner  ....................................        35,035           31,850
   Deposits  ......................................................         4,040            3,590
   Unamortized organization costs .................................        29,672           19,600
                                                                        ---------      -----------
                                                                           99,396           55,040
                                                                        ---------      -----------
                                                                      $ 4,824,623      $ 5,604,451
                                                                      ===========      ===========
                      LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES
   Current portion of long-term notes payable .....................   $    10,390      $     5,316
   Accounts payable   .............................................       774,650          417,912
   Accrued expenses and other current liabilities   ...............       474,257           72,661
   Unearned income and customer deposits   ........................       248,104           62,968
                                                                      -----------      -----------
      Total current liabilities   .................................     1,507,401          558,857
                                                                      -----------      -----------
OTHER LIABILITIES  ................................................        30,649               --
                                                                      -----------      -----------
LONG-TERM NOTES PAYABLE -- Net of current portion   ...............        16,356            8,980
                                                                      -----------      -----------
COMMITMENTS (Notes 7 and 8)
PARTNERS' EQUITY -- 565.72834 Units -- 1995 and 546.89676
 Units -- 1994
   Capital contributions ..........................................     6,968,080        6,710,087
   Private placement costs  .......................................      (263,704)        (244,346)
   Accumulated deficit   ..........................................    (3,434,159)      (1,429,127)
                                                                      -----------      -----------
                                                                        3,270,217        5,036,614
                                                                      -----------      -----------
                                                                      $ 4,824,623      $ 5,604,451
                                                                      ===========      ===========

                       See notes to financial statements.

                        NORTHEAST DBS ENTERPRISES, L.P.
                          T/A DIGITAL ONE TELEVISION

                 STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY




                                                Year Ended December 31,
                                            -------------------------------
                                               1995              1994
                                            ---------------   -------------
OPERATING INCOME
 Programming. ...........................    $  2,670,015      $  110,422
 Equipment sales and installation  ......       2,025,501         671,122
 Rental .................................         106,663         144,343
                                             ------------      ----------
                                                4,802,179         925,887
                                             ------------      ----------
DIRECT COSTS
 Programming. ...........................       1,611,657          66,405
 Equipment sales and installation  ......       1,720,634         566,610
 Rental .................................          97,573         118,627
                                             ------------      ----------
                                                3,429,864         751,642
                                             ------------      ----------
GROSS PROFIT
 Programming. ...........................       1,058,358          44,017
 Equipment sales and installation  ......         304,867         104,512
 Rental .................................           9,090          25,716
                                             ------------      ----------
                                                1,372,315         174,245
                                             ------------      ----------
OPERATING EXPENSES
 Marketing and selling.   ...............       1,697,782         232,565
 Administrative  ........................       1,223,003         641,015
 Amortization of franchise costs.  ......         362,451         181,225
 Depreciation and amortization. .........         118,151         102,395
                                             ------------      ----------
                                                3,401,387       1,157,200
                                             ------------      ----------
LOSS FROM OPERATIONS   ..................      (2,029,072)       (982,955)
                                             ------------      ----------
OTHER INCOME (EXPENSES)
 Interest income.   .....................          41,018          97,212
 Interest expense   .....................          (9,478)        (97,545)
 Loan commitment fees  ..................          (7,500)             --
                                             ------------      ----------
                                                   24,040            (333)
                                             ------------      ----------
NET LOSS   ..............................      (2,005,032)       (983,288)
PARTNERS' EQUITY -- BEGINNING.  .........       5,036,614       1,108,561
PARTNERS' CAPITAL CONTRIBUTIONS.   ......         257,993       5,155,687
PRIVATE PLACEMENT COSTS INCURRED   ......         (19,358)       (244,346)
                                             ------------      ----------
PARTNERS' EQUITY -- ENDING   ............    $  3,270,217      $5,036,614
                                             ============      ==========

                       See notes to financial statements.

                        NORTHEAST DBS ENTERPRISES, L.P.
                          T/A DIGITAL ONE TELEVISION

                           STATEMENTS OF CASH FLOWS




                                                                                              Year Ended December 31,
                                                                                         ----------------------------------
                                                                                             1995              1994
                                                                                         ----------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss  ...........................................................................    $ (2,005,032)      $   (983,288)
 Adjustments to reconcile net loss to net cash used in operating activities
   Depreciation and amortization of property and equipment.   ........................         204,581             54,028
   Amortization of other assets.   ...................................................         373,594            229,592
   Amortized discount on notes payable   .............................................              --             15,069
   Accrued interest on note receivable -- Partner.   .................................          (3,185)                --
   Increase in accounts receivable ...................................................        (223,774)          (138,116)
   (Increase) decrease in inventory.  ................................................          79,639           (451,434)
   (Increase) decrease in prepaid expenses and other current assets ..................         (41,528)             7,258
   Increase in deposits.  ............................................................            (450)            (3,590)
   Organization costs incurred  ......................................................         (20,590)            (2,000)
   Increase in accounts payable, accrued expenses and other current liabilities ......         758,334            319,183
   Increase in unearned income and customer deposits .................................         185,136                 --
                                                                                          ------------       ------------
    Net cash used in operating activities.  ..........................................        (693,275)          (953,298)
                                                                                          ------------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES
 (Increase) decrease in due from partners   ..........................................          28,315             (8,528)
 Purchase of equipment held for rental.  .............................................        (487,866)
 Purchase of other property and equipment   ..........................................        (118,658)          (219,537)
 Proceeds from disposition of equipment  .............................................              --              2,484
 Franchise costs incurred ............................................................              --           (518,016)
 Decrease in franchise costs payable. ................................................              --         (1,082,523)
                                                                                          ------------       ------------
    Net cash used in investing activities.  ..........................................        (578,209)        (1,826,120)
                                                                                          ------------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Principal payments on long-term notes payable.   ....................................          (7,752)            (2,476)
 Principal payments on notes payable -- Other  .......................................              --           (513,705)
 Partners' capital contributions.  ...................................................         257,993          4,454,622
 Private placement costs incurred  ...................................................         (19,358)          (178,869)
                                                                                          ------------       ------------
    Net cash provided by financing activities. .......................................         230,883          3,759,572
                                                                                          ------------       ------------
NET INCREASE (DECREASE) IN CASH.   ...................................................      (1,040,601)           980,154
CASH -- BEGINNING.  ..................................................................       1,286,240            306,086
                                                                                          ------------       ------------
CASH -- ENDING   .....................................................................    $    245,639       $  1,286,240
                                                                                          ============       ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Cash paid during the year for interest  .............................................    $      1,983       $    147,220
                                                                                          ============       ============

                       See notes to financial statements.

                        NORTHEAST DBS ENTERPRISES, L.P.
                          T/A DIGITAL ONE TELEVISION

                    STATEMENTS OF CASH FLOWS -- (Continued)
                         YEAR ENDED DECEMBER 31, 1995

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

     Long-term notes payable of $20,202 and $16,772 were incurred for the purchase of property and equipment during the years ended December 31, 1995 and 1994, respectively.

     During the year ended December 31, 1995, NRTC patronage capital of $30,649 was recorded, representing deferred patronage dividends.

     During the year ended December 31, 1994, the amount due from partners was increased by $20,000 and a note receivable -- partner of $31,850 was issued in connection with the issuance of Partnership Units (recorded as partners' capital contributions).

     During the year ended December 31, 1994, franchise costs of $350,614 were incurred, recorded as a reduction of the note receivable of $140,496 and partners' capital contributions of $210,118.

     During the year ended December 31, 1994, notes payable of $422,063 were converted to Partnership Units (recorded as partners' capital contributions).

     During the year ended December 31, 1994, private placement costs of $17,034 were incurred in connection with the issuance of Partnership Units (recorded as partners' capital contributions).








                       See notes to financial statements.

                        NORTHEAST DBS ENTERPRISES, L.P.
                          T/A DIGITAL ONE TELEVISION

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. Summary of Significant Accounting Policies

     A. Organization and Nature of Business

     Northeast DBS Enterprises, L.P. is a limited partnership under the laws of the State of Vermont. The Partnership provides direct broadcast satellite ("DBS") television distribution services and sells related equipment in rural territories franchised in conjunction with the National Rural Telecommunications Cooperative ("NRTC") and DIRECTV, a subsidiary of G.M. Hughes Electronics, Inc. In the normal course of business, the Partnership grants credit to its customers, in the form of accounts receivable, who are located in Vermont and New Hampshire.

     Unearned income on programming contracts is recognized as earned over the term of the contracts.

     The Company also leases certain equipment to customers under four-year cancelable operating leases with rental income reported as earned over the lease term.

     The financial statements include only those assets, liabilities and results of operations which relate to the business of the Partnership. The statements do not include any assets, liabilities, income or expenses attributable to the partners' individual activities.

     B. Use of Estimates

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     C. Cash

     The Partnership maintains cash balances at several financial institutions. Accounts at certain institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. Temporary cash balances are invested on a daily basis in a money market fund backed by U.S. Government obligations.

     D. Inventory

     Inventory, consisting of DBS systems and related parts and supplies, is stated at the lower of cost (first-in, first-out method) or market.

     E. Property and Equipment and Depreciation and Amortization

     Property and equipment are stated at cost. Expenditures for additions, renewals and betterments are capitalized; expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation or amortization are eliminated from the accounts and the resulting gain or loss is credited or charged to operations. Depreciation and amortization are provided using the straight-line and declining balance methods over the estimated useful lives of the assets.

     F. NRTC Patronage Capital

     The Partnership is an affiliate of the NRTC. While affiliates have no vote, they do have an interest in the NRTC in proportion to their prior patronage. NRTC patronage capital represents the noncash portion of NRTC patronage dividends. Under its bylaws, the NRTC declares a patronage dividend equal to the excess of its revenues over its expenses each year. Of the total patronage dividend, 20% is paid in cash and recognized as income when received and is netted against programming expense in the accompanying statement of operations. The remaining 80% is distributed on the form of noncash patronage capital which will be redeemed in cash only at the discretion of the NRTC, and is recorded as deferred patronage dividends which will be recognized as income only when cash distributions are declared by the NRTC.

                        NORTHEAST DBS ENTERPRISES, L.P.
                          T/A DIGITAL ONE TELEVISION

                 NOTES TO FINANCIAL STATEMENTS  -- (Continued)


1. Summary of Significant Accounting Policies  -- (Continued)

     G. Franchise Costs and Amortization

     The Partnership purchased the rights to distribute DBS services in twelve counties in Vermont and two counties in New Hampshire. These rights have been granted by the NRTC under its agreement with DIRECTV. The DBS services which the Partnership distributes are video and audio entertainment and information programming transmitted by a satellite operated by DIRECTV. The franchise costs paid to NRTC are being amortized over the minimum term of the contract with NRTC of ten years.

     H. Private Placement Costs

     Costs incurred in connection with the private placement offering are reflected as a reduction of partners' equity.

     I. Advertising

     Advertising costs are charged to operations when the advertising first takes place.

     J. Income Taxes

     Income taxes are not payable by, or provided for, the Partnership. All tax effects of the Partnership's income or losses are passed through to the partners.

     K. Allocation of Patnership Profits and Losses

     Partnership profits and losses are allocated as follows:

     All losses are allocated 99% to the Limited Partners and 1% to the General Partner.

     All profits are allocated as follows:

     First, 100% to Partners who have previously been allocated losses in proportion to previously allocated losses until each Partner has been allocated profits equal to previously allocated losses.

     Second, 100% to all Partners, pro rata based on the number of Partnership Units ("Units") owned, until each Partner has been allocated $1,000 per year per Unit, cumulatively (the "Preferred Return").

     Third, 80% to all Partners, pro rata based on the number of Units owned, and 20% to the General Partner until each of the Partners has been allocated aggregate profits equal to a 35% per year compounded return on their initial capital contribution (the "Fixed Return").

     After the aggregate allocated profits to each of the Partners exceeds the Fixed Return, net profits will be allocated 65% to all Partners, pro rata based on the number of Units owned, and 35% to the General Partner.

2. Other Property and Equipment




                                                           1995         1994
                                                         ----------   ---------
Demonstration equipment ..............................   $ 23,290      $  8,966
Office furniture and equipment   .....................    339,151       220,386
Leasehold improvements  ..............................     32,860        27,089
                                                         --------      --------
                                                          395,301       256,441
Less accumulated depreciation and amortization  ......    164,395        57,387
                                                         --------      --------
                                                         $230,906      $199,054
                                                         ========      ========

                        NORTHEAST DBS ENTERPRISES, L.P.
                          T/A DIGITAL ONE TELEVISION

                 NOTES TO FINANCIAL STATEMENTS  -- (Continued)


3. Accrued Expenses and Other Current Liabilities


     Accrued expenses and other current liabilities consists of the following:




                                                 1995         1994
                                               ----------   ---------
Sales taxes payable ........................   $ 24,062     $ 34,847
Accrued programming fees  ..................    144,189       17,000
Accrued payroll and related expenses  ......    115,552           --
Accrued commissions ........................    131,105        8,500
Other   ....................................     59,349       12,314
                                               --------     --------
                                               $474,257     $ 72,661
                                               ========     ========

4. Long-Term Notes Payable

                                                                               1995        1994
                                                                              ---------   --------
Payable in monthly installments of $537 including interest at 9.5%; final
 payment due in June, 1997; collateralized by related equipment   .........   $ 8,980      $14,296
Payable in monthly installments of $520 including interest at 10.75%; final
 payment due in May, 1999; collateralized by related equipment ............    17,766           --
                                                                              -------      -------
                                                                               26,746       14,296
Less current portion ......................................................    10,390        5,316
                                                                              -------      -------
                                                                              $16,356      $ 8,980
                                                                              =======      =======

     Principal payments on long-term notes payable are due as follows: Year ending December 31, 1996 -- $10,390, 1997 -- $8,195, 1998 -- $5,631 and 1999 --
$2,530.

5. Partners' Equity

     At December 31, 1995 and 1994, warrants are outstanding to purchase 33.81 Units and 31.31 Units, respectively, of the Partnership at prices ranging from $10,000 to $25,000 per Unit. The warrants are exercisable (except as described in Note 7), and expire at various dates from November, 1998, through October, 2000.

6. Major Supplier

     The Partnership purchases substantially all of its programming, inventory and equipment held for rental from NRTC (see Note 1-a).

7. Related Party Transactions

     The note receivable -- partner bears interest at 10%; the principal balance and accrued interest are due on or before July 1, 1997, based on the occurrence of certain events per the agreement.

     At December 31, 1995, the Partnership has a $500,000 line of credit with a company affiliated by common ownership and management; the agreement expires October 1, 1996, and contains an option to extend the agreement for an additional year. Loans outstanding, if any, bear interest at 15%. Interest expense, commitment fees, and financing costs incurred under this agreement were $343, $7,500 and $2,500, respectively, for the year ended December 31, 1995. As part of the agreement, the Partnership issued to the affiliate a warrant to purchase one Unit at a price of $25,000 which is exercisable immediately, and a warrant to purchase 1.5 Units at a price of $25,000 per Unit exercisable as defined in the agreement based on amounts borrowed. If the agreement is extended to October 1, 1997, the Partnership will issue a warrant to purchase two additional Units at a price of $25,000 per Unit exercisable as defined in the agreement.

                        NORTHEAST DBS ENTERPRISES, L.P.
                          T/A DIGITAL ONE TELEVISION

                 NOTES TO FINANCIAL STATEMENTS  -- (Continued)


7. Related Party Transactions -- (Continued)

     Companies affiliated by common ownership and management charge the Partnership for expenses incurred by the Affiliates on behalf of the Partnership. Total expenses of $38,008 and $63,375 were charged to the Partnership for the years ended December 31, 1995 and 1994, respectively.

8. Lease Commitment

     The Partnership leases its office facilities under a noncancelable operating lease expiring in January, 1997; the lease contains a two-year renewal option. Future minimum annual rentals under this lease are as follows:


                                                         Year Ending
                                                        December 31,
                                                        -------------
1996  ................................................     $34,661
1997  ................................................       2,896
                                                           -------
                                                           $37,557
                                                           =======

     Rent expense under all operating leases was $39,111 and $44,415 for the years ended December 31, 1995 and 1994, respectively.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Northeast DBS Enterprises, L.P.:

     We have audited the accompanying balance sheet of NORTHEAST DBS ENTERPRISES, L.P. (a Vermont limited partnership) as of December 31, 1996 and the related statements of operations, changes in partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northeast DBS Enterprises, L.P. as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 21, 1997

                        NORTHEAST DBS ENTERPRISES, L.P.

                                 BALANCE SHEET
                               DECEMBER 31, 1996



                                               ASSETS
CURRENT ASSETS:
 Cash and cash equivalents   ................................................    $  128,589
 Trade accounts receivable, net of allowance for doubtful accounts of $25,061       887,547
 Due from partners  .........................................................        35,035
 Inventory ..................................................................       268,179
 Other, net (Note 2)   ......................................................       341,890
                                                                                 ----------
      Total current assets   ................................................     1,661,240
                                                                                 ----------
PROPERTY AND EQUIPMENT, at cost:
 Furniture and equipment  ...................................................       483,793
 Less accumulated depreciation  .............................................      (241,426)
                                                                                 ----------
                                                                                    242,367
                                                                                 ----------
LEASED EQUIPMENT, at cost:
 Leased equipment   .........................................................       934,822
 Less accumulated depreciation  .............................................      (220,932)
                                                                                 ----------
                                                                                    713,890
                                                                                 ----------
CONTRACT RIGHTS AND OTHER ASSETS (Note 2)   .................................     2,967,427
                                                                                 ----------
                                                                                 $5,584,924
                                                                                 ==========
                             LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
 Accounts payable   .........................................................    $  932,120
 Accrued liabilities   ......................................................       969,781
 Notes payable   ............................................................     1,209,917
 Unearned revenue   .........................................................     1,052,611
                                                                                 ----------
      Total current liabilities .............................................     4,164,429
                                                                                 ----------
OTHER LIABILITIES   .........................................................       140,529
                                                                                 ----------
COMMITMENTS AND CONTINGENCIES (Notes 2, 3, and 5)
PARTNERS' CAPITAL:
 Class A units, 565.72834 units issued and outstanding  .....................     1,279,966
 Class B units, 9.5 units issued and outstanding  ...........................            --
                                                                                 ----------
      Total partners' capital   .............................................     1,279,966
                                                                                 ----------
                                                                                 $5,584,924
                                                                                 ==========

       The accompanying notes are an integral part of this balance sheet.

                        NORTHEAST DBS ENTERPRISES, L.P.

                            STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996


REVENUE:
 Programming revenue  .....................    $  6,545,998
 Equipment and installation revenue  ......       3,139,093
                                               ------------
      Total revenue   .....................       9,685,091
                                               ------------
COST OF REVENUE:
 Programming expense  .....................       3,453,667
 Cost of equipment and installation  ......       2,399,483
 Service fees   ...........................         697,128
                                               ------------
      Total cost of revenue ...............       6,550,278
                                               ------------
GROSS PROFIT ..............................       3,134,813
                                               ------------
OPERATING EXPENSES:
 Sales and marketing  .....................       2,804,769
 General and administrative ...............       1,570,979
 Depreciation and amortization ............         592,732
                                               ------------
      Total operating expenses ............       4,968,480
                                               ------------
OPERATING LOSS  ...........................      (1,833,667)
                                               ------------
OTHER INCOME (EXPENSE):
 Interest expense  ........................        (177,617)
 Other income   ...........................          21,033
                                               ------------
                                                   (156,584)
                                               ------------
NET LOSS  .................................    $ (1,990,251)
                                               ============

         The accompanying notes are an integral part of this statement.

                        NORTHEAST DBS ENTERPRISES, L.P.

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                     FOR THE YEAR ENDED DECEMBER 31, 1996




                                                         Limited Partners
                                      General       ---------------------------
                                      Partner         Class A         Class B        Total
                                     ------------   ---------------   ---------   ---------------
BALANCE, December 31, 1995  ......    $  11,195      $  3,259,022       $ --       $  3,270,217
   Net loss  .....................      (19,903)       (1,970,348)        --         (1,990,251)
                                      ---------      ------------       -------    ------------
BALANCE, December 31, 1996  ......    $  (8,708)     $  1,288,674       $ --       $  1,279,966
                                      =========      ============       =======    ============

         The accompanying notes are an integral part of this statement.

                        NORTHEAST DBS ENTERPRISES, L.P.

                            STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1996


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ..................................................................    $ (1,990,251)
                                                                                ------------
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization  ..........................................         592,732
   Amortization of capitalized debt costs and debt discount  ...............          12,120
   Changes in operating assets and liabilities:
    Accounts receivable, net   .............................................        (525,657)
    Inventory   ............................................................         103,616
    Other, net  ............................................................        (302,464)
    Accounts payable  ......................................................         157,470
    Accrued liabilities  ...................................................         495,524
    Unearned revenue  ......................................................         804,507
                                                                                ------------
      Total adjustments  ...................................................       1,337,848
                                                                                ------------
      Net cash used in operating activities   ..............................        (652,403)
                                                                                ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment and lease equipment, net   ............        (439,231)
 Increase in amounts due from partners  ....................................              --
                                                                                ------------
      Net cash used in investing activities   ..............................        (439,231)
                                                                                ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of notes payable   .................................       1,285,000
 Repayment of notes payable ................................................        (205,299)
 Other assets   ............................................................        (105,117)
                                                                                ------------
      Net cash provided by financing activities  ...........................         974,584
                                                                                ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS  .................................        (117,050)
CASH AND CASH EQUIVALENTS at beginning of year   ...........................         245,639
                                                                                ------------
CASH AND CASH EQUIVALENTS at end of year   .................................    $    128,589
                                                                                ============
SUPPLEMENTAL NONCASH FINANCING ACTIVITY:
 NRTC patronage capital declared  ..........................................    $    103,470
                                                                                ============
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest  ...................................................    $    127,531
                                                                                ============

         The accompanying notes are an integral part of this statement.

                        NORTHEAST DBS ENTERPRISES, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996


1. Organization and Nature of Business

     Northeast DBS Enterprises, L.P. (the "Partnership") (d.b.a. Digital One Television) is a limited partnership organized in Vermont. The Partnership was formed on January 1, 1993 to acquire and operate rights to distribute direct broadcast satellite ("DBS") services ("DIRECTV Services") offered by DirecTv, Inc. ("DirecTv"). The Partnership is a continuation of a general partnership which was known as Northeast DBS Enterprises.

     The Partnership shall continue until terminated in accordance with provisions defined in the partnership agreement. The Partnership has a general partner in addition to its limited partners. The limited partners may not take part in the management of the Partnership and are not liable for any debts, obligations or losses of the Partnership in excess of their capital contributions and their shares of the undistributed profits.

     The partnership agreement provides that net losses are allocated 99% to the limited partners and 1% to the general partner; however, no net losses will be allocated to a limited partner in excess of the balance of the limited partner's capital account. Profits are allocated (1) first to those partners (the general and limited partners collectively) who have previously been allocated losses in proportion to the excess of the amount of such losses previously allocated to each partner over the profits previously allocated to each partner until the aggregate amount of profits allocated equal the aggregate amount of allocated losses; (2) next, 100% to the partners pro rata in accordance with the number of units owned until aggregate profits have been allocated equal $1,000 per unit per year; (3) next, 80% to the partners, pro rata in accordance with the number of units owned by the partners and 20% to the general partner until each of the partners has been allocated for the current year and all prior years aggregate profits equal to 35% per year compounded return on their initial capital contribution (the "Fixed Return"); and (4) finally, after the aggregate of all profits allocated to the partners exceeds the Fixed Return, 65% to the Partners on a pro rata basis in accordance with the number of units owned by the partners and 35% to the general partner.

     The Partnership obtained the rights to distribute DIRECTV Services in certain rural markets in Vermont and New Hampshire pursuant to agreements (the "NRTC Member Agreements") with the National Rural Telecommunications Cooperative ("NRTC") in exchange for approximately $3.6 million.

     In November 1996, the Partnership entered into an asset purchase agreement (the "Agreement") with DTS Management, LLC ("DTS"), which was subsequently amended by an amendment dated February 11, 1997 by and among the Partnership, DTS and Digital Television Services of Vermont, LLC ("DTS Vermont"), a subsidiary of DTS. DTS is a subsidiary of Digital Television Services, LLC. The Agreement provides that DTS Vermont will purchase the Partnership's NRTC Member Agreement and other assets used in connection with the Partnership's business, as defined in the Agreement, and will assume certain liabilities of the Partnership, as defined in the Agreement. The purchase price is subject to an adjustment based on the number of subscribers and working capital at the date of closing of the Agreement.

2. Summary of Significant Accounting Policies


Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Revenue Recognition


     The Partnership earns programming revenue by providing DIRECTV Services to its subscribers. Programming revenue includes DIRECTV Services purchased by subscribers in monthly, quarterly, or annual subscriptions; additional premium programming available on an a la carte basis; sports programming available under

                        NORTHEAST DBS ENTERPRISES, L.P.

2. Summary of Significant Accounting Policies  -- (Continued)

monthly, annual, or seasonal subscriptions; and movies and events programming, including premium programming, available on a pay-per-view basis. Programming purchased on a monthly, quarterly, annual, or seasonal basis is billed in advance and is recorded as unearned revenue. All programming revenue is recognized when earned.

     Equipment and installation revenue primarily consists of the sale of DSS(R) equipment and accessories and related installation charges. Equipment sales revenue is recognized upon delivery of the equipment to the customer. Installation revenue is recognized when the equipment is installed and represents the amount paid by the customer.


Cost of Revenues

     Cost of revenues includes the cost associated with providing DIRECTV Services to the Partnership's subscribers. These costs include the direct wholesale cost of purchasing related programming from DirecTv (through the NRTC [Note 5]); monthly subscriber maintenance fees charged by DirecTV, such as security fees, ground service fees, system authorization fees, and fees for subscriber billings; costs of equipment and installation; and certain subscriber operating costs. Costs of equipment and installation represents the actual cost of the equipment to the Partnership plus the costs to install the equipment.


Cash and Cash Equivalents

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.


Inventories

     The Partnership maintains inventories consisting of DSS(R) equipment and related accessories. Inventory is valued at the lower of cost or market, generally on a specific identification basis.


Other Current Assets

     Other current assets consist of the following at December 31, 1996:



        Deferred promotional costs, net.  ......    $310,667
        Other. .................................      31,223
                                                    --------
                                                    $341,890
                                                    ========

     Deferred promotional costs consist of costs related to a subscriber rebate program sponsored by DirecTv. Under the program, new subscribers who agree to prepay for one year of programming service receive a credit which is applied toward the one year's programming subscription. Subscribers under this program may choose to net the credit on their first bill or pay the full amount and receive a refund from the Partnership for the credit. The Partnership defers both the programming revenue and the cost of credit and amortizes them over the one-year contract period. In addition, as a part of this program, the Partnership receives $1 per month up to five years from the NRTC for each subscriber whose account remains active. Such amounts are recorded as received as a reduction in selling expenses in the accompanying statement of operations.



Property and Equipment and Leased Equipment

     Property and equipment and leased equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these

                        NORTHEAST DBS ENTERPRISES, L.P.

2. Summary of Significant Accounting Policies  -- (Continued)

assets are expensed currently. Depreciation for property and equipment and leased equipment is provided using the straight-line method over the estimated useful lives of the respective assets, ranging from three to seven years. Depreciation expense for the year ended December 31, 1996 was $219,763. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in earnings.


     At December 31, 1996, future minimum rental revenues to be received from operating leases of DSS(R) equipment are due as follows:



1997 ......................................................    $  411,742
1998 ......................................................       403,821
1999 ......................................................       327,002
2000 ......................................................        67,754
                                                               ----------
                                                               $1,210,319
                                                               ==========

Contract Rights and Other Assets


     Contract rights and other assets consist of the following at December 31, 1996:



Contract rights. .............................................   $3,624,514
Organization costs  ..........................................       34,292
                                                                 ----------
                                                                  3,658,806
Accumulated amortization  ....................................     (939,563)
                                                                 ----------
                                                                  2,719,243
NRTC patronage capital .......................................      140,529
Debt issuance costs, net  ....................................      103,215
Other.  ......................................................        4,440
                                                                 ----------
                                                                 $2,967,427
                                                                 ==========

     Contract Rights: Contract rights represent the cost of acquiring rights to distribute DIRECTV Services. Contract rights are being amortized over ten years, the estimated remaining useful life of the satellites operated by DirecTv which provide service under the related contracts. Amortization expense, included in depreciation and amortization in the accompanying statement of operations, for the year ended December 31, 1996 was $362,451. Accumulated amortization at December 31, 1996 was $906,127.


     Organization Costs: Organization costs are costs associated with the formation of the Partnership and are being amortized over five years. Amortization expense, included in depreciation and amortization in the accompanying statement of operations, for the year ended December 31, 1996 was $10,518. Accumulated amortization at December 31, 1996 was $33,436.


     Debt Issuance Costs: Debt issuance costs are amortized over the term of the related long-term debt facility. Amortization expense, included in interest expense in the accompanying statement of operations, for the year ended December 31, 1996 was $12,120 and accumulated amortization at December 31, 1996 was $12,120.


     NRTC Patronage Capital: The Partnership is an affiliate of the NRTC. While affiliates have no vote, they do have an interest in the NRTC in proportion to their prior patronage. NRTC patronage capital represents the noncash portion of NRTC patronage income. Under its bylaws, the NRTC declares a patronage dividend of its

                        NORTHEAST DBS ENTERPRISES, L.P.

2. Summary of Significant Accounting Policies  -- (Continued)

excess of revenues over expenses each year. Of the total patronage dividend, 20% is paid in cash and is recognized as income when received and is netted against programming expense in the accompanying statement of operations. The remaining 80% is distributed in the form of noncash patronage capital, which will be redeemed in cash only at the discretion of the NRTC. The Partnership includes noncash patronage capital as other assets, with an offsetting deferred patronage income amount included in other liabilities in the accompanying balance sheet. The patronage capital will be recognized as income when cash distributions are declared by the NRTC.


Accrued Liabilities

     Accrued liabilities consist of the following at December 31, 1996:



Accrued programming expense.................................   $325,462
Accrued salaries and wages .................................    251,128
Accrued commissions. .......................................    132,717
Other.   ...................................................    260,474
                                                               --------
                                                               $969,781
                                                               ========

Income Taxes

     The Partnership is not considered a taxable entity for federal and state income tax purposes. All taxable income or loss is allocated to the partners in accordance with the terms of the partnership agreement. Accordingly, no provision for income taxes is included in the accompanying financial statements.


Concentration of Credit Risk

     Concentration of credit risk with respect to accounts receivable is limited due to the large number of subscribers. As a result, at December 31, 1996, management does not believe any significant concentration of credit risk exists.


Long-Lived Assets

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When events or changes in circumstances occur related to long-lived assets, management estimates the future cash flows expected to result from the use of the asset and its eventual disposition. Having found no instances whereby the sum of expected future cash flows (undiscounted and without interest charges) was less than the carrying amount of the asset and thus requiring the recognition of an impairment loss, management believes that the long-lived assets in the accompanying balance sheet are appropriately valued.

3. Commitments and Contingencies


Leases

     The Partnership leases office and warehouse space and certain equipment under noncancelable operating leases which expire through 1999. Future minimum lease payments for noncancelable operating leases in effect at December 31, 1996 are as follows:



        1997 ..........................................    $46,430
        1998 ..........................................     38,211
        1999 ..........................................      2,958
                                                           -------
           Total future minimum lease payments.  ......    $87,599
                                                           =======

                        NORTHEAST DBS ENTERPRISES, L.P.

3. Commitments and Contingencies  -- (Continued)

     Rental expense charged to general and administrative expenses in the accompanying statement of operations for the year ended December 31, 1996 totaled $34,760.


Warrants

     The Partnership has issued warrants to purchase 34.31 partnership units at prices ranging from $10,000 to $25,000 per unit at December 31, 1996, no warrants had been exercised.


NRTC

     As part of the NRTC Member Agreements, the Partnership is required to pay certain programming fees based on a minimum number of subscribers (such minimum number of subscribers being equal to up to 5% of the households in the Partnership's Rural DirecTv Market, or up to 10,168 subscribers) and the requirements of certain programming agreements between DirecTv and providers of programming, beginning in the fourth year of operation of the NRTC Member Agreement if the Partnership fails to obtain such minimum number of subscribers prior to such time. The Partnership has achieved the minimum subscriber requirement at December 31, 1996 and is therefore not required to pay such fees.


Litigation

     The Partnership is involved in certain litigation arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Partnership's financial position or results of operations.

4. Notes Payable

     In October 1995, the Partnership entered into a credit agreement with one of its limited partners providing for borrowings up to $500,000 through October 1, 1996 with interest at 15%. No borrowings were made under this agreement; however, the limited partner was given warrants related to this agreement. No warrants were exercised under this agreement. The Partnership paid commitment fees of $22,500 to the limited partner under this agreement during 1996.

     In August 1996, the Partnership entered into a loan agreement with a bank in the form of a $500,000 line of credit ("LOC") and a $500,000 overline credit facility ("OL Facility"). No borrowings were outstanding under the OL Facility at year-end. Borrowings outstanding under the LOC at December 31, 1996 were $434,900 and bear interest at 10.25%. Borrowings under the LOC became current at year-end due to the pending change in ownership under the Agreement (Note
1). As part of the LOC and OL Facility, the Company issued warrants to the bank which can be exercised for 2 partnership units at a price of $25,000 per unit. No warrants had been exercised at December 31, 1997 (Note 3).

     The Partnership obtained a $750,000 loan from a financing company at an interest rate of 18%. Outstanding borrowings under this agreement were $655,180 at December 31, 1996. As part of this agreement, the Partnership also discounted certain subscriber equipment leases with the financing company. Subsequent to year-end, the Partnership repaid $758,650 to the financing company, representing the outstanding loan balance as well as the settlement of the outstanding leases. The lease liability of $103,470 is also included in notes payable at December 31, 1996.

     At December 31, 1996, the Partnership also had $16,367 in outstanding notes payable with interest rates ranging from 9.5% to 10.75% and payable in monthly installments.

     All outstanding notes payable and lease obligations are included as current liabilities in the accompanying balance sheet. The carrying amount of notes payable approximates fair value due to the relatively short period to maturity of these instruments.

                        NORTHEAST DBS ENTERPRISES, L.P.

5. Reliance on DirecTv and the NRTC and Other Matters

     The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. The NRTC bills the Partnership for these services on a monthly basis. These fees are recorded as service fees in the accompanying statement of operations. The NRTC also sells DSS(R) equipment to its members.

     Because the Partnership is, through the NRTC, a distributor of DIRECTV Services, the Partnership would be adversely affected by any material adverse changes in the assets, financial condition, programming, technological capabilities, or services of DirecTv or its parent corporation, Hughes Communication Galaxy, Inc. ("Hughes"), including DirecTv's failure to retain or renew its Federal Communication Commission ("FCC") licenses to transmit radio frequency signals from the orbital slots occupied by its satellites.

     The NRTC is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pursuant to an agreement between the NRTC and Hughes (the "Hughes Agreement") and the NRTC Member Agreements, participating NRTC members acquired the exclusive rights to provide DIRECTV Services to residential and commercial subscribers in certain rural DirecTv markets. In general, upon default by the NRTC under the Hughes Agreement, the Partnership would have the right to acquire DIRECTV Services directly from DirecTv. The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. If the NRTC is unable to provide these services for whatever reason, the Partnership would be required to acquire the services from other sources. There can be no assurance that the cost to the Partnership to obtain these services elsewhere would not exceed the amounts currently payable to the NRTC.

     The Partnership would also be adversely affected by the termination of the NRTC Member Agreements by the NRTC prior to the expiration of their respective terms. If the NRTC Member Agreements are terminated by the NRTC, the Partnership would no longer have the right to provide DIRECTV Services. There can be no assurance that the Partnership would be able to obtain similar DBS services from other sources.

     Both the Hughes Agreement and the NRTC Member Agreements expire when Hughes removes its current satellites from their assigned orbital locations. Although, according to Hughes, the three DirecTv satellites have estimated orbital lives of approximately 15 years from their respective launches in December 1993 and 1994, there can be no assurance as to the longevity of the satellites and thus no assurance as to how long the Partnership will be able to continue to acquire DBS services pursuant to the NRTC Member Agreements.

     While the Partnership believes that it will have access to DIRECTV Services following the expiration of the current Hughes Agreement by virtue of the NRTC's right of first refusal in the Hughes Agreement and the Partnership's existing contractual and membership relationship with the NRTC, there can be no assurance that such services will be available to the Partnership from Hughes or the NRTC; and, if available, there can be no assurance with regard to the financial and other terms under which the Partnership could acquire the services.

     The Partnership's DBS business is a new business with a limited operating history. There are numerous risks associated with satellite transmission technology. There can be no assurance as to the longevity of the satellites or that loss, damage, or changes in the satellites will not occur and have a material adverse effect on DirecTv and the Partnership's DBS business.

     DirecTv, and therefore the Partnership, is dependent on third parties to provide high-quality programming that appeals to mass audiences. DirecTv's programming agreements have terms which expire on various dates and different renewal and cancellation provisions. There can be no assurance that any such agreements will be renewed or will not be canceled prior to expiration of their original terms.

     DBS operators, such as DirecTv, are free to set prices and serve subscribers according to their business judgment, without rate of return and other regulation. However, DirecTv is subject to the regulatory jurisdiction of the FCC.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of Pee Dee
Electricom, Inc.:


     We have audited the accompanying statements of assets and liabilities and accumulated deficit of the DBS OPERATIONS OF NRTC SYSTEM NO. 0001 (an unincorporated division of Pee Dee Electricom, Inc., a South Carolina corporation) as of December 31, 1995 and November 26, 1996 and the related statements of expenses over revenues and changes in accumulated deficit and cash flows for the year ended December 31, 1995 and for the period from January 1, 1996 through November 26, 1996. These financial statements are the responsibility of the System's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the DBS Operations of NRTC System No. 0001 as of December 31, 1995 and November 26, 1996 and the results of its operations and its cash flows for the year ended December 31, 1995 and for the period from January 1, 1996 through November 26, 1996 in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP


Atlanta, Georgia
March 4, 1997

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0001

         STATEMENTS OF ASSETS AND LIABILITIES AND ACCUMULATED DEFICIT
                    DECEMBER 31, 1995 AND NOVEMBER 26, 1996




                                                                           1995             1996
                                                                       --------------   -------------
                                         ASSETS
CURRENT ASSETS:
 Cash and cash equivalents   .......................................    $  114,485       $  166,325
 Trade accounts receivable net of allowance for doubtful accounts of
   $5,200 and $17,396 at December 31, 1995 and November 26, 1996,
   respectively  ...................................................       147,506          306,305
 Inventory .........................................................       155,425           51,758
 Deferred promotional costs, net (Note 2)   ........................            --           39,000
                                                                        ----------       ----------
    Total current assets  ..........................................       417,416          563,388
                                                                        ----------       ----------
PROPERTY AND EQUIPMENT, at cost:
 Furniture and equipment  ..........................................         6,636           19,441
 Less accumulated depreciation  ....................................        (2,262)          (6,394)
                                                                        ----------       ----------
                                                                             4,374           13,047
                                                                        ----------       ----------
CONTRACT RIGHTS AND OTHER ASSETS (Note 2)   ........................     1,515,920        1,371,940
                                                                        ----------       ----------
                                                                        $1,937,710       $1,948,375
                                                                        ==========       ==========
                     LIABILITIES AND ACCUMULATED DEFICIT
CURRENT LIABILITIES:
 Accounts payable   ................................................    $  247,227       $  186,027
 Accrued liabilities   .............................................        17,449           13,685
 Related-party payable .............................................     1,757,438        1,757,438
 Unearned revenue   ................................................        76,755          171,899
                                                                        ----------       ----------
    Total current liabilities   ....................................     2,098,869        2,129,049
                                                                        ----------       ----------
OTHER LIABILITIES   ................................................         7,450           24,572
                                                                        ----------       ----------
COMMITMENTS AND CONTINGENCIES (Notes 2, 4, and 5)
ACCUMULATED DEFICIT ................................................      (168,609)        (205,246)
                                                                        ----------       ----------
                                                                        $1,937,710       $1,948,375
                                                                        ==========       ==========

        The accompanying notes are an integral part of these statements

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0001

                     STATEMENTS OF EXPENSES OVER REVENUES
                  AND CHANGES IN ACCUMULATED DEFICIT FOR THE
YEAR ENDED DECEMBER 31, 1995 AND THE PERIOD FROM JANUARY 1, 1996 THROUGH
                               NOVEMBER 26, 1996




                                                        1995              1996
                                                     ---------------   --------------
REVENUE:
 Programming revenue   ...........................    $   626,029       $ 1,442,380
 Equipment and installation revenue   ............        386,519           161,474
                                                      -----------       -----------
    Total revenue   ..............................      1,012,548         1,603,854
                                                      -----------       -----------
COST OF REVENUE:
 Programming expense   ...........................        293,071           727,843
 Cost of equipment and installation   ............        317,205           164,689
 Service fees ....................................         56,039           113,253
                                                      -----------       -----------
    Total cost of revenue ........................        666,315         1,005,785
                                                      -----------       -----------
GROSS PROFIT  ....................................        346,233           598,069
                                                      -----------       -----------
OPERATING EXPENSES:
 Sales and marketing   ...........................         64,084           110,926
 General and administrative  .....................        181,950           358,546
 Depreciation and amortization  ..................        177,275           165,234
                                                      -----------       -----------
    Total operating expenses .....................        423,309           634,706
                                                      -----------       -----------
EXPENSES OVER REVENUES ...........................        (77,076)          (36,637)
ACCUMULATED DEFICIT at beginning of period  ......        (91,533)         (168,609)
                                                      -----------       -----------
ACCUMULATED DEFICIT at end of period  ............    $  (168,609)      $  (205,246)
                                                      ===========       ===========

        The accompanying notes are an integral part of these statements.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0001

                           STATEMENTS OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
         AND THE PERIOD FROM JANUARY 1, 1996 THROUGH NOVEMBER 26, 1996




                                                                             1995            1996
                                                                           -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Expenses over revenues ................................................    $  (77,076)     $  (36,637)
                                                                            ----------      ----------
 Adjustments to reconcile expenses over revenues to net cash provided by operating activities:
    Depreciation and amortization   ....................................       177,275         165,234
    Amortization of deferred promotional costs  ........................            --           7,800
    Changes in operating assets and liabilities:
      Trade accounts receivable, net   .................................      (115,007)       (158,799)
      Inventory   ......................................................       145,296         103,667
      Deferred promotional costs .......................................            --         (46,800)
      Accounts payable  ................................................      (102,138)        (61,200)
      Accrued liabilities  .............................................        12,405          (3,764)
      Unearned revenue  ................................................        69,948          95,144
                                                                            ----------      ----------
       Total adjustments   .............................................       187,779         101,282
                                                                            ----------      ----------
       Net cash provided by operating activities   .....................       110,703          64,645
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment   .................................          (198)        (12,805)
                                                                            ----------      ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS ..............................       110,505          51,840
CASH AND CASH EQUIVALENTS at beginning of period   .....................         3,980         114,485
                                                                            ----------      ----------
CASH AND CASH EQUIVALENTS at end of period   ...........................    $  114,485      $  166,325
                                                                            ==========      ==========
SUPPLEMENTAL NONCASH FINANCING ACTIVITY:
 NRTC patronage capital declared .......................................    $    7,450      $   17,122
                                                                            ==========      ==========

        The accompanying notes are an integral part of these statements.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0001

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1995 AND NOVEMBER 26, 1996


1. Organization and Nature of Business


     The DBS Operations of NRTC System No. 0001 (the "System") is an unincorporated division of Pee Dee Electricom, Inc. ("Pee Dee"), a South Carolina corporation. Pee Dee is a wholly-owned subsidiary of Pee Dee Electric Cooperative, Inc. ("Pee Dee EC"), a South Carolina cooperative association (Pee Dee and Pee Dee EC collectively referred to as the "Sellers"). The System operates the exclusive rights to distribute direct broadcast satellite ("DBS") services ("DIRECTV Services") offered by DirecTv, Inc. ("DirecTv") in certain rural markets in South Carolina. The accompanying financial statements present the financial position and excess of expenses over revenues of the System.

     The Sellers obtained the rights to distribute DIRECTV Services in the System's territory pursuant to an agreement (the "NRTC Member Agreement") with the National Rural Telecommunications Cooperative ("NRTC"). Under the provisions of the NRTC Member Agreement, Pee Dee has the exclusive right to provide DIRECTV Services within certain rural territories in South Carolina.

     In October 1996, the Sellers entered into an asset purchase agreement (the "Agreement") with Digital Television Services of South Carolina I, LLC ("DTS SCI"), a subsidiary of DTS Management, LLC ("DTS"). DTS is a subsidiary of Digital Television Services, LLC. The agreement provides that DTS SCI will purchase Pee Dee's NRTC Member Agreement and other assets used in connection with the System's business, as defined in the Agreement, and will assume certain liabilities of the System, as defined in the Agreement. The purchase price was subject to an adjustment for working capital at the date of closing of the Agreement and new subscribers acquired by the Sellers between November 1, 1996 through the date of the closing of the Agreement. The closing date of the Agreement was November 26, 1996.


2. Summary of Significant Accounting Policies


Presentation


     The System is not a separate subsidiary of Pee Dee nor has it been operated as a separate division of Pee Dee. The financial statements of the System have been derived from the records of Pee Dee and have been prepared to present its financial position, excess of expenses over revenues, and cash flows on a stand-alone basis. Accordingly, the accompanying financial statements include certain costs and expenses which have been allocated to the System from Pee Dee EC. The costs and expenses have been allocated to the system based on actual amounts relative to DBS services or percentages as determined by management through an analysis of DBS activity in the applicable accounts. The System's management believes that the methodology used is reasonable. Such allocated expenses may not be indicative of what such expenses would have been had the System been operated as a separate entity.


Revenue Recognition


     The System earns programming revenue by providing DIRECTV Services to its subscribers. Programming revenue includes DIRECTV Services purchased by subscribers in monthly, quarterly, or annual subscriptions; additional premium programming available on an a la carte basis; sports programming available under monthly, annual, or seasonal subscriptions; and movies and events programming available on a pay-per-view basis. Programming purchased on a monthly, quarterly, annual, or seasonal basis, including premium programming, is billed in advance and is recorded as unearned revenue. All programming revenue is recognized when earned.


     Equipment and installation revenue primarily consists of the sale of DSS(R) equipment and accessories and related installation charges. Equipment sales revenue represents amounts paid by customers to the System and is recognized upon delivery of the equipment. Installation revenue is recognized when the equipment is installed and represents the amounts paid by customers to the System.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0001

2. Summary of Significant Accounting Policies  -- (Continued)

Cost of Revenues

     Cost of revenues includes the cost associated with providing DIRECTV Services to the System's subscribers. These costs include the direct wholesale cost of purchasing related programming from DirecTv (through the NRTC [Note 5]); monthly subscriber maintenance fees charged by DirecTv, such as security fees, ground service fees, system authorization fees, and fees for subscriber billings; costs of equipment and installation; and certain subscriber operating costs. Cost of equipment and installation represents the actual cost of the equipment to the System plus the costs to install the equipment.


Inventories


     The System maintains inventories consisting of DSS(R) equipment and related accessories. Inventory is valued at the lower of cost or market, generally on a specific identification basis.


Deferred Promotional Costs


     Deferred promotional costs consist of costs deferred under a subscriber rebate program sponsored by DirecTv. Under the program, new subscribers who agree to prepay for one year of programming service receive a credit which is applied toward the one-year's programming subscription. Subscribers under this program may choose to net the credit on their first bill or pay the full amount and receive a refund from the System for the credit. The System defers both the program revenue and the cost of this credit and amortizes them over the one-year contract period. In addition, as a part of this program, the System receives $1 per month from DirecTv for each customer for each month the subscriber remains an active subscriber up to five years. Such amounts are recorded as a reduction in sales and marketing expense in the accompanying statements of expenses over revenues and changes in accumulated deficit.


Property and Equipment


     Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed currently. Depreciation for property and equipment is provided using the straight-line method over the estimated useful lives of the respective assets, ranging from three to five years. Depreciation expense for the year ended December 31, 1995 and for the period from January 1, 1996 through November 26, 1996 was $1,531 and $4,132, respectively. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the statements of assets and liabilities and accumulated deficit and any gain or loss is reflected in earnings.


Contract Rights and Other Assets


     Contract rights and other assets consist of the following at December 31, 1995 and November 26, 1996:



                                      1995             1996
                                   --------------   --------------
Contract rights  ...............    $1,757,438       $1,757,438
Accumulated amortization  ......      (248,968)        (410,070)
                                    ----------       ----------
                                     1,508,470        1,347,368
NRTC patronage capital .........         7,450           24,572
                                    ----------       ----------
                                    $1,515,920       $1,371,940
                                    ==========       ==========

     Contract Rights: Contract rights represent the cost of acquiring rights to distribute DIRECTV Services. Contract rights are being amortized over ten years, the estimated remaining useful life of the satellites operated

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0001

2. Summary of Significant Accounting Policies  -- (Continued)

by DirecTv which provide service under the related contracts. Amortization expense, included in depreciation and amortization in the accompanying statements of expenses over revenues and changes in accumulated deficit, for the year ended December 31, 1995 and for the period from January 1, 1996 through November 26, 1996 was $175,744 and $161,102, respectively.

     NRTC Patronage Capital: Pee Dee EC is a voting member of the NRTC with an ownership interest in the NRTC in proportion to its prior patronage. NRTC patronage certificates represent the noncash portion of NRTC patronage income. Under its bylaws, the NRTC declares a patronage dividend of its excess of revenues over expenses each year. Of the total patronage dividend, 20% is paid in cash and is recognized as income when received and is netted against programming expense in the accompanying statement of expenses over revenues and changes in accumulated deficit. The remaining 80% is distributed in the form of noncash patronage capital, which will be redeemed in cash only at the discretion of the NRTC. The System includes noncash patronage capital as other assets, with an offsetting deferred patronage income amount included in other liabilities in the accompanying statements of assets and liabilities and accumulated deficit. The patronage capital will be recognized as income when cash distributions are declared by the NRTC.


Income Taxes

     Pee Dee, and thus the System, is not considered a taxable entity for federal and state income tax purposes as it is a not-for-profit corporation. Accordingly, no provision for income taxes is included in the accompanying financial statements.


Cash and Cash Equivalents

     The System considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.


Concentration of Credit Risk

     Concentration of credit risk with respect to accounts receivable is limited due to the large number of subscribers. As a result, at November 26, 1996, management does not believe any significant concentration of credit risk exists.


Long-Lived Assets

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When events or changes in circumstances occur related to long-lived assets, management estimates the future cash flows expected to result from the use of the asset and its eventual disposition. Having found no instances whereby the sum of expected future cash flows (undiscounted and without interest charges) was less than the carrying amount of the asset and thus requiring the recognition of an impairment loss, management believes that the long-lived assets in the accompanying statements of assets and liabilities and accumulated deficit are appropriately valued.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0001

3. Related-Party Transactions


     Certain administrative services are performed by Pee Dee EC on behalf of the System. Costs attributable to these support functions are included in general and administrative expenses in the accompanying statements of expenses over revenues and changes in accumulated deficit. The costs allocated to the System were approximately $64,000 and $124,000 for the year ended December 31, 1995 and the period from January 1, 1996 through November 26, 1996, respectively. Such allocations do not necessarily represent actual and/or ongoing expenses of the System.

     Pee Dee EC either advances funds to or borrows funds from the System. Included in the accompanying statements of assets and liabilities and accumulated deficit is a net payable to Pee Dee EC representing amounts due for the initial purchase of contract rights and net operating activities as funds by Pee Dee EC.


4. Commitments and Contingencies


     As part of the NRTC Member Agreements, the System is required to pay certain programming fees based on a minimum number of subscribers (such minimum number of subscribers being equal to up to 5% of the households in the System's Rural DirecTv Market, or up to 5,817 subscribers) and the requirements of certain programming agreements between DirecTv and providers of programming, beginning in the fourth year of operation of the NRTC Member Agreement if the System fails to obtain such minimum number of subscribers prior to such time. The System had achieved approximately 75% of the minimum subscriber requirement at December 31, 1996. Based on the subscriber growth rate of the System to date, management anticipates that the System will meet the minimum subscriber requirement prior to the fourth year of operations of the NRTC Member Agreements and is therefore not required to pay such fees.


5. Reliance on DirecTv and NRTC and Other Matters


     The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. The NRTC bills the System for these services on a monthly basis. These fees are recorded as service fees in the accompanying statements of expenses over revenues and changes in accumulated deficit. The NRTC also sells DSS(R) Equipment to its members.


     Because the System is, through the NRTC, a distributor of DIRECTV Services, the System would be adversely affected by any material adverse changes in the assets, financial condition, programming, technological capabilities, or services of DirecTv or its parent corporation, Hughes Communication Galaxy, Inc. ("Hughes"), including DirecTv's failure to retain or renew its Federal Communication Commission ("FCC") licenses to transmit radio frequency signals from the orbital slots occupied by its satellites.


     The NRTC is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pursuant to an agreement between the NRTC and Hughes (the "Hughes Agreement") and the NRTC Member Agreements, participating NRTC members acquired the exclusive rights to provide DIRECTV Services to residential and commercial subscribers in certain rural DirecTv markets. In general, upon default by the NRTC under the Hughes Agreement, the System would have the right to acquire DIRECTV Services directly from DirecTv. The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. If the NRTC is unable to provide these services for whatever reason, the System would be required to acquire the services from other sources. There can be no assurance that the cost to the System to obtain these services elsewhere would not exceed the amounts currently payable to the NRTC.


     The System would also be adversely affected by the termination of the NRTC Member Agreements by the NRTC prior to the expiration of their respective terms. If the NRTC Member Agreements are terminated by the NRTC, the System would no longer have the right to provide DIRECTV Services. There can be no assurance that the System would be able to obtain similar DBS services from other sources.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 0001

5. Reliance on DirecTv and NRTC and Other Matters  -- (Continued)

     Both the Hughes Agreement and the NRTC Member Agreements expire when Hughes removes its current satellites from their assigned orbital locations. Although, according to Hughes, the three DirecTv satellites have estimated orbital lives of approximately 15 years from their respective launches in December 1993 and 1994, there can be no assurance as to the longevity of the satellites and thus no assurance as to how long the System will be able to continue to acquire DBS services pursuant to the NRTC Member Agreements.

     While management believes that it will have access to DIRECTV Services following the expiration of the current Hughes Agreement by virtue of the NRTC's right of first refusal in the Hughes Agreement and the System's existing contractual and membership relationship with the NRTC, there can be no assurance that such services will be available to the System from Hughes or the NRTC, and, if available, there can be no assurance with regard to the financial and other terms under which the System could acquire the services.

     The System's DBS business is a new business with a limited operating history. There are numerous risks associated with satellite transmission technology. There can be no assurance as to the longevity of the satellites or that loss, damage, or changes in the satellites will not occur and have a material adverse effect on DirecTv and the System's DBS business.

     DirecTv, and therefore the System, is dependent on third parties to provide high-quality programming that appeals to mass audiences. DirecTv's programming agreements have terms which expire on various dates and different renewal and cancellation provisions. There can be no assurance that any such agreements will be renewed or will not be canceled prior to expiration of their original terms.

     DBS operators, such as DirecTv, are free to set prices and serve subscribers according to their business judgment, without rate of return and other regulation. However, DirecTv is subject to the regulatory jurisdiction of the FCC.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Teg DBS
Services, Inc.:

     We have audited the accompanying statements of assets and liabilities and accumulated deficit of the DBS OPERATIONS OF NRTC SYSTEM NO. 1025 (an unincorporated division of Teg DBS Services, Inc., a Nevada corporation) as of December 31, 1995 and August 28, 1996 and the related statements of expenses over revenues and changes in accumulated deficit and cash flows for the period from March 10, 1995 (inception) through December 31, 1995 and the period from January 1, 1996 through August 28, 1996. These financial statements are the responsibility of the System's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the DBS Operations of NRTC System No. 1025 as of December 31, 1995 and August 28, 1996 and the results of its operations and its cash flows for the period from March 10, 1995 (inception) through December 31, 1995 and the period from January 1, 1996 through August 28, 1996 in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Atlanta, Georgia
March 4, 1997

                    DBS OPERATIONS OF NRTC SYSTEM NO. 1025

         STATEMENTS OF ASSETS AND LIABILITIES AND ACCUMULATED DEFICIT
                     DECEMBER 31, 1995 AND AUGUST 28, 1996



                                                        1995             1996
                                                    --------------   --------------
                                ASSETS
CURRENT ASSETS:
 Cash and cash equivalents  .....................    $  100,158       $   59,247
 Accounts receivable:
   Trade  .......................................        99,759          112,598
   Other, net   .................................        48,226           37,111
                                                     ----------       ----------
      Total current assets  .....................       248,143          208,956
                                                     ----------       ----------
PROPERTY AND EQUIPMENT, at cost:
 Furniture and equipment ........................         4,694            6,895
 Less accumulated depreciation ..................          (931)          (2,261)
                                                     ----------       ----------
                                                          3,763            4,634
                                                     ----------       ----------
CONTRACT RIGHTS AND OTHER ASSETS (Note 2)  ......     2,609,648        2,326,613
                                                     ----------       ----------
                                                     $2,861,554       $2,540,203
                                                     ==========       ==========
            LIABILITIES AND ACCUMULATED DEFICIT
CURRENT LIABILITIES:
 Accounts payable  ..............................    $  325,704       $  262,887
 Accrued liabilities  ...........................        13,602               --
 Related-party payable   ........................     1,367,206        2,080,169
 Unearned revenue  ..............................            --           63,323
 Current maturities of note payable  ............       800,000          840,000
                                                     ----------       ----------
      Total current liabilities   ...............     2,506,512        3,246,379
                                                     ----------       ----------
LONG-TERM NOTE PAYABLE   ........................       800,000               --
COMMITMENTS AND CONTINGENCIES (Notes 2, 5 and 6)
ACCUMULATED DEFICIT   ...........................      (444,958)        (706,176)
                                                     ----------       ----------
                                                     $2,861,554       $2,540,203
                                                     ==========       ==========

        The accompanying notes are an integral part of these statements

                    DBS OPERATIONS OF NRTC SYSTEM NO. 1025

                     STATEMENTS OF EXPENSES OVER REVENUES
                      AND CHANGES IN ACCUMULATED DEFICIT
   FOR THE PERIOD FROM MARCH 10, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
          AND THE PERIOD FROM JANUARY 1, 1996 THROUGH AUGUST 28, 1996



                                                        1995            1996
                                                     -------------   -------------
REVENUE:
 Programming revenue   ...........................    $  486,108      $  689,229
 Equipment and installation revenue   ............       219,962              --
                                                      ----------      ----------
      Total revenue ..............................       706,070         689,229
                                                      ----------      ----------
COST OF REVENUE:
 Programming expense   ...........................       243,206         340,218
 Cost of equipment and installation   ............       201,964              --
 Service fees ....................................        48,459          67,789
                                                      ----------      ----------
      Total cost of revenue  .....................       493,629         408,007
                                                      ----------      ----------
GROSS PROFIT  ....................................       212,441         281,222
                                                      ----------      ----------
OPERATING EXPENSES:
 Sales and marketing   ...........................        29,057          38,604
 General and administrative  .....................       217,625         141,965
 Depreciation and amortization  ..................       264,289         288,630
                                                      ----------      ----------
      Total operating expenses  ..................       510,971         469,199
                                                      ----------      ----------
OPERATING LOSS   .................................      (298,530)       (187,977)
                                                      ----------      ----------
OTHER INCOME (EXPENSE):
 Interest expense   ..............................      (146,428)        (80,146)
 Other income ....................................            --           6,905
                                                      ----------      ----------
                                                        (146,428)        (73,241)
                                                      ----------      ----------
EXPENSES OVER REVENUES ...........................      (444,958)       (261,218)
ACCUMULATED DEFICIT at beginning of period  ......            --        (444,958)
                                                      ----------      ----------
ACCUMULATED DEFICIT at end of period  ............    $ (444,958)     $ (706,176)
                                                      ==========      ==========

        The accompanying notes are an integral part of these statements.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 1025

                           STATEMENTS OF CASH FLOWS
   FOR THE PERIOD FROM MARCH 10, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
          AND THE PERIOD FROM JANUARY 1, 1996 THROUGH AUGUST 28, 1996



                                                                              1995              1996
                                                                           ---------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Expenses over revenues ................................................    $   (444,958)     $ (261,218)
                                                                            ------------      ----------
 Adjustments to reconcile expenses over revenues to net cash provided by operating activities:
   Depreciation and amortization .......................................         264,289         288,630
   Changes in operating assets and liabilities:
    Trade accounts receivable, net  ....................................         (99,759)        (12,839)
    Other assets  ......................................................         (48,226)         11,115
    Related-party payable  .............................................       1,367,206         712,963
    Accounts payable ...................................................         325,704         (62,817)
    Accrued liabilities ................................................          13,602         (13,602)
    Unearned revenue ...................................................              --          63,323
                                                                            ------------      ----------
      Total adjustments ................................................       1,822,816         986,773
                                                                            ------------      ----------
      Net cash provided by operating activities ........................       1,377,858         725,555
                                                                            ------------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment   .................................          (4,694)         (2,201)
 Increase in other assets  .............................................      (2,873,006)         (4,265)
                                                                            ------------      ----------
      Net cash used in investing activities  ...........................      (2,877,700)         (6,466)
                                                                            ------------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of notes payable .............................................       1,600,000              --
 Repayment of notes payable   ..........................................              --        (760,000)
                                                                            ------------      ----------
      Net cash provided by (used in) financing activities   ............       1,600,000        (760,000)
                                                                            ------------      ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS  ..................         100,158         (40,911)
CASH AND CASH EQUIVALENTS at beginning of period   .....................              --         100,158
                                                                            ------------      ----------
CASH AND CASH EQUIVALENTS at end of period   ...........................    $    100,158      $   59,247
                                                                            ============      ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest ................................................    $    146,428      $   80,146
                                                                            ============      ==========

        The accompanying notes are an integral part of these statements.

                     DBS OPERATIONS OF NRTC SYSTEM NO. 1025

                         NOTES TO FINANCIAL STATEMENTS
                     DECEMBER 31, 1995 AND AUGUST 28, 1996


1. Organization and Nature of Business


     The DBS Operations of NRTC System No. 1025 (the "System") is an unincorporated division of Teg DBS Services, Inc. ("Teg"), a Nevada corporation, which began operations March 10, 1995. The System operates the exclusive rights to distribute direct broadcast satellite ("DBS") services ("DIRECTV Services") offered by DirecTv, Inc. ("DirecTv") in certain rural markets in New Mexico. The accompanying financial statements present the financial position and excess of expenses over revenues of the System.

     Teg obtained the rights to distribute DIRECTV Services in the System's territory pursuant to an agreement (the "NRTC Member Agreement") with the National Rural Telecommunications Cooperative ("NRTC"). Under the provisions of the NRTC Member Agreement, Teg has the exclusive right to provide DIRECTV Services within certain rural territories in New Mexico.

     In June 1996, Teg entered into an asset purchase agreement (the "Agreement") with Digital Television Services of New Mexico, LLC ("DTS New Mexico"), a subsidiary of DTS Management, LLC ("DTS"). DTS is a subsidiary of Digital Television Services, LLC (a Delaware limited liability company). The Agreement provides that DTS New Mexico will purchase Teg's NRTC Member Agreement and other assets used in connection with the System's business, as defined in the Agreement, and will assume certain liabilities of the System, as defined in the Agreement, for a purchase price which is subject to an adjustment for working capital at the date of closing of the Agreement. The closing date of the Agreement was August 28, 1996.

2. Summary of Significant Accounting Policies

Presentation


     The System is not a separate subsidiary of Teg nor has it been operated as a separate division of Teg. The financial statements of the System have been derived from the records of Teg and have been prepared to present its financial position, excess of expenses over revenues and changes in accumulated deficit, and cash flows on a stand-alone basis. Accordingly, the accompanying financial statements include certain costs and expenses which have been allocated to the System from Teg. The costs and expenses have been allocated to the system based on actual amounts relative to DBS services or percentages as determined by management through an analysis of DBS activity in the applicable accounts. The System's management believes that the methodology used is reasonable. Such allocated expenses may not be indicative of what such expenses would have been had the System been operated as a separate entity.


Revenue Recognition


     The System earns programming revenue by providing DIRECTV Services to its subscribers. Programming revenue includes DIRECTV Services purchased by subscribers in monthly, quarterly, or annual subscriptions; additional premium programming available on an a la carte basis; sports programming available under monthly, annual, or seasonal subscriptions; and movies and events programming available on a pay-per-view basis. Programming purchased on a monthly, quarterly, annual, or seasonal basis, including premium programming, is billed in advance and is recorded as unearned revenue. All programming revenue is recognized when earned.

     Equipment and installation revenue primarily consists of the sale of DSS(R) equipment and accessories and related installation charges. Equipment sales revenue represents the amounts paid by customers to the System and is recognized upon delivery of the equipment. Installation revenue is recognized when the equipment is installed and represents the amounts paid by customers to the System.


Cost of Revenues


     Cost of revenues includes the cost associated with providing DIRECTV Services to the System's subscribers. These costs include the direct wholesale cost of purchasing related programming from DirecTv (through the

                    DBS OPERATIONS OF NRTC SYSTEM NO. 1025

2. Summary of Significant Accounting Policies -- (Continued)

NRTC [Note 6]); monthly subscriber maintenance fees charged by DirecTv, such as security fees, ground service fees, system authorization fees, and fees for subscriber billings; costs of equipment and installation; and certain subscriber operating costs. Cost of equipment and installation represents the actual cost of the equipment to the System plus the costs to install the equipment.


Inventories

     The System maintains inventories consisting of DSS(R) equipment and related accessories. Inventory is valued at the lower of cost or market, generally on a specific identification basis.


Property and Equipment

     Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed currently. Depreciation for property and equipment is provided using the straight-line method over the estimated useful lives of the respective assets, ranging from five to six years. Depreciation expense for the period from March 10, 1995 (inception) through December 31, 1995 and for the period from January 1, 1996 through August 28, 1996 was $931 and $1,330, respectively. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the statements of assets and liabilities and accumulated deficit and any gain or loss is reflected in earnings.


Contract Rights and Other Assets

     Contract rights and other assets consist of the following at December 31, 1995 and August 28, 1996:




                                      1995             1996
                                   --------------   --------------
Contract rights  ...............    $2,873,006       $2,873,006
Accumulated amortization  ......      (263,358)        (550,658)
                                    ----------       ----------
                                     2,609,648        2,322,348
Other   ........................            --            4,265
                                    ----------       ----------
                                    $2,609,648       $2,326,613
                                    ==========       ==========

     Contract Rights: Contract rights represent the cost of acquiring rights to distribute DIRECTV Services. Contract rights are being amortized over ten years, the estimated remaining useful life of the satellites operated by DirecTv which provide service under the related contracts. Amortization expense, included in depreciation and amortization in the accompanying statements of expenses over revenues and changes in accumulated deficit, for the period from March 10, 1995 (inception) through December 31, 1995 and the period from January 1, 1996 through August 28, 1996 was $263,358 and $287,300, respectively.


Income Taxes

     Teg, and thus the System, is a taxable entity for federal and state income tax purposes. No benefit or deferred tax assets have been recorded for the System as of December 31, 1995 or August 28, 1996 or for the periods then ended, as the realization of deferred tax assets associated with net operating loss carryforwards is dependent upon generating sufficient taxable income prior to their expiration, and management believes that there is a risk that these net operating loss carryforwards may expire unused.


Cash and Cash Equivalents

     The System considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 1025

2. Summary of Significant Accounting Policies -- (Continued)

Concentration of Credit Risk


     Concentration of credit risk with respect to accounts receivable is limited due to the large number of subscribers. As a result, at August 28, 1996, management does not believe any significant concentration of credit risk exists.


Long-Lived Assets


     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When events or changes in circumstances occur related to long-lived assets, management estimates the future cash flows expected to result from the use of the asset and its eventual disposition. Having found no instances whereby the sum of expected future cash flows (undiscounted and without interest charges) was less than the carrying amount of the asset and thus requiring the recognition of an impairment loss, management believes that the long-lived assets in the accompanying statements of assets and liabilities and accumulated deficit are appropriately valued.


Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3. Related-Party Transactions

     Certain administrative services are performed by Teg on behalf of the System on the accompanying statements of expenses over revenues and changes in accumulated deficit. Costs attributable to these support functions are included in general and administrative expenses. The costs allocated to the System were approximately $36,000 and $11,000 for the period from March 10, 1995 (inception) through December 31, 1995 and the period from January 1, 1996 through August 28, 1996, respectively. Such allocations do not necessarily represent actual and/or ongoing expenses of the System.

     Teg either advances funds to or borrows funds from the System. Included in the accompanying statements of assets and liabilities and accumulated deficit is a net payable to Teg representing amounts due for the initial purchase of contract rights and net operating activities as funded by Teg.


4. Note Payable

     In connection with Teg's acquisition of the NRTC Member Agreement, Teg entered into a promissory note dated April 1, 1995 payable to Multimedia Development Corporation in the amount of $1,600,000, of which $800,000 was due on April 1, 1996 with the balance due on April 1, 1997. The note bears interest at 11% per annum, payable monthly. This note was repaid subsequent to August 28, 1996 in connection with the Agreement (Note 1) and, therefore, is classified as current at August 28, 1996 in the accompanying statements of assets and liabilities and accumulated deficit.


5. Commitments and Contingencies

     As part of the NRTC Member Agreements, the System is required to pay certain programming fees based on a minimum number of subscribers (such minimum number of subscribers being equal to up to 5% of the households in the System's Rural DirecTv Market, or up to 2,945 subscribers) and the requirements of certain

                    DBS OPERATIONS OF NRTC SYSTEM NO. 1025

5. Commitments and Contingencies  -- (Continued)

programming agreements between DirecTv and providers of programming, beginning in the fourth year of operation of the NRTC Member Agreement if the System fails to obtain such minimum number of subscribers prior to such time. The System had achieved the minimum subscriber requirement at December 31, 1996 and is therefore not required to pay such fees.


6. Reliance on DirecTV and the NRTC and Other Matters

     The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. The NRTC bills the System for these services on a monthly basis. These fees are recorded as service fees on the accompanying statements of expenses over revenues and changes in accumulated deficit. The NRTC also sells DSS(R) equipment to its members.

     Because the System is, through the NRTC, a distributor of DIRECTV Services, the System would be adversely affected by any material adverse changes in the assets, financial condition, programming, technological capabilities, or services of DirecTv or its parent corporation, Hughes Communication Galaxy, Inc. ("Hughes"), including DirecTv's failure to retain or renew its Federal Communication Commission ("FCC") licenses to transmit radio frequency signals from the orbital slots occupied by its satellites.

     The NRTC is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pursuant to an agreement between the NRTC and Hughes (the "Hughes Agreement") and the NRTC Member Agreements, participating NRTC members acquired the exclusive rights to provide DIRECTV Services to residential and commercial subscribers in certain rural DirecTv markets. In general, upon default by the NRTC under the Hughes Agreement, the System would have the right to acquire DIRECTV Services directly from DirecTv. The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. If the NRTC is unable to provide these services for whatever reason, the System would be required to acquire the services from other sources. There can be no assurance that the cost to the System to obtain these services elsewhere would not exceed the amounts currently payable to the NRTC.

     The System would also be adversely affected by the termination of the NRTC Member Agreements by the NRTC prior to the expiration of their respective terms. If the NRTC Member Agreements are terminated by the NRTC, the System would no longer have the right to provide DIRECTV Services. There can be no assurance that the System would be able to obtain similar DBS services from other sources.

     Both the Hughes Agreement and the NRTC Member Agreements expire when Hughes removes its current satellites from their assigned orbital locations. Although, according to Hughes, the three DirecTv satellites have estimated orbital lives of approximately 15 years from their respective launches in December 1993 and 1994, there can be no assurance as to the longevity of the satellites and thus no assurance as to how long the System will be able to continue to acquire DBS services pursuant to the NRTC Member Agreements.

     While management believes that it will have access to DIRECTV Services following the expiration of the current Hughes Agreement by virtue of the NRTC's right of first refusal in the Hughes Agreement and the System's existing contractual and membership relationship with the NRTC, there can be no assurance that such services will be available to the System from Hughes or the NRTC, and, if available, there can be no assurance with regard to the financial and other terms under which the System could acquire the services.

     The System's DBS business is a new business with a limited operating history. There are numerous risks associated with satellite transmission technology. There can be no assurance as to the longevity of the satellites or that loss, damage, or changes in the satellites will not occur and have a material adverse effect on DirecTv and the System's DBS business.

     DirecTv, and therefore the System, is dependent on third parties to provide high-quality programming that appeals to mass audiences. DirecTv's programming agreements have terms which expire on various dates and different renewal and cancellation provisions. There can be no assurance that any such agreements will be renewed or will not be canceled prior to expiration of their original terms.

                    DBS OPERATIONS OF NRTC SYSTEM NO. 1025

6. Reliance on DirecTV and the NRTC and Other Matters  -- (Continued)

     DBS operators, such as DirecTv, are free to set prices and serve subscribers according to their business judgment, without rate of return and other regulation. However, DirecTv is subject to the regulatory jurisdiction of the FCC.

                         INDEPENDENT AUDITORS' REPORT



Board of Directors
Satellite Television Services, Inc.
Plainfield, Indiana

     We have audited the accompanying balance sheets of Satellite Television Services, Inc. (a wholly-owned subsidiary of Clay County Rural Telephone Cooperative, Inc.) as of September 30, 1996 and 1997, and the related statements of operations, shareholder's equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Satellite Television Services, Inc. as of September 30, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP


Indianapolis, Indiana
November 10, 1997

                      SATELLITE TELEVISION SERVICES, INC.

                                BALANCE SHEETS




                                                                                      September 30,
                                                                              ------------------------------
                                                                                  1996            1997
                                                                              --------------   -------------
                                        ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.   .............................................    $  457,109       $  308,903
 Certificates of deposit.  ................................................                        304,325
 Trade accounts receivable, net  ..........................................       403,610          374,495
 Refundable income taxes.  ................................................                        236,031
 Inventory. ...............................................................        16,278           34,160
 Deferred promotional costs   .............................................        60,320          211,825
                                                                               ----------       ----------
   Total current assets ...................................................       937,317        1,469,739
                                                                               ----------       ----------
PROPERTY AND EQUIPMENT:
 Furniture and fixtures ...................................................        13,617           16,540
 Computers and equipment.  ................................................        12,068           20,623
 Vehicles   ...............................................................        54,148           54,148
 Leasehold improvements ...................................................                         52,000
                                                                               ----------       ----------
                                                                                   79,833          143,311
 Less accumulated depreciation.  ..........................................       (24,145)         (37,056)
                                                                               ----------       ----------
                                                                                   55,688          106,255
                                                                               ----------       ----------
OTHER ASSETS:
 Contract rights (net of accumulated amortization of $354,358 and $496,107,
   respectively). .........................................................     1,041,561          899,812
 Deferred taxes   .........................................................        76,613          108,415
 NRTC patronage capital ...................................................        52,756           90,943
                                                                               ----------       ----------
   Total other assets   ...................................................     1,170,930        1,099,170
                                                                               ----------       ----------
                                                                               $2,163,935       $2,675,164
                                                                               ==========       ==========

                               LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued liabilities .................................    $  441,631       $  689,347
 Unearned revenue .........................................................       307,026          511,043
                                                                               ----------       ----------
   Total current liabilities. .............................................       748,657        1,200,390
                                                                               ----------       ----------
SHAREHOLDER'S EQUITY:
 Common stock -- without par value; 1,000 shares authorized, issued and
   outstanding.   .........................................................     1,480,056        1,280,056
 Retained earnings (deficit). .............................................       (64,778)         194,718
                                                                               ----------       ----------
   Total shareholder's equity .............................................     1,415,278        1,474,774
                                                                               ----------       ----------
                                                                               $2,163,935       $2,675,164
                                                                               ==========       ==========

                       See notes to financial statements.

                      SATELLITE TELEVISION SERVICES, INC.

                           STATEMENTS OF CASH FLOWS




                                                                              Years Ended September 30,
                                                                    ----------------------------------------------
                                                                       1995             1996            1997
                                                                    --------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)  .............................................    $  (36,734)      $  180,517      $  259,496
 Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
   Provision for deferred tax   .................................       (23,554)          29,008         (31,802)
   Depreciation and amortization   ..............................       150,660          154,956         155,835
   NRTC patronage capital declared ..............................       (17,744)         (47,515)        (54,553)
   Changes in operating assets and liabilities:
    Trade accounts receivable, net ..............................      (258,374)        (119,989)         29,115
    Inventory ...................................................      (125,683)         170,744         (17,882)
    Deferred promotional costs  .................................                        (60,320)       (151,505)
    Accounts payable and accrued liabilities   ..................       247,935           47,062         320,535
    Income taxes payable or receivable   ........................        16,343           55,264        (308,850)
    Unearned revenue   ..........................................       107,294          177,157         204,017
                                                                     ----------       ----------      ----------
      Net cash provided by operating activities   ...............        60,143          586,884         404,406
                                                                     ----------       ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of certificates of deposit  ...........................                                       (304,325)
 Purchase of property and equipment   ...........................       (23,533)         (23,717)        (64,653)
 Receipt of patronage capital   .................................         3,000            9,503          16,366
 Refund of contract rights   ....................................                         21,527
                                                                     ----------       ----------      ----------
      Net cash provided by (used in) investing activities  ......       (20,533)           7,313        (352,612)
                                                                     ----------       ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings under line of credit  ...........................       156,495         (298,901)
 Note repayments to related party  ..............................       (75,000)         (91,444)
 Return of capital  .............................................                        (21,527)       (200,000)
                                                                     ----------       ----------      ----------
      Net cash provided by (used in) financing activities  ......        81,495         (411,872)       (200,000)
                                                                     ----------       ----------      ----------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS  ..........................................       121,105          182,325        (148,206)
CASH AND CASH EQUIVALENTS:
 BEGINNING OF YEAR  .............................................       153,679          274,784         457,109
                                                                     ----------       ----------      ----------
 END OF YEAR  ...................................................    $  274,784       $  457,109      $  308,903
                                                                     ==========       ==========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid for income taxes  ....................................    $    4,350       $   63,750      $  588,020
                                                                     ==========       ==========      ==========
 Cash paid for interest   .......................................    $   17,820       $   42,282      $       --
                                                                     ==========       ==========      ==========

                       See notes to financial statements.

                      SATELLITE TELEVISION SERVICES, INC.

                           STATEMENTS OF OPERATIONS




                                                         Years Ended September 30,
                                              ------------------------------------------------
                                                 1995             1996             1997
                                              --------------   --------------   --------------
REVENUE:
 Programming revenue  .....................    $1,136,436       $2,697,404       $4,677,992
 Equipment and installation revenue  ......       499,605          337,073          262,764
                                               ----------       ----------       ----------
   Total revenue   ........................     1,636,041        3,034,477        4,940,756
                                               ----------       ----------       ----------
COST OF REVENUE:
 Programming expense  .....................       527,629        1,296,294        2,161,935
 Cost of equipment and installation  ......       457,663          349,272          476,320
 Service fees   ...........................       172,737          476,208          903,211
                                               ----------       ----------       ----------
   Total cost of revenue ..................     1,158,029        2,121,774        3,541,466
                                               ----------       ----------       ----------
GROSS PROFIT ..............................       478,012          912,703        1,399,290
                                               ----------       ----------       ----------
OPERATING EXPENSES:
 Promotional ..............................                                         330,270
 General and administrative ...............       388,969          498,019          566,411
 Depreciation and amortization ............       150,660          154,956          155,835
                                               ----------       ----------       ----------
   Total operating expenses ...............       539,629          652,975        1,052,516
                                               ----------       ----------       ----------
OPERATING INCOME (LOSS)  ..................       (61,617)         259,728          346,774
                                               ----------       ----------       ----------
OTHER INCOME (EXPENSE):
 Interest expense  ........................       (25,141)         (27,593)
 Other income   ...........................        26,846           62,024           71,347
                                               ----------       ----------       ----------
                                                    1,705           34,431           71,347
                                               ----------       ----------       ----------
INCOME (LOSS) BEFORE INCOME TAXES .........       (59,912)         294,159          418,121
INCOME TAXES ..............................        23,178         (113,642)        (158,625)
                                               ----------       ----------       ----------
NET INCOME (LOSS)  ........................    $  (36,734)      $  180,517       $  259,496
                                               ==========       ==========       ==========

                       See notes to financial statements.

                      SATELLITE TELEVISION SERVICES, INC.

                       STATEMENTS OF SHAREHOLDER'S EQUITY



                                                  Common          Retained           Total
                                                --------------   --------------   ---------------
October 1, 1994   ...........................                     $ (208,561)      $  (208,561)
Conversion of debt to equity (Note 1)  ......    $1,501,583                          1,501,583
Net loss ....................................                        (36,734)          (36,734)
                                                 ----------       ----------       -----------
September 30, 1995   ........................     1,501,583         (245,295)        1,256,288
Net income  .................................                        180,517           180,517
Return of capital ...........................       (21,527)                           (21,527)
                                                 ----------       ----------       -----------
September 30, 1996   ........................     1,480,056          (64,778)        1,415,278
Net income  .................................                        259,496           259,496
Return of capital ...........................      (200,000)                          (200,000)
                                                 ----------       ----------       -----------
September 30, 1997   ........................    $1,280,056       $  194,718       $ 1,474,774
                                                 ==========       ==========       ===========

                       See notes to financial statements.

                      SATELLITE TELEVISION SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS


1. Organization and Summary of Significant Accounting Policies


     Satellite Television Services, Inc. ("STS" or the "Company") was incorporated under the laws of the State of Indiana in February 1993, and is a wholly-owned subsidiary of Clay County Rural Telephone Cooperative, Inc. ("CCRTC"). STS was formed to acquire and operate the exclusive rights to distribute direct broadcast satellite ("DBS") services ("DIRECTV Services") offered by DirecTv, Inc. ("DirecTv") in certain rural counties of Indiana. Effective October 1, 1994, CCRTC converted to equity certain of its outstanding notes receivable, including accrued interest, from STS.


     STS obtained the rights to distribute DIRECTV Services in its territories pursuant to agreements (the "NRTC Member Agreements") with the National Rural Telecommunications Cooperative, Inc. (the "NRTC"). Under the provisions of the NRTC Member Agreements the Company has the exclusive right to provide DIRECTV Services within its territories in the State of Indiana.


     In October 1997, CCRTC entered into an asset purchase agreement (the "Agreement") with Digital Television Services of Indiana, LLC ("DTS Indiana"), a subsidiary of DTS Management, LLC ("DTS"). DTS is a subsidiary of Digital Television Services, LLC. The agreement provides that DTS Indiana will purchase STS's NRTC Member Agreements and other assets used in connection with STS's business, as defined in the Agreement, and will assume certain liabilities of STS, as defined in the Agreement. The purchase price is subject to an adjustment for working capital at the date of closing which is anticipated to occur in December 1997.


2. Summary of Significant Accounting Policies


     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Revenue recognition -- The Company earns programming revenue by providing DIRECTV Services to its subscribers. Programming revenue includes DIRECTV Services purchased by subscribers in monthly, quarterly, or annual subscriptions; additional premium programming available on an a la carte basis; sports programming available under monthly, annual, or seasonal subscriptions; and movies and events programming available on a pay-per-view basis. Programming purchased on a monthly, quarterly, annual, or seasonal basis, including premium programming, is billed in advance and is recorded as unearned revenue. All programming revenue is recognized as service is provided.


     Equipment and installation revenue primarily consists of the sale of DSS(R) equipment and accessories and related installation charges. Equipment sales are recognized upon delivery of the equipment to the customer. Installation revenue is recognized when the equipment is installed.


     Cost of revenue -- Cost of revenue includes the cost associated with providing DIRECTV Services to the Company's subscribers. These costs include the direct wholesale cost of purchasing related programming from DirecTv (through the NRTC (Note 5)); monthly subscriber maintenance fees charged by DirecTv and the NRTC, such as security fees, ground service fees, system authorization fees, and fees for subscriber billings; costs of equipment and installation; and certain subscriber operating costs. Cost of equipment and installation represents the actual cost of the equipment to the Company plus the costs to install the equipment.


     Inventories -- The Company maintains inventories consisting of DSS(R) equipment and related accessories. Inventory is valued at the lower of cost or market, generally on an average cost basis.


     Deferred promotional costs -- Deferred promotional costs consist of costs related to a subscriber rebate program sponsored by DirecTv. Under the program, new subscribers who agree to prepay for one year of programming service receive a credit which can be applied toward the one year's programming subscription.

                      SATELLITE TELEVISION SERVICES, INC.

2. Summary of Significant Accounting Policies  -- (Continued)

     Subscribers under this program may choose to net the credit on their first bill or pay the full amount and receive a refund from the Company for their credit. In each case the Company defers the cost of this credit and amortizes it over the one-year contract period. In addition, as a part of this program, the Company receives $1 per month for up to five years from the NRTC for each subscriber whose account remains active.

     Property and equipment -- Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed currently. Depreciation for property and equipment is provided using the straight-line method over the estimated useful lives (five years) of the respective assets. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in earnings. Depreciation expense of approximately $5,000, $13,000 and $14,000 was recorded in fiscal 1995, 1996, and 1997, respectively.

     Contract rights -- Contract rights represent the cost of acquiring rights to distribute DIRECTV Services. Contract rights are being amortized over ten years, the estimated remaining useful life of the satellites operated by DirecTv which provide service under the related contracts. Amortization expense totalled approximately $142,000 during 1995, 1996, and 1997.

     NRTC patronage capital -- The Company is a member of the NRTC. NRTC patronage capital represents the noncash portion of NRTC patronage income. Under its bylaws, the NRTC declares a patronage dividend of the excess of its revenues over expenses each year. Of the total patronage dividend, 15% to 30% is paid in cash and the remaining 70% to 85% is distributed in the form of noncash patronage capital, which may be redeemed in cash, but only at the discretion of the NRTC. The total allocation is recorded as other income when allocated.

     Cash and cash equivalents -- The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

     Certificates of deposit -- The Company has three $100,000 certificates of deposit at September 30, 1997 which are due January 25, April 25, and July 11, 1998 and bear interest at 4.76%, 5.5%, and 5.2%, respectively.

     Income taxes -- Deferred income tax assets and liabilities are computed based on differences between the financial statement and income tax bases of assets and liabilities using enacted income tax rates. Deferred income tax expense or benefit is based on the change in deferred tax assets and liabilities from period to period, subject to an ongoing assessment of realization of deferred tax assets.

     Concentration of credit risk -- Concentration of credit risk with respect to trade accounts receivable is due to the geographic proximity of the Company's subscribers.

     Long-Lived Assets -- Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When events or changes in circumstances occur related to long-lived assets, management estimates the future cash flows expected to result from the use of the asset and its eventual disposition. Having found no instances whereby the sum of expected future cash flows (undiscounted and without interest charges) was less than the carrying amount of the asset and thus requiring the recognition of an impairment loss, management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

     Commitments and contingencies -- As part of the NRTC Member Agreements, the Company is required to pay certain programming fees based on a minimum number of subscribers (such minimum number of subscribers being equal to up to 5% of the households in the Company's Rural DirecTv Market, or up to 5,885 subscribers) and the requirements of certain programming agreements between DirecTv and providers of programming,

                      SATELLITE TELEVISION SERVICES, INC.

2. Summary of Significant Accounting Policies  -- (Continued)

beginning in the fourth year of operation of the NRTC Member Agreement if the Company fails to obtain such minimum number of subscribers prior to such time. The Company has achieved the minimum subscriber requirement as of September 30, 1997 and is therefore not required to pay such fees.

3. Income Taxes

     The tax provision for the year ended September 30 consists of the following:

                                                 1995           1996         1997
                                               ------------   ----------   ------------
Current:
 Federal.  .................................                  $ 75,096      $ 166,224
 State. ....................................    $     376        9,538         24,203
                                                ---------     --------      ---------
Total current provision.  ..................          376       84,634        190,427
Deferred   .................................      (23,554)      29,008        (31,802)
                                                ---------     --------      ---------
Total income tax provision (benefit)  ......    $ (23,178)    $113,642      $ 158,625
                                                =========     ========      =========

     The difference between the income tax provision computed at the federal statutory rate and the reported tax provision is comprised primarily of state income taxes.

     Deferred taxes at September 30 are comprised of the following:


                                         1996           1997
                                        -----------   ------------
Deferred tax assets:
 Service rights amortization.  ......    $ 73,707      $107,726
 Other.   ...........................       5,145         2,572
                                         --------      --------
   Total deferred tax assets.  ......      78,852       110,298
Deferred tax liabilities ............      (2,239)       (1,883)
                                         --------      --------
Net deferred tax assets. ............    $ 76,613      $108,415
                                         ========      ========

4. Reliance on DirecTv and the NRTC and Other Matters

     The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services. The NRTC bills the Company for these services on a monthly basis. These fees are recorded as service fees in the accompanying statements of operations. The NRTC also sells DSS(R) equipment to its members.

     Because the Company is, through the NRTC, a distributor of DIRECTV Services, the Company would be adversely affected by any material adverse changes in the assets, financial condition, programming, technological capabilities or services of DirecTv or its parent corporation, Hughes Communication Galaxy, Inc. ("Hughes"), including DirecTv's failure to retain or renew its Federal Communication Commission ("FCC") licenses to transmit radio frequency signals from the orbital slots occupied by its satellites.

     The NRTC is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pursuant to an agreement between the NRTC and Hughes (the "Hughes Agreement") and the NRTC Member Agreements, participating NRTC members acquired the exclusive rights to provide DIRECTV Services to residential and commercial subscribers in certain rural DirecTv markets. In general, upon default by the NRTC under the Hughes Agreement, the Company would have the right to acquire DIRECTV Services directly from DirecTv. The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized

                      SATELLITE TELEVISION SERVICES, INC.

4. Reliance on DirecTv and the NRTC and Other Matters  -- (Continued)

remittance processing services. If the NRTC is unable to provide these services for whatever reasons, the Company would be required to acquire the services from other sources. There can be no assurance that the cost to the Company to obtain these services elsewhere would not exceed the amounts currently payable to the NRTC.

     The Company would also be adversely affected by the termination of the NRTC Member Agreements by the NRTC prior to the expiration of their respective terms. If the NRTC Member Agreements are terminated by the NRTC, the Company would no longer have the right to provide DIRECTV Services. There can be no assurance that the Company would be able to obtain similar DBS services from other sources.

     Both the Hughes Agreement and the NRTC Member Agreements expire when Hughes removes its current satellites from their assigned orbital locations. Although, according to Hughes, the three DirecTv satellites have estimated orbital lives of approximately 15 years from their respective launches in December 1993 and 1994, there can be no assurance as to the longevity of the satellites and thus no assurance as to how long the Company will be able to continue to acquire DBS services pursuant to the NRTC Member Agreements.

     While the Company believes it will have access to DIRECTV Services following the expiration of the current Hughes Agreement by virtue of the NRTC's right of first refusal in the Hughes Agreement and the Company's existing contractual and membership relationship with the NRTC, there can be no assurance that such services will be available to the Company from Hughes or the NRTC, and, if available, there can be no assurance with regard to the financial and other terms under which the Company could acquire the services.

     The Company's DBS business is a new business with a limited operating history. There are numerous risks associated with satellite transmission technology. There can be no assurance as to the longevity of the satellites or that loss, damage, or changes in the satellites will not occur and have a material adverse effect on DirecTv and the Company's DBS business.

     DirecTv, and therefore the Company, is dependent on third parties to provide high-quality programming that appeals to mass audiences. DirecTv's programming agreements have terms which expire on various dates and have different renewal and cancellation provisions. There can be no assurance that any such agreements will be renewed or will not be canceled prior to expiration of their original terms.

     DBS operators, such as DirecTv, are free to set prices and serve subscribers according to their business judgment, without rate of return and other regulation. However, DirecTv is subject to the regulatory jurisdiction of the FCC.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Ocmulgee Communications, Inc.:

     We have audited the accompanying balance sheet of OCMULGEE COMMUNICATIONS, INC. (a Georgia corporation) as of December 31, 1996 and the related statement of operations, changes in stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ocmulgee Communications, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                                  ARTHUR ANDERSEN LLP



Atlanta, Georgia
December 11, 1997

                         OCMULGEE COMMUNICATIONS, INC.

                                BALANCE SHEETS
                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997




                                                                                    December 31,     September 30,
                                                                                        1996             1997
                                                                                    --------------   --------------
                                                                                                      (Unaudited)
                                       ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.   ...................................................    $  110,729       $  124,411
 Trade accounts receivable, net of allowance for doubtful accounts of $9,504 and
   $5,841 at December 31, 1996 and September 30, 1997, respectively. ............       179,779          160,228
 Due from related parties  ......................................................         2,026               --
 Inventory. .....................................................................        19,178           22,152
                                                                                     ----------       ----------
   Total current assets .........................................................       311,712          306,791
                                                                                     ----------       ----------
PROPERTY AND EQUIPMENT, at cost:
 Land ...........................................................................        38,450           38,450
 Building and improvements.   ...................................................       128,787          128,787
 Equipment. .....................................................................        51,766           60,220
 Furniture and fixtures .........................................................        11,413           11,413
                                                                                     ----------       ----------
                                                                                        230,416          238,870
                                                                                     ----------       ----------
 Less accumulated depreciation.  ................................................       (43,487)         (56,309)
                                                                                     ----------       ----------
                                                                                        186,929          182,561
                                                                                     ----------       ----------
CONTRACT RIGHTS AND OTHER ASSETS, NET (Note 3)  .................................       474,164          453,434
                                                                                     ----------       ----------
                                                                                     $  972,805       $  942,786
                                                                                     ==========       ==========
                      LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Current maturities of long-term debt  ..........................................    $  536,551       $  781,745
 Notes payable to related parties (Note 5).  ....................................       318,003          316,207
 Accounts payable ...............................................................         8,649            4,469
 Accrued liabilities.   .........................................................       193,870          107,073
 Unearned revenue ...............................................................       192,463          140,502
 Advance payments ...............................................................        21,442           22,368
                                                                                     ----------       ----------
   Total current liabilities. ...................................................     1,270,978        1,372,364
                                                                                     ----------       ----------
LONG-TERM DEBT, less current maturities (Note 6)   ..............................       308,542            3,337
                                                                                     ----------       ----------
OTHER LIABILITIES.   ............................................................       140,448          152,783
                                                                                     ----------       ----------
COMMITMENTS AND CONTINGENCIES (Notes 4 and 9)
STOCKHOLDERS' DEFICIT:
 Common stock, no par value, 10,000 shares authorized, 10,000 shares issued and
   outstanding at December 31, 1996 and September 30, 1997  .....................            --               --
 Additional paid-in capital   ...................................................       124,787          111,840
 Accumulated deficit.   .........................................................      (871,950)        (697,538)
                                                                                     ----------       ----------
   Total stockholders' deficit.  ................................................      (747,163)        (585,698)
                                                                                     ----------       ----------
                                                                                     $  972,805       $  942,786
                                                                                     ==========       ==========

      The accompanying notes are an integral part of these balance sheets.

                         OCMULGEE COMMUNICATIONS, INC.

                           STATEMENTS OF OPERATIONS
                   FOR THE YEAR ENDED DECEMBER 31, 1996 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)




                                                 Year Ended            Nine Months Ended
                                                December 31,              September 30
                                                --------------   ------------------------------
                                                    1996            1996            1997
                                                --------------   -------------   --------------
                                                                           (Unaudited)
REVENUE:
 Programming revenue.   .....................    $1,370,555      $ 975,665        $1,432,951
 Equipment and installation revenue .........       250,191        193,985           181,277
                                                 ----------      ---------        ----------
   Total revenue. ...........................     1,620,746      1,169,650         1,614,228
                                                 ----------      ---------        ----------
COST OF REVENUE:
 Programming expense and service fees  ......       841,967        576,812           731,020
 Cost of equipment and installation .........       186,601        146,340           239,500
 Royalties. .................................       162,461        107,778            97,573
                                                 ----------      ---------        ----------
   Total cost of revenue.  ..................     1,191,029        830,930         1,068,093
                                                 ----------      ---------        ----------
GROSS PROFIT.  ..............................       429,717        338,720           546,135
                                                 ----------      ---------        ----------
OPERATING EXPENSES:
 Sales and marketing.   .....................       126,164        103,640            38,915
 General and administrative   ...............       271,480        184,162           211,210
 Depreciation and amortization.  ............        67,768         56,835            50,756
                                                 ----------      ---------        ----------
   Total operating expenses   ...............       465,412        344,637           300,881
                                                 ----------      ---------        ----------
OPERATING (LOSS) INCOME .....................       (35,695)        (5,917)          245,254
OTHER (INCOME) EXPENSE:
 Interest expense ...........................       103,488         66,910            75,567
 Other income  ..............................       (59,899)       (27,843)           (4,725)
                                                 ----------      ---------        ----------
                                                     43,589         39,067            70,842
                                                 ----------      ---------        ----------
NET (LOSS) INCOME ...........................    $  (79,284)     $ (44,984)       $  174,412
                                                 ==========      =========        ==========

        The accompanying notes are an integral part of these statements.

                         OCMULGEE COMMUNICATIONS, INC.

                STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                   FOR THE YEAR ENDED DECEMBER 31, 1996 AND
             THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)




                                                                 Additional
                                              Common Stock
                                           -------------------    Paid-In      Accumulated
                                           Shares     Amount      Capital        Deficit           Total
                                           --------   --------   -----------   ---------------   --------------
BALANCE, DECEMBER 31, 1995  ............    10,000      $--      $124,787       $  (792,666)      $ (667,879)
 Net loss.   ...........................        --       --            --           (79,284)         (79,284)
                                            ------      ------   --------       -----------       ----------
BALANCE, DECEMBER 31, 1996  ............    10,000       --       124,787          (871,950)        (747,163)
 Net income (unaudited). ...............        --       --            --           174,412          174,412
 Capital withdrawal (unaudited).  ......        --       --       (12,947)               --          (12,947)
                                            ------      ------   --------       -----------       ----------
BALANCE, DECEMBER 31, 1997
 (UNAUDITED) ...........................    10,000      $--      $111,840       $  (697,538)      $ (585,698)
                                            ======      ======   ========       ===========       ==========

        The accompanying notes are an integral part of these statements.

                         OCMULGEE COMMUNICATIONS, INC.

                           STATEMENTS OF CASH FLOWS
                    FOR THE YEAR ENDED DECEMBER 31, 1996 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)




                                                          Year Ended            Nine Months Ended
                                                         December 31,             September 30,
                                                             1996            1996             1997
                                                         --------------   --------------   -------------
                                                          (Unaudited)              (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss) income.  .................................    $  (79,284)      $  (44,984)      $  174,412
 Adjustments to reconcile net (loss) income to net
   cash provided by operating activities:
   Loss on sale of fixed assets  .....................           547              547               --
   Depreciation and amortization.   ..................        67,768           56,835           50,756
   Amortization of deferred credit. ..................        (6,491)          (4,869)          (4,869)
   Changes in operating assets and liabilities:
    Accounts receivable, net  ........................       (51,751)         (46,618)          21,577
    Inventory. .......................................        39,513           39,061           (2,974)
    Accounts payable .................................       (43,895)         (41,029)          (4,180)
    Accrued liabilities.   ...........................        34,874           (5,937)         (86,797)
    Unearned revenue .................................       123,025           74,364          (51,961)
    Advance payments .................................         8,825            9,159              926
                                                          ----------       ----------       ----------
 Total adjustments.  .................................       172,415           81,513          (77,522)
                                                          ----------       ----------       ----------
 Net cash provided by operating activities.  .........        93,131           36,529           96,890
                                                          ----------       ----------       ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment.  ...............            --               --           (8,454)
 Proceeds from sale of property and equipment.  ......         6,699            6,699               --
                                                          ----------       ----------       ----------
 Net cash provided by (used in) investing activities           6,699            6,699           (8,454)
                                                          ----------       ----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of notes payable. ............        35,657           35,657          397,841
 Repayments of notes payable. ........................      (157,523)        (137,980)        (459,648)
 Capital withdrawal  .................................            --               --          (12,947)
                                                          ----------       ----------       ----------
 Net cash used in financing activities.   ............      (121,866)        (102,323)         (74,754)
                                                          ----------       ----------       ----------
NET CHANGE IN CASH AND CASH
 EQUIVALENTS   .......................................       (22,036)         (59,095)          13,682
CASH AND CASH EQUIVALENTS,
 at beginning of period ..............................       132,765          132,765          110,729
                                                          ----------       ----------       ----------
CASH AND CASH EQUIVALENTS,
 at end of period ....................................    $  110,729       $   73,670       $  124,411
                                                          ==========       ==========       ==========
SUPPLEMENTAL NONCASH FINANCING
 ACTIVITY:
 NRTC patronage capital declared.   ..................    $   48,919       $   48,919       $   17,204
                                                          ==========       ==========       ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest ..............................    $  106,343       $   73,126       $   82,572
                                                          ==========       ==========       ==========

        The accompanying notes are an integral part of these statements.

                         OCMULGEE COMMUNICATIONS, INC.

                NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 1996
 (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


1. Organization and Nature of Business

     Ocmulgee Communications, Inc. (the "Company") is an S corporation organized in Georgia. The Company was formed on February 5, 1993 to acquire and operate the rights to distribute direct broadcast satellite ("DBS") services ("DIRECTV Services") offered by DirecTv, Inc. ("DirecTv").

     The Company obtained the rights to distribute DIRECTV Services in 11 rural markets in Georgia pursuant to agreements (the "NRTC Member Agreements") with the National Rural Telecommunications Cooperative ("NRTC") in exchange for approximately $500,000 (Note 3). The Company also obtained the rights to distribute DIRECTV Services in 16 additional rural markets in Georgia and Florida pursuant to the management agreements (the "Management Agreements") with various investors (the "Sub-Investors") who had purchased the rights from the NRTC (Note 10).

     In October 1997, the Company entered into an asset purchase agreement (the "Agreement") with Digital Television Services, LLC ("DTS") or its affiliate. The Agreement provides that DTS will purchase the Company's NRTC Member Agreements and other assets used in connection with the Company's business, as defined in the Agreement, and will assume certain liabilities of the Company, as defined in the Agreement. The purchase price is subject to an adjustment based on the number of subscribers and working capital at the date of closing of the Agreement (Note 11).

2. Summary of Significant Accounting Policies


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Revenue Recognition

     The Company earns programming revenue by providing DIRECTV Services to its subscribers. Programming revenue includes DIRECTV Services purchased by subscribers in monthly, quarterly, or annual subscriptions; additional premium programming available on an a la carte basis; sports programming available under monthly, annual, or seasonal subscriptions; and movies and events programming, including premium programming, available on a pay-per-view basis. Programming purchased on a monthly, quarterly, annual, or seasonal basis is billed in advance and is recorded as unearned revenue. All programming revenue is recognized when earned.

     Equipment and installation revenue primarily consists of the sale of DSS(R) equipment and accessories and related installation charges. Equipment sales revenue represents the amounts paid by customers to the Company and is recognized upon delivery of the equipment to the customer. Installation revenue is recognized when the equipment is installed and represents the amounts paid by the customers to the Company for such services.


Cost of Revenue

     Cost of revenue includes the cost associated with providing DIRECTV Services to the Company's subscribers. These costs include the direct wholesale cost of purchasing related programming from DirecTv (through the NRTC [Note 9]); monthly subscriber maintenance fees charged by DirecTv, such as security fees, ground service fees, system authorization fees, and fees for subscriber billings; cost of equipment sold; and certain subscriber operating costs. These costs also include amounts paid to the Sub-Investors in accordance with the Management Agreements (Note 10). Cost of equipment and installation represents the actual cost of the equipment to the Company plus the costs to install the equipment.

                         OCMULGEE COMMUNICATIONS, INC.

2. Summary of Significant Accounting Policies  -- (Continued)

Cash and Cash Equivalents


     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.


Inventories


     The Company maintains inventories consisting of DSS(R) equipment and related accessories. Inventory is valued at the lower of cost or market, generally on a specific identification basis.


Property and Equipment


     Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed currently. Depreciation for property and equipment and leased equipment is provided using the straight-line method over the estimated useful lives of the respective assets ranging from 7 to 31 years for buildings and improvements, 5 to 7 years for equipment, and 7 years for furniture and fixtures. Depreciation expense for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 was $17,189, $18,901, and $12,822, respectively. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in earnings.


Accrued Liabilities


     Accrued liabilities consist of the following at December 31, 1996 and September 30, 1997:



                                        1996         1997
                                      ----------   ---------
Accrued programming expense  ......   $149,258      $ 77,041
Other   ...........................     44,612        30,032
                                      --------      --------
                                      $193,870      $107,073
                                      ========      ========

Income Taxes


     The Company files its tax return as an S corporation for federal and state income tax purposes. All taxable income or loss of an S corporation is allocable to the stockholders of the Company in proportion to their respective ownership interests and is included in their individual income tax returns. Accordingly, no provision for income taxes is included in the accompanying financial statements.


Concentration of Credit Risk


     Concentration of credit risk with respect to accounts receivable is limited due to the large number of subscribers. As a result, at December 31, 1996, management does not believe any significant concentration of credit risk exists.


Long-Lived Assets


     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When events or changes in circumstances occur related to long-lived assets, management estimates the future cash flows expected to result from the use of the

                         OCMULGEE COMMUNICATIONS, INC.

2. Summary of Significant Accounting Policies  -- (Continued)

asset and its eventual disposition. Having found no instances whereby the sum of expected future cash flows (undiscounted and without interest charges) was less than the carrying amount of the asset and thus requiring the recognition of an impairment loss, management believes that the long-lived assets in the accompanying balance sheet are appropriately valued.

3. Contract Rights and Other Assets, Net

     Contract rights and other assets consist of the following at December 31, 1996 and September 30, 1997:



                                   December 31,     September 30,
                                       1996             1997
                                   --------------   --------------
Contract rights  ...............    $  505,785       $  505,785
Accumulated amortization  ......      (126,446)        (164,380)
                                    ----------       ----------
                                       379,339          341,405
NRTC patronage capital .........        94,825          112,029
                                    ----------       ----------
                                    $  474,164       $  453,434
                                    ==========       ==========

NRTC Patronage Capital

     The Company is an affiliate of the NRTC. While affiliates have no vote, they do have an interest in the NRTC in proportion to their prior patronage. NRTC patronage capital represents the noncash portion of NRTC patronage income. Under its bylaws, the NRTC declares a patronage dividend of its excess of revenues over expenses each year. Of the total patronage dividend, 20% is paid in cash, is recognized as income when received, and is netted against programming expense in the accompanying statements of operations.

     The remaining 80% is distributed in the form of noncash patronage capital, which will be redeemed in cash only at the discretion of the NRTC. The Company includes noncash patronage capital as other assets, with an offsetting deferred patronage income amount included in other liabilities in the accompanying balance sheets. The patronage capital will be recognized as income when cash distributions are declared by the NRTC.


Contract Rights

     Contract rights represent the Company's cost of acquiring the exclusive rights to distribute DIRECTV Services. Contract rights are being amortized over ten years, the estimated remaining useful life of the satellites operated by DirecTv which provide service under the related contracts. Amortization expense, included in depreciation and amortization in the accompanying statements of operations, for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 was $50,579, $37,934, and $37,934,
respectively.

4. Commitments and Contingencies


Minimum Subscribers

     As part of the NRTC Member Agreements, the Company is required to pay certain fees based on a minimum number of subscribers (such minimum number of subscribers being equal to up to 5% of the households the Company's Rural DirecTv Market, or up to 2,009 subscribers) beginning in the fourth year of operation of the NRTC Member Agreement if the Company fails to obtain such minimum number of subscribers prior to such time. The Company has achieved the minimum subscriber requirement at December 31, 1996 and is therefore not required to pay such fee.


Litigation

     The Company is involved in certain litigation arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

                         OCMULGEE COMMUNICATIONS, INC.

5. Notes Payable to Related Parties

     At December 31, 1996 and September 30, 1997, the Company had outstanding notes payable to certain shareholders and related parties. The outstanding notes payable to certain shareholders and related parties are due on demand and are subordinate to amounts outstanding under the notes payable due to banks (Note 6). The notes payable to certain shareholders and related parties outstanding as of December 31, 1996 and September 30, 1997 are as follows:



                                                                     1996         1997
                                                                   ----------   ---------
Note payable to a corporation related to certain shareholders, principal due December 1, 1997, bearing interest at the rate which a certain bank pays on certain certificates of deposit
 plus 1%, secured by the assets of the Company   ...............   $250,000      $250,000
Unsecured notes payable to the majority shareholder, due on
 demand, payable in monthly installments through December 1,
 2006, bearing interest at rates ranging from 7% to 7.6%  ......     51,300        50,504
Unsecured note payable to a minority shareholder, due on
 demand, interest payable monthly at 8.5%  .....................     16,703        15,703
                                                                   --------      --------
                                                                   $318,003      $316,207
                                                                   ========      ========

     During 1996, the Company received advances of $27,000 from a company related to a stockholder. The advance was repaid during 1996.

                         OCMULGEE COMMUNICATIONS, INC.

6. Debt


     The Company's long-term debt consists of the following as of December 31, 1996 and September 30, 1997:



                                                                        1996        1997
                                                                      ----------   ---------
Note payable to a bank, payable in monthly installments of
 $4,800, with final principal of $297,000 due February 10,
 1998, secured by all shares of the Company's common stock
 and certain personal property of the stockholders and related parties, guaranteed by certain stockholders and a related-party
 corporation, bearing interest at 8.51% ...........................   $430,621      $     --
Note payable to a bank, payable in monthly installments of
 $10,200, with final principal of $776,000 due April 10, 1998, secured by certain fixed assets of the Company, guaranteed by
 certain stockholders, bearing interest at 8.51% ..................         --       777,315
Notes payable to a bank, principal due May 14, 1997, secured by accounts receivable of the Company and certain personal prop-
 erty of the stockholders, bearing interest at prime plus 2%
 (10.5% at December 31, 1996)  ....................................    400,044            --
Notes payable to a bank, payable in monthly principal and inter-
 est installments of $750 through April 11, 1998 and August 11,
 1999, secured by certain fixed assets, bearing interest at rates
 ranging from 7.75% to 9%   .......................................     14,428         7,767
                                                                      --------      --------
                                                                       845,093       785,082
Less current maturities of long-term debt  ........................    536,551       781,745
                                                                      --------      --------
                                                                      $308,542      $  3,337
                                                                      ========      ========

     The aggregate maturities of long-term debt as of December 31, 1996 are as follows:


1997  ......................................................    $536,551
1998  ......................................................     307,230
1999  ......................................................       1,312
                                                                --------
                                                                $845,093
                                                                ========

7. Stockholders' Agreement


     On November 2, 1993, the stockholders executed a stockholders' agreement (the "Stockholder Agreement"). Unless terminated pursuant to the terms of the agreement, the Stockholder Agreement terminates on the death of the last survivor of the stockholders who are parties to the agreement. The Stockholder Agreement places certain restrictions on the transfer of the Company's common stock and provides an option for existing stockholders to acquire the shares proposed to be transferred by the stockholder.


8. Benefit Plan


     The Company's employees participate in a defined contribution retirement plan with certain employees of the majority stockholder. The Company contributes a discretionary amount to the plan. The contribution is allocated in the proportion that each participant's compensation bears to the total compensation of all participants. Employee contributions to the plan are not permitted.

                         OCMULGEE COMMUNICATIONS, INC.

9. Reliance on DirecTv and the NRTC and Other Matters


     The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. The NRTC bills the Company for these services on a monthly basis. These fees are recorded as service fees in the accompanying statements of operations. The NRTC also sells DSS(R) equipment to its members.

     Because the Company is, through the NRTC, a distributor of DIRECTV Services, the Company would be adversely affected by any material adverse changes in the assets, financial condition, programming, technological capabilities, or services of DirecTv or its parent corporation, Hughes Communication Galaxy, Inc. ("Hughes"), including DirecTv's failure to retain or renew its Federal Communication Commission ("FCC") licenses to transmit radio frequency signals from the orbital slots occupied by its satellites.

     The NRTC is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pursuant to an agreement between the NRTC and Hughes (the "Hughes Agreement") and the NRTC Member Agreements, participating NRTC members acquired the exclusive rights to provide DIRECTV Services to residential and commercial subscribers in certain rural DirecTv markets. In general, upon default by the NRTC under the Hughes Agreement, the Company would have the right to acquire DIRECTV Services directly from DirecTv. The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. If the NRTC is unable to provide these services for whatever reason, the Company would be required to acquire the services from other sources. There can be no assurance that the cost to the Company to obtain these services elsewhere would not exceed the amounts currently payable to the NRTC.

     The Company would also be adversely affected by the termination of the NRTC Member Agreements by the NRTC prior to the expiration of their respective terms. If the NRTC Member Agreements are terminated by the NRTC, the Company would no longer have the right to provide DIRECTV Services. There can be no assurance that the Company would be able to obtain similar DBS services from other sources.

     Both the Hughes Agreement and the NRTC Member Agreements expire when Hughes removes its current satellites from their assigned orbital locations. Although, according to Hughes, the three DirecTv satellites have estimated orbital lives of approximately 15 years from their respective launches in December 1993 and 1994, there can be no assurance as to the longevity of the satellites and thus no assurance as to how long the Company will be able to continue to acquire DBS services pursuant to the NRTC Member Agreements.

     While the Company believes that it will have access to DIRECTV Services following the expiration of the current Hughes Agreement by virtue of the NRTC's right of first refusal in the Hughes Agreement and the Company's existing contractual and membership relationship with the NRTC, there can be no assurance that such services will be available to the Company from Hughes or the NRTC, and, if available, there can be no assurance with regard to the financial and other terms under which the Company could acquire the services.

     The Company's DBS business is a new business with a limited operating history. There are numerous risks associated with satellite transmission technology. There can be no assurance as to the longevity of the satellites or that loss, damage, or changes in the satellites will not occur and have a material adverse effect on DirecTv and the Company's DBS business.


     DirecTv, and therefore the Company, is dependent on third parties to provide high-quality programming that appeals to mass audiences. DirecTv's programming agreements have terms which expire on various dates and different renewal and cancellation provisions. There can be no assurance that any such agreements will be renewed or will not be canceled prior to expiration of their original terms.


     DBS operators, such as DirecTv, are free to set prices and serve subscribers according to their business judgment without rate of return and other regulation. However, DirecTv is subject to the regulatory jurisdiction of the FCC.

                         OCMULGEE COMMUNICATIONS, INC.

10. Management Agreements

     In 1993, the Company entered into the Management Agreements with the Sub-Investors. The length of the Management Agreements was for a period of one year, which was extended for additional periods as mutually agreed to by the parties. The Company manages the operation of the Sub-Investors markets pursuant to the Management Agreements. The Company is the authorized dealer of the NRTC with respect to the Sub-Investors' markets. Accordingly, all revenues generated and expenses incurred in the Company's management and operation of the Sub-Investors' markets are included in the accompanying statements of operations. Pursuant to the Management Agreements, the Sub-Investors are entitled to defined amounts of revenues generated in their respective markets. Amounts paid to the Sub-Investors are reflected as royalties in the accompanying statements of operations.

     Pursuant to the Management Agreements, the Sub-Investors contributed amounts equal to 10% of the cost (the "Deferred Credit") of their NRTC license to the Company. The Deferred Credit was paid by the Sub-Investors in order to offset the Company's costs in managing and operating the markets owned by the Sub-Investors. The Deferred Credit is being amortized over ten years, the estimated remaining useful life of the satellites operated by DirecTv which provide service under the related contracts. Amortization of the Deferred Credit, included as an offset to general and administrative expenses in the accompanying statements of operations, was $6,491, $4,869 and $4,869 for the year ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997, respectively. The unamortized portion of the Deferred Credit included in other liabilities in the accompanying balance sheets at December 31, 1996 and September 30, 1997 was $45,623 and $40,754, respectively.

     The Sub-Investors retained the rights to the 16 rural markets in Georgia and Florida. Therefore, the contract rights for the markets have not been recorded in the accompanying balance sheets. The Company has the right of first refusal to purchase the license rights in the event the Sub-Investors decide to sell their rights in the markets. The Sub-Investors also retained the right to apply as a licensee directly to the NRTC at any time during the term of the Management Agreement and upon such acceptance and approval by the NRTC as a direct licensee, the Management Agreement may be cancelled upon 30 days notice. Any remaining unamortized portion of the Deferred Credit would be recorded as income as the Company is not required to remit these amounts to the Sub-Investors.

11. Subsequent Events


Refinancing of Debt

     On April 10, 1997, the Company entered into an amended credit agreement with a bank allowing the Company to consolidate existing debt. Amounts outstanding under the amended credit agreement bear interest at 8.51% and mature on April 10, 1998. The note is collateralized by certain property of the Company and is guaranteed by certain shareholders of the Company.


Letter of Intent

     On October 22, 1997, the Company entered into the Agreement with DTS, which was subsequently amended by an amendment dated November 14, 1997 by and among the Company and DTS. The Agreement provides that DTS will purchase the Company's NRTC Member Agreements and certain other assets used in connection with the Company's business, as defined in the Agreement, and will assume certain liabilities of the Company, as defined in the Agreement. The purchase price is subject to an adjustment based on the number of subscribers and working capital at the date of closing of the Agreement.

     The Agreement is contingent upon obtaining consents from Hughes and the NRTC and is contingent upon the negotiation of a definitive agreement.

     In connection with the Company's Agreement with DTS, the Company has entered into agreements with the Sub-Investors to transfer their rights in the 16 rural markets in Georgia and Florida to DTS in exchange for specified amounts.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Basis of Presentation

     Pro forma consolidated statements of operations and other data for the year ended December 31, 1996 and the nine months ended September 30, 1997 give effect to (i) the Portland, Maine TV acquisition, which closed on January 29, 1996, and the Tallahassee, Florida TV acquisition, which closed on March 8, 1996, (ii) the acquisition of a Puerto Rico cable system, which closed on August 29, 1996,
(iii) the Completed DBS Acquisitions, (iv) the Pending DBS Acquisitions, (v) the sale of the New England cable systems, (vi) Pegasus' initial public offering of 3,000,000 shares of Class A Common Stock (the "Initial Public Offering"), which was consummated on October 8, 1996, and Pegasus' public offering of 100,000 shares of 12 3/4% Series A Cumulative Exchangeable Preferred Stock and warrants to purchase 193,600 shares of Class A Common Stock (the "Unit Offering"), which was consummated on January 27, 1997, (vii) the offering of $115.0 million aggregate principle amount of 9 5/8% Series A Senior Notes due 2005 (the "Senior Notes Offering"), and (viii) the DTS Acquisition, all as if such events had occurred at the beginning of each period.

     The pro forma condensed consolidated balance sheet as of September 30, 1997, gives effect to (i) the Completed DBS Acquisitions, (ii) the Pending DBS Acquisitions which are anticipated to occur in the first quarter of 1998, (iii) the New Credit Facility and the closing of an existing credit facility, (iv) the Senior Notes Offering and the use of proceeds thereof, and (v) the DTS Acquisition, as if such events had occurred on such date.

     The acquisitions are accounted for using the purchase method of accounting. The total costs of such acquisitions are allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values. The allocation of the purchase price included in the pro forma financial statements is preliminary. The Company does not expect that the final allocation of the purchase price will materially differ from the prelimianry allocation.

     The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The pro forma consolidated financial information should be read in conjunction with the Notes to Pro Forma Consolidated Statements of Operations, as well as the financial statements and notes thereto of the acquisitions, included elsewhere in this report. The pro forma consolidated financial information is not necessarily indicative of the Company's future results of operations. There can be no assurance whether or when the Pending DBS Acqusitions or the DTS Acquisition will be consummated.

                       Pegasus Communications Corporation
                      Pro Forma Consolidated Balance Sheet
                               September 30, 1997

                                                    Acquisitions
                                               ------------------------
                                                  Completed   Pending      Cable     New Credit
                                      Actual        DBS(a)     DBS(b)      Sale(c)   Facility(d)
                                     ----------  ----------  ----------  ----------  ----------
      ASSETS

Cash and cash equivalents              $34,211     ($9,616)   ($28,475)    $28,000     ($1,800)
Restricted cash                          1,181
Accounts receivable, net                10,577
Inventory                                  760
Prepaid expenses and other
 current assets                          4,129
Property and equipment, net             27,423                              (3,802)
Intangibles, net                       237,512      48,371      38,725      (2,047)      1,800
Other assets                             1,948
                                     ----------  ----------  ----------  ----------  ----------

          Total assets                $317,741      $38,755    $10,250     $22,151
                                     ==========  ==========  ==========  ==========  ==========

      LIABILITIES AND TOTAL EQUITY

Current liabilities                     $9,444
Accrued interest                         3,457
Current portion of long-term debt        4,895
Current portion of program rights
 payable                                   898
Long-term debt, net                     83,224     $ 5,219     $10,250
Pegasus' Senior Notes
DTS' Senior Subordinated Notes
PSH Credit Facility                     69,200      25,000
Program rights payable                   1,242
Other long term liabilities              1,389
Preferred Stock                        108,678
Minority Interest                        3,000
Class A Common Stock                        53           4
Class B Common Stock                        46
Additional paid in capital              57,017       8,532                 $22,151
Retained earnings                      (24,802)

                                     ----------  ----------  ----------  ----------  ----------

    Total liabilities and equity      $317,741     $38,755     $10,250     $22,151
                                     ==========  ==========  ==========  ==========  ==========

(a) To record 6 Completed DBS Acquisitions which occurred after September 30, 1997.

(b) To record 7 Pending DBS Acquisitions.

(c) To record the pending sale of the New England cable operations.

(d) To record costs in connection with the New Credit Facility.

(e) To record the proceeds from the Senior Notes Offering and the uses of such proceeds.

(f) To record the pending DTS Acquisition.



                                       Other(e)   Sub-total     DTS(f)     Pro Forma
                                      ---------------------   ---------   -----------
      ASSETS
Cash and cash equivalents              $14,750     $37,070      $2,804     $39,874
Restricted cash                                      1,181      36,544      37,725
Accounts receivable, net                            10,577         677      11,254
Inventory                                              760       1,101       1,861
Prepaid expenses and other
 current assets                                      4,129       1,892       6,021
Property and equipment, net                         23,621       2,102      25,723
Intangibles, net                         6,050     330,411     272,211     602,622
Other assets                                         1,948         279       2,227
                                      ---------   ---------   ---------   ---------

          Total assets                 $20,800    $409,697    $317,610    $727,307
                                      =========   =========   =========   =========

      LIABILITIES AND TOTAL EQUITY

Current liabilities                                 $9,444     $10,620     $20,064
Accrued interest                                     3,457       3,229       6,686
Current portion of long-term debt                    4,895       9,324      14,219
Current portion of program rights
 payable                                               898                     898
Long-term debt, net                                 98,693      24,419     123,112
Pegasus' Senior Notes                 $115,000     115,000                 115,000
DTS' Senior Subordinated Notes                                 152,877     152,877
PSH Credit Facility                    (94,200)
Program rights payable                               1,242                   1,242
Other long term liabilities                          1,389       1,036       2,425
Preferred Stock                                    108,678                 108,678
Minority Interest                                    3,000                   3,000
Class A Common Stock                                    57          55         112
Class B Common Stock                                    46                      46
Additional paid in capital                          87,700     116,050     203,750
Retained earnings                                  (24,802)                (24,802)

                                      ---------   ---------   ---------   ---------

    Total liabilities and equity       $20,800    $409,697    $317,610    $727,307
                                      =========   =========   =========   =========


                       Pegasus Communications Corporation
                 Pro Forma Consolidated Statement of Operations
                          Year Ended December 31, 1996


                                                                        Acquisitions
                                                 -------------------------------------------------------------
                                                                             DBS         DBS                   New England
Income Statement Data:                  Actual       TV(a)     Cable(b)   Completed(c) Pending(d) Adjustments  Cable Sale(e)
                                       --------------------------------------------------------------------------------------

Net Revenues:
     TV                                 $28,488        $651                                              $17(h)
     DBS                                  5,829                             $30,633      $6,329
     Cable                               13,496                  $4,056                                            ($7,463)
     Other                                  116
                                       --------------------------------------------------------------------------------------
       Total net revenues                47,929         651       4,056      30,633       6,329           17        (7,463)
                                       --------------------------------------------------------------------------------------

Location operating expenses:
     TV                                  18,726         537                                              (43)(i)
     DBS                                  4,958                              30,311       5,217       (7,837)(j)
     Cable                                7,192                   2,448                                 (249)(k)    (3,830)
     Other                                   28
Incentive compensation                      985                                                                       (136)
Corporate expenses                        1,429          33          88       1,458         187       (1,766)(l)
Depreciation and amortization            12,061          17         365       2,245         710       17,414 (m)    (2,721)

                                       --------------------------------------------------------------------------------------
       Income (loss) from operations      2,550          64       1,155      (3,381)        215       (7,502)         (776)

Interest expense                        (12,455)       (585)       (482)     (1,365)       (104)     (16,324)(n)
Other income (expense), net                  61           3                     577          55         (593)(o)         3
                                        -------------------------------------------------------------------------------------
Income (loss) before income taxes
 and extraordinary items                 (9,844)       (518)        673      (4,169)        166      (24,419)         (773)
Provision (benefit) for income taxes       (120)         35          20         (79)         60          (36) (p)
                                        -------------------------------------------------------------------------------------
Income(loss) before extraordinary items  (9,724)       (553)        653      (4,090)        106      (24,383)         (773)
Dividends on Series A Preferred Stock
                                        -------------------------------------------------------------------------------------
Income (loss) applicable to common
     shares before extraordinary items  ($9,724)      ($553)       $653     ($4,090)       $106     ($24,383)        ($773)
                                       ======================================================================================




                                         Previous
Income Statement Data:                  Offerings(f)   Sub-total      DTS(g)   Pro Forma
                                       ------------------------------------------------------

Net Revenues:
     TV                                                 $29,156                   $29,156
     DBS                                                 42,791      $34,649       77,440
     Cable                                               10,089                    10,089
     Other                                                  116                       116
                                       ------------------------------------------------------
       Total net revenues                                82,152       34,649      116,801
                                       ------------------------------------------------------

Location operating expenses:
     TV                                                  19,220                    19,220
     DBS                                                 32,649       26,845       59,494
     Cable                                                5,561                     5,561
     Other                                                   28                        28
Incentive compensation                                      849          464        1,313
Corporate expenses                                        1,429          429        1,858
Depreciation and amortization                $  897      30,988       18,763       49,751

                                       ------------------------------------------------------
       Income (loss) from operations           (897)     (8,572)     (11,852)     (20,424)

Interest expense                              8,214     (23,101)     (21,817)     (44,918)
Other income (expense), net                                 106          (34)          72
                                       -------------------------------------------------------
Income (loss) before income taxes
 and extraordinary items                      7,317     (31,567)     (33,703)     (65,270)
Provision (benefit) for income taxes                       (120)                     (120)
                                       -------------------------------------------------------
Income(loss) before extraordinary items       7,317     (31,447)                  (65,150)
Dividends on Series A Preferred Stock       (12,750)    (12,750)                  (12,750)
                                       -------------------------------------------------------
Income (loss) applicable to common
     shares before extraordinary items      ($5,433)   ($44,197)    ($33,703)    ($77,900)
                                       ======================================================


                       Pegasus Communications Corporation
                 Pro Forma Consolidated Statement of Operations
                      Nine Months Ended September 30, 1997



                                                     DBS Acquisitions             New England    Previous
                                              -----------------------------------
Income Statement Data:               Actual   Completed(c) Pending(d) Adjustments Cable Sale(e)  Offerings(f) Sub-total
                                   -------------------------------------------------------------------------------------

Net Revenues:
    TV                                $21,664                                                               $21,664
    DBS                                23,362     $16,758     $6,811                                         46,931
    Cable                              12,399                                        ($4,721)                 7,678
    Other                                 112                                                                   112
                                   -------------------------------------------------------------------------------------
      Total net revenues               57,537      16,758      6,811                  (4,721)                76,385
                                   -------------------------------------------------------------------------------------

Location operating expenses:
    TV                                 14,574                                                                14,574
    DBS                                17,817      17,234      5,228     ($5,020)(j)                         35,259
    Cable                               6,598                                         (2,449)                 4,149
    Other                                  22                                                                    22
Incentive compensation                    744                                            (47)                   697
Corporate expenses                      1,409         696        155        (851)(l)                          1,409
Depreciation and amortization          18,160         980        607       7,160 (m)  (1,337)      $400      25,970

                                   -------------------------------------------------------------------------------------
      Income (loss) from operations    (1,787)     (2,152)       821      (1,289)       (888)      (400)     (5,695)

Interest expense                      (10,288)       (565)      (117)     (8,350)(n)              1,994     (17,326)
Other income (expense), net               374         121         30        (151)(o)      37                    411
                                   -------------------------------------------------------------------------------------
Income (loss) before income taxes
 and extraordinary items              (11,701)     (2,596)       734      (9,790)       (851)     1,594     (22,610)
Provision (benefit) for income
  taxes                                    50         (10)        57         (47)(p)                             50
                                   -------------------------------------------------------------------------------------
Income(loss) before extraordinary
  item                                (11,751)     (2,586)       677      (9,743)       (851)     1,594     (22,660)
Dividends on Series A Preferred
  Stock                                (8,678)                                                   (1,062)     (9,740)
                                   -------------------------------------------------------------------------------------
Income (loss) applicable to common
  shares before extraordinary
  items                              ($20,429)    ($2,586)      $677     ($9,743)      ($851)      $532    ($32,400)
                                   =====================================================================================







Income Statement Data:                DTS(g)     Pro Forma
                                   -----------------------

Net Revenues:
    TV                                            $21,664
    DBS                              $37,612       84,543
    Cable                                           7,678
    Other                                             112
                                   -----------------------
      Total net revenues              37,612      113,997
                                   -----------------------

Location operating expenses:
    TV                                             14,574
    DBS                               29,053       64,312
    Cable                                           4,149
    Other                                              22
Incentive compensation                   406        1,103
Corporate expenses                       423        1,832
Depreciation and amortization         15,010       40,980

                                   -----------------------
      Income (loss) from operations   (7,280)     (12,975)

Interest expense                     (16,362)     (33,688)
Other income (expense), net             (203)         208
                                   -----------------------
Income (loss) before income taxes
 and extraordinary items             (23,845)     (46,455)
Provision (benefit) for income
  taxes                                                50
                                   -----------------------
Income(loss) before extraordinary
  item                               (23,845)     (46,505)
Dividends on Series A Preferred
  Stock                                            (9,740)
                                   -----------------------
Income (loss) applicable to common
  shares before extraordinary
  items                             ($23,845)    ($56,245)
                                   =======================





            Notes to Pro Forma Consolidated Statements of Operations

(a) Financial results of Portland Broadcasting, Inc. and WTLH, Inc. for the beginning of the period to the date of acquisition by the Company.

(b) Financial results of Dom's Tele Cable, Inc. for the beginning of the period to the date of acquisition by the Company.

(c) Represents the combined financial results of the Completed DBS Acquisitions for the beginning of the period to the date of acquisition by the Company or the end of the period.

(d) Represents the combined financial results of the Pending DBS Acquisitions for the period presented.

(e)  Financial results of the New England operations of Pegasus Cable
     Television.

(f) To remove interest expense on the debt retired with the proceeds of the Initial Public Offering and the Unit Offering, to eliminate amortization of deferred costs related to an old credit facility, to record amortization of costs incurred in connection with the Senior Notes Offering and the New Credit Facility and to record dividends on Pegasus' Series A Preferred Stock. Interest expense is adjusted for the Senior Notes Offering and the use of proceeds therefrom and gives effect to the Completed DBS Acquisitions, the New England Cable Sale, the Unit Offering, the Pending DBS Acquisitions, the Subsidiaries Combination and the New Credit Facility.

(g) Pro forma financial results of Digital Television Services, Inc. and Subsidiaries for the period presented.

(h) To reduce the commissions paid by WPXT and WTLH to their national advertising sales representative to conform to the Company's contract.

(i) To eliminate payroll expenses related to staff reductions and rent expenses incurred from prior acquisitions.

(j) Represents elimination of costs associated with 35 call centers that were not acquired and to conform accounting policies with respect to subscriber acquisition costs, net of the Company adding additional customer service representatives.

(k) To reflect expense reductions, such as redundant staff, rent, professional fees and utilities implemented in connection with acquisitions and interconnection of its Puerto Rico cable systems.

(l)  To eliminate corporate expenses charged by prior owners.

(m) To record additional depreciation and amortization resulting from the purchase accounting treatment of the acquisitions and to conform accounting policies with respect to subscriber acquisition costs. Such amounts are based on a preliminary allocation of the total consideration. The actual depreciation and amortization may change based upon the final allocation of the total consideration to be paid to the tangible and intangible assets acquired.

(n) To record the increase in net interest expense associated with the borrowings incurred in connection with the acquisitions described above.


(o) To eliminate certain nonrecurring income and expenses, primarily comprised of legal and professional expenses incurred by the prior owners of the businesses in connection with the acquisitions.

(p)  To eliminate the net tax provision in connection with the acquisitions.

                                    ANNEX I

                          AGREEMENT AND PLAN OF MERGER


                                      among


                       PEGASUS COMMUNICATIONS CORPORATION

                        and certain of its shareholders,

                          PEGASUS DTS MERGER SUB, INC.,

                                       and

                        DIGITAL TELEVISION SERVICES, INC.

                         and certain of its shareholders










                        --------------------------------

                                 January 8, 1998

                        --------------------------------

                                Table of Contents


              ARTICLE I
                              DEFINITIONS..................................  1
1.1     Certain Definitions................................................  1
1.2     Other Definitions.................................................. 10

             ARTICLE II
                           BASIC TRANSACTION............................... 11
2.1     Merger; Surviving Corporation...................................... 11
2.2     Certificate of Incorporation....................................... 11
2.3     By-Laws............................................................ 11
2.4     Directors and Officers............................................. 11
2.5     Effective Time..................................................... 12
2.6     Exchange of Certificates........................................... 12
2.7     Merger Consideration; Conversion and Cancellation of
        Securities......................................................... 12
2.8     Stock Transfer Books............................................... 14
2.9     Dissenting Shares.................................................. 14
2.10    Failure to Surrender Share Certificates............................ 14
2.11    Closing............................................................ 14
2.12    Treatment of Certain Outstanding Warrants and Options of
        the Company........................................................ 15
2.13    Shareholder Notes.................................................. 16

             ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF THE COMPANY................. 17
3.1     Organization and Qualification..................................... 17
3.2     Capitalization..................................................... 18
3.3     Authority and Validity............................................. 19
3.4     No Breach or Violation............................................. 19
3.5     Consents and Approvals............................................. 20
3.6     Title to Assets.................................................... 20
3.7     Intellectual Property.............................................. 20
3.8     Compliance with Legal Requirements................................. 21
3.9     Financial and Other Information.................................... 21
3.10    Company Credit Facility............................................ 22
3.11    Subsequent Events.................................................. 22
3.12    Undisclosed Liabilities............................................ 22
3.13    Legal Proceedings.................................................. 22
3.14    Taxes.............................................................. 23
3.15    Employee Benefits; Employees....................................... 23
3.16    Contracts.......................................................... 25
3.17    Books and Records.................................................. 27

3.18    Business Information................................................ 27
3.19    Insurance........................................................... 28
3.20    Disclosure.......................................................... 28
3.21    Brokers or Finders.................................................. 29
3.22    Certain Payments.................................................... 29
3.23    Subscribers......................................................... 29
3.24    Favorable Business Relationships.................................... 29
3.25    Securities Matters.................................................. 30
3.26    Billing and Authorization System.................................... 30

             ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF
                  THE PRINCIPAL COMPANY SHAREHOLDERS........................ 30
4.1     Authority and Validity.............................................. 30
4.2     Ownership........................................................... 30
4.3     Consents and Approvals.............................................. 31
4.4     Certain Information................................................. 31

              ARTICLE V
   REPRESENTATIONS AND WARRANTIES OF PEGASUS
5.1     Organization and Qualification...................................... 31
5.2     Capitalization...................................................... 32
5.3     Authority and Validity.............................................. 32
5.4     No Breach or Violation.............................................. 32
5.5     Consents and Approvals.............................................. 33
5.6     Title to Assets..................................................... 33
5.7     Intellectual Property............................................... 33
5.8     Compliance with Legal Requirements.................................. 33
5.9     Legal Proceedings................................................... 34
5.10    Subsequent Events................................................... 34
5.11    Financial and Other Information..................................... 34
5.12    Undisclosed Liabilities............................................. 35
5.13    Taxes............................................................... 35
5.14    Employee Benefits; Employees........................................ 36
5.15    Contracts........................................................... 37
5.16    Business Information................................................ 38
5.17    Disclosure.......................................................... 38
5.18    Brokers or Finders.................................................. 39
5.19    Certain Payments.................................................... 39
5.20    Subscribers......................................................... 39
5.21    Favorable Business Relationships.................................... 39
5.22    Securities Matters.................................................. 39
5.23    FCC Matters......................................................... 40

                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF MERGER SUB............ 40
      6.1     Organization and Qualification............................... 40
      6.2     Certificate of Incorporation and Bylaws...................... 41
      6.3     Authority.................................................... 41
      6.4     No Conflict; Required Filings and Consents................... 41
      6.5     Vote Required................................................ 42


                   ARTICLE VII
                       PRE-CLOSING COVENANTS OF THE SELLERS................ 42
      7.1     Additional Information....................................... 42
      7.2     Exclusivity.................................................. 42
      7.3     Continuity and Maintenance of Operations..................... 43
      7.4     Consents and Approvals....................................... 45
      7.5     Adoption by Shareholders..................................... 45
      7.6     Securities Filings; Financial Information.................... 46
      7.7     Notification of Certain Matters.............................. 46
      7.8     Supplements to Company Disclosure Statement and Company
              Registration Statement....................................... 46
      7.9     Duty of Good Faith and Fair Dealing.......................... 47
      7.10    Employee Matters............................................. 47
      7.11    1997 Company Financial Statements............................ 47
      7.12    1997 Tax Returns............................................. 47
      7.13    Indemnity under Prior Company Acquisitions................... 47

                  ARTICLE VIII

PRE-CLOSING COVENANTS OF THE PEGASUS PARTIES............................... 48
      8.1     Additional Information....................................... 48
      8.2     Exclusivity.................................................. 48
      8.3     Conduct of Business.......................................... 49
      8.4     Consents and Approvals....................................... 49
      8.5     Adoption by Pegasus Shareholders............................. 50
      8.6     Merger Registration Statement................................ 50
      8.7     Notification of Certain Matters.............................. 50
      8.8     Supplements to Pegasus Disclosure Statement.................. 51
      8.9     Duty of Good Faith and Fair Dealing.......................... 51
      8.10    Tax Certificate.............................................. 51

                   ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PEGASUS PARTIES................. 51
      9.1     Accuracy of Representations.................................. 51
      9.2     Covenants.................................................... 52
      9.3     Consents and Approvals....................................... 52

     9.4     Dissenters' Rights............................................. 53
     9.5     Delivery of Documents.......................................... 53
     9.6     No Material Adverse Change..................................... 54
     9.7     No Litigation.................................................. 54
     9.8     NRTC Compliance Certificate.................................... 54

                   ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS.......................... 55
     10.1    Accuracy of Representations.................................... 55
     10.2    Covenants...................................................... 55
     10.3    Consents and Approvals......................................... 55
     10.4    Delivery of Documents.......................................... 56
     10.5    No Material Adverse Change..................................... 57
     10.6    Litigation..................................................... 57

                  ARTICLE XI
                             POST-CLOSING COVENANTS......................... 57
     11.1    Transition..................................................... 57
     11.2    Indemnification of Directors, Officers and Managers of the
             Company and its Predecessors; Directors' and Officers'
             Insurance...................................................... 57
     11.3    Certain Securities Law Matters................................. 59
     11.4    Offer to Purchase.............................................. 59


                  ARTICLE XII
                                   TERMINATION.............................. 59
     12.1    Events of Termination.......................................... 59
     12.2    Effect of Termination.......................................... 61
     12.3    Procedure Upon Termination..................................... 61

                 ARTICLE XIII
                                 INDEMNIFICATION............................ 61
     13.1    Survival of Representations and Warranties..................... 61
     13.2    Indemnification Provisions for Benefit of the Pegasus Parties.. 61
     13.3    Indemnification Provisions for Benefit of the Shareholders..... 62
     13.4    Matters Involving Third Parties................................ 63
     13.5    Determination of Adverse Consequences.......................... 64
     13.6    Payment in Shares.............................................. 65
     13.7    No Indemnification for Certain Disclosed Matters............... 65

                  ARTICLE XIV
MISCELLANEOUS............................................................... 66
     14.1     Parties Obligated and Benefited............................... 66
     14.2     Notices....................................................... 66

   14.3     Attorneys' Fees............................................... 67
   14.4     Headings...................................................... 67
   14.5     Choice of Law................................................. 67
   14.6     Rights Cumulative............................................. 67
   14.7     Further Actions............................................... 67
   14.8     Time of the Essence........................................... 67
   14.9     Late Payments................................................. 68
   14.10    Counterparts.................................................. 68
   14.11    Entire Agreement.............................................. 68
   14.12    Amendments and Waivers........................................ 68
   14.13    Construction.................................................. 68
   14.14    Expenses...................................................... 68
   14.15    Disclosure.................................................... 68
   14.16    Company Action................................................ 69



                                    Exhibits



Exhibit 1         Fleet Confidentiality Agreement

Exhibit 2         Indemnification Agreement of Columbia Principals

Exhibit 3         Noncompetition Agreement -- Management

Exhibit 4         Noncompetition Agreement -- Owners

Exhibit 5         Registration Rights Agreement

Exhibit 6         Voting Agreement

Exhibit 7         Certificate of Merger

Exhibit 8         Tax Certificate

Exhibit 9         Certain addresses for notices

         AGREEMENT AND PLAN OF MERGER, dated January 8, 1998 (the "Agreement"), among PEGASUS COMMUNICATIONS CORPORATION, a Delaware corporation ("Pegasus"), PEGASUS DTS MERGER SUB, INC., a Delaware corporation ("Merger Sub"), DIGITAL TELEVISION SERVICES, INC., a Delaware corporation (the "Company," which term also includes (unless the context otherwise requires) Digital Television Services, LLC, a Delaware limited liability company to which the Company succeeded by merger (the "Corporate Conversion") on October 10, 1997, the shareholders of Pegasus that have executed this Agreement (the "Principal Pegasus Shareholders"), and the shareholders of the Company that have executed this Agreement (the "Principal Company Shareholders"). Pegasus, Merger Sub, the Company, the Principal Pegasus Shareholders and the Principal Company Shareholders are collectively referred to herein as the "Parties." The Company and the Principal Company Shareholders are sometimes referred to herein collectively as the "Sellers." Pegasus, Merger Sub and the Principal Pegasus Shareholders are sometimes referred to herein collectively as the "Pegasus Parties."

                                    RECITALS:

         Subsidiaries (this and certain other terms are defined in Article I) of the Company are party to certain NRTC Distribution Agreements with the National Rural Telecommunications Cooperative ("NRTC"), pursuant to which Subsidiaries of the Company hold rights to distribute DIRECTV(R) ("DIRECTV") programming offered by DirecTV, Inc. in the Service Areas.

         The Parties intend for Pegasus to acquire the Company and its Subsidiaries by means of the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein.

         For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under Section 368(a) of the Code.

         NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

                  1.1 Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

                  "Accounts Receivable" means the accounts receivable identified in the Books and Records and reported on NRTC Report 19A.

                  "Acquisition" means the acquisition by a Person of any business (including a DIRECTV Distribution Business), assets or property other than in the Ordinary Course, whether by way of the purchase of assets or stock, by merger, consolidation or otherwise.

                  "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, assessments, dues, penalties, fines, interest, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees (including court costs, settlement costs, legal, accounting, experts' and other fees, costs and expenses).

                  "Affiliate" means, with respect to any Person: (i) any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and (iv) any officer, director or partner of such other Person. "Control" for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

                  "Agreement in Principle" means that certain letter agreement dated November 5, 1997, among the Parties.

                  "Applicable Rate" means the prime rate reported in The Wall Street Journal from time to time, plus 3%.

                  "Assets" mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Business and in which the Company or any of its Subsidiaries has any right, title or interest or in which the Company or any of its Subsidiaries acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the Books and Records of the Company or any of its Subsidiaries, including Accounts Receivable, Books and Records, Consumer Contracts, Contracts, Intangibles, Intellectual Property, Inventory, NRTC Patronage Capital, Personal Property and subscribers.

                  "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

                  "Books and Records" mean all of the Company's and its Subsidiaries' books and records, including purchase and sale order files, invoices, sales materials and records, customer lists, mailing lists, marketing information, personnel records and files, technical data and records, all NRTC Reports and invoices, all correspondence with and documents pertaining to NRTC, DIRECTV, subscribers, suppliers, Governmental Authorities and other third parties, all records evidencing the Accounts Receivable and a schedule of Accounts Receivable aging, all other financial records and all books and records relating to the Company's and its Subsidiaries' formation and capitalization, including corporate seals, minute books and stock books.

                  "Business" means the DIRECTV distribution business conducted by the Company and its Subsidiaries pursuant to rights granted under the NRTC Distribution Agreements.

                  "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York, are required or authorized to be closed.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Collateral Documents" mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder or thereunder.

                  "Columbia Principals" means James B. Murray, Jr., David P. Mixer, Mark R. Warner, Robert B. Blow, Mark J. Kington, Harry F. Hopper, III, R. Philip Herget, III, Neil P. Byrne, Barton Schneider, and James Fleming.

                  "Commission" means the Securities and Exchange Commission or any Governmental Authority that succeeds to its functions.

                  "Committed Member Residence" has the meaning assigned to it in the NRTC Distribution Agreement.

                  "Company Credit Agreement" means the Second Amended and Restated Credit Agreement dated as of July 30, 1997, as amended as of October 30, 1997, among the Company, the lenders identified therein, and Canadian Imperial Bank of Commerce, New York Agency, as agent.

                  "Company Disclosure Statement" means the disclosure statement delivered by the Company and the Principal Company Shareholders to Pegasus concurrently with the execution of this Agreement, as supplemented pursuant to
Section 7.8.

                  "Company Financial Model" means the Company's financial projections attached as Exhibit A to the Company Disclosure Statement, as updated from time to time pursuant to Section 7.3(c)(i).

                  "Company Indenture" means the indenture dated as of July 30, 1997, among the Company as successor by merger to Digital Television Services, LLC, DTS Capital, Inc., the

Guarantors identified therein, and the Bank of New York, as trustee, as supplemented by a supplemental indenture dated as of October 10, 1997.

                  "Company Registration Statement" means the Company's registration statement on Form S-4, No. 333-36217, as filed with the Commission on September 24, 1997, by Digital Television Services, LLC, DTS Capital, Inc. and the other registrants identified therein, as amended by Amendment No. 1 thereto, filed with the Commission on November 19, 1997, by Amendment No. 2 thereto, filed with the Commission on December 15, 1997, by Amendment No. 3 thereto, filed with the Commission on December 23, 1997, and by Amendment No. 4 thereto, filed with the Commission on December 24, 1997, and as amended from time to time thereafter.

                  "Company Senior Management" means Douglas S. Holladay, Jr., Earl A. MacKenzie and Donald A. Doering.

                  "Confidentiality Agreement" means the Confidentiality Agreement dated April 10, 1997, between Pegasus and the Company, as successor by merger to Digital Television Services, LLC.

                  "Consumer Contract" means any rental agreement, lease agreement, installment sale agreement or other agreement or arrangement under which the Company or any of its Subsidiaries (or predecessors in interest) has rented, leased or sold any DSS System or other Inventory to a subscriber or has otherwise financed the acquisition or use of any DSS System or other Inventory by a subscriber.

                  "DIRECTV Distribution Business" means the distribution of any service transmitted using the frequencies licensed to Hughes Communications Galaxy or its successors at the 101(0) West orbital location.

                  "DSS System" means the satellite receiving system for DIRECTV consisting of an eighteen inch satellite antenna dish, an integrated receiver decoder and a remote control.

                  "Employee Benefit Plan" means any: (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan); (d) Employee Welfare Benefit Plan; or (e) other employee benefit arrangement or payroll practice.

                  "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

                  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(l).

                  "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including restrictive covenants, leases and licenses).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" means First Union National Bank.

                  "Escrow Agreement" means an escrow agreement in form and substance reasonably satisfactory to the Parties to be entered into on the Closing Date to provide for the escrow of the Company Escrow Shares pursuant to
Section 2.7(b), which shall in all material respects conform to Revenue Procedure 84-42.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  "Exchange Offer" means the exchange offer made by means of the Company Registration Statement.

                  "Fleet Confidentiality Agreement" means the form of confidentiality agreement attached hereto as Exhibit 1.

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                  "Governmental Authority" means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indemnification Agreement" means the form of indemnification agreement attached hereto as Exhibit 2, as executed by the Columbia Principals and each of the Successor Principal Company Shareholders.

                  "Intangibles" mean all accounts, notes and other receivables, claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, rights of recoupment and other intangible assets owned, used or held for use in the Business.

                  "Intellectual Property" means (i) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and all applications, registrations and renewals in connection therewith; (ii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iii) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (iv) all computer software (including data and related documentation); (v) all other proprietary rights; and (vi) all copies and tangible embodiments thereof (in whatever form or medium).

                  "Inventory" means the DSS Systems and other equipment owned by the Company or any of its Subsidiaries for sale, lease or rent to subscribers or that has been rented or leased to subscribers or sold to subscribers on an installment basis.

                  "Judgment" means any judgment, writ, order, injunction, award or decree of any court, judge, justice, magistrate or any other Governmental Authority.

                  "Legal Requirement" means any statute, ordinance, law, rule, regulation, code, plan, injunction, judgment, order, decree, ruling, charge or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

                  "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "Market Price" per share of Pegasus Class A Common Stock on any day means the average of the Quoted Prices of the Pegasus Class A Common Stock for 30 consecutive trading days commencing 45 trading days before such day. The "Quoted Price" of the Pegasus Class A Common Stock on any day means the last reported sale price on such day of the Pegasus Class A Common Stock as reported by the Nasdaq National Market or, if the Pegasus Class A Common Stock is listed on a securities exchange, the last reported sale price of the Pegasus Class A Common Stock on such exchange, which shall be for consolidated trading if applicable to such exchange, or, if not so reported or listed, the last reported bid price of the Pegasus Class A Common Stock.

                  "Material Adverse Effect on the Company" means a material adverse effect on (a) the Company, its Subsidiaries, the Assets and the Business, taken as a whole, (b) the validity, binding effect or enforceability of this Agreement or the Collateral Documents, or (c) the ability of the Company or any of the DTS Parties to perform its obligations under this Agreement or any of the Collateral Documents.

                  "Material Adverse Effect on Pegasus" means a material adverse effect on (a) Pegasus, its Subsidiaries and their assets and business, taken as a whole, (b) the validity, binding effect or enforceability of this Agreement or the Collateral Documents, or (c) the ability of any of the Pegasus Parties to perform its obligations under this Agreement or any of the Collateral Documents.

                  "Merger Consideration" means the shares of Pegasus Class A Common Stock and the cash in lieu of fractional shares of Pegasus Class A Common Stock deliverable by Pegasus in exchange for Company Capital Stock pursuant to
Section 2.7.

                  "Multiemployer Plan" has the meaning set forth in ERISA
Section 3(37).

                  "Noncompetition Agreement -- Management" means the form of noncompetition agreement attached hereto as Exhibit 3.

                  "Noncompetition Agreement -- Owners" means the form of noncompetition agreement attached hereto as Exhibit 4.

                  "NRTC Distribution Agreement" means any contract, commitment, agreement, instrument or other document pursuant to which NRTC and/or DirecTV, Inc. and/or any of their Affiliates has granted the Company or any of its Subsidiaries rights relating to the marketing and distribution of DIRECTV in the Service Areas, including those certain NRTC/Member Agreements for Marketing and Distribution of DBS Services, as amended and supplemented, identified in Section
3.16 of the Company Disclosure Statement.

                  "NRTC Patronage Capital" means any equity interest in NRTC allocated to the Company or any of its Subsidiaries or if such equity interest is not transferrable the right to receive any distributions on account of such equity interest.

                  "Offer to Purchase" means the Offer to Purchase (as defined in the Company Indenture) required by Section 4.14 of the Company Indenture to be made as a result of the Merger.

                  "Ordinary Course" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Pegasus Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of Pegasus.

                  "Pegasus Credit Agreement" means the credit agreement dated as of December 10, 1997, among Pegasus Media & Communications, Inc., the lenders party thereto, and Bankers Trust Company, as agent for such lenders.

                  "Pegasus Disclosure Statement" means the disclosure statement delivered by the Pegasus Parties to the Company concurrently with the execution of this Agreement, as supplemented pursuant to Section 8.8.

                  "Pegasus Exchange Offer Registration Statement" means Pegasus's registration statement on Form S-4, No. 333-40205, as filed with the Commission on November 14, 1997, and as amended from time to time thereafter.

                  "Permit" means any license, permit, consent, approval, registration, authorization, qualification or similar right granted by a Governmental Authority.

                  "Permitted Liens" means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) rights reserved to any Governmental Authority to regulate the affected property; (iii) statutory liens of banks and rights of set-off; (iv) as to leased Assets, interests of the lessors thereof and liens affecting the interests of the lessors thereof; (v) inchoate materialmen's, mechanics', workmen's, repairmen's or other like liens arising in the ordinary course of business; (vi) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation and other types of social security; (vii) earnest money deposits made to secure the performance of contracts to acquire DIRECTV Distribution Businesses, so long as no foreclosure, sale or similar proceedings have been commenced; (viii) licenses of trademarks or other intellectual property rights granted by the Company in the ordinary course and not interfering in any material respect with the ordinary conduct of the business of the Company; and (ix) as to real property, any encumbrance, adverse interest, constructive or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, under any Contract or otherwise, that do not, individually or in the aggregate, materially and adversely affect or impair the value or use thereof as it is currently being used in the Ordinary Course or render title thereto unmarketable or uninsurable.

                  "Permitted Redemption" means the redemption of or the agreement to redeem shares of the Company's common stock (or the agreement described in Section 2.13(b) to purchase shares of Pegasus Class A Common Stock into which the Company's common stock is converted pursuant to the Merger) held by the maker of any Shareholder Note (or such maker's successors and assigns) solely in exchange for all or a portion of such maker's Shareholder Note.

                  "Person" means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

                  "Personal Property" means all tangible personal property of the Company and its Subsidiaries, whether or not identified in Section 3.6 of the Company Disclosure Statement.

                  "Registration Rights Agreement" means the form of registration rights agreement attached hereto as Exhibit 5.

                  "Representative" means any director, officer, employee, agent, consultant, adviser or other representative of a Person, including legal counsel, accountants and financial advisors.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  "Service Areas" means the areas identified on Exhibits "C" of each NRTC Distribution Agreement identified in Section 3.16 of the Company Disclosure Statement.

                  "Shareholder Notes" means those three noninterest bearing, nonrecourse promissory notes in the aggregate principal amount of $870,490 received by the Company from Douglas S. Holladay, Jr., Donald A. Doering and William Dorran in connection with their purchase of 87,049 shares of the Company's common stock.

                  "Specified Owners" means Columbia Capital Corporation, Columbia DBS, Inc., Columbia DBS Investors, L.P., Columbia DBS Class A Investors, LLC, the Columbia Principals, J.H. Whitney Equity Partners LLC, and Whitney Equity Partners, L.P.

                  "Subscriber" means any subscriber who is reported by the NRTC as an active DIRECTV subscriber account of the Business, excluding the account of any subscriber who (i) does not pay for a core DIRECTV programming package (except commercial subscribers); (ii) receives a discount from the Company for DIRECTV programming other than pursuant to promotions of the NRTC or DIRECTV;
(iii) resides outside the Service Areas or is not otherwise a Committed Member Residence; (iv) is pending disconnection for any reason; or (v) is 60 days or more past due in the payment of any amount payable to the Company or any of its Subsidiaries or is categorized as a "Level 2 Disconnection".

                  "Subsidiary" of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its Subsidiaries collectively hold a 50% or greater equity interest; (c) any partnership or similar organization in which the specified Person or Subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

                  "Successor Principal Company Shareholders" means those Persons who, at any time after the date hereof and prior to the Effective Time, become the owners of any of the capital stock of the Company owned by the Principal Company Shareholders on the date hereof.

                  "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

                  "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Voting Agreement" means the form of voting agreement attached hereto as Exhibit 5.

                  1.2 Other Definitions. The following terms shall, when used in this Agreement, have the meanings assigned to such terms in the Sections indicated. Term Section

"Additional Shareholder Note Shares".......................................2.13
"Agreement"............................................................Preamble
"Certificate of Merger".....................................................2.5
"Claim"....................................................................11.2
"Closing"..................................................................2.11
"Closing Date".............................................................2.11
"Company Alternative Transaction"...........................................7.2
"Company Capital Stock".....................................................2.7
"Company Financial Statements".............................................3.19
"Company Indemnitees"......................................................13.3
"Contracts"................................................................3.16
"Conversion Ratio".......................................................2.7(b)
"Corporate Conversion".................................................Preamble
"DGCL"......................................................................2.1
"DIRECTV"..............................................................Recitals
"Dissenting Shares".........................................................2.9
"DTS Indemnified Parties"..................................................11.2
"DTS Parties"...............................................................3.3
"Effective Time"............................................................2.5
"Escrowed Shares"........................................................2.7(b)
"FCC"......................................................................5.23
"FCC Licenses".............................................................5.23
"Indemnification Period"...................................................13.2
"Indemnified Party"........................................................13.4
"Indemnifying Party".......................................................13.4
"Merger"....................................................................2.1
"NRTC".................................................................Recitals
"Options"..................................................................2.12
"Parties"..............................................................Preamble
"Pegasus Alternative Transaction"...........................................8.2
"Pegasus Financial Statements".............................................5.11
"Pegasus Indemnitees"......................................................13.2
"Pegasus Merger Registration Statement".....................................8.6
"Pegasus Parties"......................................................Preamble
"Pegasus SEC Reports"......................................................5.22

"Proxy Statement/Prospectus"...............................................8.6
"Sellers".............................................................Preamble
"Shareholders".............................................................2.6
"Surviving Corporation"....................................................2.1
"Third Party Claim".......................................................13.4
"Unvested Bing Warrants...................................................2.12
"Vested Bing Warrants"....................................................2.12
"Warrants"................................................................2.12


                                   ARTICLE II
                                BASIC TRANSACTION

         2.1 Merger; Surviving Corporation. In accordance with and subject to the provisions of this Agreement and the General Corporation Law of the State of Delaware ("DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of Merger Sub shall cease. All properties, franchises and rights belonging to the Company and Merger Sub, by virtue of the Merger and without further act or deed, shall be vested in the Surviving Corporation, which shall thenceforth be responsible for all the liabilities and obligations of each of Merger Sub and the Company.

         2.2 Certificate of Incorporation. The Company's certificate of incorporation shall be amended and restated effective at the Effective Time to be as set forth in the Certificate of Merger, and, as so amended and restated, shall thereafter continue in full force and effect as the certificate of incorporation of the Surviving Corporation until altered or amended as provided therein or by law, to the extent permitted by Section 11.2.

         2.3 By-Laws. The Company's by-laws, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation until altered, amended or repealed as provided therein or by law, to the extent permitted by Section 11.2.

         2.4 Directors and Officers. The directors of the Surviving Corporation following the Effective Time shall be the persons serving as directors of Merger Sub immediately before the Effective Time and shall serve thereafter in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and the DGCL. The officers of Merger Sub immediately before the Effective Time shall serve in the same capacities as officers of the Surviving Corporation at the pleasure of the board of directors of the Surviving Corporation following the Effective Time in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and the DGCL.

         2.5 Effective Time. The Merger shall become effective at the time and date that the certificate of merger (the "Certificate of Merger"), in the form attached hereto as Exhibit 7, is accepted for filing by the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL. The Certificate of Merger shall be executed by the Surviving Corporation and delivered to the Secretary of State of the State of Delaware for filing on the Closing Date. The date and time when the Merger becomes effective are referred to herein as the "Effective Time."

         2.6 Exchange of Certificates. At the Closing, immediately after the Effective Time, all of the shareholders of the Company (the "Shareholders"), who are listed in Section 3.2(b) of the Company Disclosure Statement along with their respective ownership interests (as Section 3.2(b) of the Company Disclosure Statement may be modified pursuant to Section 2.7(b)), shall surrender to the Surviving Corporation all of the outstanding certificates theretofore representing shares of Company Capital Stock in exchange for the Merger Consideration deliverable to the Shareholders as provided in Section 2.7. Until such certificates are surrendered, outstanding certificates formerly representing shares of Company Capital Stock shall be deemed for all purposes as evidencing the right to receive the Merger Consideration into which such shares are converted as though said surrender and exchange had taken place. In no event will a holder of shares of Company Capital Stock be entitled to interest on the Merger Consideration issuable in respect of such shares.

         2.7 Merger Consideration; Conversion and Cancellation of Securities.

                  (a) Conversion of Company Capital Stock. At the Effective Time of the Merger all of the issued and outstanding shares of the common stock, par value $.01 per share and preferred stock, par value $.01 per share, of the Company (the "Company Capital Stock") outstanding immediately before the Effective Time, other than shares described in Section 2.7(c) and other than Dissenting Shares, shall be converted, by virtue of the Merger and without any further action on the part of the holders thereof, into the number of shares of Pegasus Class A Common Stock determined as follows:

                           (i) 5,500,000 shares of Pegasus Class A Common Stock,
plus

                           (ii) the adjustment specified in Section 2.13(a) or
(c), if any, minus

                           (iii) the number of shares of Pegasus Class A Common
Stock having an aggregate Market Price on the Closing Date equal to one-half of the difference between (A) the aggregate Market Price on the Closing Date of the Pegasus Class A Common Stock underlying the warrants and options that replace the Vested Bing Warrants and the Warrants and Options described in Section 2.12(a)(i) and (B) the aggregate exercise price of such replacement warrants and replacement options, minus

                           (iv) the number of shares of Pegasus Class A Common
Stock having an aggregate Market Price on the Closing Date equal to the difference between (A) the aggregate Market Price on the Closing Date of the Pegasus Class A Common Stock underlying the options that replace the Options described in Section 2.12(a)(ii) and (B) the aggregate exercise price of such replacement options, minus

                           (v) the number of shares of Pegasus Class A Common
Stock having an aggregate Market Price on the Closing Date equal to $75,000.

                  (b) Conversion Ratio; Escrowed Shares; Delivery of Shares at Closing. The ratio of the number of shares of Pegasus Class A Common Stock into which each share of the Company's preferred stock and common stock, respectively, shall be converted (the "Conversion Ratio") shall be computed pursuant to the formula specified in Section 3.2(b) of the Company Disclosure Statement. Not later than 24 hours before the Closing, the Company shall provide to Pegasus (i) a list of the Shareholders specifying that portion of the total number of shares computed as provided in Section 2.7(a) to be issued to each such Shareholder based upon the Conversion Ratio, and (ii) an amendment to
Section 3.2(b) of the Company Disclosure Statement consistent with such list. Both the list and the amendment shall be signed by each of the Principal Company Shareholders. At the Closing, Pegasus shall (subject to Section 2.10) deliver
(A) to the Escrow Agent (subject to the provisions of Section 13.6 and the Escrow Agreement) share certificates registered in the name of the Escrow Agent evidencing 10% of the number of shares of Pegasus Class A Common Stock (rounded down to the next whole share) that would be included in the Merger Consideration if there were no Dissenting Shares (the "Escrowed Shares," which shares shall be deemed to be owned by the Shareholders (other than holders of Dissenting Shares) in proportion to their entitlement to the Merger Consideration, subject to the Escrow Agreement), and (B) to such Shareholders (other than holders of Dissenting Shares), or a person designated in writing by the Company to serve as agent for the Shareholders, share certificates registered in the names of the applicable Shareholders evidencing the balance of the shares of Pegasus Class A Common Stock to be received by each such Shareholder (other than holders of Dissenting Shares), rounded down to the nearest whole share and accompanied by any payment in lieu of fractional shares required by Section 2.7(e).

                  (c) Treasury Shares, Etc. Each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock, if any, held by Pegasus or any Subsidiary of Pegasus or of the Company immediately before the Effective Time shall be cancelled and extinguished, and nothing shall be issued or paid in respect thereof.

                  (d) Conversion of Merger Sub Shares. Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

                  (e) Fractional Shares. No certificates or scrip evidencing fractional shares of Pegasus Class A Common Stock shall be issued in exchange for Company Capital Stock. In lieu of any such fractional shares, each holder of Company Capital Stock shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Market Price on the Closing Date of the Pegasus Class A Common Stock by (ii) the fractional share of

Pegasus Class A Common Stock to which such holder would otherwise be entitled (taking into account all shares held of record by such holder at the Effective
Time).

                  (f) Withholding. Pegasus (or any Affiliate thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Company Capital Stock such amounts, if any, as Pegasus (or any Affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Pegasus, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Company Capital Stock in respect of which such deduction and withholding was made by Pegasus (or such Affiliate).

         2.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company.

         2.9 Dissenting Shares. Shares of Company Capital Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration, and holders of such shares of Company Capital Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares of Company Capital Stock in accordance with the provisions of such
Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Capital Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company will give Pegasus prompt notice of any demands received by the Company for appraisal of shares of Company Capital Stock. Prior to the Effective Time, the Company will not, except with the prior written consent of Pegasus make any payment with respect to, or settle or offer to settle, any such demands.

         2.10 Failure to Surrender Share Certificates. Pegasus shall be obligated to deliver certificates evidencing the Merger Consideration and cash in lieu of fractional shares only upon receipt of certificates representing the Company Capital Stock converted by reason of the Merger into the Merger Consideration. If the share certificates delivered to Pegasus at the Closing represent fewer than all the outstanding shares of Company Capital Stock, Pegasus may withhold from its delivery to the applicable Shareholder and the Escrow Agent the corresponding portion of the Merger Consideration until such time as the applicable share certificates (or, in case of lost, stolen or missing share certificates, an affidavit of loss and unsecured indemnity agreement reasonably satisfactory to Pegasus) shall be delivered.

         2.11 Closing. The closing of the transactions contemplated by this Agreement and the Collateral Documents ("Closing") shall take place at the offices of Drinker Biddle & Reath LLP, Philadelphia National Bank Building, 1345 Chestnut Street, Philadelphia, Pennsylvania 19107, or at such other location as the parties may agree, at 10:00 a.m., Eastern Time, on a Business Day specified by Pegasus that may be on, but shall not be more than five Business Days after, all conditions precedent to the Closing set forth in Articles IX and X have been satisfied or waived, or on such other date and at such other time as the Parties may agree, provided that all such conditions precedent have been satisfied or waived. The date on which the Closing actually occurs is referred to herein as the "Closing Date."

         2.12 Treatment of Certain Outstanding Warrants and Options of the Company.

                  (a) The Company represents and warrants that only the following warrants ("Warrants") and options ("Options") to acquire Company Capital Stock are outstanding on the date hereof:

                           (i) Warrants to purchase an aggregate of 79,500
shares of the Company's common stock for an exercise price of $22.50 per share and Options to purchase an aggregate of 30,000 shares of the Company's common stock for an exercise price of $22.50 per share, held by members of Company Senior Management and by Craig Benn and Suzanne Beisner;

                           (ii) Options to purchase an aggregate of 11,133
shares of the Company's common stock for an exercise price of $22.50 per share, granted to members of Company Senior Management as of October 30, 1997, and expiring two years after such date, as ratified by action of the Company's board of directors taken at its meeting on December 16, 1997.

                           (iii) Warrants to purchase an aggregate of 25,000
shares of the Company's common stock for an exercise price of $22.50 per share, held by Steven Bing, 3,181 of which have vested or are anticipated to vest prior to the Closing Date (the "Vested Bing Warrants"), and the balance of which are unvested (the "Unvested Bing Warrants"); and

                           (iv) Warrants to purchase an aggregate of 19,500
shares of the Company's common stock for an exercise price of $22.50 per share and Options to purchase 2,500 shares of the Company's common stock for an exercise price of $22.50 per share, held by employees of the Company other than those identified in paragraphs (i) and (ii), none of which vests before May 1, 1998.

                  (b) The Company shall not issue additional Options or Warrants between the date of this Agreement and the Closing Date.

                  (c) At the Effective Time, Pegasus will assume the Company's obligations under the Vested Bing Warrants and the Warrants and Options described in Section 2.12(a)(i), (a)(ii) and (a)(iv), and will replace them (upon surrender thereof by the Persons who hold them) with warrants and options to purchase the number of shares of Pegasus Class A Common Stock equal to the Conversion Ratio applicable to the Company's common stock times the number of shares of Company common stock issuable upon the exercise of such Warrants and Options, for an exercise price equal to the exercise price applicable to such Warrants and Options divided by the Conversion Ratio applicable to the Company's common stock.

                  (d) Neither Pegasus nor the Surviving Corporation shall have any obligation in respect of the Unvested Bing Warrants, and the indemnification obligations under Section 13.2 shall apply to the Unvested Bing Warrants.

         2.13     Shareholder Notes.

                  (a) If Pegasus shall be reasonably satisfied (by way of obtaining the concurrence of the trustee under the Company Indenture, an amendment to the Company Indenture or otherwise) that the following is permitted under the Company Indenture, then:

                           (i) the Merger Consideration shall be adjusted upward
by the number of shares of Pegasus Class A Common Stock (the "Additional Shareholder Note Shares") equal to the outstanding balance of the Shareholder Notes as of the Closing Date divided by the Market Price of a share of Pegasus Class A Common Stock on the Closing Date, provided that

                           (ii) the Surviving Corporation and each maker of a
Shareholder Note enter into an agreement on or before the Closing Date under which each such maker agrees to sell to the Surviving Corporation, and the Surviving Corporation agrees to purchase from such maker, upon the termination of such maker's employment with the Surviving Corporation, all of such maker's Additional Shareholder Note Shares for a price per share equal to the Market Price of a share of Pegasus Class A Common Stock on the Closing Date, payable by cancellation of such maker's Shareholder Note.

                  (b) If Pegasus shall not be reasonably satisfied that the transactions described will be permitted under the Company Indenture, then, on the Closing Date and simultaneously with the Closing:

                           (i) the employment of each maker of a Shareholder
Note with the Company will be terminated, and such maker will become an employee of Pegasus or one of its Subsidiaries;

                           (ii) Pegasus and such maker will enter into
agreements confirming the existing agreements (as previously approved by Pegasus) between such maker and the Company relating to base compensation, bonus and severance (including the vesting of Warrants and Options) and modifying such agreements to provide that employment by Pegasus or one of its Subsidiaries after the Closing will be the equivalent of continued employment by the Company; and

                           (iii) there will be no adjustment to the Merger
Consideration pursuant to Section 2.7(a)(ii); and

                           (iv) just prior to Closing, the Company shall be
permitted to redeem shares of the Company's common stock held by the makers of the Shareholder Notes solely in exchange for such Shareholder Notes, and if it does so and the Closing occurs prior to May 20, 1998, the Company shall be entitled in its discretion to pay such makers a special bonus, not exceeding $88,000 in the aggregate, reasonably calculated to compensate such makers for the difference, if any, between the federal tax rate applicable to capital gain on capital assets held for one year but not more than 18 months, and the federal tax rate applicable to capital gain on capital assets held for more than 18 months.

                  (c) In the event that the Company does not enter into an agreement with the maker of one or more of the Shareholder Notes for a Permitted Redemption as described in either Section 2.13(a) or 2.13(b) prior to Closing and as a consequence such maker's Shareholder Note becomes due in full upon the Closing, then (i) to the extent such Shareholder Notes are paid in full in cash, Pegasus shall adjust the Merger Consideration upward by the Additional Shareholder Note Shares computed with respect to the amount of such Shareholder Notes that are paid, and (ii) to the extent such Shareholders Notes are not paid, Pegasus shall cause the Company to foreclose on or otherwise exercise the Company's rights with respect to that portion of the Merger Consideration otherwise receivable by the maker of such Shareholder Note with respect to such maker's shares of the Company's common stock that are pledged as security for the payment of the Shareholder Note and shall adjust the Merger Consideration upward by the net proceeds to the Company of such foreclosure or exercise of other rights.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Pegasus Parties that the statements contained in Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article III).

         3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each Subsidiary of the Company is a business organization of the type described in Section 3.1 of the Company Disclosure Statement and is duly organized, validly existing and in good standing under the laws of the state identified in Section 3.1 of the Company Disclosure Statement. All of the Company's Subsidiaries are identified in Section 3.1 of the Company Disclosure Statement. Digital Television Services, LLC, a Delaware limited liability company, merged with and into the Company on October 10, 1997, and the Company has succeeded to all property and rights formerly held by Digital Television Services, LLC and has become the successor issuer under the Company Indenture. The Company has, and each of its Subsidiaries has, all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. The Company is, and each of its Subsidiaries is, duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, all of which are identified in Section 3.1 of the Company Disclosure Statement, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company.

         3.2 Capitalization.

                  (a) The authorized, issued and outstanding capital stock and other ownership interests of the Company and each of its Subsidiaries are fully and accurately described in Section 3.2 (a) of the Company Disclosure Statement.

                  (b) All of the issued and outstanding shares of Company Capital Stock, are owned of record, and to the best knowledge of the Company beneficially, by the Persons set forth in Section 3.2 (b) of the Company Disclosure Statement, in the numbers and percentages set forth therein, and, to the best knowledge of the Company, no other Person has any right, title or interest, whether legal or equitable, in said shares other than equitable distribution rights and other similar rights.

                  (c) All of the issued and outstanding ownership interests in each Subsidiary of the Company are owned, beneficially and of record, by the Persons set forth in Section 3.2(c) of the Company Disclosure Statement, in the numbers and percentages set forth therein, and no other Person has any right, title or interest, whether legal or equitable, in said ownership interests.

                  (d) Except as described in Section 3.2 (d) of the Company Disclosure Statement, there are no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require the Company or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests. There are no authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any of its Subsidiaries.

                  (e) All of the issued and outstanding shares of Company Capital Stock, and all outstanding ownership interests of each of its Subsidiaries, have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (with respect to Subsidiaries that are corporations), have been issued in compliance with applicable securities laws and other Legal Requirements, and are subject to no Encumbrances other than under the Company Credit Agreement, or as described in Section 3.2(e) of the Company Disclosure Statement, or where any such Encumbrance would not have a Material Adverse Effect on the Company.

                  (f) This Section 3.2 does not prohibit the transfer of Company Capital Stock, consistent with applicable law, between the date of this Agreement and the Closing Date, provided that any Principal Company Shareholder so transferring shares of Company Capital Stock requires its transferee to a agree in writing to be bound by this Agreement (including the covenant in Section 7.5 to vote for the Merger). All such transfers will be reflected in the Company's notification and in the amendment to Section 3.2(b) of the Company Disclosure Statement delivered pursuant to Section 2.7(b). If any shares of Company Capital Stock shall be transferred before the Closing Date, shares of Pegasus Class A Common Stock issued in exchange for the transferred shares shall be treated for purposes of Section 4.1 of the Voting Agreement as Covered Shares received by the transferor at the Closing and transferred to the transferee thereafter, and the form of Voting Agreement executed at the Closing shall be appropriately modified. If, however, the Principal Company Shareholders shall transfer all their shares of Company Capital Stock before the Closing Date to a partnership or limited liability company owned by them, the form of Voting Agreement executed at the Closing shall include such partnership or limited liability company as an additional party and the shares of Pegasus Class A Common Stock issued in exchange therefor shall not be treated pursuant to the immediately preceding sentence as having been transferred after the Closing Date for purposes of Section 4.1 of the Voting Agreement.

         3.3 Authority and Validity. The Company has all requisite corporate power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by the Company of, the performance by the Company of its obligations under, and the consummation by the Company of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of the Company (subject to the approval of the Shareholders as contemplated by Section 7.5). This Agreement has been duly executed and delivered by the Company and is the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms. Each Person other than Pegasus and its Affiliates that is required by this Agreement to execute, or that does execute, this Agreement or any of the Collateral Documents (collectively, the "DTS Parties") has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by the Collateral Documents to which it is a party. Upon the execution and delivery by the DTS Parties of the Collateral Documents, the Collateral Documents will be the legal, valid and binding obligations of each of them, enforceable against each in accordance with their respective terms.

         3.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Governmental Authorities and Persons identified in the exceptions to Section 3.5, the execution, delivery and performance by the Sellers of this Agreement and by the DTS Parties of the Collateral Documents, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the Company or any other DTS Party under, or result in the creation or imposition of any Encumbrance upon the Company, any of its Subsidiaries, the Assets, the Business or the Company Capital Stock by reason of the terms of (i) the certificate of incorporation, by-laws or other charter or organizational document of the Company, any of the other DTS Parties or any Subsidiary of the Company, (ii) any material contract, agreement, lease, indenture or other instrument to which the Company, any of the other DTS Parties or any Subsidiary of the Company is a party or by or to which the Company, any of the other DTS Parties, any Subsidiary of the Company or the Assets may be bound or subject,
(iii) any order, judgment, injunction, award or decree of any arbitrator or Governmental Authority or any statute, law, rule or regulation applicable to the Company, any of the other DTS Parties or any Subsidiary of the Company or (iv) any Permit of the Company or any Subsidiary of the Company, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on the Company.

         3.5 Consents and Approvals. Except for (i) requirements under the NRTC Distribution Agreements, the Securities Act, the Exchange Act, the HSR Act, and the Company Credit Agreement, (ii) the requirement to make the Offer to Purchase following the Closing, and (iii) requirements described in Section 3.5 of the Company Disclosure Statement, no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is necessary to be obtained, made or given by the Company or any DTS Party in connection with the execution, delivery and performance by them of this Agreement or any Collateral Document or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on the Company.

         3.6 Title to Assets. Section 3.6 of the Company Disclosure Statement includes an accurate and complete description of (i) all real property owned by the Company or any of its Subsidiaries (identifying the owner), (ii) all real property leased by the Company or any of its Subsidiaries (identifying the lessee and the lessor and describing the term and the payment terms), and (iii) each place of business of the Company or any of its Subsidiaries. The Company and its Subsidiaries have exclusive, good and marketable title to the material Assets, free and clear of any and all Encumbrances, except (A) Encumbrances arising under the Company Credit Agreement, (B) the security interest in the interest escrow established by the Company Indenture and the related escrow agreement, (C) the matters described in Section 3.6 of the Company Disclosure Statement, (D) Permitted Liens and (E) Encumbrances (other than in the nature of liens and security interests) that would not have a Material Adverse Effect on the Company. Except as provided by this Agreement, and except as described in
Section 3.2 or 3.6 of the Company Disclosure Statement, no Person has any right to acquire, directly or indirectly, any interest in any of the Company's Subsidiaries or any material Assets, and there is no agreement to which any Seller, any Subsidiary of the Company or any of their Affiliates is a party or is otherwise bound relating to the direct or indirect sale of any of the NRTC Distribution Agreements or the capital stock, other ownership interests or any material Assets of the Company or any of its Subsidiaries.

         3.7 Intellectual Property.

                  (a) Neither the Company nor any of its Subsidiaries uses or holds any copyrights, trade names, trademarks, service marks, service names, logos, licenses, permits or other similar intellectual property rights and interests in the operations of the Business that do not incorporate the name "Digital Television Services," abbreviations or variations thereof or names permitted for use by the Company and its Subsidiaries under the NRTC Distribution Agreements.

                  (b) To the best knowledge of the Company, neither the Company nor any of its Subsidiaries has in its operation of the Business interfered with, infringed upon, misappropriated or otherwise come into conflict with, and the operation of the Business as currently conducted does not violate or infringe upon, any Intellectual Property rights of third parties, and neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or any of its Subsidiaries or any of their predecessors in interest must license or refrain from using any Intellectual Property rights of any third party). To the best knowledge of the Sellers, no third party has interfered with, infringed upon, appropriated or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries.

         3.8 Compliance with Legal Requirements. The Company and its Subsidiaries have operated the Business in material compliance with all material Legal Requirements and requirements of the NRTC (including NRTC's by-laws, policies, procedures and guidelines) applicable to the Company and its Subsidiaries. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or, to the best of the Sellers' knowledge, threatened against the Company, any of its Subsidiaries or any of the Principal Company Shareholders alleging any failure to so comply, and, to the best knowledge of the Sellers, there is no Basis for any claim that such a failure to comply exists.

         3.9 Financial and Other Information.

                  (a) The historical financial statements ("Company Financial Statements") contained in the Company Registration Statement (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Persons reported on and their results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

                  (b) The Company Registration Statement became effective on December 24, 1997. The Company Registration Statement did not, as of its effective date, and will not, as of the date the Exchange Offer is consummated, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (c) No written information concerning the Company or its Shareholders furnished to Pegasus by the Company specifically for inclusion in the Pegasus Merger Registration Statement will at the time provided and, assuming that the Company is given reasonable opportunity to review and comment on the filings with the Commission, as of the filing date thereof, the filing date of any amendment thereof, or the effective date thereof, or as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (d) The Company Financial Model has been prepared in good faith and on the basis of assumptions believed to be reasonable by the Company's management and the Principal Company Shareholders.

         3.10 Company Credit Facility. Except as described in Section 3.10 of the Company Disclosure Statement, the credit facility established under the Company Credit Agreement is adequate, to satisfy all future cash requirements of the Company and its Subsidiaries to the extent shown in the Company Financial Model, including but not limited to capital expenditures, working capital and debt service (excluding the Offer to Purchase).

         3.11 Subsequent Events. Except as set forth in Section 3.11 of the Company Disclosure Statement, in connection with the Corporate Conversion, or to the extent consented to in writing by Pegasus, since September 30, 1997: (i) neither the Company nor any of its Subsidiaries has sold, leased, transferred or assigned any of the Assets except in the Ordinary Course; (ii) no third party has accelerated, terminated, modified or canceled any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) relating to the Company, any of its Subsidiaries or the Business;
(iii) neither the Company nor any of its Subsidiaries has imposed or permitted the imposition of any Encumbrance upon any of the material Assets; (iv) neither the Company nor any of its Subsidiaries has made any capital investment in, any loan to, or any Acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or Acquisitions) other than Subsidiaries of the Company; (v) neither the Company nor any of its Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligations except under the Company Credit Agreement or as contemplated by the Exchange Offer; (vi) neither the Company nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course; (vii) neither the Company nor any of its Subsidiaries has canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $150,000 or outside the Ordinary Course; (viii) neither the Company nor any of its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property used or useful in the Business, other than in connection with the Acquisition of certain portions of the DIRECTV Distribution Business of the Company; (ix) there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course involving the Company or any of its Subsidiaries except matters generally known to, and that generally affect, other NRTC members and affiliates; and (x) neither the Company nor any of its Subsidiaries has committed to any of the foregoing. Since September 30, 1997, no event has occurred which is likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

         3.12 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liability and there is no Basis for any Liability, except for (i) Liabilities reflected in the Company Financial Statements, (ii) current Liabilities incurred after September 30, 1997, in the Ordinary Course, (iii) Liabilities incurred after September 30, 1997, under the Company Credit Agreement to finance expenditures not prohibited by this Agreement, (iv) Liabilities incurred after September 30, 1997, in connection with Acquisitions permitted by Section 7.3(c)(i), (v) Liabilities disclosed in Section 3.12 of the Company Disclosure Statement, and (vi) Liabilities in an aggregate amount not exceeding $500,000.

         3.13 Legal Proceedings. Other than proceedings affecting the direct broadcast satellite industry generally, and except as set forth in Section 3.13 of the Company Disclosure Statement,

(i) there are no outstanding judgments or orders against or otherwise affecting or related to the Company, any of its Subsidiaries, the Business or the Assets;
(ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best of any Seller's knowledge, threatened that, if adversely determined, might result in Adverse Consequences in an amount exceeding $500,000, or that challenges the validity or propriety of any of the transactions contemplated by this Agreement or the Collateral Documents; and (iii) there is no Basis upon which any such action, suit, proceeding or investigation could be brought or initiated.

         3.14 Taxes. The Company has, and each of its Subsidiaries has, duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where the Adverse Consequences of all such failures to file do not exceed $500,000 in the aggregate. All Taxes due and payable by the Company and its Subsidiaries (or claimed to be due and payable) have been paid (regardless whether Tax Returns relating to such Taxes have been duly and timely filed or, if filed, regardless whether such Tax Returns are deficient), except such amounts as (i) are not in the aggregate material or (ii) are being contested diligently and in good faith and for which the Company has adequately reserved in the Company Financial Statements. The Company has furnished to Pegasus true and correct copies of all federal and state income Tax Returns ever filed by it or any of its Subsidiaries, all of which are accurate and complete in all material respects. Except as set forth in Section 3.14 of the Company Disclosure Statement, there are no pending tax audits, claims or proceedings relating to the Company any of its Subsidiaries, the Assets or the Business and income therefrom. Neither the Company nor any of its Subsidiaries has agreed to any waiver or extension of any statute of limitations relating to any Tax.

         3.15 Employee Benefits; Employees. All Employee Benefit Plans maintained or contributed to by the Company are set forth in Section 3.15 of the Company Disclosure Statement. Except for matters that individually and in the aggregate would not have Adverse Consequences in excess of $500,000:

                  (a) Except as set forth in Section 3.15 of the Company Disclosure Statement, all such Employee Pension Benefit Plans are, and have been at all times since their establishment, qualified for federal income tax purposes under Code Section 401(a) and the related trusts are, and have been at all times since their establishment, exempt from federal income tax under Code
Section 501(a). All such Employee Benefit Plans are in compliance with all applicable provisions of ERISA, including, but not limited to, the applicable reporting and disclosure requirements, as they relate to such plans, and the Company is not subject to any liabilities based on past non-compliance, if any. Pegasus and Merger Sub are not required under ERISA, the Code, any collective bargaining agreement or any other agreement to maintain or to continue to contribute to any Employee Benefit Plan maintained or contributed to by the Company.

                  (b) The Company has made all required contributions under each Employee Benefit Plan listed in Section 3.15 of the Company Disclosure Statement for all periods through and including the fiscal year ended December 31, 1996, and has made all required contributions for subsequent periods or has provided adequate accruals therefor in the Company Financial Statements.

                  (c) There is not now, and has not been, any violation of the Code or ERISA with respect to the filing of applicable reports, documents, and notices regarding the Employee Benefit Plans maintained or contributed to by the Company with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Employee Benefit Plans.

                  (d) No fiduciary or other party in interest with respect to any of the Employee Benefit Plans maintained or contributed to by the Company has caused any of such plans to engage in a "prohibited transaction," as defined in ERISA Section 406.

                  (e) The Company has never been obligated to contribute to any Multiemployer Plan.

                  (f) There has been no violation of the "continuation coverage requirements" of "group health plans" as set forth in Code Section 4980B and
Part 6 of Subtitle B of Title I of ERISA with respect to any Employee Benefit Plan maintained by the Company to which such continuation coverage requirements apply.

                  (g) The Company does not maintain retiree life and retiree health insurance plans which are Employee Welfare Benefit Plans providing for continuing benefits or coverage for any employee or any beneficiary of any employee after such employee's termination of employment (except to the extent such continued coverage is required by Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA).

                  (h) Prior to the Closing, the Company will not establish or create any new Employee Benefit Plan, except with the consent of Pegasus, nor will the Company amend or modify as to any benefit or in any other way any existing Employee Benefit Plan, except with the consent of Pegasus.

                  (i) The Company does not maintain and is not obligated to contribute to any Employee Pension Benefit Plan that is a defined benefit plan, and has not maintained and has not been obligated to contribute to such a plan within the last six years.

                  (j) "Company," as used in subsections (a) through (i) of this
Section 3.15 shall include any other entity required to be aggregated with the Company under Sections 414(b), 414(c), 414(m), or 414(o) of the Code and the regulations thereunder.

                  (k) There are no collective bargaining agreements applicable to any Persons employed by the Company or any of its Subsidiaries, and the Company and its Subsidiaries have no duty to bargain with any labor organization with respect to any such Person. There are not pending any unfair labor practice charges against the Company or any of its Subsidiaries, nor is there any demand for recognition, or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any of its Subsidiaries.

                  (l) The Company and its Subsidiaries are in substantial compliance with all applicable Legal Requirements respecting employment conditions and practices, have withheld all amounts required by any applicable Legal Requirements or Contracts to be withheld from the wages or salaries of their employees, and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

                  (m) The Company and its Subsidiaries have not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and have not violated any Legal Requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in their employment conditions or practices, except where such violations would not have a Material Adverse Effect on the Company. There is not pending or, to the best of the Company's knowledge, threatened any unfair labor practice charge or discrimination complaint relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company or any of its Subsidiaries before any Governmental Authority nor, to the best of the Company's knowledge, does any Basis therefor exist.

                  (n) There is no existing or, to the best of the Company's knowledge, threatened, labor strike, dispute, grievance or other labor controversy affecting the Company or any of its Subsidiaries. There is no pending or, to the best of the Company's knowledge, threatened representation question respecting the employees of the Company or any of its Subsidiaries. There is no pending or, to the best of the Company's knowledge, threatened arbitration proceeding under any Contract. To the best of the Company's knowledge, there exists no Basis for any of the above.

                  (o) Except as disclosed in Section 3.15 of the Company Disclosure Statement, neither the Company nor any of its Subsidiaries is a party to any employment agreement or arrangement, written or oral, relating to any employee, consultant or independent contractor that cannot be terminated at will by the Company or such Subsidiary without further liability.

                  (p) Section 3.15 of the Company Disclosure Statement sets forth a true and complete list of the names, titles and rates of compensation of all of the Company's employees.

         3.16 Contracts.

                  (a) Section 3.16 of the Company Disclosure Statement contains a true, correct and complete list of (or a specific cross-reference to one or more other sections of the Company Disclosure Statement where there is described) the following contracts, agreements and commitments, whether written or oral, to which the Company or any its Subsidiaries is a party ("Contracts"):

                           (i) each NRTC Distribution Agreement (together with
the Service Area covered by each) and any other agreement with NRTC or DirecTV, Inc. or any of their Affiliates;

                           (ii) each agreement to which the Company or any of
its Subsidiaries is a party relating to the Acquisition of a DIRECTV Distribution Business;

                           (iii) any agreement (or group of related agreements)
relating to the financing, lease or rental of Personal Property to the Company or any of its Subsidiaries by any Person requiring payments in excess of $75,000 per year;

                           (iv) each lease of real property to which the Company
or any of its Subsidiaries is a party;

                           (v) each form of agreement used by the Company or any
of its Subsidiaries to provide for the maintenance or installation of DSS Systems since the date of the Company's Acquisition of the DIRECTV Distribution Business in which such agreement or contract is used;

                           (vi) any agreement (or group of related agreements)
for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services (including any forms of agreement or purchase order relating to the sale of DSS Systems or the sale of DIRECTV services) requiring payments in excess of $75,000 per year;

                           (vii) any agreement concerning a partnership or joint
venture;

                           (viii) any agreement with the Shareholders (or any of
them), including agreements related to registration rights;

                           (ix) any agreement (or group of related agreements)
under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which the Company or any of its Subsidiaries has imposed an Encumbrance, the liability on which, determined in accordance with GAAP, exceeds $75,000;

                           (x) any agreement concerning confidentiality or
noncompetition;

                           (xi) any agreement involving any officer, director,
shareholder or member of the Company or any of its Affiliates;

                           (xii) any agreement for the employment or hire of any
individual on a full-time, part-time, consulting or other basis requiring payments in excess of $50,000 per year;

                           (xiii) each form of agreement used by the Company or
any of its Subsidiaries relating to the services of sales representatives, agents and other independent contractors (including agreements relating to the maintenance or installation of DSS Systems) since the date of the Company's Acquisition of the DIRECTV Distribution Business with respect to which such agreement or contract is used;

                           (xiv) any agreement under which the Company or any of
its Subsidiaries has advanced or lent any amount to any employee or any of the current or former directors, officers or shareholders of the Company or any of its Affiliates (other than advances against properly documented and properly reimbursable business expenses in the Ordinary Course);

                           (xv) any agreement under which the consequences of a
default or termination could have a Material Adverse Effect on the Company; and

                           (xvi) any other agreement (or group of related
agreements) entered into other than in the Ordinary Course the performance of which involves consideration in excess of $150,000.

         The Company has delivered to Pegasus a correct and complete copy of each written agreement listed in Section 3.16 of the Company Disclosure Statement and a written summary setting forth the terms and conditions of each oral agreement listed therein. With respect to each such agreement, except as described in Section 3.16 of the Company Disclosure Statement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) subject to obtaining any consent referred to in Section 3.5 or disclosed in Section 3.5 of the Company Disclosure Statement, the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any of its Subsidiaries, nor, to the best knowledge of the Company, any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; (D) neither the Company nor any of its Subsidiaries, nor, to the best knowledge of the Company, any other party thereto, has repudiated any provision of the agreement; and (E) to the best knowledge of the Company, there is no Basis for any Person to claim that any of clauses (A) through (D) is untrue.

                  (b) Each Consumer Contract conforms, and the Company's and its Subsidiaries' conduct in the origination, administration and enforcement of each Consumer Contract has conformed, to all applicable Legal Requirements, including those relating to usury, consumer credit, consumer credit disclosure and terms, consumer leasing and rental, debt collection and enforcement practices, equal credit opportunity and credit reporting practices, except where failures to so conform would not, in the aggregate have a Material Adverse Effect on the Company.

         3.17 Books and Records. Section 3.17 of the Company Disclosure Statement identifies and describes all of the Books and Records. The Books and Records accurately and fairly represent the Business and its results of operations in all material respects. All Accounts Receivable and Inventory of the Business are reflected properly on such Books and Records in all material respects.

         3.18 Business Information. Section 3.18 of the Company Disclosure Statement sets forth a materially true and accurate description of the following information as of the date set forth therein: (i) the approximate number of Committed Member Residences in each Service Area; (ii) the approximate number of Committed Member Residences in each Service Area that is cabled; (iii) the approximate number of Committed Member Residences in each Service Area that is uncabled; and (iv) the rates charged to subscribers in each Service Area.

         3.19 Insurance. Section 3.19 of the Company Disclosure Statement sets forth the following information with respect to each insurance policy relating to the Business (including policies providing property, casualty, liability, directors' and officers' liability and workers' compensation coverage and bond and surety arrangements) to which the Company or any of its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time:

                           (i) the name, address, and telephone number of the
agent;

                           (ii) the name of the insurer, the name of the
policyholder and the name of each covered insured;

                           (iii) the policy number and the period of coverage;

                           (iv) the scope (including an indication of whether
the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                           (v) a description of any retroactive premium
adjustments or other loss-sharing arrangements.

                  With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither the Company, nor any predecessor in interest nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. The Business and the Assets have been covered since the beginning of Business operations in scope and amount customary and reasonable for such a business and in the case of workers' compensation coverage, in scope and amount required by applicable Legal Requirements. Section
3.19 of the Company Disclosure Statement describes any self-insurance arrangements affecting the Assets or the Business. Section 3.19 of the Company Disclosure Statement also sets forth each insurance claim (other than medical claims) in excess of $100,000 made or loss incurred relating to the Business pursuant to property, casualty, liability, workers' compensation and bond and surety policies and, except as indicated therein, no such claim is outstanding.

         3.20 Disclosure. No representation or warranty of any Seller in this Agreement or of any DTS Party in the Collateral Documents and no statement in any certificate, report, instrument, list or other document furnished or to be furnished by the Company pursuant to this Agreement or by any DTS Party in the Collateral Documents contained, contains or will contain on the date such agreement, certificate, report, instrument, list or other document was or is delivered, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; nor will any such representation or warranty or statement contain on the Closing Date any untrue statement of a material fact or omit on the Closing Date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. There is no fact known to any Seller and not disclosed in this Agreement (other than facts generally known to, and that generally affect, NRTC members and affiliates providing DIRECTV services) that could be reasonably likely to have a Material Adverse Effect on the Company.

         3.21 Brokers or Finders. No broker or finder has acted directly or indirectly for the Company, any Seller or any of their Affiliates in connection with the transactions contemplated by this Agreement. Neither the Company, any Seller nor any of their Affiliates has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transaction contemplated by this Agreement.

         3.22 Certain Payments. Neither the Company, any of the Sellers, any of their Affiliates nor the Representatives of any of them has directly or indirectly, on behalf of or for the purpose of assisting the Business, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other similar payments to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, in violation of any Legal Requirement, nor has any such Person established or maintained any fund or asset that has not been recorded in the Books and Records.

         3.23 Subscribers.

                  (a) As of December 7, 1997, the Company had the number of Subscribers shown in Section 3.23 of the Company Disclosure Statement, inclusive of persons included in the most recent Subscribers Without Core Packages Report.

                  (b) Neither the Company, any of its Affiliates, nor any of their Representatives has solicited, nor has the Company, any of its Affiliates, or any of their Representatives employed any scheme or device for the purpose of encouraging, Persons residing outside the Service Areas or Persons who would not be deemed Committed Member Residences to become subscribers of the DIRECTV service offered by the Business. Except as disclosed in the most recent Subscribers Without Core Packages Reports for all the Service Areas, which have been provided by the Company to Pegasus, the Business does not provide DIRECTV service to any Person who does not pay for a core DIRECTV programming package, who to the best knowledge of the Company resides outside the Service Areas or who is not a Committed Member Residence for a reason other than residing outside the Service Areas.

         3.24 Favorable Business Relationships. To the best knowledge of the Sellers, except as described in Section 3.24 of the Company Disclosure Statement, there are no favorable business relationships relating to the Business with lessors, licensors, subscribers, suppliers or other business associates of the Company or any of its Subsidiaries which will terminate after Closing.

         3.25 Securities Matters. Each Principal Company Shareholder is an "accredited investor," as that term is defined in Rule 501 under the Securities Act, and not more than 35 Persons to whom Pegasus Class A Common Stock will be issued at the Closing are not "accredited investors."

         3.26 Billing and Authorization System. The Company has not altered, modified or manipulated the NRTC Reporting System and/or the Billing and Authorization System (together, the "Information Systems") in any way out of the Ordinary Course for NRTC members and affiliates generally, including, without limitation, alteration, modification or manipulation of the collection or processing of data by the Information Systems, the standard parameters set by the Information Systems with respect to subscriber authorization, billing and cut-off and the standard reports generated by the Information Systems.


                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                       THE PRINCIPAL COMPANY SHAREHOLDERS

         Each of the Principal Company Shareholders, severally and not jointly, represents and warrants to the Pegasus Parties that with respect to itself the statements contained in Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article IV).

         4.1 Authority and Validity. Each Principal Company Shareholder has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents to which it is or is to be a party. The execution and delivery by each Principal Company Shareholder of, the performance by each Principal Company Shareholder of its obligations under, and the consummation by each Principal Company Shareholder of the transactions contemplated by, this Agreement and the Collateral Documents to which it is or is to be a party have been duly authorized by all requisite action of such Principal Company Shareholder. This Agreement has been duly executed and delivered by each Principal Company Shareholder and is the legal, valid, and binding obligation of such Principal Company Shareholder, enforceable against it in accordance with its terms. Upon the execution and delivery by such Principal Company Shareholder of the Collateral Documents to which it is or is to be a party, such Collateral Documents will be the legal, valid and binding obligations of such Principal Company Shareholder, enforceable against it in accordance with its terms.

         4.2 Ownership. Each Principal Company Shareholder owns, beneficially and of record, the number of shares of Company Capital Stock shown as owned by it on Schedule 3.2(b) of the Company Disclosure Statement. Except as described in Section 3.2(d) or 4.2 of the Company

Disclosure Statement, no Person has any right to acquire, and there are no Encumbrances on, the shares of Company Capital Stock owned by such Principal Company Shareholder, other than transfer restrictions under applicable securities laws.

         4.3 Consents and Approvals. Except for (i) requirements under the NRTC Distribution Agreements, the Securities Act, the Exchange Act, the HSR Act, and the Company Credit Agreement, (ii) the requirement to make the Offer to Purchase following the Closing, and (iii) requirements described in Section 3.5 of the Company Disclosure Statement, no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is necessary to be obtained, made or given by any Principal Company Shareholder in connection with the execution, delivery and performance by them of this Agreement or any Collateral Document or for the consummation by them of the transactions contemplated hereby or thereby.

         4.4 Certain Information. No written information concerning any Principal Company Shareholder or its interest in the Company furnished to Pegasus by any Principal Company Shareholder specifically for inclusion in the Pegasus Merger Registration Statement will at the time provided and, assuming that such Principal Company Shareholder is given reasonable opportunity to review and comment on the filings with the Commission, as of the filing date thereof, the filing date of any amendment thereof, or the effective date thereof, or as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.


                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PEGASUS

         Pegasus represents and warrants to the Company and the Principal Company Shareholders that the statements contained in this Article V are correct and complete as of the date of this Agreement and, except as provided in Section 10.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date).

         5.1 Organization and Qualification. Each of Pegasus and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each Subsidiary of Pegasus is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. Pegasus has, and each Subsidiary of Pegasus (including Merger Sub) has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. Pegasus is, and each of its Subsidiaries (including Merger Sub) is, duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Pegasus.

         5.2 Capitalization. Pegasus's authorized capital stock consists of (i) 30,000,000 shares of Class A Common Stock, par value $.01 per share, of which 5,739,842 shares are outstanding, (ii) 15,000,000 shares of Class B Common Stock, par value $.01 per share, of which 4,581,900 shares are outstanding, and
(iii) 5,000,000 shares of preferred stock, par value $.01 per share, 112,214.9875 of which have been designated as 12.75% Series A Cumulative Exchangeable Preferred Stock, all of which is outstanding. Except as described in Section 5.2 of the Pegasus Disclosure Statement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require Pegasus to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Pegasus. The issuance by Pegasus of additional capital stock or other securities between the date of this Agreement and the Closing Date shall not be deemed to cause the representations and warranties in this Section to be untrue or breached as of the Closing Date. The shares of Pegasus Class A Common Stock included in the Merger Consideration, when issued in accordance with this Agreement, will have been duly authorized, validly issued and outstanding and will be fully paid and nonassessable.

         5.3 Authority and Validity. Each Pegasus Party has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents. The execution and delivery by each Pegasus Party of, the performance by each Pegasus Party of its respective obligations under, and the consummation by the Pegasus Parties of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite action of each Pegasus Party (subject to the approval of Pegasus's shareholders as contemplated by Section 8.5). This Agreement has been duly executed and delivered by each of the Pegasus Parties and is the legal, valid and binding obligation of each Pegasus Party, enforceable against each of them in accordance with its terms. Upon the execution and delivery by each of the Pegasus Parties and Marshall W. Pagon of the Collateral Documents to which each of them is a party, the Collateral Documents will be the legal, valid and binding obligations of each such Person, as the case may be, enforceable against each of them in accordance with their respective terms.

         5.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Governmental Authorities and Persons identified in the exceptions to Section 5.5, the execution, delivery and performance by the Pegasus Parties of this Agreement and the Collateral Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of any Pegasus Party under, or result in the creation or imposition of any Encumbrance upon the property of Pegasus or Merger Sub by reason of the terms of
(i) the certificate of incorporation, by-laws or other charter or organizational document of any Pegasus Party, (ii) any material contract, agreement, lease, indenture or other instrument to which any Pegasus Party is a party or by or to which any Pegasus Party or its property may be bound or subject, (iii) any order, judgment, injunction, award or decree of any arbitrator or Governmental Authority or any statute, law, rule or regulation applicable to any Pegasus Party or (iv) any Permit of Pegasus or Merger Sub, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on Pegasus.

         5.5 Consents and Approvals. Except for requirements under the NRTC Distribution Agreements, the Securities Act, the Exchange Act and the HSR Act, no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is necessary to be obtained, made or given by any Pegasus Party in connection with the execution, delivery and performance by them of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on Pegasus.

         5.6 Title to Assets. Pegasus and its Subsidiaries have exclusive, good and marketable title to their material property and assets, free and clear of any and all Encumbrances, except (i) Encumbrances arising under the Pegasus Credit Agreement, (ii) Permitted Liens, (iii) the matters described in Section
5.6 of the Pegasus Disclosure Statement and (iv) Encumbrances (other than in the nature of liens and security interests) that would not have a Material Adverse Effect on Pegasus. Except as provided by this Agreement, and except as described in Section 5.2 or 5.6 of the Pegasus Disclosure Statement, no Person has any right to acquire, directly or indirectly, any interest in any of Pegasus's Subsidiaries or any substantial portion of their respective properties or assets, and there is no agreement to which Pegasus or any of its Subsidiaries is a party relating to the direct or indirect sale of any substantial portion of such properties or assets or the capital stock or other ownership interests of Pegasus or any of its Subsidiaries.

         5.7 Intellectual Property. To the best knowledge of Pegasus, neither Pegasus nor any of its Subsidiaries has in the operation of their respective businesses interfered with, infringed upon, misappropriated or otherwise come into conflict with, and the operation of such businesses as currently conducted does not violate or infringe upon, any Intellectual Property rights of third parties, and neither Pegasus nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Pegasus or any of its Subsidiaries or any of their predecessors in interest must license or refrain from using any Intellectual Property rights of any third party). To the best knowledge of the Pegasus Parties, no third party has interfered with, infringed upon, appropriated or otherwise come into conflict with any Intellectual Property rights of Pegasus or any of its Subsidiaries.

         5.8 Compliance with Legal Requirements. Pegasus and its Subsidiaries have operated their respective businesses in material compliance with all material Legal Requirements and requirements of the NRTC (including NRTC's by-laws, policies, procedures and guidelines) applicable to Pegasus and its Subsidiaries. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or, to the best knowledge of the Pegasus Parties, threatened against Pegasus, any of its Subsidiaries or any of the Principal Pegasus Shareholders alleging any failure to so comply and, to the best knowledge of the Pegasus Parties, there is no Basis for any claim that such a failure to comply exists.

         5.9 Legal Proceedings. Other than proceedings affecting the broadcast television, cable television or direct broadcast satellite industry generally, and except as set forth in Section 5.9 of the Pegasus Disclosure Statement, (i) there are no outstanding judgments or orders against or otherwise affecting or related to Pegasus, any of its Subsidiaries, or their business or assets; (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of any Pegasus Party, threatened that, if adversely determined, could have a Material Adverse Effect on Pegasus; and (iii) there is no Basis upon which any such action, suit, proceeding or investigation could be brought or initiated.

         5.10 Subsequent Events. Except as set forth in Section 5.10 of the Pegasus Disclosure Statement or to the extent consented to in writing by the Company, between September 30, 1997, and the date of this Agreement: (i) neither Pegasus nor any of its Subsidiaries has sold, leased, transferred or assigned any substantial portion of its properties or assets except in the Ordinary Course; (ii) no third party has accelerated, terminated, modified or canceled any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) relating to Pegasus any of its Subsidiaries; (iii) neither Pegasus nor any of its Subsidiaries has imposed or permitted the imposition of any Encumbrance upon any substantial portion of its properties or assets except under the Pegasus Credit Agreement; (iv) neither Pegasus nor any of its Subsidiaries has made any capital investment in, any loan to, or any Acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or Acquisitions) in excess of $500,000, other than in Subsidiaries of the Company and other than Acquisitions of DIRECTV Distribution Businesses; (v) neither Pegasus nor any of its Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligations except under the Pegasus Credit Agreement; (vi) neither Pegasus nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course; (vii) neither Pegasus nor any of its Subsidiaries has canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $500,000 or outside the Ordinary Course; (viii) neither Pegasus nor any of its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property used or useful in the DIRECTV Distribution Business of Pegasus, other than in the Ordinary Course or in connection with the Acquisition of certain parts of such business; (ix) there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course involving Pegasus or any of its Subsidiaries except matters generally known to, and that generally affect, other NRTC members and affiliates or that generally affect the broadcast television or cable television industries; and (x) neither Pegasus nor any of its Subsidiaries has committed to any of the foregoing. Since September 30, 1997, no event has occurred which is likely, individually or in the aggregate, to have a Material Adverse Effect on Pegasus.

         5.11 Financial and Other Information.

                  (a) The historical financial statements ("Pegasus Financial Statements") contained (or incorporated by reference) in the Pegasus Exchange Offer Registration Statement (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the

Persons reported on and their results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

                  (b) Except as provided in subsection (d), the Pegasus Exchange Offer Registration Statement did not, as of its filing date, and does not as of the date of this Agreement, contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (or incorporated therein reference) not misleading.

                  (c) Except as provided in subsection (d), the Pegasus Merger Registration Statement will not, as of its effective date, at the date it is first mailed to the shareholders of Pegasus, at the time of the meeting of shareholders of Pegasus contemplated by Section 8.5, or as of the Closing Date, contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state (directly or by incorporation by reference) a material fact required to or stated therein (or incorporated therein by reference) or necessary to make the statements therein (or incorporated therein by reference) not misleading.

                  (d) The representation and warranties in subsections (b) and
(c) do not extend to any information concerning the Company, any of its Subsidiaries or any of the Principal Company Shareholders furnished by the Company or any of the Principal Company Shareholders and contained or incorporated by reference in the Pegasus Exchange Offer Registration Statement or the Pegasus Merger Registration Statement.

         5.12 Undisclosed Liabilities. Neither Pegasus nor any of its Subsidiaries has any Liability and there is no Basis for any Liability, except for (i) Liabilities reflected in the Pegasus Financial Statements, (ii) current Liabilities incurred after September 30, 1997, in the Ordinary Course, (iii) Liabilities incurred after September 30, 1997, under the Pegasus Credit Agreement, (iv) Liabilities incurred after September 30, 1997, in connection with Acquisitions that do not give rise to a right of termination under Section 12.1(d) (or Acquisitions that are approved in writing by the Company), (v) Liabilities disclosed in Section 5.12 of the Pegasus Disclosure Statement, and
(vi) Liabilities in an aggregate amount of up to $1,000,000.

         5.13 Taxes. Pegasus has, and each of its Subsidiaries has, duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where the Adverse Consequences of all such failures to file do not exceed $500,000 in the aggregate. All Taxes due and payable by Pegasus and its Subsidiaries (or claimed to be due and payable) have been paid (regardless whether Tax Returns relating to such Taxes have been duly and timely filed or, if filed, regardless whether such Tax Returns are deficient), except such amounts as (i) are not in the aggregate material or (ii) are being contested diligently and in good faith and for which Pegasus has adequately reserved in the Pegasus Financial Statements. All copies of federal and state income Tax Returns furnished or to be furnished by Pegasus to the Company are accurate and complete in all material respects. There are no pending tax audits, claims or proceedings relating to Pegasus, any of its Subsidiaries, their assets or their business and income therefrom. Neither the Pegasus nor any of its Subsidiaries has agreed to any waiver or extension of any statute of limitations relating to any Tax.

         5.14 Employee Benefits; Employees. All Employee Benefit Plans maintained or contributed to by Pegasus as of the date of this Agreement are set forth in Section 5.14 of the Pegasus Disclosure Statement. Except for matters that individually or in the aggregate would not have Adverse Consequences in excess of $250,000:

                  (a) Except as set forth in Section 5.14 of the Pegasus Disclosure Statement, all such Employee Pension Benefit Plans are, and have been at all times since their establishment, qualified for federal income tax purposes under Code Section 401(a) and the related trusts are, and have been at all times since their establishment, exempt from federal income tax under Code
Section 501(a). All such Employee Benefit Plans are in compliance with all applicable provisions of ERISA, including, but not limited to, the applicable reporting and disclosure requirements, as they relate to such plans, and Pegasus is not subject to any liabilities based on past non-compliance, if any.

                  (b) Pegasus has made all required contributions under each Employee Benefit Plan listed in Section 5.14 of the Company Disclosure Statement for all periods through and including the fiscal year ended December 31, 1996, and has made all required contributions for subsequent periods or has provided adequate accruals therefor in the Company Financial Statements.

                  (c) There is not now, and has not been, any violation of the Code or ERISA with respect to the filing of applicable reports, documents, and notices regarding the Employee Benefit Plans maintained or contributed to by Pegasus with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Employee Benefit Plans.

                  (d) No fiduciary or other party in interest with respect to any of the Employee Benefit Plans maintained or contributed to by Pegasus has caused any of such plans to engage in a "prohibited transaction," as defined in ERISA Section 406.

                  (e) Pegasus has never been obligated to contribute to any Multiemployer Plan.

                  (f) There has been no violation of the "continuation coverage requirements" of "group health plans" as set forth in Code Section 4980B and
Part 6 of Subtitle B of Title I of ERISA with respect to any Employee Benefit Plan maintained by Pegasus to which such continuation coverage requirements apply.

                  (g) Pegasus does not maintain retiree life and retiree health insurance plans which are Employee Welfare Benefit Plans providing for continuing benefits or coverage for any employee or any beneficiary of any employee after such employee's termination of employment (except to the extent such continued coverage is required by Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA).

                  (h) Pegasus does not maintain and is not obligated to contribute to any Employee Pension Benefit Plan that is a defined benefit plan, and has not maintained and has not been obligated to contribute to such a plan within the last six years.

                  (i) "Pegasus," as used in subsections (a) through (h) of this
Section 5.14 shall include any other entity required to be aggregated with Pegasus under Sections 414(b), 414(c), 414(m), or 414(o) of the Code and the regulations thereunder.

                  (j) There are no collective bargaining agreements applicable to any Persons employed by Pegasus or any of its Subsidiaries, and Pegasus and its Subsidiaries have no duty to bargain with any labor organization with respect to any such Person. There are not pending any unfair labor practice charges against Pegasus or any of its Subsidiaries, nor is there any demand for recognition, or any other request or demand from a labor organization for representative status with respect to any Person employed by Pegasus or any of its Subsidiaries.

                  (k) Pegasus and its Subsidiaries are in substantial compliance with all applicable Legal Requirements respecting employment conditions and practices, have withheld all amounts required by any applicable Legal Requirements or Contracts to be withheld from the wages or salaries of their employees, and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

                  (l) Pegasus and its Subsidiaries have not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and have not violated any Legal Requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in their employment conditions or practices, except where such violations would not have a Material Adverse Effect on Pegasus. There is not pending or, to the best knowledge of Pegasus, threatened any unfair labor practice charge or discrimination complaint relating to race, color, national origin, sex, religion, age, marital status, or handicap against Pegasus or any of its Subsidiaries before any Governmental Authority nor, to the best knowledge of Pegasus, does any Basis therefor exist.

                  (m) There is no existing or, to the best knowledge of Pegasus, threatened, labor strike, dispute, grievance or other labor controversy affecting Pegasus or any of its Subsidiaries. There is no pending or, to the best knowledge of Pegasus, threatened representation question respecting the employees of Pegasus or any of its Subsidiaries. There is no pending or, to the best knowledge of Pegasus, threatened arbitration proceeding under any Contract. To the best knowledge of Pegasus, there exists no Basis for any of the above.

                  (n) Neither Pegasus nor any of its Subsidiaries is a party to any employment agreement or arrangement, written or oral, relating to any employee, consultant or independent contractor that cannot be terminated at will by Pegasus or such Subsidiary without further liability.

         5.15 Contracts. Section 5.15 of the Pegasus Disclosure Statement contains a true, correct and complete list as of the date hereof of (or a specific cross-reference to one or more other sections of the Pegasus Disclosure Statement where there is described) (i) each NRTC

Distribution Agreement (together with the Service Area covered by each) and any other agreement with NRTC or DirecTV, Inc. or any of their Affiliates to which Pegasus or any of its Subsidiaries is a party, (ii) a description of any agreement pursuant to which Pegasus or any of its Subsidiaries acquired any portion of their DIRECTV Distribution Business (other than rights acquired directly from the NRTC), and (iii) any other agreement entered into other than in the Ordinary Course the performance of which involves consideration in excess of $150,000.

         Pegasus has made available to the Company the opportunity to inspect and copy a correct and complete copy of each agreement referred to in this
Section 5.15. With respect to each such agreement: except as included in Section
5.15 of the Pegasus Disclosure Statement (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) subject to obtaining any consent referred to in Section 5.5 or disclosed in Section 5.5 of the Pegasus Disclosure Statement, the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Pegasus nor any of its Subsidiaries, nor to the best knowledge of Pegasus, any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; (D) neither Pegasus nor any of its Subsidiaries, nor to the best knowledge of Pegasus, any other party thereto, has repudiated any provision of the agreement; and (E) to the best knowledge of the Pegasus, there is no Basis for any Person to claim that any of clauses (A) through (D) is untrue.

         5.16 Business Information. Section 5.16 of the Pegasus Disclosure Statement sets forth a materially true and accurate description of the following information as of the date of this Agreement: (i) the approximate number of Committed Member Residences in each Service Area; (ii) the approximate number of Committed Member Residences in each Service Area that is cabled; and (iii) the approximate number of Committed Member Residences in each Service Area that is uncabled.

         5.17 Disclosure. No representation or warranty of any Pegasus Party in this Agreement or in the Collateral Documents and no statement in any certificate, report, instrument, list or other document furnished or to be furnished by any Pegasus Party pursuant to this Agreement or the Collateral Documents, contained, contains or will contain on the date such agreement, certificate, report, instrument, list or other document was or is delivered, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; nor will any such representation or warranty or statement (to the extent it is required by Section 10.1 to be accurate at the Closing Date) contain on the Closing Date any untrue statement of a material fact or omit on the Closing Date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. There is no fact known to any Pegasus Party and not disclosed in this Agreement (other than facts generally known to, and that generally affect, NRTC members and affiliates providing DIRECTV services or Persons in the broadcast television or cable television industry) that could reasonably be expected to have a Material Adverse Effect on Pegasus.

         5.18 Brokers or Finders. No broker or finder (with the possible exception of the services rendered by Merrill Lynch & Co., as financial adviser to Pegasus and in connection with rendering its fairness opinion relating to the Merger) has acted directly or indirectly for any of the Pegasus Parties in connection with the transactions contemplated by this Agreement, and none of the Pegasus Parties has incurred any obligation to pay any brokerage or finder's fee or other commission in connection therewith.

         5.19 Certain Payments. Neither Pegasus, any of its Subsidiaries, any of their Affiliates nor the Representatives of any of them has directly or indirectly, on behalf of or for the purpose of assisting their business, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other similar payments to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, in violation of any Legal Requirement, nor has any such Person established or maintained any fund or asset that has not been recorded in its books and records.

         5.20 Subscribers.

                  (a) As of December 7, 1997, Pegasus had the number of subscribers shown in Section 5.20 of the Pegasus Disclosure Statement, inclusive of persons included in the most recent Subscribers Without Core Packages Report.

                  (b) Neither Pegasus, any of its Affiliates, nor any of their Representatives has solicited, nor has Pegasus, any of its Affiliates, or any of their Representatives employed any scheme or device for the purpose of encouraging, Persons residing outside the Service Areas or Persons who would not be deemed Committed Member Residences to become subscribers of the DIRECTV service offered by Pegasus and its Subsidiaries. Except as disclosed in the most recent Subscribers Without Core Packages Reports for all the Service Areas, which have been provided by Pegasus to the Company, Pegasus and its Subsidiaries do not provide DIRECTV service to any Person who does not pay for a core DIRECTV programming package, who to the best knowledge of Pegasus resides outside the Service Areas or who is not a Committed Member Residence for a reason other than residing outside the Service Areas.

         5.21 Favorable Business Relationships. To the best knowledge of Pegasus, there are no favorable business relationships relating to the business of Pegasus and its Subsidiaries with lessors, licensors, subscribers, suppliers or other business associates of Pegasus or any of its Subsidiaries which will terminate after Closing.

         5.22 Securities Matters. Pegasus has filed all forms, reports, statements and other documents required to be filed with the Commission, and has heretofore made available to the Company, in the form filed with the Commission, together with any amendments thereto, its (i) Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all reports on Form 8-K, and (v) all other reports or registration statements filed by Pegasus (collectively, the "Pegasus SEC Reports"). As of their respective filing dates the Pegasus SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         5.23 FCC Matters. Pegasus and its Subsidiaries hold all licenses, authorizations and permits (the "FCC Licenses") from the Federal Communications Commission (the "FCC") necessary for the operation of the broadcast television stations (the "Stations") operated by Pegasus and its Subsidiaries, except to the extent the absence thereof would not have a Material Adverse Effect on Pegasus, and except as disclosed in Section 5.23 of the Pegasus Disclosure Statement. Each of the FCC Licenses is in full force and effect, and no material default by Pegasus or any of its Subsidiaries has occurred and is continuing thereunder. As of the date hereof, except as limited by the provisions of the Communications Act of 1934, as amended, and the FCC's rules and regulations and as otherwise specified on the face of any FCC License, none of the FCC Licenses is subject to any restriction or condition that would limit in any material respect the operation of the business of Pegasus and its Subsidiaries as it is now conducted. There is not, as of the date hereof, pending or to, the knowledge of Pegasus, threatened any action by or before the FCC to revoke, cancel, rescind or modify (including a reduction in coverage area) any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability) or refuse to renew the FCC Licenses, and there is not now issued or outstanding, pending or, to the knowledge of Pegasus threatened by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Pegasus or any of its Subsidiaries with respect to any of the FCC Licenses. Pegasus has no reason to believe that any of the FCC licenses will be revoked or will not be renewed in the ordinary course.


                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

         Each of Pegasus and Merger Sub, severally and jointly, represents and warrants to the Company that the statements contained in Article VI are correct and complete as of the date of this Agreement and, except as provided in Section 10.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article VI), except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date.

         6.1 Organization and Qualification. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of it incorporation. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has no assets (other than not more than $1,000 in cash) and has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         6.2 Certificate of Incorporation and Bylaws. Merger Sub has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

         6.3 Authority. Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorize by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company and the Principal Company Shareholders, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         6.4 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) conflict with or violate any law, statute ordinance, rule regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect.

                  (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, state takeover laws, exchanges on which Pegasus's securities are traded, the HSR Act and the Communications Act, (B) filings and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect.

         6.5 Vote Required. The affirmative vote of Pegasus, the sole stockholder of Merger Sub, is the only vote of the holder of any class or series of Merger Sub capital stock necessary to approve any of the transactions contemplated hereby.


                                   ARTICLE VII
                      PRE-CLOSING COVENANTS OF THE SELLERS

         The Sellers jointly and severally covenant and agree as follows:

         7.1 Additional Information. The Sellers shall provide to Pegasus and its Representatives such financial, operating and other documents, data and information relating to the Company and its Subsidiaries, the Business and the Assets and Liabilities of the Company and its Subsidiaries, including pending and completed Acquisitions of DIRECTV Distribution Businesses, as Pegasus or its Representatives may reasonably request. Such access shall include the right of Pegasus and its Representatives to inspect the records, reports and material correspondence of NRTC and DIRECTV and discuss such records, reports and correspondence with NRTC and DIRECTV, and the Company shall take all action necessary to facilitate the foregoing. In addition, the Sellers shall take all action necessary to enable Pegasus and its Representatives (including Coopers & Lybrand L.L.P.) to review, inspect and audit the Assets, Business and Liabilities of the Company and its Subsidiaries and discuss them with the Company's officers, employees, independent accountants, and counsel. Notwithstanding any investigation that Pegasus may conduct of the Company and its Subsidiaries, the Business, the Assets and Liabilities, the Pegasus Parties may fully rely on the Sellers' warranties, covenants and indemnities set forth in this Agreement, the Collateral Documents and any documents, instruments or certificates delivered hereunder and thereunder, which will not be waived or affected by or as a result of such investigation.

         7.2 Exclusivity. Neither any Seller, nor any Affiliate or Representative of any Seller shall directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, subject to any fiduciary obligations under applicable law after taking into account the advice of counsel with respect thereto, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever, to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any Person, other than Pegasus and its shareholders, employees, Representatives, agents and Affiliates, concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities or similar transaction involving the Company or any of its Subsidiaries (all such transactions being referred to herein as "Company Alternative Transactions"); provided, however, that the term "Company Alternative Transactions" shall not be deemed to include, and the foregoing shall not prohibit (i) acquisitions permitted under Section 7.3(c)(i), excluding any business affiliated with Golden Sky Systems, Inc., (ii) the consummation of Exchange Offer, and (iii) other transactions expressly permitted under this

Agreement. The Sellers shall immediately notify Pegasus if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, any Seller in respect of a Company Alternative Transaction, and shall, in any such notice to Pegasus, indicate the identity of the offeror.

         7.3 Continuity and Maintenance of Operations.

                  (a) The Company shall, and shall cause its Subsidiaries to, and the Principal Company Shareholders shall cause the Company and its Subsidiaries to: (i) comply with all Legal Requirements and requirements of the NRTC applicable to the Company and its Subsidiaries (including NRTC's by-laws, policies, procedures and guidelines) relating to the Business; (ii) fulfill all of its obligations under and maintain in full force and effect all Contracts, including the NRTC Distribution Agreements, and shall not, without the prior written consent of Pegasus, alter, modify or amend any of the foregoing in a manner adverse to the Company or its Subsidiaries; (iii) use its commercially reasonable efforts in consultation with Pegasus and its Affiliates, to promote the financial success of the Business and promptly notify Pegasus of any adverse change in the prospects or condition (financial or otherwise) of the Business; and (iv) use its commercially reasonable efforts to promote, develop and preserve its relationships with the NRTC, DSS retailers, participating cooperatives and its present employees as well as the goodwill of its suppliers, customers and others having business relations with it, and promptly notify Pegasus of any adverse change in its relationship with any such Person. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to, and the Principal Company Shareholders shall cause the Company and its Subsidiaries to, maintain the Assets in good order, condition and repair, maintain insurance relating to the Business as in effect on the date of this Agreement, continue promotion and other activities with respect to the Business (including, without limitation, billing, collection and subscriber matters) substantially in accordance with past practice and in compliance with NRTC bylaws, policies, procedures and guidelines, maintain inventories of DSS Systems and supplies at reasonable levels, and keep and maintain all of the Books and Records in the Ordinary Course. Other than in the Ordinary Course, the Company and its Subsidiaries shall not pay or credit in any way any Accounts Receivable prior to the Closing Date, and shall not permit any of its Representatives to do so either. The Company shall, and the Principal Company Shareholders shall cause the Company and its Subsidiaries to, enforce procedures for disconnection and/or discontinuance of service to subscribers (i) whose accounts are delinquent, (ii) who do not pay for core DIRECTV programming packages, or (iii) who are not Committed Member Residences, all in accordance with NRTC by-laws, policies, procedures and guidelines.

                  (b) The Company shall not, and shall cause its Subsidiaries not to, and the Principal Company Shareholders shall cause the Company and its Subsidiaries not to, without the prior written consent of Pegasus: (i) deviate from DIRECTV national programming packages or rates; (ii) engage in marketing promotions other than in the Ordinary Course; (iii) sell, lease, transfer, convey or assign any of the Assets other than in the Ordinary Course (or enter into any contract to do any of the foregoing) or permit the creation of any Encumbrance on any of the Assets except under the Company Credit Agreement, the interest escrow established under the Company Indenture and the related escrow agreement, as disclosed in Section 3.6 of the Company

Disclosure Statement, or as otherwise contemplated by this Agreement; or (iv) permit the amendment or cancellation of any NRTC Distribution Agreement or any other Contract.

                  (c) Unless the Company shall have obtained the prior written consent of Pegasus, the Company shall not, and shall cause its Subsidiaries not to, and the Principal Company Shareholders shall cause the Company and its Subsidiaries not to:

                           (i) engage in any Acquisition unless (A) the
Acquisition is of a DIRECTV Distribution Business; (B) the Acquisition is funded solely out of the Company's cash on hand as of the date hereof, borrowings under the Company Credit Agreement, debt incurred to the Sellers, and equity contributions from the Company's shareholders; (C) on a pro forma basis, after giving effect to the Acquisition and any debt incurred in connection therewith, the Company would be in compliance with the Company Credit Agreement (including any amendments thereto permitted hereby) and the Company Indenture, and the Company shall have furnished Pegasus with satisfactory evidence to that effect;
(D) on a projected basis, after giving effect to the Acquisition and any debt incurred in connection therewith, the Company's cash resources (including available credit under the Company Credit Agreement) will be sufficient to satisfy its future cash requirements as reflected in the Company Financial Model, as updated to reflect such proposed Acquisition (other than the two pending acquisitions reflected in the Company Financial Model), including, without limitation, to fund Acquisitions of DIRECTV Distribution Businesses that have been completed or are pending at the time of the Acquisition and to fund operating expenses, working capital, debt service and capital expenditures (other than the Offer to Purchase) (it being acknowledged that the Company Financial Model reflects certain covenant noncompliance), and such updated projection shall show no worsening in any of the foregoing matters, including the extent of covenant noncompliance;

                           (ii) amend the Company Indenture, amend the Company
Credit Agreement to increase the amount of credit available thereunder or, except as permitted by Section 9.3(b), otherwise amend the Company Credit Agreement;

                           (iii) declare or pay any dividends or make any other
distributions to the Shareholders;

                           (iv) redeem or repurchase any stock (other than stock
of employees in connection with termination of their employment and other than with Permitted Redemptions;

                           (v) issue additional stock or options or warrants to
acquire stock (except in connection with the exercise of outstanding options and warrants or Acquisitions permitted by paragraph (i));

                           (vi) incur any material debt (except in connection
with Acquisitions permitted by paragraph (i), borrowings under the Company Credit Agreement to finance expenditures not prohibited by this Agreement, and other obligations incurred in the Ordinary Course); or

                           (vii) make any loans other than in the Ordinary
Course.

Notwithstanding paragraph (v), the Company may sell additional shares of Company Capital Stock for cash to some or all of its Shareholders if the proceeds are used solely to pay cash dividends to the holders of its preferred stock, and notwithstanding paragraph (iii), the Company may pay cash dividends to such holders solely out of such proceeds.

                  (d) No Seller shall take or omit to take any action that would cause any of them to be in breach of any representations, warranties or covenants in this Agreement or the Collateral Documents or that would, if such action had been taken or omitted on or before the date of this Agreement, have been required to be disclosed in Section 3.11 of the Company Disclosure Statement.

                  (e) Prior to the Closing Date, the Company shall, and the Principal Company Shareholder shall cause the Company to, terminate any consulting arrangements specified by Pegasus providing for aggregate annual payments in excess of $50,000.

         7.4 Consents and Approvals.

                  (a) As soon as practicable after execution of this Agreement, the Sellers shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Governmental Authority or Person as is required to be obtained, made or given by any of the Sellers to consummate the transactions contemplated by this Agreement and the Collateral Documents, including, without limitation: (i) consents required under the NRTC Distribution Agreements; and (ii) any authorizations, consents, approvals, actions, filings or notices set forth in Section 3.5 of the Company Disclosure Statement (other than consents required pursuant to indebtedness of the Company incurred in the Acquisition of a DIRECTV Distribution Business where such indebtedness is secured in full by a letter of credit issued pursuant to the Company Credit Agreement, provided that the completion of the Merger in the absence of such consents will not result in a Default or Event of Default under and as defined in the Company Credit Agreement).

                  (b) The Sellers shall cooperate with Pegasus in providing such information and reasonable assistance as may be required in connection with the obligations of the Pegasus Parties under Section 8.4(a).

         7.5 Adoption by Shareholders. The Sellers shall use their respective best efforts to secure the vote or consent of the Shareholders required by the DGCL and the Company's certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger, and the board of directors of the Company shall recommend to the Shareholders such approval and adoption. Unless the Company elects to obtain shareholder approval by written consent, the Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of the Shareholders to be held as soon as is reasonably practicable after the availability of the Pegasus Merger Registration Statement for the purpose of voting upon the approval of this Agreement and the Merger. The Company will furnish to each Shareholder a notice of its rights to dissent from the Merger under Section 262 of the DGCL and to demand an appraisal of its shares of Company and Common Stock and shall provide Pegasus with a copy of such notice prior to the Closing Date. Each of the Principal Company Shareholders (i) hereby waives its dissenters' appraised rights under
Section 262 of the DGCL and (ii) shall vote all of its shares of Company Capital Stock, or otherwise give its consent, to approve this Agreement and the Merger.

         7.6 Securities Filings; Financial Information. The Sellers shall, promptly after execution of this Agreement and from time to time thereafter, provide such information and documents to Pegasus and its Affiliates concerning the Company, its Subsidiaries and the Principal Company Shareholders as may be required or appropriate for inclusion in the Pegasus Merger Registration Statement and any other filing, notification or report made by Pegasus or any Affiliate of Pegasus under the Securities Act, the Exchange Act or any state securities law; shall cause their respective counsel and independent accountants to cooperate with Pegasus, its Affiliates and their investment bankers, counsel and independent accountants in the preparation of such filings, notifications and reports; and shall use their best efforts to obtain consents and "comfort letters" from such accountants as required in connection with such filings, notifications and reports. The Sellers represent and warrant to Pegasus that no information or document provided by any Seller for inclusion in any filing, notification or report made by Pegasus or any Affiliate under the Securities Act or the Exchange Act will contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

         7.7 Notification of Certain Matters. The Sellers shall promptly provide to Pegasus copies of any material notices from or correspondence from and to the NRTC or DIRECTV or any Affiliates of DIRECTV. The Sellers shall promptly notify Pegasus of any fact, event, circumstance or action that is reasonably likely to cause any Seller to be unable to perform any of its covenants contained herein or any condition precedent in Article VII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to Pegasus pursuant to this Agreement or the existence or occurrence of which would cause any of the Sellers' representations or warranties under this Agreement not to be correct and/or complete. The Sellers shall give prompt written notice to Pegasus of any adverse development causing a breach of any of the representations and warranties in Article III or IV. However, no disclosure by the Sellers pursuant to this Section, and no supplement to the Company Registration Statement referred to in Section 13.2(a), shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by the Sellers.

         7.8 Supplements to Company Disclosure Statement and Company Registration Statement. The Sellers shall, from time to time prior to Closing, supplement the Company Disclosure Statement and the Company Registration Statement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of the Pegasus Parties in Article IX, the Company Disclosure Statement and the Company Registration Statement shall be deemed to include only
(a) the information contained therein on the date of this Agreement and (b) information added to the Company Disclosure Statement or the Company Registration Statement by written supplements delivered prior to Closing by the Sellers that (i) are accepted in writing by Pegasus, (ii) are described in Section 2.7(b) or (iii) reflect actions expressly permitted by this Agreement to be taken prior to Closing. Any supplement to the Company Registration Statement shall be in writing and delivered to Pegasus, but not be filed with the Commission unless the Company is otherwise required to do so.

         7.9 Duty of Good Faith and Fair Dealing. The Sellers shall act in good faith with regard to all matters that are the subject of this Agreement, and shall neither intentionally nor knowingly take any action or omit to take any action at any time for the primary purpose of depriving the Pegasus Parties unfairly of any right or benefit that any of them has at such time under this Agreement.

         7.10 Employee Matters. Not later than ten Business Days prior to the Closing Date, the Company shall, or shall cause the sponsor of the Digital Television Services 401(k) Plan (the "401(k) Plan") to, take the following actions: (i) adopt resolutions, or take such other action as required by the 401(k) Plan, to (A) terminate the 401(k) Plan effective as of the Closing Date, subject to receipt of a ruling from the District Director of Internal Revenue that the termination of the 401(k) Plan does not adversely affect the tax qualified status of the 401(k) Plan, and (B) cease contributions under the 401(k) Plan effective as of the Closing Date; and (ii) file Internal Revenue Service Form 5310 (Application for Determination for Terminating Plan) with respect to the 401(k) Plan termination with the District Director of Internal Revenue, such Form fully disclosing the corporate transaction contemplated by this Agreement and the status of 401(k) Plan participants after the transaction. Such resolutions (or other action required by the 401(k) Plan) and Form 5310 shall be in a form satisfactory to Pegasus.

         7.11 1997 Company Financial Statements. The Company will deliver to Pegasus at least ten days before the Closing Date its audited financial statements as of and for the year ended December 31, 1997, accompanied by (i) the report thereon of Arthur Andersen, L.L.P. and (ii) a schedule prepared by Arthur Andersen, L.L.P. showing adjustments to the Company Financial Statements as of and for the period ended September 30, 1997 determined to be appropriate as a result of their audits. The delivery of such audited financial statements shall constitute a representation and warranty that such financial statements (including the notes thereto) have been prepared in accordance with GAAP on a consistent basis with the Company Financial Statements and that such financial statements present fairly the financial condition of the Company and its Subsidiaries and the results of their operations as of December 31, 1997, and for the year then ended.

         7.12 1997 Tax Returns. The Company will deliver to Pegasus a draft copy of the partnership Tax Returns to be filed by Digital Television Services, LLC for the period ended October 10, 1997, and will provide Pegasus and its auditors a reasonable amount of time in which to review it before it is filed. The Company will deliver to Pegasus at or before the Closing Date drafts of Tax Returns for the Company and its Subsidiaries for the period ended December 31, 1997.

         7.13 Indemnity under Prior Company Acquisitions. If reasonably requested by Pegasus, the Company will assert claims for indemnification under, and in accordance with, agreements under which it has made Acquisitions of DIRECTV Distribution Businesses, provided that in the Company's judgment a reasonable basis for such claim exists.


                                  ARTICLE VIII
                  PRE-CLOSING COVENANTS OF THE PEGASUS PARTIES

         The Pegasus Parties jointly and severally covenant and agree as follows.

         8.1 Additional Information. The Pegasus Parties shall provide to the Sellers and their Representatives such financial, operating and other documents, data and information relating to Pegasus and its Subsidiaries, including pending and completed Acquisitions of DIRECTV Distribution Businesses, as the Sellers or their Representatives may reasonably request. Such access shall include the right of the Sellers and their Representatives to inspect the records, reports and material correspondence of NRTC and DIRECTV and discuss such records, reports and correspondence with NRTC and DIRECTV, and the Pegasus Parties shall take all action necessary to facilitate the foregoing. In addition, the Pegasus Parties shall take all action necessary to enable the Sellers and their Representatives (including Arthur Andersen, L.L.P.) to review and inspect books and records of Pegasus and its Subsidiaries and discuss them with the officers, employees, independent accountants, and counsel of the Pegasus Parties. Notwithstanding any investigation that the Sellers may conduct of Pegasus and its Subsidiaries, the Sellers may fully rely on the Pegasus Parties' warranties, covenants and indemnities set forth in this Agreement, the Collateral Documents and any documents, instruments or certificates delivered hereunder and thereunder, which will not be waived or affected by or as a result of such investigation.

         8.2 Exclusivity. Neither any Pegasus Party, nor any of their Affiliates, nor any of their respective Representatives shall directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, subject to any fiduciary obligations under applicable law after taking into account the advice of counsel with respect thereto, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any Person, other than the Company and its shareholders, employees, Representatives, agents and Affiliates, concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities or similar transaction involving Pegasus or any of its Subsidiaries (all such transactions being referred to as "Pegasus Alternative Transactions"); provided, however, that the term "Pegasus Alternative Transactions" shall not be deemed to include, and the foregoing shall not prohibit (i) acquisitions of media and communications businesses (including issuances of securities in connection therewith); (ii) sales or other extraordinary transactions relating to Pegasus's cable systems; (iii) a public offering of equity or debt securities; or (iv) any transaction described in
Section 10.1(d). Pegasus shall immediately notify the Company if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Pegasus in respect of a Pegasus Alternative Transaction, and shall, in any such notice to the Company, indicate the identity of the offeror.

         8.3 Conduct of Business. Unless Pegasus shall have obtained the prior written consent of the Company, Pegasus shall, and shall cause each of its Subsidiaries to, and the Principal Pegasus Shareholders shall cause Pegasus and each of its Subsidiaries to:

                  (a) conduct its business in the Ordinary Course (for purposes hereof, Acquisitions of media and communications businesses, including issuances of securities in connection therewith, sales or extraordinary transactions involving cable systems, public offerings of equity and debt securities and transactions described in Section 12.1(d) will be deemed conduct of business in the Ordinary Course);

                  (b) use its commercially reasonable efforts to maintain its business, assets and operations, and its relationships with employees, subscribers, and others with whom it has significant business relationships, as an ongoing business in accordance with past practice and custom;

                  (c) except for continuation or replacement arrangements relating to the Pegasus employee loan program (as described in Section 5.15 of the Pegasus Disclosure Statement), not enter into any material transaction with an affiliated person except on terms not less favorable to Pegasus than could have been obtained with unaffiliated parties; and

                  (d) not take or omit to take any action that would cause any of the Pegasus Parties to be in breach of any representation or warranty in this Agreement or the Collateral Documents the accuracy of which on the Closing Date is a condition precedent to the Sellers' obligations under Section 10.1, or in breach of any covenant in this Agreement or the Collateral Documents.

         8.4 Consents and Approvals.

                  (a) As soon as practicable after execution of this Agreement, the Pegasus Parties shall use their best efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Governmental Authority or Person as is required to be obtained, made or given by any of the Pegasus Parties to consummate the transactions contemplated by this Agreement and the Collateral Documents, including without limitation: (i) consents required under the NRTC Distribution Agreements; and (ii) any authorizations, consents, approvals, actions, filings or notices set forth in Section 4.5 of the Pegasus Disclosure Statement. Notwithstanding anything in this Section to the contrary, the Pegasus Parties shall not be required to agree to any amendment, modification or change in, the waiver of any term or condition of, or the imposition of any condition to the transfer to Pegasus of, any NRTC Distribution Agreement in order to obtain the consents required under the NRTC Distribution Agreements.

                  (b) The Pegasus Parties shall cooperate with the Sellers in providing such information and reasonable assistance as may be required in connection with the Sellers' obligations under Section 5.4(a).

         8.5 Adoption by Pegasus Shareholders. Pegasus shall, promptly after the effective date of the Pegasus Merger Registration Statement, take all actions necessary in accordance with the DGCL and its certificate of incorporation and by-laws to convene a special meeting of Pegasus's shareholders to act on this Agreement, to be held as soon as practicable following the effectiveness of the Pegasus Merger Registration Statement. Pegasus shall use all reasonable efforts to secure the vote of its shareholders required by the DGCL and its certificate of incorporation and by-laws to approve and adopt this Agreement, and the board of directors of Pegasus shall recommend to the shareholders of Pegasus such approval and adoption. Each of the Principal Pegasus Shareholders shall vote all of its shares of Pegasus's common stock to approve this Agreement and the Merger.

         8.6 Merger Registration Statement. As soon as practicable, and in any event within ten Business Days after the date of this Agreement, Pegasus shall prepare and file with the Commission a registration statement on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, being the "Pegasus Merger Registration Statement") registering under the Securities Act of the Pegasus Class A Common Stock to be issued in the Merger. The Pegasus Merger Registration Statement will contain a combined proxy statement and prospectus (the "Proxy Statement/Prospectus") that will constitute
(i) a prospectus to be delivered to the Shareholders in connection with the meeting or solicitation of consents referred to in Section 7.5 and (ii) a proxy statement to be delivered to Pegasus's shareholders in connection with the meeting of Pegasus's shareholders referred to in Section 8.5. Pegasus shall provide the Sellers and their counsel reasonable opportunity to review and comment upon the contents of the Registration Statement. Pegasus will use commercially reasonable efforts to cause the Pegasus Merger Registration Statement to become effective as promptly as practicable. As promptly as practicable after the Pegasus Merger Registration Statement shall have become effective, Pegasus shall mail or deliver the Proxy Statement/Prospectus to the Shareholders and to the shareholders of Pegasus entitled to notice of and to vote at the Pegasus shareholders' meeting referred to in Section 8.5. All documents that Pegasus is responsible for filing with the Commission in connection with the transactions contemplated herein will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Pegasus will use commercially reasonable efforts to cause the Pegasus Class A Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market, subject to notice of issuance prior to the Effective Time.

         8.7 Notification of Certain Matters. The Pegasus Parties shall promptly provide to the Sellers copies of any material notices from or correspondence from and to the NRTC or DIRECTV or any Affiliates of DIRECTV. The Pegasus Parties shall promptly notify the Sellers of any fact, event, circumstance or action that is reasonably like to cause any Pegasus Party to be unable to perform any of its covenants contained herein or any condition precedent in
Article X not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Sellers pursuant to this Agreement or the existence or occurrence of which would cause any of the Pegasus Parties' representations or warranties under this Agreement not to be correct and/or complete. The Pegasus Parties shall give prompt written notice to the Sellers of any adverse development causing a breach of any of the representations and warranties in Article V or VI as of the date made. No disclosure by the Pegasus Parties pursuant to this

Section, however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by the Pegasus Parties.

         8.8 Supplements to Pegasus Disclosure Statement. The Pegasus Parties shall, from time to time prior to Closing, supplement the Pegasus Disclosure Statement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of the Sellers in Article X, the Pegasus Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to the Pegasus Disclosure Statement by written supplements delivered prior to Closing by the Pegasus Parties that (i) are accepted in writing by the Company or (ii) reflect actions taken or events occurring after the date hereof and prior to Closing that (A) do not breach any covenant in this Agreement so as to cause the condition precedent stated in
Section 10.2 not to be fulfilled at or prior to the Closing, (B) do not give rise to a right on the part of the Sellers to terminate this Agreement pursuant to Section 12.1(d), and (C) do not in the aggregate have a Material Adverse Effect on Pegasus.

         8.9 Duty of Good Faith and Fair Dealing. The Pegasus Parties shall act in good faith with regard to all matters that are the subject of this Agreement and shall neither intentionally nor knowingly take any action or omit to take any action at any time for the primary purpose of depriving the Sellers unfairly of any right or benefit that any of them has at such time under this Agreement.

         8.10 Tax Certificate. The Pegasus Parties shall take no action that would preclude them from delivering at Closing a tax certificate in the form of
Exhibit 8 attached hereto.


                                   ARTICLE IX
           CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PEGASUS PARTIES

         All obligations of the Pegasus Parties under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that the Pegasus Parties may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

         9.1 Accuracy of Representations. All representations and warranties of the Company, the Principal DTS Shareholders and the DTS Parties contained in this Agreement, the Collateral Documents and any other document, instrument or certificate delivered by any of the Sellers or any of the DTS Parties at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, other than representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date. The Company shall have delivered to Pegasus and Merger Sub a certificate dated the Closing Date to the foregoing effect.

         9.2 Covenants. The Sellers shall, in all material respects, have performed and complied with each of the covenants, obligations, conditions and agreements contained in this Agreement that are to be performed or complied with by them at or prior to Closing. The Company shall have delivered to Pegasus and Merger Sub a certificate dated the Closing Date to the foregoing effect.

         9.3 Consents and Approvals.

                  (a) All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or Person as provided in Sections 7.4(a) and 8.4(a) shall have been duly obtained, made or given, as the case may be, and shall be in full force and effect, and any waiting period required by applicable law, including the HSR Act, or any Governmental Authority in connection with such transactions shall have expired or have been earlier terminated, unless the failure to obtain, make or give any such consent, approval, authorization, order, registration, filing or notice, or to allow any such waiting period to expire or terminate would not have a Material Adverse Effect on the Company.

                  (b) Notwithstanding the foregoing, the condition precedent stated in subsection (a) shall not have been satisfied if any consent, approval, authorization or order obtained in connection with the transactions contemplated by this Agreement and the Collateral Documents is conditioned upon or related to the amendment, modification, cancellation or termination of, or waiver of any term or condition of, any contract, commitment or agreement, or imposes upon Pegasus or the Surviving Corporation any condition or requirement or change in policy not now imposed upon Pegasus, the Company, the Business or the DIRECTV Distribution Business of Pegasus (regardless of whether such imposition is specifically related to or predicated upon or precedes or follows such consent, approval, authorization or order) except that the consent of the lenders under the Company Credit Agreement may be conditioned on a reduction of the amount of credit available thereunder to an amount not less than that necessary to satisfy the standard described in Section 3.10 and on other modifications that are not, in Pegasus's judgment, materially burdensome.

                  (c) This Agreement and the Merger shall have been approved by the requisite vote of Pegasus's shareholders in accordance with the DGCL and the rules of the Nasdaq Stock Market.

                  (d) This Agreement and the Merger shall have been approved by the requisite vote of the Company's Shareholders in accordance with the DGCL.

                  (e) Pegasus and Merger Sub shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such consents, approvals, authorizations and orders, the making of such registrations and filings and the giving of such notices referred to in subsections (a), (c) and (d).

         9.4 Dissenters' Rights. The period for assertion of dissenters' rights pursuant to Section 262 of the DGCL shall have expired, and the holders of Company Capital Stock entitled to receive not more than five percent of the Pegasus Class A Common Stock included in the Merger Consideration shall have perfected their dissenters' appraisal rights under Section 262 of the DGCL in connection with the Merger.

         9.5 Delivery of Documents. The Sellers shall have delivered, or caused to be delivered, to Pegasus and Merger Sub the following documents:

                           (i) Fleet Confidentiality Agreement, executed by
Fleet Venture Resources, Inc., Fleet Equity Partners IV, L.P., and Chisholm Partners III, L.P.

                           (ii) Noncompetition Agreements -- Owners, executed by
each of the Specified Owners.

                           (iii) Noncompetition Agreements -- Management,
executed by each member of Company Senior Management.

                           (iv) Registration Rights Agreement, executed by the
each Principal Company Shareholder, each Columbia Principal, and each member of Company Senior Management who elects to do so.

                           (v) Escrow Agreement, executed by the Escrow Agent
and the Company, and delivery to the Escrow Agent of the shares of Pegasus Class A Common Stock required by Section 2.7 to be delivered to the Escrow Agent.

                           (vi) Voting Agreement, executed by the Principal
Company Shareholders.

                           (vii) Indemnification Agreement, executed by each of
the Successor Principal Company Shareholders and each of the Columbia
Principals.

                           (viii) Schedule satisfactory to Pegasus and certified
as being complete and correct by the Company reflecting the number of Subscribers in each of the Service Areas as of the Closing Date, based upon reports of the NRTC, including the most recent ad hoc Active Subscribers Report, ad hoc Active Subscribers Without Core Packages Report and the ad hoc Cut Off Report by Level.

                           (ix) Evidence reasonably satisfactory to Pegasus that
each Seller has taken all action necessary to authorize the execution of this Agreement and the Collateral Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

                           (x) Opinion of Nelson Mullins Riley & Scarborough,
L.L.P., counsel to the Sellers, dated the Closing Date, in form and substance reasonably satisfactory to Pegasus.

                           (xi) The Books and Records.


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




                           (xii) All originally executed NRTC Agreements, and
all originally executed amendments thereto, that are in the Company's possession.

                           (xiii) To the extent in the Company's possession, all
original Consumer Contracts and all original files relating thereto, including disclosure statements required by applicable Legal Requirements.

                           (xiv) Resignations of all members of the board of
directors or similar body of the Company and each of its Subsidiaries effective as of the Effective Time.

                           (xv) Such other documents and instruments as Pegasus
may reasonably request: (A) to evidence the accuracy of the Company's and the DTS Parties' representations and warranties under this Agreement, the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (B) to evidence the performance by the Company and the DTS Parties of, or the compliance by the Company and the DTS Parties with, any covenant, obligation, condition and agreement to be performed or complied with by the Company or any of the DTS Parties under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

         9.6 No Material Adverse Change. There shall have been no material adverse change in the Assets or in the business, financial condition, prospects or operations of the Company and its Subsidiaries, taken as a whole, other than those affecting the DIRECTV Distribution Business in general.

         9.7 No Litigation. No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority, and no Legal Requirement or policy (other than Legal Requirements affecting the direct broadcast satellite industry generally) of the NRTC, DirecTV, Inc. or any of their Affiliates, or any applicable regulatory authority, shall have been enacted, promulgated or issued that would: (i) prohibit or adversely affect Pegasus's or the Surviving Corporation's and its Subsidiaries' ownership or operation of all or a material portion of the Business or the Assets or otherwise impair the ability of Pegasus or the Surviving Corporation and its Subsidiaries to realize the benefits of the transactions contemplated by this Agreement and the Collateral Documents or adversely affect the value of the Assets; (ii) restrict or limit or otherwise condition Pegasus's or the Surviving Corporation's and its Subsidiaries' right to transfer and/or assign the Business or the Assets in the future; (iii) compel Pegasus or the Surviving Corporation or any of its Subsidiaries to dispose of or hold separate all or a material portion of the Business or the Assets as a result of any of the transactions contemplated by this Agreement and the Collateral Documents; (iv) prevent or make illegal the consummation of any transactions contemplated by this Agreement and the Collateral Documents; or (v) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation.

         9.8 NRTC Compliance Certificate. The Company shall have delivered to Pegasus a certificate or letter from NRTC dated as of the Closing Date to the effect that the Company and its Subsidiaries are in compliance with the NRTC Distribution Agreements and there are no payments due by the Company under the NRTC Distribution Agreements other than payments for fees due in the Ordinary Course and not yet payable.


                                    ARTICLE X
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

         All obligations of the Sellers under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that the Sellers may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

         10.1 Accuracy of Representations. All representations and warranties of the Pegasus Parties contained in this Agreement (giving effect to Section 8.8) and the Collateral Documents and any other document, instrument or certificate delivered by any of the Pegasus Parties at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, other than representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date. The Pegasus Parties shall have delivered to the Sellers a certificate dated the Closing Date to the foregoing effect.

         10.2 Covenants. The Pegasus Parties shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Collateral Documents and required by this Agreement and the Collateral Documents to be performed or complied with by the Pegasus Parties at or prior to Closing. The Pegasus Parties shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

         10.3 Consents and Approvals.

                  (a) All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or Person as provided in Section 8.4(a) shall have been duly obtained, made or given, as the case may be, and shall be in full force and effect, and any waiting period required by applicable, including the HSR Act, or any Governmental Authority in connection with such transactions shall have expired or have been earlier terminated, unless the failure to obtain, make or give any such consent, approval, authorization, order, registration, filing or notice, or to allow any such waiting period to expire or terminate would not have a Material Adverse Effect on Pegasus.

                  (b) This Agreement and the Merger shall have been approved by the requisite vote of Pegasus's shareholders in accordance with the DGCL and the rules of the Nasdaq Stock Market.

                  (c) This Agreement and the Merger shall have been approved by the requisite vote of the Company's Shareholders in accordance with the DGCL.

                  (d) The Sellers shall have been furnished with the appropriate evidence, reasonably satisfactory to them and their counsel, of the granting of such consents, approvals, authorizations and orders, the making of such registrations and filings and the giving of such notices referred to in subsections (a), (b) and (c).

         10.4 Delivery of Documents. The Pegasus Parties, as applicable, shall have executed and delivered, or caused to be executed and delivered, to the Company and the Principal Company Shareholders the following documents:

                           (i) Noncompetition Agreements -- Owners, executed by
Pegasus.

                           (ii) Noncompetition Agreements -- Management,
executed by Pegasus.

                           (iii) Registration Rights Agreement, executed by
Pegasus.

                           (iv) Escrow Agreement, executed by Pegasus and the
Escrow Agent.

                           (v) Voting Agreement, executed by the Principal
Pegasus Shareholders and by Marshall W. Pagon.

                           (vi) Schedule satisfactory to the Company and
certified as being complete and correct by Pegasus reflecting the number of subscribers in each of the service areas served by Pegasus as of the Closing Date, based on reports of the NRTC, including the most recent ad hoc Active Subscribers Report, ad hoc Active Subscribers Without Core Packages Report and ad hoc Cut Off Report by Level.

                           (vii) Evidence reasonably satisfactory to the Sellers
that the Pegasus Parties have each taken all action necessary to authorize the execution of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby.

                           (viii) Such other documents and instruments as the
Sellers may reasonably request: (A) to evidence the accuracy of the representations and warranties of the Pegasus Parties under this Agreement and the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (B) to evidence the performance by the Pegasus Parties of, or the compliance by the Pegasus Parties with, any covenant, obligation, condition and agreement to be performed or complied with by the Pegasus Parties under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

                           (ix) Opinion of Drinker Biddle & Reath LLP, counsel
to the Pegasus Parties, dated the Closing Date, in form and substance reasonably satisfactory to the Company.



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



                           (x) Opinion of counsel to the Principal Company
Shareholders, in form reasonably satisfactory to them, to the effect that their receipt of the Pegasus Class A Common Stock in the Merger is tax-deferred under the Code.

         10.5 No Material Adverse Change. There shall have been no material adverse change in the business, financial condition, prospects or operations of Pegasus and its Subsidiaries taken as a whole, other than those affecting the DIRECTV Distribution Business or the broadcast or cable television industry in general.

         10.6 Litigation. No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; or (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation.


                                   ARTICLE XI
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following
Closing:

         11.1 Transition. None of the Principal Company Shareholders shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, subscriber, supplier or other business associate of the Company, its Subsidiaries or the Business from maintaining the same business relationships with Pegasus, the Surviving Corporation and its Subsidiaries after Closing as it maintained with the Company and its Subsidiaries prior to Closing.

         11.2 Indemnification of Directors, Officers and Managers of the Company and its Predecessors; Directors' and Officers' Insurance.

                  (a) The certificate of incorporation and bylaws of the Surviving Corporation (and of any corporation that shall succeed to it by merger, consolidation or otherwise) shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under the certificate of incorporation or bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable law.

                  (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company (and its predecessors) and its Subsidiaries (collectively, the "DTS Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Pegasus and the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, manager, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under the DGCL (and shall pay expenses in advance of the final disposition of any such action or proceeding to each DTS Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of DGCL).

                  (c) Without limiting the foregoing, in the event any Claim is brought against any DTS Indemnified Party (whether arising before or after the Effective Time) after the Effective Time, (i) subject to the last sentence of this subsection (c), the Surviving Corporation may retain counsel reasonably acceptable to the DTS Indemnified Parties to represent them in connection with the claim, and if it shall fail to do so the DTS Indemnified Parties may retain their regularly engaged independent legal counsel as of the date of this Agreement, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to Pegasus and the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the DTS Indemnified Parties promptly as statements therefor are received, and (iii) the Surviving Corporation will use its reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any DTS Indemnified Party wishing to claim indemnification under this Section 11.2, promptly upon learning of any such Claim, shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 11.2, except to the extent such failure prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking contemplated by
Section 145(e) of DGCL. The DTS Indemnified Parties and the Surviving Corporation and its Affiliates as a group shall be represented by one law firm (in addition to local counsel) with respect to each such matter unless there is, under applicable standards of professional conduct (as reasonably determined by counsel to such DTS Indemnified Parties) a conflict on any significant issue between the position of the Surviving Corporation and its Affiliates, on the one hand, and one or more DTS Indemnified Parties, on the other hand, or between the position of any two or more of such DTS Indemnified Parties, as the case may be, in which event additional counsel as may be required may be retained by such DTS Indemnified Parties.

                  (d) Pegasus shall cause to be maintained in effect for not less than six (6) years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that Pegasus may substitute therefor policies of substantially the same coverage containing terms and conditions that are substantially the same for the DTS Indemnified Parties to the extent reasonably available.

                  (e) This Section 11.2 is intended to be for the benefit of, and shall be enforceable by, the DTS Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Pegasus and Merger Sub and the Surviving Corporation and their respective successors and assigns.

         11.3 Certain Securities Law Matters. For a period of six (6) months following the Closing, Pegasus shall take no action which would cause those Shareholders who are beneficial owners of 10 percent (10%) or more of the Pegasus Class A Common Stock (as determined under Section 16(b) of the Exchange
Act) at the Closing by virtue of their receipt or entitlement to the Merger Consideration to have liability under Section 16(b) of the Exchange Act.

         11.4 Offer to Purchase. Promptly following the Closing, Pegasus shall cause the Surviving Corporation to commence the Offer to Purchase.


                                   ARTICLE XII
                                   TERMINATION

         12.1 Events of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to Closing as provided below:

                  (a) This Agreement may be terminated by the mutual written consent of both Pegasus and the Company at any time prior to Closing.

                  (b) The Pegasus Parties may terminate this Agreement by giving written notice to the Sellers at any time prior to Closing (i) on or before January 15, 1998, if the Pegasus Parties' continuing due diligence investigation of the Company, the Business or the Assets is not satisfactory to the Pegasus Parties; or (ii) if the Company or any of the Sellers breaches any representation, warranty or covenant contained in this Agreement, which breach if unremedied would cause any condition precedent stated in Article IX not to be satisfied, Pegasus notifies the Sellers of the breach, and the breach continues without cure for a period of 30 days after the notice of breach.

                  (c) The Company may terminate this Agreement by giving written notice to Pegasus at any time prior to Closing if any Pegasus Party breaches any representation, warranty or covenant contained in this Agreement, which breach if unremedied would cause any condition precedent stated in Article X not to be satisfied, the Sellers notify Pegasus of the breach, and the breach continues without cure for a period of 30 days after the notice of breach.

                  (d) The Company may terminate this Agreement if any of the following occurs after the date hereof and before the Closing (it being understood that the occurrence of any of the following will not constitute a breach of this Agreement by any of the Pegasus Parties):

                           (i) Pegasus or any of its Subsidiaries makes any
Acquisition or an investment in any business in any single transaction or series of related transactions for total consideration in excess of $25,000,000, other than of a DIRECTV Distribution Business;

                           (ii) Pegasus or any of its Subsidiaries disposes of
any of its assets out of the Ordinary Course, or any of its businesses, in either case, in any single transaction or series of related transactions for consideration in excess of $25,000,000, other than in connection with the disposition of its New England cable operations;

                           (iii) Pegasus or any of its Subsidiaries issues
equity securities or securities convertible into or exchangeable for equity securities in any single transaction or series of related transactions at an offering price that is both greater than $25,000,000 in the aggregate and less than $25 per share on a common stock equivalent basis, other than (A) in connection with acquisitions, (B) under existing employee benefit plans, or (C) in payment in kind of regularly scheduled dividends on Pegasus's Series A Preferred Stock;

                           (iv) Pegasus or any of its Subsidiaries incurs
indebtedness in excess of $15,000,000 in the aggregate other than in connection with acquisitions (including increases in the letter of credit posted in favor of NRTC) and other than under the Pegasus Credit Agreement; or

                           (v) Pegasus declares or pays any dividend or other
distribution on its capital stock or redeems or repurchases any of its capital stock, other than regularly scheduled dividend payments on Pegasus's Series A Preferred Stock and other than redemptions or repurchase of shares of employees in connection with the termination of their employment.

                           (vi) Pegasus or any of its Subsidiaries enters into
any transaction (or series of related transactions), other than transactions in the Ordinary Course and other than transactions of the nature described in any of paragraphs (i) through (v), resulting in an expenditure or commitment in excess of $15,000,000.

                  (e) The Pegasus Parties may terminate this Agreement if the Company or any of its Subsidiaries enters into any agreement to make an Acquisition of or investment in any business permitted by Section 5.3(c)(i) for consideration in excess of $15,000,000 in any single transaction or series of related transactions (it being understood that any such action will not constitute a breach of this Agreement by any of the Sellers).

                  (f) Either Pegasus or the Company may terminate this Agreement if the Closing shall not have occurred on or before June 1, 1998, otherwise than because of a breach by the terminating Party of any of its representations, warranties or covenants in this Agreement.



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



         12.2 Effect of Termination. Upon any termination of this Agreement, all obligations under this Agreement shall cease, except for any obligation or liability of any Party based on or arising from a breach or default by such Party with respect to any of its covenants or agreements contained in this Agreement, other than covenants or agreements contained in Sections 7.1, 7.3 through 7.8, 7.10 through 7.13, 8.1, 8.3 through 8.8, and 8.10 and Article XI. No termination of this Agreement shall affect any Party's obligation under the Confidentiality Agreement.

         12.3 Procedure Upon Termination. If this Agreement is terminated by any Party pursuant to this Article, notice of such termination shall promptly be given by the terminating Party to the other Party.


                                  ARTICLE XIII
                                 INDEMNIFICATION

         13.1 Survival of Representations and Warranties.

                  (a) Except to the extent waived pursuant to Section 13.7, the representations and warranties contained in Sections 2.12, 3.12, 5.11(a), 5.12 and 7.11 and the last sentence of Section 5.2 shall survive Closing and shall expire on November 5, 1998; provided, however, that such survival shall be for the sole purpose of supporting indemnification claims under Section 13.2 and 13.3; and provided further that such expiration will not include, extend or apply to any claim for indemnification made pursuant to Section 13.2 or 13.3 prior to such date.

                  (b) Except as provided in Section 13.1(a), all of the representations and warranties contained in this Agreement shall be deemed conditions to the Merger, to the extent stated in Sections 9.1 and 10.1, and shall not survive the Closing or the termination of this Agreement.

                  (c) If the Closing occurs (i) the covenants and agreements contained in Sections 7.1 through 7.8, 7.10 through 7.13, 8.1 through 8.8 and
8.10 shall expire at the Closing (including any claim based on a breach of any such covenant or agreement occurring before the Closing), and (ii) the other covenants and agreements of the Pegasus Parties and the Sellers in this Agreement shall survive indefinitely.

         13.2 Indemnification Provisions for Benefit of the Pegasus Parties.

                  (a) If the Company breaches (or if any third party alleges facts that, if true, would mean the Company has breached) any representation or warranty of the Company that survives the Closing pursuant to Section 13.1, or if the Company Registration Statement (or if any third party alleges facts that, if true, would mean the Company Registration Statement), together with written supplements thereto provided to Pegasus prior to the Closing Date (whether or not filed with the Commission) contained, as of the Closing Date, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and if


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



in any such case Pegasus makes a written claim for indemnification no later than November 5, 1998 (the "Indemnification Period"), then, subject to the limitations contained elsewhere in this Article XIII, the Shareholders shall, severally and in proportion to the amount of the Merger Consideration received by each, indemnify Pegasus, the Surviving Corporation and their Affiliates and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons (the "Pegasus Indemnitees") from and against any Adverse Consequences that any such Person may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that any such Person may suffer after the end of the Survival Period) resulting from, arising out of, relating to or caused by the breach, untrue statement or omission.

                  (b) In addition to the their obligations under Section 13.2(a), the Principal Company Shareholders and (as provided in the Indemnification Agreement) each of the Successor Principal Company Shareholders and the Columbia Principals shall, severally and in proportion to the amount of the Merger Consideration received by each, indemnify the Pegasus Indemnitees from and against any Adverse Consequences described in Section 13.2(a), subject to the limitations described elsewhere in this Article XIII.

                  (c) Notwithstanding the foregoing, the Shareholders, the Principal Company Shareholders, any Successor Principal Company Shareholders, and the Columbia Principals collectively shall not have any obligation to indemnify any Pegasus Indemnitee under Section 13.2(a) or (b) unless the Adverse Consequences with respect thereto shall exceed $2,000,000 in the aggregate, in which case they shall be required to indemnify the Pegasus Indemnitees only for the excess of such Adverse Consequences over $1,150,000. This limitation shall not apply to obligations arising out of the breach of any representation or warranty contained in Section 2.12.

                  (d) Notwithstanding the foregoing, (i) the liability of any Shareholder under Section 13.2(a) shall be satisfied only by the delivery pursuant to Section 13.6 of Escrowed Shares held for such Shareholder's account by the Escrow Agent, valued in accordance with Section 13.6; and (ii) the liability of any Principal Company Shareholder, Successor Principal Shareholder or Columbia Principal under Section 13.2(b) or under the Indemnification Agreement (A) shall be satisfied only by the delivery pursuant to Section 13.6 of shares of Pegasus Class A Common Stock, valued in accordance with Section 13.6, or, at the election of each Principal Company Shareholder, each Columbia Principal or each Successor Principal Company Shareholder, cash of equal value,
(B) shall be limited in the aggregate to five percent of the total number of shares of Pegasus Class A Common Stock included in the Merger Consideration and received by such Principal Company Shareholder, Successor Principal Shareholder or Columbia Principal, and (C) shall not apply until all of the Escrowed Shares shall have been delivered to Pegasus in satisfaction of indemnification obligations under Section 13.2(a). This limitation shall not apply to obligations arising out of the breach of any representation or warranty contained in Section 2.12.

         13.3 Indemnification Provisions for Benefit of the Shareholders.

                  (a) If Pegasus breaches (or if any third party alleges facts that, if true, would mean that Pegasus has breached) any representation or warranty of Pegasus that survives the


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



Closing pursuant to Section 13.1 or if the Pegasus Merger Registration Statement (or if any third party alleges facts that, if true, would mean that the Pegasus Merger Registration Statement), as of the Closing Date, contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (except for statements made or facts omitted in reliance on and in conformity with information furnished in writing by the Company or any Principal Company Shareholder specifically for inclusion therein), and if, in any such case, any Shareholder makes a written claim for indemnification against Pegasus and the Surviving Corporation within the Indemnification Period, then subject to the limitations contained elsewhere in this Article XIII, Pegasus and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless the Shareholders, the former directors, officers, employees and agents of the Company and its Affiliates and the successors and assigns of any of such Persons (the "Company Indemnitees"), from and against any Adverse Consequences that any such Person may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that any such Person may suffer after the end of the Indemnification Period) resulting from, arising out of, relating to or caused by the breach, untrue statement or omission.

                  (b) Notwithstanding the foregoing, Pegasus and the Surviving Corporation shall not have any obligation to indemnify any Company Indemnitee under Section 13.3(a) unless the Adverse Consequences described therein shall exceed $2,000,000 in the aggregate, in which case they shall be required to indemnify the Company Indemnitees only for the excess of such Adverse Consequences over $1,150,000. This limitation shall not apply to obligations arising out of the breach of any representation or warranty contained in the last sentence of Section 5.2.

                  (c) Notwithstanding the foregoing, the liability of Pegasus and the Surviving Corporation under Section 13.3(a) shall be satisfied only by the delivery pursuant to Section 13.6 of additional shares of Pegasus Class A Common Stock, valued in accordance with Section 13.6, and shall be limited in the aggregate to 15 percent of the total number of shares of Pegasus Class A Common Stock included in the Merger Consideration, valued in accordance with
Section 13.6. This limitation shall not apply to obligations arising out of the breach of any representation or warranty contained in the last sentence of
Section 5.2.

         13.4 Matters Involving Third Parties.

                  (a) If any third party shall notify either Pegasus, the Surviving Corporation or any Principal Company Shareholder (the "Indemnified Party") prior to the expiration of the Indemnification Period with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against the other (the "Indemnifying Party") under this Article, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party (but not beyond the expiration of the Indemnification Period, or, in the case of notice of a Third Party Claim received by the Indemnified Party on the last day of the Indemnification Period, the next Business Day) shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.



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



                  (b) Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer (limited as provided in this Article XIII) resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder (subject to the aggregate limitations contained herein); (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to (A) exceed the limit of the Indemnifying Party hereunder or (B) establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with subsection (b): (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (d) If any of the conditions in Section 13.4(b) is not or no longer satisfied, however: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses) by delivery of shares of Pegasus Class A Common Stock, from the Escrowed Shares or otherwise, valued as set forth in Section 13.6; and (iii) the Indemnifying Party shall remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent, but subject to the limitations, provided in this Article XIII.

         13.5 Determination of Adverse Consequences. Pegasus, the Surviving Corporation and the Shareholders shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Article XIII. Adverse Consequences arising from a breach or alleged breach of any representation or warranty referred to in
Section 13.2 or 13.3 shall be calculated, and whether there is a breach of any such


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



representation or warranty for purposes of Section 13.2 or 13.3 shall be determined, without reference to any dollar threshold or materiality threshold contained in any such representation or warranty (it being understood that any such threshold shall be given effect for determining whether any condition precedent stated in Section 9.1 or 10.1 shall have been satisfied as of the Closing Date). All indemnification obligations under this Article shall be net of any insurance proceeds received by the Indemnified Party in respect of the event or circumstance giving rise to the claim for indemnification and shall be deemed adjustments to the Merger Consideration.

         13.6 Payment in Shares. All shares of Pegasus Class A Common Stock delivered in satisfaction of any indemnity claim under this Article XIII shall be delivered free and clear of all Encumbrances other than transfer restrictions under applicable securities laws. Each share of Pegasus Class A Common Stock (whether included in the Escrowed Shares or otherwise) delivered in satisfaction of any such indemnity claim shall be valued at the Market Price on the Closing Date (adjusted for stock splits and reclassifications). Any dividends previously paid and any other distributions made after the Closing Date in respect of shares of Pegasus Class A Common Stock delivered to Pegasus in settlement of any indemnity claim (whether paid in cash, securities or other property) shall also be transferred, free and clear of all Encumbrances other than transfer restrictions under applicable Securities laws, to Pegasus; and in the case of Pegasus Class A Common Stock delivered to any Company Indemnitee in settlement or any indemnity claim, Pegasus shall be required to deliver to such Company Indemnitee the amount of any cash, securities or other property, valued at the date of such settlement, that such Company Indemnitee would have received had such Company Indemnitee owned such shares on the date of such dividend or distribution.

         13.7 No Indemnification for Certain Disclosed Matters.

                  (a) If any of the Sellers shall disclose in writing to Pegasus on or before the Closing Date pursuant to Section 7.7 or 7.8 (but not otherwise) any fact that would cause any condition precedent stated in Article IX not to be satisfied or would give rise to a right on the part of the Pegasus Parties to terminate this Agreement pursuant to Section 12.1, if the Pegasus Parties do not terminate this Agreement pursuant to Section 12.1, then the Pegasus Indemnitees shall be deemed to have waived any claim to indemnification based on such fact upon completion of the Closing.

                  (b) If Pegasus shall disclose in writing to the Company on or before the Closing Date pursuant to Section 8.7 or 8.8 (but not otherwise) any fact that would cause any condition precedent stated in Article X not to be satisfied or would give rise to a right on the part of the Company to terminate this Agreement pursuant to Section 12.1, if the Company does not terminate this Agreement pursuant to Section 12.1, then the Company Indemnitees shall be deemed to have waived any claim to indemnification based on such fact upon completion of the Closing.




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



                                   ARTICLE XIV
                                  MISCELLANEOUS

         14.1 Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement, except that the Shareholders shall be third party beneficiaries of this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents; provided, however, that Pegasus may collaterally assign its rights under this Agreement and the Collateral Documents to any Persons providing debt financing to Pegasus or its Affiliates.

         14.2 Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

                  (a) If to Pegasus, Merger Sub or the Surviving Corporation, to:

                     Pegasus Communications Corporation
                     c/o Pegasus Communications Management Company 5 Radnor Corporate Center
                     100 Matsonford Road, Suite 454
                     Radnor, Pennsylvania  19087
                     Attn:    Mr. Marshall W. Pagon
                     Telecopier: 610-341-1835

                     (with a copy to Ted S. Lodge, Esquire at the same address)

                  (b) If to the Company before the Closing Date or to the Principal Company Shareholders before or after the Closing Date, to:

                      Digital Television Services, Inc.
                      880 Holcomb Bridge Road
                      Building C-200
                      Roswell, Georgia  30076
                      Attn:  Douglas S. Holladay, Jr.
                      Telecopier:  770-645-9429
                           with a copy to:

                           Nelson Mullins Riley & Scarborough, L.L.P.
                           NationsBank Corporate Center
                           100 North Tryon Street, Suite 2600
                           Charlotte, North Carolina 28202-4000
                           Attn:  H. Bryan Ives, III, Esq.
                           Telecopier: 704-377-4814

                  (c) If to any Shareholder after the Closing Date, as set forth on Exhibit 9.

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

         14.3 Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other Party.

         14.4 Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

         14.5 Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania).

         14.6 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

         14.7 Further Actions. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

         14.8 Time of the Essence. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

         14.9 Late Payments. If either Party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the Applicable Rate.

         14.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.11 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Statement, the Pegasus Disclosure Statement and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties and supersedes all prior oral or written agreements, understandings and representations to the extent that they relate in any way to the subject matter hereof, including the Agreement in Principle, but excluding the Confidentiality Agreement, which shall survive the execution and delivery of, and any termination of, this Agreement.

         14.12 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder shall be valid unless the same shall be in writing and signed by the Person against whom its enforcement is sought, and no such waiver whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         14.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation." If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

         14.14 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses and accountants' fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated hereby.

         14.15 Disclosure. The terms of this Agreement are confidential and no Party shall disclose to any individual or entity such terms, except that (i) any Party may make such disclosure about this Agreement and information related thereto as is required (in the opinion of its counsel) by law (including filings and other disclosure required under the Securities Act or the Exchange Act); (ii) any Party may make such disclosure to its Representatives and lenders who agree to keep the terms of this Agreement confidential; (iii) the Parties may disclose the terms of this Agreement to the NRTC and DirecTV, Inc.; (iv) the Sellers may disclose the terms of this Agreement to the Shareholders; (v) Pegasus may disclose the terms of this Agreement to its shareholders; and (vi) no Party shall have any obligation to refrain from disclosing any matter that shall have become a matter of public knowledge other than by a breach of such Party's obligations hereunder. Each of the Parties will be responsible for any damages resulting from the unauthorized disclosure of the terms of this Agreement by it or its Representatives.

         14.16 Company Action. Any action, consent or approval required or permitted to be taken, given, granted or withheld by the Company hereunder shall be taken, given, granted or withheld by action of the Company's Board of Directors and, unless such board action receives the unanimous vote of all the directors then in office, shall be subject to approval by the holders of 70% or more of the issued and outstanding shares of the Company's PIK Preferred Stock. This Section is for the exclusive purpose of regulating the relationship among the DTS Parties. Pegasus may conclusively rely on any writing signed on behalf of the Company as having received any approval required by this Section and shall not be under any duty to inquire as to the extent of any such authorization.

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

                                  PEGASUS COMMUNICATIONS CORPORATION


                                  By: /s/ Marshall W. Pagon
                                      -----------------------------
                                           Marshall W. Pagon,
                                         Chairman and President



                                  PEGASUS DTS MERGER SUB, INC.

                                  By: /s/ Marshall W. Pagon
                                      -----------------------------
                                          Marshall W. Pagon,
                                       Chairman and President


                                  DIGITAL TELEVISION SERVICES, INC.

                                  By: /s/ Douglas S. Holladay, Jr.
                                      -----------------------------
                                         Douglas S. Holladay, Jr.,
                                                President



                                  Principal Pegasus Shareholders:

                                  PEGASUS CAPITAL, L.P.
                                  By: Pegasus Capital, Ltd., General Partner


                                  By: /s/ Marshall W. Pagon
                                      -----------------------------
                                          Marshall W. Pagon,
                                       Chairman and President



                                  PEGASUS COMMUNICATIONS HOLDINGS, INC.

                                  By: /s/ Marshall W. Pagon
                                      -----------------------------
                                           Marshall W. Pagon,
                                        Chairman and President

                          Principal Company Shareholders:

                          WHITNEY EQUITY PARTNERS, L.P.
                          By: J.H. Whitney Equity Partners LLC
                                    Its General Partner

                           By: /s/ Michael C. Brooks
                               ---------------------------------
                                   Michael C. Brooks,
                                   Managing Member



                           FLEET VENTURE RESOURCES, INC.

                           By: /s/ Riordon B. Smith
                               ---------------------------------
                                   Riordon B. Smith,
                                 Senior Vice President



                           FLEET EQUITY PARTNERS VI, L.P.
                           By: Fleet Growth Resources II, Inc.
                                    Its General Partner

                           By: /s/ Riordon B. Smith
                               ---------------------------------
                                   Riordon B. Smith,
                                Senior Vice President



                           CHISHOLM PARTNERS III, L.P.
                           By:  Silverado III L.P., its general partner
                           By:  Silverado III Corp., its general partner

                           By: /s/ Riordon B. Smith
                               ---------------------------------
                                  Riordon B. Smith,
                                Senior Vice President

                           KENNEDY PLAZA PARTNERS

                           By: /s/ Riordon B. Smith
                               ---------------------------------
                                  Riordon B. Smith,
                                   General Partner



                           COLUMBIA DBS CLASS A INVESTORS, LLC.

                           By: /s/ Mark R. Warner
                               ---------------------------------
                                   Mark R. Warner,
                                      Member



                          COLUMBIA DBS INVESTORS, L.P.
                          By:      Columbia Capital Corporation
                                   Its General Partner

                          By: /s/ Harry F. Hopper, III
                              ---------------------------------
                                  Harry F. Hopper, III,
                                   Managing Director



                          COLUMBIA DBS, INC.

                          By: /s/ Harry F. Hopper, III
                              ---------------------------------
                                  Harry F. Hopper,
                                     President

                                    ANNEX II

                            FORM OF VOTING AGREEMENT



         VOTING AGREEMENT, dated _____________, 1998, among PEGASUS COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company"); COLUMBIA CAPITAL CORPORATION, a Virginia corporation, COLUMBIA DBS CLASS A INVESTORS, LLC., a Delaware limited liability company, COLUMBIA DBS, INC., a Virginia corporation, and COLUMBIA DBS INVESTORS, L.P., a Delaware limited partnership; WHITNEY EQUITY PARTNERS, L.P., a ______________ limited partnership; FLEET VENTURE RESOURCES, INC., a Rhode Island corporation, FLEET EQUITY PARTNERS VI, L.P., a Delaware limited partnership, CHISHOLM PARTNERS III, L.P., a Delaware limited partnership, and KENNEDY PLAZA PARTNERS, a Rhode Island general partnership; and PEGASUS COMMUNICATIONS HOLDINGS, INC. a Delaware corporation, PEGASUS CAPITAL, L.P., a Pennsylvania limited partnership, and MARSHALL W. PAGON, an individual.

         The Company, Pegasus DTS Merger Sub, Inc., a Delaware corporation ("Merger Sub"), Digital Television Services, Inc., a Delaware corporation ("DTS"), and certain shareholders of the Company and of DTS are parties to an Agreement and Plan of Merger dated January 8, 1998 (the "Merger Agreement"). Certain of the DTS Parties (this and certain other terms are defined in Section
1) or certain of their equity holders are shareholders of DTS.

         PCH and PCLP hold all the issued and outstanding shares of Class B Common Stock. Pagon controls PCH and PCLP.

         At the Closing held today under the Merger Agreement, Merger Sub is being merged with and into DTS, DTS is thereby becoming a wholly-owned subsidiary of the Company, and certain of the DTS Parties or certain of their equity holders are receiving shares of Class A Common Stock as the Merger Consideration. It is a condition precedent to the Closing that the parties execute and deliver this Agreement.

         NOW, THEREFORE, in consideration of the completion of the transactions contemplated by the Merger Agreement and of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, intending to be legally bound.

                                    SECTION 1

                                   DEFINITIONS


         1.1 Definitions. As used in this Agreement, the following terms have the following terms have the following meanings:

                  "Audit Committee": the audit committee of the Board of Directors referred to in Section 3.4.

                  "Board of Directors":  the Board of Directors of the Company.

                  "Chisholm": Chisholm Partners III, L.P., a Delaware limited partnership.

                  "Chisholm Designee": a person designated by Chisholm to serve as a director in accordance with this Agreement.

                  "Class A Common Stock": the Company's Class A Common Stock, par value $0.01 per share.

                  "Class B Common Stock": the Company's Class B Common Stock, par value $0.01 per share.

                  "Columbia Capital": Columbia Capital Corporation, a Virginia corporation.

                  "Columbia Designee": a person designated by Columbia Capital to serve as a director in accordance with this Agreement.

                  "Columbia Parties": Columbia Capital, Columbia DBS Class A Investors, LLC, a Delaware limited liability company, Columbia DBS, Inc., a Virginia corporation, and Columbia DBS Investors, L.P., a Delaware limited partnership.

                  "Columbia Principals": each of James B. Murray, Jr., David P. Mixer, Mark R. Warner, Robert B. Blow, Mark J. Kington, Harry F. Hopper, III, R. Philip Herget, III, Neil P. Byrne, Barton Schneider and James Fleming.

                  "Committee": the Audit Committee, the Compensation Committee or the Nominating Committee.

                  "Compensation Committee": the compensation committee of the Board of Directors referred to in Section 3.4.

                  "Covered Shares": (a) the shares of Class A Common Stock received as the Merger Consideration by the shareholders of DTS that are parties to this Agreement; and (b) all shares of voting securities of the Company now or hereafter beneficially owned (within the meaning of the Securities Exchange Act of 1934) by PCH, PCLP or Pagon.

                  "Designation Right Loss Event": With respect to any person, any of the following, as determined by a majority of the Independent Directors (whose determination shall be conclusive):

                  (a) such person's designee as a director commits a breach of fiduciary duty to the Company or a material violation of any federal or state securities law in connection with the purchase or sale of any of the Company's securities;

                  (b) such person (or, in the case of Columbia Capital, any Columbia Principal who owns at the time 100,000 or more shares of Class A Common Stock) commits a material violation of any federal or state securities law in connection with the purchase or sale of any of the Company's securities;

                  (c) such person materially breaches its or his noncompetition or confidentiality agreement with the Company;

                  (d) such person shall own, control, manage or be financially interested, directly or indirectly, in any business (other than a less than 5% interest in a publicly held company) that competes with the Company or any of its Subsidiaries in any geographic area in which the Company does business; but this paragraph (d) shall not apply (1) to any investment held on November 5, 1997, (2) to any investment in a business that comes into competition with the Company or any of its Subsidiaries as a result of the Company's acquisition or establishment of a new business or its expansion into a geographic area in which it did not previously operate if such person shall have held such investment before the Company's management proposes to the Board of Directors such acquisition, establishment or expansion, (3) to any investment in an investment fund or pool that itself makes or holds an investment in a competitive business if such person (A) is regularly engaged in making investment of that kind and (B) does not have the power to, and does not in fact, exercise an influence on the decision of the fund or pool in making the investment in the competitive business, and (4) unless prior to the exercise by a majority of the Independent Directors of the right to terminate the relevant person's right to designate a director, such person is given notice of the potential applicability of this paragraph (d) and a reasonable opportunity to cure or modify the relationship to the satisfaction of a majority of the Independent Directors;

                  (e) such person shall violate Section 2; or

                  (f) any director designated by such person shall take or omit to take any action in his capacity as a director or Committee member in a manner materially inconsistent with this Agreement, and the Person who has the right to designate such director has not obtained such director's resignation as a director within 30 days after being requested to do so by the Board of Directors.

                  "Director" or "director": a member of the Board of Directors.

                  "DTS": as defined in the recitals.

                  "DTS Designee": a Columbia Designee, a Chisholm Designee or a Whitney Designee.

                  "DTS Parties": the Columbia Parties, Whitney and the Fleet Parties.

                  "Fleet Parties": Chisholm, Fleet Venture Resources, Inc., a Rhode Island corporation, Fleet Equity Partners VI, L.P., a Delaware limited partnership, and Kennedy Plaza Partners, a Rhode Island general partnership.

                  "Independent Director": a natural person who (a) is not Marshall W. Pagon or a Columbia Principal or an officer, employee or principal of the Company, PCH, PCLP, any of the Columbia Parties, Whitney, any of the Fleet Parties, DTS, or any of their subsidiaries or affiliates, or any spouse or sibling, or any ancestor or lineal descendant of any such person, spouse or sibling ("immediate family") (b) is not a former officer or employee of any such person, (c) does not in addition to such person's role as a director, act on a regular basis, either individually or as a member or representative of an organization, serving as a professional adviser, legal counsel or consultant to any such person, if, in the reasonable discretion of the Nominating Committee, such relationship is material to any such person, and (d) does not represent, and is not a member of the immediate family of, a person who would not satisfy the requirements of the preceding clauses (a), (b) and (c) of this sentence. A person who has been or is a partner, officer or director of an organization that has customary commercial, industrial, banking or underwriting relationships with any of the persons named in clause (a) of the preceding sentence that are carried on in the ordinary course of business and on an arms-length basis and who otherwise satisfies the requirements set forth in clauses (a), (b), (c) and
(d) of the first sentence of this definition, may qualify as a Independent Director unless, in the reasonable discretion of the Nominating Committee, such person is not independent or may not be independent with respect to the management of the business and affairs of the Company. A person shall not be disqualified as an Independent Director under clause (b), (c) or (d) above solely because of such person's (or a member of such person's immediate family's) having served in any capacity with a business (other than DTS) acquired by the Company, or solely because such person is a representative or designee of any such business (whether or not the Company shall enter into a consulting agreement with such person in connection with such acquisition).

                  "Merger Agreement": as defined in the recitals.

                  "Merger Consideration": as defined in the Merger Agreement.

                  "Pagon": Marshall W. Pagon, an individual.

                  "Pagon Designee": a person designated by Pagon (or, in the event of his death or incapacity, by PCLP or another person appointed by Pagon for this purpose) to serve as a director in accordance with this Agreement.

                  "PCH": Pegasus Communications Holdings, Inc., a Delaware corporation.

                  "PCLP": Pegasus Capital, L.P., a Pennsylvania limited partnership.

                  "Permitted Transferee": as defined in the Company's certificate of incorporation on the date hereof.

                  "Person or "person": an individual, a partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision or other instrumentality thereof, or any other entity.

                  "Subsidiary": as defined in the Merger Agreement.

                  "Whitney": Whitney Equity Partners, L.P., a Delaware limited partnership.

                  "Whitney Designee": a person designated by Whitney to serve as a director in accordance with this Agreement.


                                    SECTION 2

                                     VOTING

         Section 2.1 Each party warrants to the others that it has voting control over the number of Covered Shares set forth opposite its name on Exhibit
A. Each party shall vote all Covered Shares held by it, or over which it has the power to direct the voting, as specified in this Agreement and shall take any and all other action necessary or appropriate to implement the provisions of this Agreement, including without limitation proposing and voting on amendments to the Company's certificate of incorporation and by-laws as may be necessary to fully implement the provisions hereof. No party shall permit any Covered Shares held by it, or over which it has the power to direct the voting, to be voted in any manner inconsistent with this Agreement. "Voting" includes the execution of written consents.

                                    SECTION 3


                        COMPOSITION OF BOARD OF DIRECTORS
                                 AND COMMITTEES

         Section 3.1 Board of Directors. Except as otherwise provided in Section 3.3, the Board of Directors shall consist of nine members, of whom:

                  (a) three will be Pagon Designees;

                  (b) one will be a Columbia Designee until Columbia Capital ceases to have the right to designate a director under Section 4.1;

                  (c) one will be a Whitney Designee until Whitney ceases to have the right to designate a director under Section 4.1;

                  (d) one will be a Chisholm Designee until Chisholm ceases to have the right to designate a director under Section 4.1; and

                  (e) three will be Independent Directors, who shall be the persons identified in Section 3.5(e) (so long as they continue to satisfy the definition of "Independent Director") or their successors (who satisfy the definition of "Independent Director") nominated by the Nominating Committee.

Section 2.1 shall apply to the election of directors specified in this Section 3.1.

         Section 3.2 Vacancies Caused by Resignation, etc.. Any vacancy in the Board of Directors or a Committee caused by the resignation, removal, incapacity or death of a Pagon Designee or a DTS Designee shall be filled by a person designated by the party that had the right to designate the resigned, removed, incapacitated or dead director or Committee member, except as provided in
Section 3.3. Section 2.1 shall apply to the election of directors and Committee members specified in this Section 3.2.

         Section 3.3 Other Vacancies.

                  (a) If Columbia Capital, Whitney or Chisholm ceases to have the right to designate a director pursuant to Section 4.1, such party shall promptly cause the director designated by it to resign if so requested by Pagon (or, in the event of his death or incapacity, by PCLP or another person appointed for Pagon for this purpose), except that in case of the loss pursuant to Section 4.1(a)(1), (b)(1) or (c)(1) of the right of Columbia Capital, Whitney or Chisholm to designate a director, as the case may be, which also results in the termination of this Agreement pursuant to Section 4.3, such party shall cause the director designated by it to resign not later than the date on which this Agreement terminates. Failing such resignation, such director may be removed in the manner provided by law. If a vacancy occurs in the Board of Directors by reason of any such required resignation or permitted removal, the Board of Directors (as constituted after giving effect to such vacancy) shall either (1) reduce the number of directors to eliminate the vacancy or (2) instruct the Nominating Committee to nominate an Independent Director to fill the vacancy.

                  (b) The size of the Board of Directors may be increased as provided by law. Each director elected to fill any position created by an increase in the size of the Board of Directors shall be an Independent Director.

                  (c) No party to this Agreement will take any action to fill a vacancy created under this Section 3.3 by a person who is not an Independent Director. Otherwise, Section 2.1 shall not apply to the election of directors to fill vacancies created under this Section 3.3

         Section 3.4 Committees. The Board of Directors shall establish an Audit Committee, a Nominating Committee and a Compensation Committee, each of which shall consist of three directors who shall be (1) a director designated by Pagon, (2) a director designated by a majority of the DTS Designees then serving as directors; and (3) one of the Independent Directors specified in Section 3.1(e) designated by the Board of Directors in the manner provided by law. [NOTE: Need to consider suitability of DTS designees for Compensation Committee for purposes of Section 16 and Section 162(m)]. The Audit Committee and the Compensation Committee shall have the powers and functions of the present audit committee and compensation committee of the Board of Directors. The Nominating Committee shall nominate all persons (other than the Pagon Designees and the DTS Designees) to serve as directors, which nominee shall be subject to election by the shareholders of the Company or subject to appointment by the Board of Directors to fill vacancies. The Company shall not establish a committee with the authority to act on all or substantially all matters on which the Board of Directors may act (commonly known as an "executive committee") without the consent of a majority of the DTS Designees.

         Section 3.5 Initial Designations. The parties make the following designations pursuant to this Section 3:

                  (a) The Pagon Designees are Pagon, Robert N. Verdecchio and
__________.

                  (b) The Columbia Designee is __________.

                  (c) The Whitney Designee is ___________.

                  (d) The Chisholm Designee is ___________.

                  (e) The Independent Directors specified in Section 3.1(e) are James J. McEntee, III, Mary C. Metzger and Donald W. Weber, each of whom is currently a director of the Company.

                  (f) The Audit Committee shall consist of the persons serving thereon on the date of this Agreement (_____________ and _____________) and __________. [DTS Designee].

                  (g) The Nominating Committee shall consist of the persons serving thereon on the date of this Agreement (_______________ and _______________) and __________ [DTS Designee].

                  (h) The Compensation Committee shall consist of the persons serving thereon on the date of this Agreement (______________ and _______________) and __________ [DTS Designee].

Immediately following the execution of this Agreement, the Board of Directors shall take such action as shall be required to create vacancies on the Board of Directors and the present audit, nominating and compensation committees of the Board of Directors, and to elect persons to the Board of Directors and to the Committees as specified in this Section 3.5

         Section 3.6 Subsequent Designations. Except as provided in Section 3.5, each party to this Agreement that is entitled to designate one or more directors or Committee members shall do so by written notice to each of the other parties to this Agreement and to the Secretary of the Company, signed by the Person making such designation.

         Section 3.7 Removal. Any director may be removed by the shareholders of the Company in the manner provided by law, except that no DTS Designee may be removed without the written consent of the party that designated him unless such party shall have ceased to have the right to designate a director pursuant to
Section 4.1. Section 2.1 shall apply to this Section 3.7.

         Section 3.8 Chairman, President and Chief Executive Officer. For so long as this Agreement is in effect, Pagon will be elected by the Board of Directors as Chairman, President and Chief Executive Officer of the Company, except in case of incapacity.

         Section 3.9 Preferred Stock. If the holders of the Company's 12-3/4% Series A Cumulative Exchangeable Preferred Stock shall become entitled to elect directors in accordance with the terms thereof, this Agreement shall not apply to any additional directorships to which their rights apply.

                                    SECTION 4

                                   TERMINATION

         Section 4.1 Termination of Designation Rights.

                  (a) Columbia Capital shall cease to have the right to designate a director if at any time (1) the Columbia Parties and the Columbia Principals collectively own less than half the Covered Shares received by the Columbia Parties and the Columbia Principals pursuant to the Merger Agreement, or (2) a Designation Right Loss Event occurs with respect to any Columbia Party or any Columbia Principal.

                  (b) Whitney shall cease to have the right to designate a director if at any time (1) Whitney owns less than half the Covered Shares received by it pursuant to the Merger Agreement, or (2) a Designation Right Loss Event occurs with respect to Whitney.

                  (c) Chisholm shall cease to have the right to designate a director if at any time (1) the Fleet Parties collectively own less than half the Covered Shares received by them pursuant to the Merger Agreement, or (2) a Designation Right Loss Event occurs with respect to any Fleet Party.

                  (d) For purposes of this Section 4.1, a party no longer owns Covered Shares distributed to its equity holders unless the distributee is also a party to this Agreement or, in the case of the Columbia Parties, is a Columbia Principal. Continuing ownership of Covered Shares shall be determined by the specific identification method.

                  (e) For purposes of this Section 4.1, if the Columbia Parties, the Columbia Principals, the Fleet Parties and Whitney, or any of them, shall transfer any Covered Shares to a partnership or limited liability company wholly owned by such transferors immediately following the Closing, then for purposes of this Section 4.1 the transferor shall be deemed to own a portion of the Covered Shares transferred to such partnership or limited liability company, which portion shall be designated in writing by such partnership or limited liability company to the Company at the time of the transfer of such Covered Shares, as long as (i) such partnership or limited liability company continues to own such Covered Shares, and (ii) such transferors continue to own all of the equity interests in such partnership or limited liability company.

         Section 4.2 Termination of Voting Obligations.

                  (a) The obligations of any party under Section 2.1 shall terminate with respect to any Covered Share upon the sale or other transfer of such Covered Share to any person who is not a party to this Agreement and is not required by subsection (b) to become a party to this Agreement.

                  (b) PCH or PCLP shall not sell or otherwise transfer any Covered Shares to a Permitted Transferee unless the Permitted Transferee agrees in writing to be bound by, and to become a party to, this Agreement (including the requirements of this subsection) to the same extent as its transferor, as it relates to the Covered Shares so transferred.

         Section 4.3 Termination of Agreement. This Agreement shall terminate in its entirety on the date of the meeting of the Company's shareholders at which directors are scheduled to be elected next following the date on which all of Columbia Capital, Whitney and Chisholm shall cease to have the right to designate a director pursuant to Section 4.1. Neither Section 2 nor the requirements of this Agreement relating to actions by the Nominating Committee shall apply to the election of directors to occur at such meeting.


                                    SECTION 5

                                  MISCELLANEOUS


         Section 5.1 Notices. Except as otherwise provided below, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties hereto, or whenever any of the parties hereto, wishes to provide to or serve upon the other party any other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person or sent by telecopy, as follows:

         Section 5.2 Entire Agreement. This Agreement represents the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior oral and written agreements, arrangements and understandings among the parties hereto with respect to such subject matter; and this Agreement can be amended, supplemented or changed, and any provision hereof can be waived or a departure from any provision hereof can be consented to, only by a written instrument making specific reference to this Agreement signed by all parties to this Agreement other than (a) the Columbia Parties if Columbia Capital shall no longer have the right to designate a director pursuant to Section 4.1, (b) Whitney if Whitney shall no longer have the right to designate a director pursuant to Section 4.1, or (c) the Fleet Parties if Chisholm shall no longer have the right to designate a director under
Section 4.1.

         Section 5.3 Paragraph Headings. The paragraph headings contained in this Agreement are for general reference purposes only and shall not affect in any manner the meaning, interpretation or construction of the terms or other provisions of this Agreement.

         Section 5.4 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Delaware applicable to contracts to be made, executed, delivered and performed wholly within such state and, in any case, without regard to the conflicts of law principles of such state.

         Section 5.5 Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

         Section 5.6 No Waiver. The failure of any party at any time or times to require performance of any provision hereof shall not affect the right at a later time to enforce the same. No waiver by any party of any condition, and no breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         Section 5.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same original instrument. Not all parties need sign the same counterpart. Delivery by facsimile of a signature page to this Agreement shall have the same effect as delivery of an original executed counterpart.

         Section 5.8 Successors and Assigns. Subject to Section 4.1(d), this Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the date first written above.

                                PEGASUS COMMUNICATIONS CORPORATION

                                By: ____________________________________________
                                    Title:



                                PEGASUS CAPITAL, L.P.
                                By:      Pegasus Capital, Ltd., General Partner

                                By: ____________________________________________
                                     Title:



                                PEGASUS COMMUNICATIONS HOLDINGS, INC.

                                By: ____________________________________________
                                    Title:



                                ________________________________________________
                                Marshall W. Pagon



                                WHITNEY EQUITY PARTNERS, L.P.
                                By: J.H. Whitney Equity Partners LLC
                                    Its General Partner

                                By: ____________________________________________
                                    Title:            Managing Member

                             FLEET VENTURE RESOURCES, INC.

                             By: _________________________________________

                             Title:   Senior Vice President



                             FLEET EQUITY PARTNERS VI, L.P.
                             By: Fleet Growth Resources II, Inc.
                                 Its General Partner

                             By: _________________________________________

                             Title:   Senior Vice President


                             CHISHOLM PARTNERS III, L.P.
                             By: Silverado III L.P., its general partner
                             By: Silverado III Corp., its general partner

                             By: _________________________________________

                             Title: Senior Vice President


                             KENNEDY PLAZA PARTNERS

                             By: _________________________________________

                             Title: General Partner


                             COLUMBIA CAPITAL CORPORATION

                             By: _________________________________________



                             COLUMBIA DBS CLASS A INVESTORS, LLC.

                             By: _________________________________________

                             Title: Member

                              COLUMBIA DBS INVESTORS, L.P.
                              By: Columbia Capital Corporation
                                  Its General Partner

                              By: _________________________________________

                              Title:



                              COLUMBIA DBS, INC.

                              By: _________________________________________

                              Title:

                                   ANNEX III
                             AMENDMENT NO. 1 TO THE
                  PEGASUS COMMUNICATIONS RESTRICTED STOCK PLAN

           (As Amended and Restated Effective as of February 1, 1997)


                  WHEREAS, Pegasus Communications Corporation (the "Company") amended and restated the Pegasus Communications Restricted Stock Plan (the "Plan") effective as of February 1, 1997;

                  WHEREAS, Section 9 of the Plan provides that the Company may amend the Plan;

                  WHEREAS, the Company desires to amend the Plan to increase the number of shares of Class A common stock of the Company available for awards under the Plan;

                  NOW, THEREFORE, subject to the requisite shareholder approval, the first sentence of Section 5 of the Plan is amended to read as follows:

                                    SECTION 5
                                      Stock

                  The number of shares of Common Stock that may be subject to Awards under the Plan shall be 350,000 shares, subject to adjustment as hereinafter provided.

                                     * * *

                  The effectiveness of this Amendment is conditioned on the completion of the merger of a wholly-owned subsidiary of the Company into Digital Television Services, Inc. ("DTS") pursuant to the Agreement and Plan of Merger dated January 8, 1998 (the "Merger Agreement"), among the Company, DTS, Pegasus DTS Merger Sub, Inc. and certain stockholders of the Company and DTS. This Amendment shall become effective at the Effective Time (as defined in the Merger Agreement).

                                    ANNEX IV
                             AMENDMENT NO. 1 TO THE
                  PEGASUS COMMUNICATIONS 1996 STOCK OPTION PLAN



                  WHEREAS, Pegasus Communications Corporation (the "Company") established the Pegasus Communications 1996 Stock
Option Plan (the "Plan") effective September 30, 1996;

                  WHEREAS, Section 12 of the Plan provides that the Company may amend the Plan;

                  WHEREAS, the Company desires to amend the Plan (i) to increase the number of shares of Class A common stock of the Company ("Common Stock") that may be subject to options under the Plan, (ii) to increase the number of shares of Common Stock that may be subject to options granted to any key employee over the life of the Plan; and (iii) to provide for the assumption of certain outstanding Digital Television Services, Inc. options and warrants;

                  NOW, THEREFORE, subject to requisite shareholder approval, and subject to the completion of the Merger (as defined below), the Plan is amended as follows effective at the Effective Time (as defined in the Merger Agreement hereinafter mentioned):


                  1. The first sentence of Section 4 is amended to read as follows:

                           4. Stock. Options may be granted under the Plan to purchase up to a maximum of 900,000 shares of Class A common stock of the Company ("Common Stock"); provided, however, that no Key Employee shall receive Options for more than 550,000 shares of the Company's Common Stock over the life of the Plan.


                                     * * *


                  2. Subject to the completion of the Merger (as defined below), new Section 20 is added following Section 19, to read as follows:

                           20. Special Provisions Regarding Digital Television Services, Inc.. Digital Television Services, Inc. ("DTS") became a wholly-owned subsidiary of the Company by means of the merger (the "Merger") of a wholly-owned subsidiary of the Company into DTS pursuant to the Agreement and Plan of Merger dated January 8, 1998 (the "Merger Agreement") among the Company, DTS, Pegasus DTS Merger Sub, Inc. and certain stockholders of the Company and DTS. Section 2.12 of the Merger Agreement provides that the Company will assume certain DTS outstanding warrants and options specified therein. Section 2.12 of the Merger Agreement also provides that such DTS warrants and options will be replaced with options (the "Replacement Options") to purchase the number of shares of Common Stock equal to the "conversion ratio" (as defined in the Merger Agreement) times the number of shares of DTS common stock issuable upon the exercise of such warrants and options, for an exercise price equal to the exercise price applicable to such warrants and options divided by the "conversion ratio."

                           Each Replacement Option shall be exercisable under the Plan in accordance with the terms of the agreement entered into between the Company and the holder of the Replacement Option (the "Replacement Agreement"), the terms of which shall govern in the event of any conflict with the provisions of the Plan.

                           The following provisions of the Plan shall not apply to the Replacement Options:

                           (a) Section 11 ("Change in Control");

                           (b) Section 7(d)(2)(D) (regarding payment of exercise
                  price with the proceeds of a loan from the Company); and

                           (c) Section 7(m) (regarding payment of income tax
                  obligations with the proceeds of a loan from the Company).

         In addition, any provision of the Plan that would provide an additional benefit (within the meaning of section 424(a)(2) of the Code and Treasury Regulations thereunder) shall not apply to the Replacement Options.

                                     ANNEX V

                              MERRILL LYNCH OPINION

                                  MERRILL LYNCH
                            Investment Banking Group
                             World Financial Center
                                   North Tower
                          New York, New York 10281-1329
                                  212- 449 1000


                                December 31, 1997


Board of Directors
Pegasus Communications Corporation
5 Radnor Corporate Center
100 Matsonford Road
Radnor, Pennsylvania  19087


Members of the Board of Director


         Pegasus Communications Corporation (the "Acquiror"), Pegasus DTS Merger Sub, Inc., a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), Digital Television Services, Inc. (the "Company"), and certain of the Acquiror's and the Company's shareholders propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which all outstanding shares of the Company's common stock and preferred stock, each par value $0.01 per share (the "Company Shares"), will be converted into the right to receive an aggregate of 5,500,000 shares of the common stock of the Acquiror, par value $0.01 per share (the "Acquiror Shares"), as adjusted for certain options, warrants and other obligations of the Company as set forth in the Agreement (the "Consideration").

         You have asked us whether, in our opinion, the Consideration to be paid by the Acquiror in the Merger is fair from a financial point of view to the Acquiror.

         In arriving at the opinion set forth below, we have, among other things:

         (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

Board of Directors
Pegasus Communications Corporation
December 31, 1997
Page -2-




         (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror furnished to us by the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses expected to result from the Merger (the "Expected "Synergies") furnished to us by the Acquiror;

         (3) Conducted discussions with members of senior management of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

         (4) Reviewed the market prices for the Acquiror Shares and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

         (5) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

         (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

         (7) Reviewed a draft dated December 30, 1997 of the Agreement; and

         (8) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

         In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any

Board of Directors
Pegasus Communications Corporation
December 31, 1997
Page -3-




responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company of the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

         Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. We have also assumed that no increase in the amount of Consideration or other payments and no incurrence of other liabilities that in any case would be material to our analysis will be required under the Agreement.

         We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee from the Acquiror for our services, significant portions of which are contingent upon the execution of the Agreement and the consummation of the Merger. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We may provide financial advisory and financing services to the Acquiror in the future and may receive fees for

Board of Directors
Pegasus Communications Corporation
December 31, 1997
Page -4-



the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Acquiror Shares for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed Merger or any matter related thereto.

         We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

         On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Acquiror in the Merger is fair from a financial point of view to the Acquiror.


                                                 Very truly yours,

                                                 /s/ Merrill Lynch, Pierce
                                                 Fenner & Smith Incorporated

                                                 MERRILL LYNCH, PIERCE,
                                                 FENNER & SMITH INCORPORATED

                                 MERRILL LYNCH
                            Investment Banking Group
                             World Financial Center
                                  North Tower
                         New York, New York 10281-1329



                                January 8, 1998




Board of Directors
Pegasus Communications Corporation
5 Radnor Corporate Center
100 Matsonford Road
Radnor, Pennsylvania 19087

Members of the Board of Directors:

         Pegasus Communications Corporation (the "Acquiror"), Pegasus DTS Merger Sub, Inc., a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), Digital Television Services, Inc. (the "Company"), and certain of the Acquiror's and the Company's shareholders have entered into an Agreement and Plan of Merger dated January 8, 1998 (the "Agreement"), pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which all outstanding shares of the Company's common stock and preferred stock, each par value $0.01 per share (the "Company Shares"), will be converted into the right to receive an aggregate of 5,500,000 shares of the common stock of the Acquiror, par value $0.01 per share (the "Acquiror Shares"), as adjusted for certain options, warrants and other obligations of the Company as set forth in the Agreement (the "Consideration").

         You have asked us whether, in our opinion, the Consideration to be paid by the Acquiror in the Merger is fair from a financial point of view to the Acquiror.

         In arriving at the opinion set forth below, we have, among other things:

         (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

         (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror furnished to us by the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses expected to result from the Merger (the "Expected Synergies") furnished to us by the Acquiror;

         (3) Conducted discussions with members of senior management of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

         (4) Reviewed the market prices for the Acquiror Shares and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

         (5) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

         (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

         (7)  Reviewed the Agreement; and

         (8) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

         In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

         Our opinion is necessarily, based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. We have also assumed that no increase in the amount of Consideration or other payments and no incurrence of other liabilities that in any case would be material to our analysis will be required under the Agreement.

         We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee from the Acquiror for our services, significant portions of which are contingent upon the execution of the Agreement and the consummation of the Merger. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We may provide financial advisory and financing services to the Acquiror in the future and may receive fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Acquiror Shares for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed Merger or any matter related thereto.

         We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

         On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Acquiror in the Merger is fair from a financial point of view to the Acquiror.

         This opinion is a confirmation of our previous opinion dated December 31, 1997.

                         Very truly yours,

                                                 /s/ Merrill Lynch, Pierce
                                                 Fenner & Smith Incorporated

                                                 MERRILL LYNCH, PIERCE,
                                                 FENNER & SMITH INCORPORATED

                            ANNEX VI - FORM OF PROXY

                       PEGASUS COMMUNICATIONS CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE

The undersigned, revoking all prior proxies, hereby appoints Marshall W. Pagon, Robert N. Verdecchio and Ted S. Lodge, or any of them, with full power of substitution, as the undersigned's proxies to vote all the shares of Class A Common Stock and Class B Common Stock of Pegasus Communications Corporation (the "Company") held of record by the undersigned on January __, 1998, at the Special Meeting of Stockholders of the Company to be held on __________, 1998 and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Proposal 1:   Approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of approximately 5.5 million shares of Class A Common Stock.

                      __ FOR         __ AGAINST         __ ABSTAIN

Proposal 2:   Approval of the proposal to amend the Pegasus Restricted Stock
              Plan to increase the number of shares of Class A Common Stock that may be issued thereunder from 270,000 to 350,000.

                      __ FOR         __ AGAINST         __ ABSTAIN

Proposal 3:   Approval of the proposal to amend the Pegasus Communications 1996
              Stock Option Plan to increase the number of shares of Class A
              Common Stock that may be issued thereunder from 450,000 to 900,000 and to increase the maximum number of shares of Class A Common
              Stock that may be issued under options granted to any executive officer from 275,000 to 550,000.

                      __ FOR         __ AGAINST         __ ABSTAIN

Proposal 4:   IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH
              OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

You are urged to sign and return this proxy so that you may be sure that your shares will be voted.

                                   Dated:_____________________, 1998

                                   ---------------------------------------------
                                              Signature of Stockholder

                                   ---------------------------------------------
                                              Signature of Stockholder

Please sign exactly as your name appears hereon, date and return promptly. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should indicate their capacity when signing.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

         The Registrant's Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall have no personal liability to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

         Article 6 of the Registrant's By-Laws provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving while a director of officer of the Registrant at the request of the Registrant as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Registrant against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Article 6 also provides that any person who is claiming indemnification under the Registrant's By-Laws is entitled to advances from the Registrant for the payment of expenses incurred by such person in the manner and to the full extent permitted under Delaware law.

         The Registrant has obtained directors' and officers' liability insurance.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit
Number   Description of Document
-------  -----------------------

2.1 Agreement and Plan of Merger, dated January 8, 1998, by and among Pegasus, DTS and certain stockholders of Pegasus and DTS -- Attached as Annex I to the Proxy Statement/Prospectus included in this Registration Statement.
3.1 Certificate of Incorporation of Pegasus, as amended (which is incorporated by reference to Exhibit 3.1 to Pegasus' Registration Statement on Form S-1 (File No. 333-05057)).
3.2 By-Laws of Pegasus (which is incorporated by reference to Exhibit 3.2 to Pegasus' Registration Statement on Form S-1 (File No. 333-05057).
3.3 Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof (which is incorporated by reference to Exhibit 3.3 to Pegasus' Registration Statement on Form S-1 (File No. 333-18739)
5.1*     Opinion of Drinker Biddle & Reath LLP.
8.1*     Tax Opinion of Drinker Biddle & Reath LLP.
10.1 Form of Voting Agreement -- Attached as Annex II to the Proxy Statement/Prospectus included in this Registration Statement.
10.2*    Form of Registration Rights Agreement.
23.1 Consent of Drinker Biddle & Reath LLP (included in their opinion filed as Exhibit 5.1).
23.2*    Consent of Coopers & Lybrand L.L.P.
23.3*    Consent of Poole Cunningham & Reitano, P.A.
23.4*    Consent of Greenway, Smith & Haisten, P.C.
23.5*    Consent of Larson, Allen, Weishair & Co., LLP.
23.6*    Consent of Ernst & Young, LLP.
23.7*    Consent of Bolinger, Segars, Gilbert & Moss, LLP.
23.8*    Consent of Arthur Andersen LLP.
23.9*    Consent of Bradley R. Helmeke, Ltd.
23.10*   Consent of Grigoraci, Trainer, Wright & Paterno.
23.11*   Consent of Jackson Thornton & Co., P.C.
23.12*   Consent of Arthur Andersen LLP

23.13*   Consent of Fishbein & Co., P.C.
23.14*   Consent of Deloitte & Touche LLP
23.15 Consent of Merrill, Lynch, Pierce, Fenner & Smith, Incorporated (to be filed by amendment)
24.1     Powers of Attorney (included on Signatures and Powers of Attorney)

----------------
* Filed herewith.


Item 22. Undertakings.

     The undersigned registrant hereby undertakes that:

     (1) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) It will respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) It will supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                        SIGNATURES AND POWERS OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the city of Radnor, Commonwealth of Pennsylvania, on the ____ day of January, 1998.

                           PEGASUS COMMUNICATIONS CORPORATION


                           By: /s/ Marshall W. Pagon
                                ------------------------------------
                                Name:  Marshall W. Pagon
                                Title: Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Marshall W. Pagon, Robert N. Verdecchio and Ted S. Lodge as his or her attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to the Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Notes under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact the agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.


   Signature                                         Title                                 Date
---------------                                 --------------                         -------------
/s/ Marshall W. Pagon                      President, Chief Executive Officer         January __, 1998
------------------------------------       and Chairman of the Board
Marshall W. Pagon
(Principal Executive Officer)


/s/ Robert N. Verdecchio                   Senior Vice President, Chief               January __, 1998
------------------------------------       Financial Officer, Assistant
Robert N. Verdecchio                       Secretary and Director
(Principal Financial
and Accounting Officer)


/s/ James J. McEntee, III                  Director                                   January __, 1998
------------------------------------
James J. McEntee, III


/s/ Mary C. Metzger                        Director                                   January __, 1998
------------------------------------
Mary C. Metzger


/s/ Donald W. Weber                        Director                                   January __, 1998
------------------------------------
Donald W. Weber


                                  EXHIBIT INDEX

Exhibit
Number   Description of Document
-------  ------------------------

2.1 Agreement and Plan of Merger, dated January 8, 1998, by and among Pegasus, DTS and certain stockholders of Pegasus and DTS -- Attached as Annex I to the Proxy Statement/Prospectus included in this Registration Statement.
3.1 Certificate of Incorporation of Pegasus, as amended (which is incorporated by reference to Exhibit 3.1 to Pegasus' Registration Statement on Form S-1 (File No. 333-05057)).
3.2 By-Laws of Pegasus (which is incorporated by reference to Exhibit 3.2 to Pegasus' Registration Statement on Form S-1 (File No. 333-05057).
3.3 Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof (which is incorporated by reference to Exhibit 3.3 to Pegasus' Registration Statement on Form S-1 (File No. 333-18739)
5.1*     Opinion of Drinker Biddle & Reath LLP.
8.1*     Tax Opinion of Drinker Biddle & Reath LLP.
10.1 Form of Voting Agreement -- Attached as Annex II to the Proxy Statement/Prospectus included in this Registration Statement.
10.2*    Form of Registration Rights Agreement.
23.1 Consent of Drinker Biddle & Reath LLP (included in their opinion filed as Exhibit 5.1).
23.2*    Consent of Coopers & Lybrand L.L.P.
23.3*    Consent of Poole Cunningham & Reitano, P.A.
23.4*    Consent of Greenway, Smith & Haisten, P.C.
23.5*    Consent of Larson, Allen, Weishair & Co., LLP.
23.6*    Consent of Ernst & Young, LLP.
23.7*    Consent of Bolinger, Segars, Gilbert & Moss, LLP.
23.8*    Consent of Arthur Andersen LLP.
23.9*    Consent of Bradley R. Helmeke, Ltd.
23.10*   Consent of Grigoraci, Trainer, Wright & Paterno.
23.11*   Consent of Jackson Thornton & Co., P.C.
23.12*   Consent of Arthur Andersen LLP

23.13*   Consent of Fishbein & Co., P.C.
23.14*   Consent of Deloitte & Touche LLP
23.15 Consent of Merrill, Lynch, Pierce, Fenner & Smith, Incorporated (to be filed by Amendment)
24.1     Powers of Attorney (included on Signatures and Powers of Attorney)

----------------
* Filed herewith.